As filed with the Securities and Exchange Commission on November 18, 2011

Registration No. 333-174896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WireCo WorldGroup Inc.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3490	27-0061302
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

12200 NW Ambassador Drive Kansas City, MO 64163 (816) 270- 4700		J. Keith McKinnish 12200 NW Ambassador Drive Kansas City, MO 64163 (816) 270- 4700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)		(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

J. Keith McKinnish WireCo WorldGroup Inc. Senior Vice President—Chief Financial Officer 12200 NW Ambassador Drive Kansas City, MO 64163 (816) 270-4700	Steven F. Carman and Jeffrey T. Haughey Husch Blackwell LLP 4801 Main Street, Suite 1000 Kansas City, MO 64112 (816) 983-8000

*	The co-registrants listed on the next pages are also included in this Form S-4 Registration Statement as additional registrants.

Approximate date of commencement of proposed sale of the securities to the public: The exchange offer will commence as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting Company	☐

The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL CO-REGISTRANTS

Exact Name of Additional Co-Registrants	Primary Standard Industrial Classifi- cation Number	Jurisdiction of Formation	I.R.S. Employer Identification No.	Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices
WRCA US Holdings Inc.	3490	Delaware	20-8267198	12200 NW Ambassador Dr. Kansas City, MO 64163 816-270-4700

WRCA, LLC	3490	Delaware	03-0585263	12200 NW Ambassador Dr. Kansas City, MO 64163 816-270-4700

WireCo WorldGroup (Cayman) Inc.	3490	Cayman Islands	98-0687029	c/o Walkers SPV Limited Walker House 87 Mary Street, George Town Grand Cayman, KY1-9002, Cayman Islands 345-949-0100

WRCA Distributor (Cayman) Ltd.	3490	Cayman Islands	Not applicable	c/o Walkers SPV Limited Walker House 87 Mary Street, George Town Grand Cayman, KY1-9002, Cayman Islands 345-949-0100

WireCo WorldGroup Sales (Cayman) Ltd.	3490	Cayman Islands	Not applicable	c/o Walkers SPV Limited Walker House 87 Mary Street, George Town Grand Cayman, KY1-9002, Cayman Islands 345-949-0100

WRCA Finance (Luxembourg) S.à r.l.	3490	Luxembourg	Not applicable	412F, route d’Esch L-1030, Luxembourg +352 466111 6478

WRCA Holdings (Luxembourg) S.à r.l.	3490	Luxembourg	Not applicable	412F, route d’Esch L-1030, Luxembourg +352 466111 6478

WRCA (Luxembourg) S.à r.l.	3490	Luxembourg	Not applicable	412F, route d’Esch L-1030, Luxembourg +352 466111 6478

WRCA Canadian Holdings (Luxembourg) S.à r.l.	3490	Luxembourg	Not applicable	412F, route d’Esch L-1030, Luxembourg +352 466111 6478

1295728 Alberta ULC	3490	Canada	Not applicable	3000, 700—9th Avenue SW Calgary, Alberta T2P 3V4 403 261 5374

Wireline Works Partnership	3490	Canada	Not applicable	3000, 700—9th Avenue SW Calgary, Alberta T2P 3V4 403 261 5374

Exact Name of Additional Co-Registrants	Primary Standard Industrial Classifi- cation Number	Jurisdiction of Formation	I.R.S. Employer Identification No.	Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices

WireCo WorldGroup B.V.	3490	Netherlands	98-0687037	Kralingseweg 264B 3066RA Rotterdam The Netherlands +31(0)10 8485924

Oliveira Holland B.V.	3490	Netherlands	Not applicable	Mandenmakerstraat 51 3194 DA Hoogvliet Rotterdam The Netherlands +31(0)10 8485924

Casar Drahtseilwerk Saar GmbH	3490	Germany	Not applicable	Casarstraße 1 66459 Kirkel, Germany +49 68 41 / 80 91-0

WRCA Portugal Sociedade Unipessoal LDA	3490	Portugal	Not applicable	Rua de S. João de Brito 605E 1º 1.2 4100 455 Oporto Portugal 1 (351) 22 943 49 00

WireCo WorldGroup Portugal Holdings SGPS, S.A.	3490	Portugal	Not applicable	Rua Do Outeiro No. 906 4475 150 Maia Portugal 1 (351) 22 943 49 00

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	3490	Portugal	Not applicable	Rua Do Outeiro No. 906 4475 150 Maia Portugal 1 (351) 22 943 49 00

Albino, Maia & Santos, Unipessoal Limitada	3490	Portugal	Not applicable	R Dos Remolares 28/38 1200 371 Lisbon Portugal 1 (351) 22 943 49 00

Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada	3490	Portugal	Not applicable	Urbanização da Portela Avenida da República, 1-1/A 2685 232 Portela Portugal 1 (351) 22 943 49 00

WireCo WorldGroup Poland Holdings Sp. z o.o.	3490	Poland	Not applicable	A1. Ujazdowskie 10 00-478 Warsaw Poland 4822 437 8200

Drumet Liny i Druty Sp. z o.o.	3490	Poland	Not applicable	ul. Polna 26/74 87-800 Wloclawek Poland 4854 412 8101

Drumet s.r.o.	3490	Slovak Republic	Not applicable	Mierova 1 920 01 Hlohovec Slovak Republic 00421 33 7320507

Exact Name of Additional Co-Registrants	Primary Standard Industrial Classifi- cation Number	Jurisdiction of Formation	I.R.S. Employer Identification No.	Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices

NL Drahtseile GmbH	3490	Germany	Not applicable	DasselsbrucherstraBe 50 D-29227 Celle Germany 49(0) 5141 88904 0

The information in this prospectus is not complete and may be changed. We may not exchange the outstanding notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We are not making an offer to exchange outstanding notes in any jurisdiction where the exchange offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.

SUBJECT TO COMPLETION DATED NOVEMBER 18, 2011

PROSPECTUS

WireCo WorldGroup Inc.

Offer to Exchange up to $425,000,000 aggregate principal amount of our 9.500% Senior Notes due 2017 and the guarantees thereof which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding unregistered 9.500% Senior Notes due 2017 and the guarantees thereof

•

We are offering to exchange (the “exchange offer”) up to $425,000,000 of our new 9.500% Senior Notes due 2017 (the “exchange notes”) and the guarantees thereof which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are freely tradable for any and all of our outstanding unregistered 9.500% Senior Notes due 2017 (the “outstanding notes”) and the guarantees thereof.

•

The exchange notes and outstanding notes are both guaranteed by WireCo WorldGroup (Cayman) Inc. (“WireCo” or the “Company”), the ultimate parent of WireCo WorldGroup Inc. (“WireCo WorldGroup”), and certain subsidiaries of the Company.

•

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the new exchange notes are registered under the Securities Act and there are certain differences relating to the transfer restrictions and registration rights relating to the outstanding notes.

•	We will not receive any proceeds from the exchange offer.
•	You should carefully review the procedures for tendering your outstanding notes beginning on page 46 of this prospectus.
•	The exchange offer will expire at 5:00 p.m., New York City time, on [ ,] 2011 (the “expiration date”), unless extended. We do not currently expect to extend the expiration date.
•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn by the expiration date.
•	We do not intend to apply to list the exchange notes on any securities exchange. Therefore, no active public market for the exchange notes may develop.
•

The exchange of outstanding notes for exchange notes generally should not be a taxable event for U.S. or foreign income tax purposes, but you should see the discussion below under the caption “Certain U.S. Federal Income Tax Considerations” for more information.

•	You may withdraw tenders of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.
•

Outstanding notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, though generally will not have further registration rights.

You should carefully review the “Risk Factors” beginning on Page 25 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the outstanding notes. This prospectus is part of that registration statement.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is [                    ], 2011

You may request a copy of any document that we have filed with the Securities and Exchange Commission, or SEC, at no cost, by writing to our Corporate Communications Manager, Christy Page, at 12200 NW Ambassador Drive, Kansas City, Missouri, 64163 or by calling Ms. Page at (816) 270-4700. To obtain timely delivery, security holders must request business and financial information about us that is not included or delivered in this prospectus no later than five business days before the expiration date,                     , 2011.

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We have filed with the SEC under the Securities Act and the rules and regulations under the Securities Act a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, with respect to the exchange notes issuable pursuant to the exchange offer. Although this prospectus, which forms part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the SEC. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement, including its exhibits.

We are not making this exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer would violate the securities or blue sky laws or where it is otherwise unlawful.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the “Company,” “WireCo Cayman,” and the first person notations “we,” “us” and “our” refer to WireCo WorldGroup (Cayman) Inc. (the indirect parent holding company of WireCo WorldGroup Inc.), WireCo WorldGroup Inc., and their respective predecessors and consolidated subsidiaries, as applicable. Furthermore, “Issuer” refers to WireCo WorldGroup Inc.; “US Holdings” refers to WRCA US Holdings Inc., the direct parent holding company of the Issuer and an indirect subsidiary of WireCo Cayman; “China JV” refers to WISCO WireCo Wire Rope Co., Ltd. (f/k/a WISCO WRCA Co. Ltd.), a joint venture located in Wuhan, China, formed on June 12, 2006 by a predecessor of the Company and WISCO Wuhan Jiangbei Iron and Steel Ltd. (f/k/a Jiangbei Steel Processing and Logistics Co., Ltd.), a China based steel producer and wholly owned subsidiary of Wuhan Iron and Steel Company, primarily for the purpose of manufacturing, marketing and sale of high carbon wire and wire ropes; “Initial Purchasers” refers to Goldman, Sachs & Co., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Oppenheimer & Co. Inc., and Stifel, Nicolaus & Company, Incorporated; “Paine & Partners” refers to Paine & Partners, LLC; and “Paine & Partners Fund III” refers to Paine & Partners Capital Fund III, L.P. and its affiliates.

Unless otherwise specified or the context requires, references to “dollars” and “$” are to United States dollars.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from third-party sources and internal company surveys.

We believe that the third party sources are reliable. While we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. Statements as to our competitive position are based on data currently available to us. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to our general expectations concerning the industries in which we operate, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

ENFORCEMENT OF CIVIL LIABILITIES

There are important limitations on your ability to enforce certain foreign civil liabilities in Canada, Cyprus, the Cayman Islands, Germany, the Netherlands and Luxembourg, the jurisdictions where some of the Guarantors are organized. See the Risk Factor titled “There are important limitations on the ability of note holders to enforce certain foreign civil liabilities in jurisdictions outside the U.S., including Canada, the Cayman Islands, Germany, Luxembourg, Portugal, Poland and the Netherlands.” on page 38.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the SEC. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that, to the extent statements are made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement, we are only summarizing the material terms of the agreement or document.

So long as any notes remain outstanding, we will agree to prepare and furnish to the trustee within specific time periods annual and quarterly reports containing substantially all the information that would have been required to be contained, respectively, in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), along with other reporting obligations. We will also prepare and furnish all current reports that would be required to be filed on Form 8-K under the Exchange Act. Prior to the filing of the registration statement, our financial statements need only be presented and prepared using a methodology consistent with the financial statements in this offering circular.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in, and incorporated by reference in, this prospectus that are not historical in nature may constitute forward-looking statements. These statements relate to future events or our future financial performance with respect to our financial condition, results of operations, business plans and strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, capital expenditures and other matters. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and such expectations may prove to be incorrect. Some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted are:

•	changes in the availability or cost of raw materials, energy and labor;

•	our significant indebtedness;

•	the competitive environment in the wire rope, specialty wire, electromagnetic cable and synthetic rope industries, both in the U.S. and abroad;

•	our ability to successfully execute and integrate future acquisitions;

•	risks associated with our manufacturing activities;

•	our failure to meet quality standards;

•	additional tax liabilities we may incur;

•	our ability to implement and maintain sufficient internal controls;

•	losses we may incur with respect to our Chinese joint venture;

•	our ability to develop and maintain competitive advantages;

•

the cyclical and seasonal nature of the businesses we serve, including the potential impact of sustained adverse weather conditions or other events that delay our customers’ projects or adversely affect the local economies in which they operate;

•	risks associated with our non-U.S. operations;

•	foreign currency exchange fluctuations;

•	changes in government spending;

•	the general political, economic and competitive conditions in markets and countries where we have operations, including, inflation or deflation and changes in tax rates;

•	the impact of trade regulations;

•	labor disturbances, including any resulting from the suspension or termination of our collective bargaining agreements;

•	changes in the cost and availability of transportation;

•	the impact of environmental issues and changes in environmental laws and regulations;

•	changes in our acquisition and capital expenditure plans;

•	changes in our operating strategy or development plans;

•	our ability to attract, hire and retain qualified personnel, including our ability to maintain our highly skilled sales and engineering staff;

•	our reliance on distributors;

•	interest rate fluctuations and changes in capital market conditions;

•	availability of credit, both to us and our customers;

•	risks related to the July 18, 2011 acquisition of Drumet Liny i Druty spółka z ograniczoną odpowiedzialnością (“Drumet”); and

•	adverse changes in the economy generally.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus to better understand the risks and uncertainties inherent in our business, the notes and underlying any forward-looking statements.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We believe that our financial statements included in this prospectus have been prepared in a manner that complies, in all material respects, with accounting principles generally accepted in the United States, or GAAP.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Acquisition Adjusted EBITDA, as presented in this prospectus, are supplemental measures of performance and liquidity that are not required by, or presented in accordance with, GAAP. They are not measurements of financial performance or liquidity under GAAP and should not be considered as (i) an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP or (ii) an indicator of cash flow. In addition, our presentation and calculation of Adjusted EBITDA and Acquisition Adjusted EBITDA may not be comparable to that of other companies. The concept of Adjusted EBITDA and Acquisition Adjusted EBITDA has important limitations as analytical tools and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA and Acquisition Adjusted EBITDA exclude certain tax payments that may represent a reduction in cash available to us; do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; do not reflect changes in, or cash requirements for, our working capital needs; and do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. In addition, some of the items in Adjusted EBITDA and Acquisition Adjusted EBITDA are not derived from our financial results and are based on our estimates. Acquisition Adjusted EBITDA includes pro forma EBITDA from acquisitions for comparative purposes for periods prior to the acquisition. Management uses Adjusted EBITDA as a non-GAAP measure for internal evaluation of performance and incentive plan purposes. Acquisition Adjusted EBITDA is used to compare our financial measure to those of our peers and for debt covenant calculations. The exchange notes include a covenant that requires the Company to maintain a senior secured debt to Acquisition Adjusted EBITDA ratio that does not exceed 2.75 to 1.0 measured at the end of each quarter using the preceding four quarters consolidated Acquisition Adjusted EBITDA. Adjusted EBITDA and Acquisition Adjusted EBITDA differ from net income (loss) and cash flows from operating activities, the most comparable GAAP financial measures, in that they exclude and add back certain items. These items are excluded or included by management to better evaluate normalized operational earnings and to evaluate liquidity and covenant compliance. As a result, Adjusted EBITDA and Acquisition Adjusted EBITDA may not reflect important aspects of the results of our operations and cash flows. For a reconciliation of (i) net income (loss) to Adjusted EBITDA and Acquisition Adjusted EBITDA and (ii) cash flows from operations to Adjusted EBITDA and Acquisition Adjusted EBITDA, see “Selected Financial and Other Information.”

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PROSPECTUS SUMMARY

This summary highlights information that we believe is especially important to our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. You should read carefully the prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before deciding to invest in the exchange notes.

Our Company

We believe we are the largest global manufacturer of high-performance wire rope and one of the leading worldwide manufacturers of electromechanical cable, synthetic rope, wire rope assemblies and specialty wire. Our highly engineered and specialized products have a reputation for quality, performance and safety, and are marketed under well-known brands such as Union®, Camesa®, MacWhyte®, CASAR®, Wireline Works™, U.S. Reel™, Phillystran®, Oliveira™, Drumet and Union International. Our proprietary technical and manufacturing expertise utilizes advanced metallurgical and material technologies to develop “mission-critical” products used in heavy lifting, pulling, supporting and suspension applications, where functionality and safety are the top priority. We maintain a comprehensive product portfolio across the diverse end markets we serve, including crane, oil and gas, mining, general industrial, wire, fishing and structures. Our products have limited life cycles as a result of operating wear and tear. To avoid disruptions in our customers’ fundamental operations, our products have stringent maintenance schedules and safety-driven replacement criteria.

We benefit from a broad customer base and have a strong incumbency position, as evidenced by the fact that, on average, our top 20 customers have been conducting business with us for over 25 years. Our global manufacturing footprint with 13 facilities worldwide is supplemented by a global network of company-owned distribution facilities and local distributors. In addition, our China joint venture provides additional manufacturing capacity in Wuhan, China. Our global presence enables us to provide fast delivery and short lead times to the end user, ensuring product availability and high quality customer service and technical support. We currently have global capacity to annually produce approximately 408,000 tons of wire and approximately 230,000 tons of wire rope. For the year ended December 31, 2010, we recorded net sales of $447.7 million, Acquisition Adjusted EBITDA of $111.7 million including Oliveira and Drumet pro forma EBITDA, operating income of $41.4 million and a net loss of $6.6 million. For the nine months ended September 30, 2011, we recorded net sales of $447.9 million, Acquisition Adjusted EBITDA of $96.4 million, operating income of $41.0 million and a net loss of $27.8 million. For a reconciliation of (i) net income (loss) to Acquisition Adjusted EBITDA and (ii) cash flows from operating activities to Acquisition Adjusted EBITDA, see footnote 6 to the table in the “Selected Financial Data and Other Information” section.

The charts below provide a breakdown of our 2010 actual and pro forma sales (1) by customer location and end market:

2010 Actual Sales by Customer Location	2010 Pro forma Sales (1) by Customer Location

2010 Actual Sales by End Market	2010 Pro forma Sales (1) by End Market

(1)	2010 pro forma sales reflect the November 16, 2010 acquisition of Luís Oliveira Sá—SGPS, S.A. (“Oliveira”) and the July 18, 2011 acquisition of Drumet Liny i Druty spółka z ograniczoną odpowiedzialnością (“Drumet”) as if they closed on January 1, 2010. See Note 3 “Acquisitions” to our audited consolidated financial statements included elsewhere in this prospectus for additional information on the Oliveira acquisition and Note 2 “Acquisition” to our unaudited interim consolidated financial statements included elsewhere in this prospectus for additional information on the Drumet acquisition.
(2)	Emerging markets primarily include Africa, Australia, Central America, India, the Middle East, Singapore, Indonesia and South America.

Our Products

Our leading global position in the end markets we serve is derived from our ability to provide a comprehensive and technically advanced product portfolio of wire rope, synthetic rope, electromechanical cable (“EMC”) and specialty wire. Our customers rely on our products to perform in harsh and challenging conditions where there can be no compromise with respect to product integrity and performance. Our principal products are:

Wire Rope. We are a provider of both highly engineered and standardized rope products. Wire rope is formed by helically arranging, or closing, strands of wire around an independent wire rope or fiber core. We market our wire rope products using the Union, MacWhyte and CASAR brand names as highly engineered products that, although more expensive than most competitors’ wire rope, provide customers with better value due to their quality, performance and the aftermarket service we provide. Our highly engineered wire rope products are used in the oil and gas, crane, wire, general industrial, mining, marine, structures and fishing end markets. In 2010 and the nine months ended September 30, 2011, wire rope represented approximately 61% and 60% of our consolidated net sales, respectively.

Synthetic Rope. We manufacture and sell synthetic rope products under the Phillystran and Oliveira brand names. Synthetic ropes are high tenacity fiber ropes, strands, braids and strength members made from fibers such as Kevlar®, Twaron®, Technora®, and are used in a broad range of fishing, marine, industrial, oil and gas and government/military rope applications. Synthetic ropes are primarily used in applications that require specific operating strength, buoyancy, corrosion resistance or weight tolerance characteristics of the product beyond traditional wire rope. Demand for synthetic rope is increasing as offshore drilling and production activity continues to expand into deeper water depths where steel ropes are prohibitively heavy to use. Synthetic ropes are also used for seismic streamer applications in offshore exploration. In 2010 and the nine months ended September 30, 2011, synthetic rope represented approximately 5% of our consolidated net sales.

Electromechanical Cable. We believe that we are the leading non-captive global manufacturer of EMC for the oil and gas market. EMC is a highly engineered, customized electrical signal conducting cable that is armor plated with high-carbon steel or special steel alloys, providing protection and performance properties for the signal conducting cable in its core. The cables transmit data from downhole to the surface and also provide the strength member for insertion and removal of the geophysical tools used for data logging and perforating oil and gas wells. In 2010 and the nine months ended September 30, 2011, EMC represented approximately 9% and 7% of our consolidated net sales, respectively.

Specialty Wire. We are a leading producer of specialty wire used for infrastructure applications and general industrial end markets. Pre-stressed concrete strand and wire are used for various types of concrete construction, including buildings, bridges, highways and other types of infrastructure applications. Our high-quality wire products, such as spring wire, PC strand, tire bead, hard drawn wire, steel wire band and guy strand are manufactured for a wide variety of uses in a broad range of industries. In 2010 and the nine months ended September 30, 2011, specialty wire products represented approximately 20% and 21% of our consolidated net sales, respectively.

Competitive Strengths

Global Leadership Position. We maintain leadership positions across our end markets, which include oil and gas, crane, wire, general industrial, mining, marine, structure and fishing. In the crane market, our CASAR brand is recognized around the world as a leader in high-performance crane ropes used in a wide range of heavy lifting applications, including tower cranes, mobile cranes and port cranes. This position provides us with a strong and growing presence in North America, Europe and Asia, the three major centers for crane manufacturing and utilization in the world. We are also a leading supplier to the U.S. oil and gas end market under the Union brand. In addition, our Camesa brand EMC product is recognized globally as a premier product offering. We attribute our leadership position to our engineering capabilities and technical expertise underpinned by a heritage of over 75 years of innovation, quality, industry experience and superior customer service. We also differentiate ourselves through our comprehensive portfolio of over 4,000 highly engineered rope designs. Our culture of innovation has led to the frequent introduction of new products and extension of product lines to meet the changing needs of our customers.

Global Manufacturing Footprint Combined with Local Distribution. We focus on maintaining an efficient global supply chain and a variable, low-cost operating model. We have 13 manufacturing facilities in the U.S., Mexico and Europe. Our China JV also operates a facility in Wuhan, China. These facilities are strategically located to provide fast delivery and short lead times to ensure product availability and high quality customer service from our well-trained sales and engineering teams. We leverage our low cost facilities to provide wire and other components to other facilities globally for use in the assembly of more highly engineered products. As we enter new global markets, our manufacturing capabilities allow us to match manufacturing requirements to customer demand.

Advanced Technical and Manufacturing Expertise. Our team of 52 engineers and metallurgists continues to enhance our current product offering portfolio as well as develop new product innovations that extend our leading technical expertise and enable us to deliver application-specific products to our customers. Our experienced manufacturing team of plant managers and engineers has extensive industry experience, allowing us to leverage a talented and knowledgeable workforce to deliver high performance products to our customers.

Diversity of End Markets, Customers and Geographies. We offer a broad range of leading brand name products to over 2,600 customers across a diverse range of end markets. Due to our diversified customer base, our top ten customers only accounted for approximately 26% and 24% of our net sales in 2010 and 2009, respectively, and our largest customer accounted for less than 6% and 7% of net sales in 2010 and 2009, respectively. We believe our overall business diversity helps to mitigate the impact of a downturn in any one product, end market or geography. For example, wire rope and EMC demand in the oil and gas industry was strong in 2010, partially mitigating the declines experienced in the crane sector over the same period. In addition, we have a global customer base; we generated approximately 52% and 56% of net sales in 2010 and 2009, respectively, from outside the U.S. We generated approximately 60% and 51% of net sales for the nine months ended September 30, 2011 and 2010, respectively, from outside the U.S. We expect that percentage to increase as we expand our overseas market presence and integrate manufacturing strategies.

Poised to Benefit from End Markets with Attractive Fundamentals. Our leading market positions, global manufacturing and distribution footprint and technical capabilities position us to benefit from strong industry fundamentals in the major end markets we serve. Global infrastructure spending is expected to total more than $41 trillion through 2030, driven by the urbanization of emerging markets such as China, India and Brazil, as well as infrastructure projects in developed markets such as Europe and the United States. Drilling and production activity is expanding into new and harsher environments that will require more technologically advanced rope, longer drill lines and more frequent replacement cycles, each of which is expected to increase demand for wire rope. Strong demand from emerging markets is also expected to increase global oil and gas drilling activity. Furthermore, global mining activity is also expected to strengthen as long term demand for coal, copper and other minerals increases in line with increased need for natural resources and energy.

Recurring Sales and Profitability. Our highly engineered and specialized ropes are critical equipment components in our customers’ operations. Although they represent a comparatively small cost of the larger projects in which they are used, our customers view our products as key operating expenses in the broader context of limiting exposure to operational disruption and downtime, and, as a result, are willing to pay for high quality ropes. Moreover, the consumable nature of our products and their rigid replacement cycles result in a recurring revenue base. Our sales are complemented by our flexible cost structure and our focus on maintaining and enhancing our profitability. For example, from 2006 to September 30, 2011, we increased gross profit from 22.8% to 25.6%. We have also demonstrated an ability to deliver favorable financial results throughout economic cycles by reacting quickly, and closely managing our cost position by head count reduction, production optimization and distribution rationalization.

Experienced and Proven Management Team. We are led by an experienced management team that has over 240 cumulative years of direct industry experience and averages 22 years of experience. Management holds a meaningful equity interest, and compensation is tied directly to our financial performance. The team has a proven track record of product development, expanding the customer base, improving operating efficiencies and entering new markets. Consistent with our strategy of further diversifying and strengthening our product platform, management has a successful track record of pursuing and integrating complementary and strategic acquisitions, including, most recently, the acquisition of Oliveira in 2010, which strengthened our synthetic rope business and allowed us to expand our international footprint, along with our recent acquisition of Drumet, which we believe will enhance our ability to supply internally generated wire and provide additional penetration into the Eastern European market.

Business Strategy

We aim to be the global leader in wire rope, synthetic rope, EMC and specialized wire across all end markets and geographies. We believe the following are key foundations of our strategy:

Expand Global Penetration by Leveraging Existing Footprint and Product Portfolio. We intend to capitalize on our technological leadership, market position, engineering capabilities and industry expertise to target growth opportunities in both emerging markets and attractive segments within large established markets. We believe that significant growth opportunities exist internationally. Accordingly, we have invested significantly in expanding and reorganizing our international sales force, implemented a comprehensive global sales strategy and established a global manufacturing and service structure to increase our presence in these key growth markets. We also intend to leverage our strong existing relationships with large multinational firms to expand into new markets and grow our business within existing markets.

Drive Growth Through Continued Product Innovation. We plan to build on our history of innovation and technological expertise to create new highly engineered products. We target end markets with attractive fundamentals that require value-added products, and have 52 engineers and metallurgists dedicated to these product development initiatives. Products currently in development include specialized products for the underground mining market and to improve performance of EMC products in horizontal shale drilling. Our customers keep service record data and compare the results for all wire rope manufacturers on their shovels. We use a proprietary manufacturing process that combines the best wire material, lubricant and the proper plastic material to make these ropes last longer in their very challenging environment.

Supplement Organic Growth Through Focused Acquisition Strategy. We have a strong track record of identifying, executing and successfully integrating acquisitions. Since 2007, we have successfully integrated four acquisitions (Wireline Works, CASAR, U.S. Reel and Phillystran) and we are in the process of integrating Oliveira, which we acquired at the end of 2010 and Drumet, which we acquired on July 18, 2011. These acquisitions have been critical to our growth, have enhanced our leadership position and have served to diversify our end market exposure. We plan to continue pursuing acquisitions and strategic alliances that further expand and complement our product portfolio, improve our competitive position in growth markets and present opportunities for significant cost synergies. We will evaluate each potential acquisition by strategic and financial metrics and prioritize maintaining liquidity and preserving a prudent capital structure.

Focus on Manufacturing Efficiencies and Cash Flow. We focus on profitability and cash flow generation through disciplined investments and prudent cost management. Over the past few years, we have streamlined operations, including closing several company-owned distribution facilities, upgrading critical equipment and shifting production to low cost operating facilities. We will continue to look for opportunities to streamline our manufacturing and overhead costs as well as optimize our manufacturing footprint and utilization to further increase profitability and cash flow generation.

Supply Chain Management. Our supply chain is centrally managed to provide opportunities to reduce the costs of our global operations through strategic sourcing relationships for key raw materials used to manufacture our products. We utilize internally produced wire that is consumed in the production process to displace externally sourced materials where cost effective while leveraging our global transportation risk through carriers with regional expertise. We are also implementing strategic planning and scheduling tools and processes to optimize the manufacturing of our products to serve our customers’ needs, while managing inventory on hand.

Our Organization

The diagram below illustrates our current corporate structure using voting stock, including the Issuer of the exchange notes and the Guarantors. The boxes of non-Guarantors are shaded.

(1)	This entity is 84.0% beneficially owned by Paine & Partners Fund III and 10.5% owned by our executive officers and directors with the remaining 5.5% held by other members of management. In addition, certain current and former members of our management beneficially own 4.8% of the non-voting common stock of U.S. Holdings. WireCo directly or indirectly owns 100% of the voting common stock of WireCo WorldGroup, as well as the subsidiaries guaranteeing the exchange notes.

The address of our principal offices is 12200 NW Ambassador Drive, Kansas City, Missouri, 64163-1244. Our telephone number is (816) 270-4700. Our website address is http://www.wirecoworldgroup.com. Information contained in or accessible from our website is not a part of this prospectus.

Our Sponsor

Paine & Partners Fund III, L.P., of which Paine & Partners, LLC is the manager, beneficially owns 84.0% of the outstanding ordinary shares of WireCo Cayman, our ultimate parent holding company.

Paine & Partners, LLC provides equity capital for management buyouts, going private transactions and company expansion and growth programs. Paine & Partners engages exclusively in friendly transactions developed in cooperation with a company’s management, board of directors and shareholders. The firm currently makes investments through its $1.2 billion fund, Paine & Partners Capital Fund III, L.P.

Recent Developments

Debt Offering. On June 10, 2011, we issued $150.0 million of 9.500% Senior Notes due 2017 (the “Additional Notes”) at an offering price of 104.75% with net proceeds totaling $151.0 million, including the premium and net of fees. Approximately $132.8 million of those funds were used to prepay our Term Loan and the remaining funds to pay any related fees and expenses associated with such prepayment and the offering of the Additional Notes and for general corporate purposes. The Additional Notes constitute a portion of the outstanding notes that will be exchanged for exchange notes in this exchange offer.

Bank Amendments. In connection with the offering of the Additional Notes, we entered into a new amendment to our Term Loan and an amendment to our Revolving Credit Agreement.

The amendment to our Term Loan permits, among other things, the issuance of the Additional Notes, provides for partial repayment of the Term Loan with proceeds from the offering of Additional Notes, and effects certain other changes to facilitate the offering and our operations, including the following:

•	implement the Euro Facility (described below);

•	carve out the Drumet acquisition from the acquisition basket; and

•	more closely align the reporting requirements under the Term Loan to the outstanding notes’ requirements.

The amendment to our Revolving Credit Agreement effects similar changes and permits the Euro Facility. The amendment to the intercreditor agreement reflects certain revised collateral arrangements.

New Euro Facility. Concurrently with the closing of the offering of the Additional Notes, we entered into a new euro-based senior secured revolving credit facility (the “Euro Facility”), with commitments of €30.0 million (USD equivalent of $40.5 million at September 30, 2011), which may take the form of revolving loans or letters of credit up to €10.0 million. Revolving loans under the Euro Facility bear interest at a rate equal to 4.50% plus Euribor (set by reference to Reuters or, if not available, on the basis of rates agreed by reference banks), adjusted for certain additional costs and reserve requirements. We pay a letter of credit fee on outstanding letters of credit at a rate equal to 4.50%. In addition, we also pay a commitment fee for the unutilized commitments at a rate equal to 1.80% per annum. The Euro Facility has €10.0 million available for future commitments. All obligations under the Euro Facility are guaranteed by the same parties that guarantee the term loan credit agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-term Debt and Credit Facilities—New Euro Facility.”

Acquisition of Drumet. On July 18, 2011, we acquired Drumet, also referred to as our Polish subsidiary, for an aggregate purchase price of approximately $62.5 million, net of cash acquired. The aggregate transaction value was approximately $100.8 million, payable in cash installments ($51.8 million, net of cash acquired, at closing, $4.6 million payable on December 31, 2011 and $6.0 million payable on July 31, 2012) and debt assumed consisting of non-interest bearing debt and certain machinery and equipment leases with an estimated fair value of approximately $38.4 million. Drumet, located in Wloclawek, Poland, is a leading producer of steel wire ropes and a large producer of wire and staple band in Europe. Drumet has an annual production capacity of approximately 120,000 tons of wire and 30,000 tons of wire rope. Drumet’s wire capacity is expected to source most of our internal wire requirements in Europe, which gives us significant cost savings, flexibility and quality control. As a result of the acquisition, our wire capacity has increased 42% and our wire rope capacity has increased 15%. In addition, Drumet expands our sales presence in Eastern Europe with additional customer relationships, introduces another brand to the Company’s existing portfolio and offers a low-cost labor base. Operating results of Drumet are included in our consolidated statements of operations since the date of acquisition. A primary focus through 2012 will be the achievement of synergies gained from our recent acquisitions.

Delayed Registration. Pursuant to the registration rights agreements entered into in connection with the issuance of the outstanding notes on May 19, 2010 and June 10, 2011, we agreed to use our commercially reasonable efforts to: (i) file with the Securities and Exchange Commission a registration statement within 300 days of the issue date in order to exchange registered notes for the outstanding notes and (ii) cause the registration statement to become effective within 365 days of the issue date. Because the registration statement was not declared effective within 365 days of the initial issue date, we became obligated to pay special interest to each holder of the outstanding notes for a period of time. We recently completed a corporate consolidation of two affiliates, thereby allowing us to avoid the obligation to file separate audited financial statements for multiple subsidiaries at a significant and ongoing cost. As a result, the registration statement was not declared effective within 365 days of the initial issue date of the outstanding notes (May 19, 2011), and we became obligated to pay special interest on the outstanding notes in accordance with the terms of the registration rights agreements entered into in connection with the offering of the outstanding notes, at a per annum rate of 0.25% for each 90 days of the registration delay, up to a maximum of 1.0% per annum. All outstanding noteholders will receive this special interest. The maximum potential additional interest we could incur is approximately $24.5 million in the aggregate on an undiscounted basis. As a result of certain legal entity restructuring and other initiatives, we recorded an estimated liability of $0.5 million in the fourth quarter of 2010 for probable delays in the effective date of the registration of the exchange notes. As the registration process has taken longer than expected, an additional liability of $0.3 million was recorded during 2011, for a total estimated liability of $0.8 million for this special interest as of September 30, 2011 assuming the registration statement is declared effective during the fourth quarter of 2011.

China JV Investment. On May 4, 2011, we entered into an agreement (“Capital Increase Agreement”) with WISCO Wuhan Jiangbei Iron and Steel Ltd., our China JV partner, which provided for a $15.0 million capital contribution by us in exchange for an increase in our ownership interest. The increase of the Company’s ownership percentage from 51% to 65% was effective on May 31, 2011, upon approval of the capital contribution from the Wuhan Bureau of Commerce. As the Company still lacks the power to control the China JV’s principal operating activities, the Company continues to account for its investment under the equity method. On June 30, 2011, we invested $3.0 million into the China JV as a capital contribution. We funded the remaining $12.0 million during third quarter. Following this contribution, the China JV remains our unrestricted and unconsolidated subsidiary. The China JV also entered into a Supplemental Agreement with one of its lenders on April 20, 2011, that was contingent upon the capital contribution, which extends the loans of the China JV, provides that no principal payments under the loans of the China JV will be due before 2013 and defers compliance with the financial covenant under the loans to the China JV, which the China JV breached, until 2013. Due to continued losses and reduced liquidity, which raise substantial doubt as to the China JV’s ability to continue as a going concern, the Company evaluated its investment and advances to the China JV for impairment. During the third quarter, the Company recorded an impairment of $4.8 million on its related advances to the China JV, which was included in Losses on investment in China JV in the accompanying interim consolidated statements of operations, as it is probable that the Company will be unable to collect all amounts due according to the original terms of the advances to the China JV. In order to improve liquidity, China JV management has executed headcount and salary reductions and the China JV will focus on producing high-end specialty ropes, such as crane and mining ropes, and wire for the Company’s internal use. Our recent changes in the China JV’s operations as discussed above, in combination with further changes to the debt and capital structure of the China JV, which could include restructuring the China JV’s debt or additional capital contributions from our joint venture partner or another third-party, are expected to improve the China JV’s financial stability. We do not guarantee the debts of the China JV in whole or in part. The Company entered into a Letter of Continuing Support on June 1, 2011, which provided for financial support to the China JV, as needed, to ensure its continuing operations while the Chinese government approvals for the equity contribution were pending. Upon the Company’s $15.0 million capital contribution, the Letter of Continuing Support became null and void. Therefore, the Company has no further financial commitments to fund the China JV. For further information, see Note 5—“Investment in and Advances to the China Joint Venture” to our interim consolidated financial statements contained elsewhere in this prospectus.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

This summary highlights information contained elsewhere in this prospectus and summarizes the material terms of the exchange offer. We refer you to “The Exchange Offer” in this prospectus for a more complete description of the terms of the exchange offer. You should read the entire prospectus carefully before making an investment decision.

The Exchange Offer	We are offering to exchange up to $425.0 million aggregate principal amount of exchange notes registered under the Securities Act for a like aggregate principal amount of outstanding notes. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000.

In connection with the private offering of the outstanding notes, we entered into registration rights agreements which grant holders of the outstanding notes certain exchange and registration rights. This exchange offer is intended to satisfy our obligations under the registration rights agreements.

Exchange Notes	Up to $425.0 million aggregate principal amount of our 9.500% Senior Notes due 2017 or the exchange notes. The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that, because the offer and sale of the exchange notes will have been registered under the Securities Act, the exchange notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreements.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended. We may extend the exchange offer for any reason. We do not currently intend to extend the exchange offer.

Resale of Exchange Notes	Based on existing interpretations by the staff of the SEC set forth in interpretive letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, except as set forth below, so long as:

• you are not a broker-dealer that acquired the outstanding notes from us or in market-making transactions or other trading activities;

• you are acquiring the exchange notes in the ordinary course of your business;

•      at the time of the consummation of the exchange offer, you are not participating in, you do not intend to participate in, and you have no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act; and

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

If any of the statements above are not true, you cannot rely on the position of the SEC staff described above and you must, therefore, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes, unless an exemption from these requirements is available to you. If you transfer any exchange notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability. In addition, the SEC has not considered the exchange offer in the context of its interpretive letters and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that it acquired as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal accompanying this prospectus that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for such purposes. We have agreed that starting on the date of completion of the exchange offer and ending on the close of business one year after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” We have agreed to use our reasonable best efforts to keep the exchange offer registration statement effective, supplemented and amended as required, to ensure that it is available for such resale of exchange notes during such period.

Consequences of Failure to Exchange Outstanding Notes for Exchange Notes	If you do not exchange outstanding notes for exchange notes, you will not be able to offer, sell or otherwise transfer your outstanding notes except:

• in compliance with the registration requirements of the Securities Act and any other applicable securities laws;

• pursuant to an exemption from the securities laws; or

• in a transaction not subject to the securities laws.

Outstanding notes that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of outstanding notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any outstanding notes that remain outstanding after the completion of the exchange offer. The transfer restrictions and the availability of exchange notes that are freely tradable could adversely affect the trading market for your outstanding notes.

Conditions to Exchange Offer	The exchange offer is subject to customary conditions, including the following:

• the exchange offer does not violate applicable law or any applicable interpretations of the SEC staff;

• the outstanding notes are validly tendered in accordance with the exchange offer;

• no action or proceeding would impair our ability to proceed with the exchange offer; and

• any governmental approval has been obtained, that we believe, in our sole discretion, is necessary for the completion of the exchange offer as outlined in this prospectus.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must:

• complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal,

together with the outstanding notes and all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under “Exchange Agent” in this section of the prospectus before 5:00 p.m., New York City time, on the expiration date

•      the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at The Depository Trust Company, or DTC, or the depositary, and timely receipt by the exchange agent of an agent’s message (as defined below under “Book-Entry Transfer” in this section of the prospectus) and any other documents required by the letter of transmittal according to the procedure for book-entry transfer described below; or

• the holder must comply with the guaranteed delivery procedures described below in “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

We will accept for exchange all outstanding notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the exchange notes promptly following the expiration date.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Withdrawal of Tenders.”

Tax Consequences	We believe that the exchange of outstanding notes for exchange notes generally should not be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain other U.S. and federal tax considerations relating to the exchange of the outstanding notes for the exchange notes and the purchase, ownership and disposition of the exchange notes, see “Certain U.S. Federal Income Tax Considerations”.

Exchange Agent	U.S. Bank National Association is the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreements.

Summary of the Exchange Notes

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see “Description of the Exchange Notes.”

The terms of the exchange notes and the outstanding notes are identical in all material respects, except that, because the offer of the exchange notes will have been registered under the Securities Act, the exchange notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreements. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We sometimes use the term “notes” in this prospectus to refer to both the outstanding notes and the exchange notes.

Issuer	WireCo WorldGroup Inc.

Securities Offered	$425 million aggregate principal amount of 9.500% Senior Notes due 2017.

Maturity	May 15, 2017.

Interest Rate	We will pay interest on the exchange notes at an annual interest rate of 9.500%.

Interest Payment Dates	Semi-annually in arrears, on May 15 and November 15 of each year, beginning on May 15, 2012. Interest will accrue from the Issue Date (as defined in the section entitled “Description of the Exchange Notes—Certain Definitions”) of the exchange notes.

Guarantees	Subject to limited exceptions, the exchange notes will be guaranteed by all of the Company’s existing and future domestic subsidiaries, WireCo Cayman, and certain subsidiaries of WireCo Cayman. The laws of certain jurisdictions may limit the extent and enforceability of certain guarantees. See “Risk Factors.”

Ranking

The exchange notes will be our senior unsecured obligations and will rank equally with our existing and future senior debt, and senior to our existing and future subordinated debt. The exchange notes will structurally be subordinated to any of our secured debt to the extent of the value of the assets securing such debt. Similarly, the Guarantees will be senior unsecured obligations of the Guarantors and will rank equally with existing and future senior debt of the Guarantors and senior to existing and future subordinated debt of the Guarantors. The exchange notes will be effectively subordinated to any secured debt of the Guarantors to the extent of the value of the assets securing such debt.

As of September 30, 2011, we had approximately $161.6 million of secured indebtedness at face value.

Optional Redemption	At any time prior to May 15, 2013, we may redeem up to 35% of the original aggregate principal amount of the exchange notes with the net proceeds of an equity offering, at a redemption price equal to 109.500% of the principal amount, plus accrued and unpaid interest and Special Interest (as defined in the section entitled “Description of the Exchange Notes—Certain Definitions”). However, at least 65% of the original aggregate principal amount of the exchange notes issued in this offering must remain outstanding after such a redemption.

At any time on or prior to May 15, 2013, we may redeem all or a part of the notes, at a redemption price equal to 100% of the principal thereof plus a “make-whole premium” and accrued but unpaid interest and Special Interest, if any, to the date of redemption.

On or after May 15, 2013, we may redeem some or all of the exchange notes at the following percentages of their principal amount plus accrued interest:

For the Period Below	Percentage
On or after May 15, 2013	104.750%
On or after May 15, 2014	102.375%
On or after May 15, 2015	100.000%

Mandatory Offer to Repurchase	If we sell certain assets and do not apply the proceeds in one of the manners permitted by the indenture, or experience specific types of changes of control, we may be required to offer to repurchase the exchange notes at the prices set forth under the section entitled “Description of the Exchange Notes—Repurchase at the Option of Holders.”

Certain Indenture Provisions	The indenture governing the exchange notes will contain covenants, certain of which will limit our ability to:

• incur additional indebtedness;

• restrict the ability of our subsidiaries to pay us dividends, distributions or other payments;

• pay dividends, redeem or repurchase our stock or make other distributions;

• make investments;

• permit Liens (as defined in “Description of the Exchange Notes—Certain Definitions”) on our assets;

• enter into transactions with our affiliates;

• merge, consolidate or transfer all or substantially all of our assets; or

• transfer assets.

The indenture governing the exchange notes also contains certain covenants that place restrictions on the Guarantors.

These covenants are subject to a number of important limitations and exceptions, described in “Description of the Exchange Notes—Certain Covenants.”

Change in Control	Upon a Change of Control (as defined under “Description of the Exchange Notes—Certain Definitions”), we will be required to make an offer to purchase the exchange notes. The purchase price will be equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Absence of Market for the Exchange Notes	The exchange notes will be a new issue of securities for which there is currently no market. Although the Initial Purchasers have informed us they intend to make a market in the exchange notes in a manner permitted under applicable securities laws, the Initial Purchasers are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Original Issue Discount	The outstanding notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, in addition to stated interest on the exchange notes, a U.S. Holder (as defined in the section entitled “Certain U.S. Federal Income Tax Considerations”) of the exchange notes will be required to include OID in gross income as ordinary income as it accrues, in advance of receiving any cash attributable to that OID and regardless of the U.S. Holder’s regular method of tax accounting. A U.S. Holder of Additional Notes who acquired such notes at a premium to the adjusted issue price of such notes and who exchanges such notes pursuant to this exchange offer will generally be permitted to offset any OID accruals with a deduction to the extent of such premium. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders.”

Risk Factors	Investing in the exchange notes involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in the notes. See “Risk Factors”.

Summary Historical Condensed Consolidated Financial and Other Data

The selected financial data below should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the WireCo WorldGroup (Cayman) Inc. consolidated financial statements and the related notes included elsewhere in this prospectus. The data presented was derived as of and for each of the years in the five-year period ended December 31, 2010 from our consolidated financial statements. The summary financial data as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 were derived from our unaudited, interim consolidated financial statements included elsewhere in this prospectus. Wire Rope Corporation of America, Inc. (“Predecessor”) was purchased by WireCo WorldGroup Limited (WireCo Cyprus) (“Successor”) on February 7, 2007. The predecessor financials do not reflect the purchase accounting effects of the 2007 purchase. On December 29, 2008, the shareholders of WireCo Cyprus contributed all previously issued and outstanding shares in exchange for shares of common stock of WireCo WorldGroup (Cayman) Inc.

During the periods presented we made a number of acquisitions, pursuant to which our consolidated financial statements include the results of operations of the acquired businesses from the date of acquisition. For a list of our acquisitions, see the subsection “Business—Our History.” Period to period results of operations vary depending on the dates of the acquisitions. Accordingly, this selected financial data is not necessarily comparable or indicative of our financial results. Our interim consolidated financial statements as of and for the periods ended September 30, 2011 and 2010 have been prepared on the same basis as our annual, audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of the information set forth therein.

Non-GAAP Financial Measures

Adjusted EBITDA and Acquisition Adjusted EBITDA as presented in this prospectus are supplemental measures of performance and liquidity that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). These non-GAAP performance and liquidity measures do not have standardized meanings and therefore, may not be comparable to similar measures presented by other companies. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use this information to evaluate our performance and liquidity using the ratio of Acquisition Adjusted EBITDA to total debt. Accordingly, these non-GAAP financial measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance and liquidity prepared with GAAP.

	Successor						Predecessor
	Nine months ended September 30,		Year ended December 31,			327 Days ended December 31, 2007(4)	38 days ended February 7, 2007(5)	Year ended December 31, 2006
	2011(1)	2010	2010(2)	2009(3)	2008
	(dollars in thousands)
Statement of Operations Data:
Net sales	$447,939	328,783	447,678	383,253	536,671	341,028	29,217	325,649
Gross profit	114,818	87,253	118,531	88,893	133,593	69,607	4,656	74,383
Operating income	40,993	35,848	41,354	26,053	61,201	14,527	(1,307)	39,607
Net income (loss)	(27,779)	5,662	(6,565)	4,086	11,682	(17,401)	(11,623)	1,143

	As of September 30,		As of December 31,				As of December 31,
	2011(1)	2010	2010(2)	2009(3)	2008	2007(4)		2006
Balance Sheet Data
Working capital	$215,066	233,859	226,468	113,287	116,655	125,863		79,435
Total assets	912,774	754,888	822,406	658,274	690,790	684,074		306,670
Long-term debt	569,071	435,650	500,248	328,588	333,927	340,442		200,000
Total stockholders’ equity	159,496	205,680	195,069	195,307	184,933	198,606		5,355

	Successor						Predecessor
	Nine months ended September 30,		Year ended December 31,			327 Days ended December 31, 2007(4)	38 days ended February 7, 2007(5)	Year ended December 31, 2006
	2011(1)	2010	2010(2)	2009(3)	2008
Other Data:
Acquisition Adjusted EBITDA(6)	$96,439	84,434	111,707	92,504	121,792	80,562	3,382	59,794
Cash flows provided by (used in):
Operating activities	7,084	(7,361)	(4,351)	69,669	24,519	6,409	(3,658)	1,321
Investing activities	(82,892)	(9,527)	(102,326)	(33,300)	(38,699)	(284,072)	(1,259)	(20,996)
Financing activities	44,717	80,170	140,984	(25,422)	14,877	281,817	3,645	20,097
Ratio of Earnings to Fixed Charges(7)	*	1.2x	*	1.0x	1.3x	*	*	1.3x

*	For the nine months ended September 30, 2011, we had an earnings to fixed charges deficiency of $7.1 million. For the year ended December 31, 2010, 327 days ended December 31, 2007, and 38 days ended February 7, 2007, we had an earnings to fixed charges deficiency of $4.5 million, $18.0 million, and $19.1 million, respectively.
(1)	The 2011 results reflect partial year activity for the acquisition of Drumet on July 18, 2011.
(2)	The 2010 results reflect partial year activity for the acquisition of Oliveira on November 16, 2010.
(3)	Effective January 1, 2009, the Company adopted new Financial Accounting Standards Board (“FASB”) guidance for business combinations requiring acquisition-related costs to be expensed for future acquisitions. Previously, acquisition-related costs were added to the purchase price, resulting in higher goodwill.
(4)	The 2007 results reflect partial year activity for the acquisitions of Wireline Works, CASAR, and U.S. Reel, effective February 26, 2007, August 24, 2007, and November 16, 2007, respectively.
(5)	The Company adopted FASB guidance on accounting for uncertainty in income taxes as of January 1, 2007.

(6)	We define Adjusted EBITDA as net income (loss) plus, without duplication: interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted by (i) other non-cash expenses, such as loss on our investment in the China JV, foreign currency exchange losses (gains) and share-based compensation expense, (ii) non-operating expenses, (iii) all fees, costs, expenses incurred in connection with any merger, consolidation, acquisition or offering of debt or equity securities, (iv) payments of the management fees pursuant to the Management Fee Letter with Paine & Partners, (v) reorganization or restructuring charges, reserves or expenses and (vi) all amounts deducted in arriving at net income (loss) in respect of severance packages payable in connection with the termination of any officer, director or employee. We define Acquisition Adjusted EBITDA as Adjusted EBITDA plus pro forma adjustments for acquisitions (EBITDA prior to the date of acquisition). We have included Adjusted EBITDA and Acquisition Adjusted EBITDA, non-GAAP performance and liquidity measures, as part of our disclosures as a means to enhance communications with security holders. Management utilizes Adjusted EBITDA as a measure for internal evaluation of performance and incentive plan purposes. Acquisition Adjusted EBITDA is used to compare our financial measure to those of our peers and for debt covenant calculations. The exchange notes include a covenant that requires the Company to maintain a senior secured debt to Acquisition Adjusted EBITDA ratio that does not exceed 2.75 to 1.0 measured at the end of each quarter using the preceding four quarters consolidated Acquisition Adjusted EBITDA.

Adjusted EBITDA and Acquisition Adjusted EBITDA differ from net income (loss) and cash flows from operating activities, the most comparable GAAP financial measures, in that they exclude and add back certain items. These items are excluded or included by management to better evaluate normalized operational earnings and to evaluate liquidity using the ratio of Acquisition Adjusted EBITDA to total debt. As a result, Adjusted EBITDA and Acquisition Adjusted EBITDA may not reflect important aspects of the results of our operations and cash flows. Our presentation and calculation of Adjusted EBITDA and Acquisition Adjusted EBITDA may not be comparable to that of other companies. The concept of Adjusted EBITDA and Acquisition Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA and Acquisition Adjusted EBITDA exclude certain tax payments that may represent a reduction in cash available to us; do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; do not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; do not reflect changes in, or cash requirements for, our working capital needs; and do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

The following is a reconciliation of net income (loss) to Adjusted EBITDA and Acquisition Adjusted EBITDA:

	Successor						Predecessor
	Nine months ended September 30,		Year ended December 31,			327 days ended December 31, 2007	38 days ended February 7, 2007	Year ended December 31, 2006
	2011	2010	2010	2009	2008
			(dollars in thousands)
Net income (loss)	$(27,779)	5,662	(6,565)	4,086	11,682	(17,401)	(11,623)	1,143
Plus:
Income tax (benefit) expense	4,240	(4,638)	(13,170)	(4,435)	1,899	203	(7,048)	7,116
Depreciation and amortization	29,736	25,128	34,247	31,543	33,404	31,543	1,636	15,948
Interest expense, net	36,349	22,901	33,720	24,718	33,358	30,677	2,748	28,380
Loss on extinguishment of long- term debt	5,540	6,520	6,520	—	—	—	—	—
Other expense, net	725	500	1,073	1,249	1,418	5,432	14,599	2,290
Loss on investment in China joint venture	16,519	4,684	16,726	3,703	1,539	544	17	678
Foreign currency exchange (gains) losses	5,399	219	3,050	(3,268)	11,305	(4,522)	—	—
Share-based compensation	2,876	2,318	3,161	3,034	2,904	2,863	2,891	3,189
Management fee and Board payments(a)	2,236	2,098	2,830	4,357	3,143	1,803	—	—
Bank fees(b)	909	574	1,171	472	530	565	—	327
Acquisition costs	5,837	333	5,287	996	(346)	3,290	—	—
Purchase accounting (Inventory step-up)(c)	1,729	—	1,364	—	—	9,481	—	—
Restructuring costs(d)	4,851	981	2,669	3,720	1,255	2,801	—	—
Other adjustments(e)	884	261	261	1,810	1,118	1,661	162	723
Production curtailment(f)	—	—	—	3,532	—	—	—	—
Pro forma savings from restructuring(g)	—	—	1,281	2,628	—	—	—	—

Adjusted EBITDA	$90,051	67,541	93,625	78,145	103,209	68,940	3,382	59,794
Phillystran pro forma EBITDA(h)	—	—	—	2,955	3,389	2,371	—	—
Oliveira pro forma EBITDA(i)	—	11,562	11,397	11,465	15,194	9,251	—	—
Drumet pro forma EBITDA(j)	6,388	5,331	6,685	(61)	*	*	—	—

Acquisition Adjusted EBITDA	$96,439	84,434	111,707	92,504	121,792	80,562	3,382	59,794

* Not Meaningful

The following is a reconciliation of cash flows from operating activities to Adjusted EBITDA and Acquisition Adjusted EBITDA:

	Successor						Predecessor
	Nine months ended September 30,		Year ended December 31,			327 days ended December 31, 2007	38 days ended February 7, 2007	Year ended December 31, 2006
	2011	2010	2010	2009	2008
Net cash provided by (used in) operating activities:	$7,084	(7,361)	(4,351)	69,669	24,519	6,409	(3,658)	1,321
Plus: Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Income tax (benefit) expense	4,240	(4,638)	(13,170)	(4,435)	1,899	203	(7,048)	7,116
Interest expense	36,349	22,901	33,720	24,718	33,358	30,677	2,748	28,380
Other expense, net	725	500	1,073	1,249	1,418	5,432	14,599	2,290
Foreign currency exchange (gains) losses	5,399	219	3,050	(3,268)	11,305	(4,522)	—	—
Management fee and Board payments(a)	2,236	2,098	2,830	4,357	3,143	1,803	—	—
Bank fees(b)	909	574	1,171	472	530	565	—	327
Acquisition costs	5,837	333	5,287	996	(346)	3,290	—	—
Purchase accounting (Inventory step-up)(c)	1,729	—	1,364	—	—	9,481	—	—
Restructuring costs(d)	4,851	981	2,669	3,720	1,255	2,801	—	—
Other adjustments(e)	884	261	261	1,810	1,118	1,661	162	723
Less: Cash flow adjustments to net income (loss) not included in Adjusted EBITDA:
Amortization of debt issuance costs and (premium) discount	(4,281)	(2,244)	(3,430)	(2,145)	(2,077)	1,857	(6,126)	(1,846)
Loss on equipment disposals	(567)	(82)	—	—	—	—	—	—
Unrealized foreign currency exchange loss (gain) on intercompany loans	(5,349)	(2,951)	(5,598)	2,530	(3,561)	2,648	—	—
Unrealized foreign currency exchange gains	—	4,232	—	—	—	—	—	—
Realized foreign currency exchange gains	—	—	3,229	—	—	—	—	—
Changes in deferred income taxes	1,450	10,304	21,453	13,270	9,711	10,150	7,956	703
Changes in assets and liabilities, net of purchase accounting impact(k)	28,555	42,414	42,786	(40,958)	20,937	(3,515)	(5,251)	20,780
Production curtailment(f)	—	—	—	3,532	—	—	—	—
Pro forma savings from restructuring(g)	—	—	1,281	2,628	—	—	—	—

Adjusted EBITDA	$90,051	67,541	93,625	78,145	103,209	68,940	3,382	59,794
Phillystran pro forma EBITDA(h)	—	—	—	2,955	3,389	2,371	—	—
Oliveira pro forma EBITDA(i)	—	11,562	11,397	11,465	15,194	9,251	—	—
Drumet pro forma EBITDA(j)	6,388	5,331	6,685	(61)	*	*	—	—

Acquisition Adjusted EBITDA	$96,439	84,434	111,707	92,504	121,792	80,562	3,382	59,794

*	Not Meaningful
(a)	Management fees are paid to Paine & Partners for administrative and other support services, including travel and other out-of-pocket costs incurred on our behalf. Additionally, payments to certain members of the board of directors are included.
(b)	Bank fees consist of unused line of credit fees, letter of credit fees, and non-capitalizable costs associated with the modification of our indebtedness.

(c)	Inventory step-up costs are directly related to our acquisitions. In accordance with U.S. GAAP, inventory is recorded at fair value on the date of acquisition, and the difference between fair value and cost is recorded to Cost of Sales as the inventory is sold.
(d)	Restructuring costs consist of severance costs related to headcount reductions and reorganizations, expenses associated with distribution center closures, litigation of various claims and legal fees and other costs associated with entity restructuring activities, including those in preparation for this registration statement with the SEC.
(e)	Non-capitalizable ERP information technology system installation costs of $1.8 million and $1.1 million for the years ended December 31, 2009 and 2008, respectively, are included within other adjustments. We implemented an ERP system, which went into effect on January 1, 2009, in most U.S. facilities.
(f)	Production curtailment represents estimated unabsorbed fixed manufacturing expenses due to the significantly reduced production volumes in 2009 as a result of decreased customer demand. This amount represents the Company’s fixed manufacturing expenses in its U.S. facilities less the amount of those expenses, which were absorbed into inventory.
(g)	Pro forma savings from restructuring for 2009 consists of full year impacts associated with employee headcount reductions, distribution center closures, and lease buy-out savings. For 2010, this adjustment reflects a full year of lease payments for machinery and equipment that we purchased from the lessor on December 31, 2010. These amounts represent the actual expense incurred for these items in the respective annual period prior to the Company’s decision to terminate, close or buy-out.
(h)	The Phillystran acquisition closed on December 31, 2009 and its results are included in our 2010 consolidated statement of operations. Pro forma adjustments are included for the years ended December 31, 2009, 2008 and 2007 as if the acquisition had been consummated on the first day of the period presented for comparative purposes. The amounts represent the net income of Phillystran before deductions for interest, taxes, depreciation and amortization.
(i)	The Oliveira acquisition closed on November 16, 2010 and its results are included in our 2010 consolidated statement of operations from November 16, 2010 through December 31, 2010. Pro forma adjustments are included for the period ended November 15, 2010, and years ended December 31, 2009, 2008 and 2007 as if the acquisition had been consummated on the first day of the period presented for comparative purposes. Pro forma adjustments are also included for the nine months ended September 30, 2010 for comparative purposes. The amounts represent the net income of Oliveira before deductions for interest, taxes, depreciation and amortization and are converted from euros to U.S. dollars using the average exchange rates for each of the respective periods. Amounts for the nine months ended September 30, 2010, period ended November 15, 2010, and years ended December 31, 2009, 2008 and 2007 were converted from euros to U.S. dollars using €1.00 to $1.3139, €1.00 to $1.3257, €1.00 to $1.3960, €1.00 to $1.4706, and €1.00 to $1.3722, respectively. For a more detailed discussion of the pro forma results from the Oliveira acquisition, see the section entitled, “Unaudited Pro Forma Combined Condensed Statements of Operations.”
(j)	The Drumet acquisition closed on July 18, 2011 and its results have been included in our consolidated statements of operations for the nine months ended September 30, 2011 from July 18, 2011 through September 30, 2011. Pro forma adjustments are included for the 198-day period ended July 17, 2011, the nine-month period ended September 30, 2010 and years ended December 31, 2010 and 2009 as if the acquisition had been consummated on the first day of the period presented for comparative purposes. The amounts represent the net income of Drumet before interest, taxes, depreciation and amortization and are converted from Polish złotys to U.S. dollars using the average exchange rates for each of the respective periods. Amounts for the 198-day period ended July 17, 2011, the nine months ended September 30, 2010, and years ended December 31, 2010 and 2009 were converted from Polish złotys to U.S. dollars using $1.00 to zł.2.8129, $1.00 to zł.3.0386, $1.00 to zł.3.0066 and $1.00 to zł.3.0921, respectively. As the former Drumet was in bankruptcy during 2008, its EBITDA amounts for that period and prior periods are not meaningful and therefore have not been provided.
(k)	The changes in assets and liabilities is a sum of the individual line items from the consolidated statements of cash flows.

(7)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness (including amortization of original issue discount and debt issuance costs) and the implied interest component of our rent obligations.

RISK FACTORS

You should carefully consider the following risk factors as well as the other information and data included in this prospectus prior to participating in the applicable exchange offer. There are a number of factors, including those described below, which may adversely affect our business, cash flows, financial condition, results of operations or our ability to make payment on the exchange notes. See “Forward-Looking Statements” for cautionary statements regarding forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to the Business

Demand for our products depends on the health of the global economy, and fluctuations in demand due to the effects of economic cycles on our customers could harm our sales.

Demand for our products depends on the level of activity in the industries that we serve. The infrastructure applications, oil and gas, mining and general industrial end markets are cyclical in nature. The general condition of the economy in our markets and a variety of other factors beyond our control affect demand for our products. Historically, downturns in general economic conditions have resulted in diminished product demand, excess manufacturing capacity and lower average selling prices. In addition, cyclicality in particular industries we serve may affect our results of operations. For example, our sales to the oil and gas industry are subject to variability due to fluctuations in oil and gas supply and demand, exploration discoveries and weather-related factors. Our sales to the mining and general industrial markets are subject to similar fluctuations related to the price for the commodity that is mined, which is driven by global demographic, political, and economic circumstances. Our sales to the infrastructure end market are also dependent on regional economic conditions and overall demand for commercial, bridge and road building activity. Economic downturns in the national or international economies in general or in the industries we serve in particular could have a material adverse effect on our sales and results of operation.

We face intense competition and competitive pressures, which could adversely affect our results of operations and financial condition.

Our industry is highly competitive. We face competition on multiple fronts, including from large global firms and local, specialized rope manufacturers. Other global firms may have more capital at their disposal than we do, and may be able to produce their products at a cost that is lower than ours due to their size and economies of scale. Our competitors who are based in other jurisdictions may have lower production costs than we do because of lower labor costs, lower regulatory standards, local access to raw materials, lower shipping costs or other factors. Local specialized firms may have an advantage due to their knowledge of the markets in which they operate. In addition, our competitors may be able to offer substitute products that customers could use as a replacement to our products.

We face volatility in the prices for, and availability of, raw materials and energy used in our business, which could adversely impact our competitive position and results of operations.

We rely heavily on certain raw materials (principally high carbon steel rod, wire, polyethylene, polypropylene, and zinc) and energy sources (principally electricity, natural gas and propane) in our manufacturing processes. As a result, our earnings are affected by changes in the costs and availability of these raw materials and energy. Unanticipated increases in the prices of such commodities would increase our costs more than expected, negatively impacting our business, results of operations and financial condition if we are unable to fully offset the effects of higher raw material or energy costs through surcharges, hedging arrangements, price increases, productivity improvement or cost-reduction programs. In addition, the loss of any of our significant raw material suppliers could cause shortages. Some of our suppliers have experienced temporary shortages in the recent past. Any extended interruption in the supply of any of our significant raw materials, including any delays in delivery of these inputs, may make it difficult or impossible to satisfy customers’ delivery requirements, which could have a material adverse effect on our results of operations.

The risks associated with the effects of constrained credit markets on our customers and suppliers could reduce our sales and increase our expenses.

Financial turmoil and weakness in the global economy resulted in severe volatility and disruptions in the capital and credit markets in 2008, 2009, 2010 and 2011. A resumption of poor credit market conditions may adversely impact the availability of operating financing, upon which many of our customers depend, resulting in project cancellations or delays. Our customers may also face limitations when trying to access the credit markets to fund ongoing operations or capital projects. Credit constraints experienced by our customers may result in lost revenues, delay in the collection of receivables, and reduced profitability for us and, in some cases, higher than expected losses due to failure by our customers to make payments to us. Our suppliers’ ability to deliver products may also be affected by financing constraints caused by current credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged.

We experience risks associated with manufacturing that could adversely affect our business and results of operations.

We manufacture our products, and face risks associated with those operations. These risks include:

•	equipment downtime as a result of unanticipated failures, accidents, natural disasters or other events;

•	the availability of replacement parts;

•	the management of personnel and costs associated with increasing or decreasing capacity to meet product demand; and

•	the need to make capital expenditures to repair, replace or upgrade our machinery.

If we experience any manufacturing disruptions, our ability to produce products for delivery to our customers in a timely manner would be adversely affected. In addition, increased costs at our manufacturing facilities could reduce our gross margins. The capital expenditures to maintain and expand our capabilities also adversely affect our cash flow.

If we do not maintain the quality of our products, our customers may choose to purchase from other suppliers and our sales would be harmed.

Our products are used in applications by our customers where quality and performance are critical. If we are unable to maintain the high standards expected by our customers, or our competitors are able to produce higher quality products, our sales may be harmed. Should this occur, we may also need to increase our investments in manufacturing processes, which could increase our expenses, reduce our margins and adversely affect our cash flows.

We are subject to risks associated with the China Joint Venture that could affect our results of operations and investment in that entity.

The venture is currently operating at a loss and our pro rata share of the losses of this venture has been included in our financial statements since 2006. The China JV has experienced recurring losses since its inception and has an accumulated deficit as of December 31, 2010, which places considerable pressure on the China JV’s liquidity. As of December 31, 2010, the China JV’s total current liabilities exceeded total current assets by approximately $154 million. Due to continued losses and reduced liquidity, which raise substantial doubt as to the China JV’s ability to continue as a going concern, the Company evaluated its investment and advances to the China JV for impairment. During the third quarter of 2011, the Company recorded an impairment of $4.8 million on its related advances to the China JV, which was included in Losses on investment in China JV in the accompanying interim consolidated statements of operations, as it is probable that the Company will be unable to collect all amounts due according to the original terms of the advances to the China JV. Management determined no adjustment was necessary for prepaid inventory, as sufficient materials are in stock for the pending purchase orders.

On May 4, 2011, WISCO Wuhan Jiangbei Iron and Steel Ltd. and the Company entered into a Capital Increase Agreement that provided for a $15.0 million capital contribution by the Company in exchange for an increase in the Company’s ownership interest in the China JV from 51% to 65%. The increase in the Company’s ownership percentage from 51% to 65% was effective on May 31, 2011, upon approval from the Wuhan Bureau of Commerce. As the Company still lacks the power to control the China JV’s principal operating activities, the Company continues to account for its investment under the equity method. The Company invested $3.0 million of the total $15.0 million commitment on June 30, 2011, when the China JV received two of the three necessary Chinese government approvals. The Company funded the remaining capital contribution during the third quarter of 2011. Following this contribution, the China JV remains our unrestricted and unconsolidated subsidiary.

The Supplemental Agreement executed on April 20, 2011, between the China JV and one of its banks, extends the loans of the China JV, provides that no principal payments under the loans of the China JV will be due before 2013 and defers compliance with the financial covenant that the China JV breached until 2013. The effectiveness of the Supplemental Agreement was contingent upon the $15.0 million capital contribution by the Company.

As of September 30, 2011, the Company’s exposure to loss as a result of its involvement with the China JV is limited to its remaining investment and advances of $15.3 million and prepaid inventory of $2.4 million. The Company does not guarantee the debts of the China JV in whole or in part. Upon the Company’s $15.0 million capital contribution, the Letter of Continuing Support became null and void. Therefore, the Company has no further financial commitments to fund the China JV.

Taxing authorities could challenge our historical and future tax positions, or tax laws to which we are subject could change in a manner adverse to us.

We maintain operations in multiple jurisdictions, each of which maintains a separate system of income taxation. The amount of income taxes we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. Applicable tax authorities may challenge the tax positions we have taken. Any successful challenge to one or more of our prior tax positions could result in a material tax liability to us or to one or more of our subsidiaries, for one or more prior years. Tax laws in the various jurisdictions in which we operate are also subject to change. Any such future changes could be unfavorable to us, and could result in an increased tax burden. Should we be assessed with additional taxes, this may result in a material adverse effect on our results of operations or financial condition.

We are dependent on maritime transport and other transportation methods, and an increase in shipping costs or inability to secure space on vessels could adversely affect our sales and profitability.

Shipping and freight costs are a significant component of our cost structure. We are dependent on finding efficient means of transporting our goods from our production facilities to distribution centers and from those distribution centers to our customers. In addition, we ship intermediate goods between our global manufacturing facilities, further increasing our dependence on efficient transportation. Shipping and freight costs are particularly sensitive to oil prices. If shipping and freight costs increase, our sales and profitability may be adversely affected. Furthermore, there may be delays between the time of increases in freight costs and price increases in our products. These increased costs may harm our profitability and results of operations.

Space on international maritime shipping vessels is at times limited and difficult to secure. We have no control over established maritime shipping routes, and the present routes transport ships use may change. If we are unable to use maritime transport to ship our goods to our customers or if shipping costs increase because of changes in routes, our sales to offshore customers may be limited, and our business, financial condition and results of operations could be materially and adversely affected. In addition, we cannot assure you that the products we transport offshore will reach market in marketable condition. These challenges to the maritime transport of our products could have a material, adverse effect on our business.

A significant interruption or casualty loss at any one of our facilities could increase our production costs and reduce our sales and earnings.

Our facilities may experience interruptions or major accidents and may be subject to events such as explosions, fires, inclement weather, acts of God, terrorism, accidents and transportation interruptions. A significant portion of our capacity is generated by each of our manufacturing facilities and a shutdown, interruption or casualty loss at any of these facilities could lead to production curtailment and could substantially impair our business. Interruptions in production capabilities would increase production costs and reduce our sales and earnings. In addition to revenue losses, longer term business disruption could result in the loss of some of our customers. To the extent these events are not covered by insurance, we are unable to recover insurance proceeds to reimburse for losses or business interruption, or there are delays in the receipt of such reimbursements, our cash flows may be adversely impacted by events of this type.

We may pursue and execute acquisitions, which could adversely affect our business.

We have made, and may in the future make, acquisitions of or significant investments in businesses with complementary products, services and/or technologies. We cannot assure you that we will be able to consummate any such transactions or that any future acquisitions will be consummated at acceptable prices and terms. Acquisitions involve numerous risks, including, but not limited to:

•	difficulties in integrating the operations, technologies, products and personnel of acquired companies;

•	lack of synergies or the inability to realize expected synergies and cost savings;

•	revenue and expense levels of acquired entities differing from those anticipated at the time of the acquisitions;

•	difficulties in managing geographically dispersed operations;

•	the potential loss of key employees, customers and strategic partners of acquired companies;

•	claims by terminated employees, shareholders of acquired companies or other third parties related to the transaction;

•	the issuance of dilutive securities, assumption or incurrence of additional debt obligations or expenses, or use of substantial portions of our cash to fund our acquisition;

•	diversion of management’s attention from normal daily operations of the business; and

•	the impairment of acquired intangible assets as a result of technological advancements, or worse-than-expected performance of acquired companies.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions and any future acquisitions. We cannot assure you that any indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions are inherently risky, and we cannot provide any assurance that our previous or future acquisitions will be successful. The inability to effectively manage the risks associated with previous or future acquisitions could materially and adversely affect our business, financial condition or results of operations.

We cannot assure you that we will achieve the synergies identified in this prospectus or that we will achieve synergies and cost savings in connection with future acquisitions. In addition, many of the businesses that we have acquired and will acquire have financial statements that have been prepared by the management of such companies, which may be presented or audited in a different manner than our financial statements or may have not been independently reviewed or audited. We cannot assure you that the financial statements of companies we have acquired or will acquire would not be materially different if such statements were prepared or audited on a basis consistent with our financial statements, or that we would not discover adjustments that need to be made to such financial statements following the acquisitions. Finally, we cannot assure you that we will continue to acquire businesses at valuations consistent with our prior acquisitions or that we will complete acquisitions at all.

An increasing portion of our business depends on operations and sales outside North America in areas that are subject to increased political and economic risks.

We sell our products outside the United States and Mexico, including in Central and South America, Asia, the Middle East and Africa, and are exposed to political and economic risks in these regions. Therefore, our international operations may be subject to additional risks, including:

•	economic, social and political instability;

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	high levels of inflation and high domestic interest rates;

•	tariffs and other trade regulation;

•	risks related to local governmental and other regulatory regimes;

•	difficulties in repatriating earnings;

•	changes in local economic conditions;

•	exposure to possible expropriation or other government actions;

•	hostility from local populations;

•	diminished ability to legally enforce our contractual rights in non-U.S. countries;

•	ineffective intellectual property protection;

•	possible terrorist attacks against American interests; and

•	difficulties in receivables collection and dependence on foreign personnel.

Our international operations expose us to varying local political and business risks and challenges. For example, we are faced with potential difficulties in staffing and managing local operations, and have to design solutions to manage credit risks of local customers and distributors. In addition, certain jurisdictions in which we operate may be politically unstable. We also operate in jurisdictions in which our status as a United States company may expose us to increased risk of terrorist attacks, or to greater impact from the national and global military, diplomatic and financial response to any future attacks or other threats.

Some of our operations are located in jurisdictions that have historically experienced high levels of inflation and high domestic interest rates, including Mexico. The operating results and cash flows of our subsidiaries located in such jurisdictions could be adversely affected due to lower demand or lower growth in demand for our products if they experience high levels of inflation. In addition, because the U.S. dollar is our functional currency, our results of operation and financial condition could be adversely affected if inflation in such jurisdictions increases without a corresponding devaluation of the local currency.

Some of our operations are located in regions with particular exposure to storms, floods, riots, fires, sabotage, terrorism, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity, or failure of energy sources. Production efficiency prevents us from relocating such operations and as a result any of the aforementioned occurrences could materially adversely affect our business.

We purchase a significant portion of our required materials from sources in other countries, which are subject to costs related to tariffs and security measures.

The imposition of tariffs in the jurisdictions in which our operations and suppliers are located, including the United States, Mexico, the European Union or China, pursuant to trade laws and regulations can have an adverse impact on our business by placing tariffs and tariff-rate quotas on the import of steel products and raising the prices of raw materials we require for our production. In addition, under current Mexican tax laws, Mexican customs and taxing authorities may, from time to time, review the tariff classifications we use to import our raw materials and export our products. Future audits may subject us to additional taxes. Further, new strict security measures regarding maritime transport into the United States which may be implemented in the future may increase the cost of our supplies being shipped from foreign sources, which could have a negative effect on our margins and our results of operations.

We depend heavily on our senior management, and we may be unable to replace key executives if needed.

Our future success depends, in significant part, upon the continued services and leadership skills of our management personnel. Our senior management team has extensive manufacturing, finance and engineering experience, and we believe that the depth of our management team is instrumental to our continued success. The loss of the services of one or more of our senior management personnel for any reason, including resignation or retirement, could adversely affect our business, financial condition and results of operations. We cannot assure you that we will be able to retain and maintain existing senior management personnel or attract additional qualified personnel when needed.

We are controlled by a principal equity holder who will be able to make important decisions about our business and capital structure; their interests may differ from your interests as a debt holder.

A majority of the shares of our ultimate parent company, WireCo Cayman, are held by Paine & Partners Fund III, an affiliate of Paine & Partners. As a result, Paine & Partners controls us and has the power to elect the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of our stock, including approving acquisitions or sales of all or substantially all of our assets. Paine & Partners has the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The interests of our principal equity holder may not be aligned with the holders of our exchange notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the holders of the exchange notes might prefer that we raise additional equity to reduce our leverage and pay our debts, while our principal equity holder might instead choose to take other actions, such as selling our assets, to avoid increasing their investment in us or diluting their ownership. Our principal equity holder may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of our exchange notes. Furthermore, Paine & Partners and its affiliates have no continuing obligation to provide us with debt or equity financing or to provide us with joint purchasing or similar opportunities with its other portfolio companies. Additionally, Paine & Partners or its affiliates may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Paine & Partners or its affiliates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We are subject to significant environmental compliance obligations and environmental liabilities that could be significant, which could increase our costs or cause us to change our operations.

Our business operations and facilities are subject to national, state and local laws and regulations that govern the discharge of pollutants and hazardous substances into the air and water, the handling, storage, use and disposal of such materials and the remediation of contaminated sites. Operations at several of our facilities involve receiving steel rods and wire, which we then transform into wire rope or cable. Some of our processes involve subjecting the rods or wire to heating, machining or to various liquid baths involving substances such as acids, solvents, metals, and petroleum-based lubricants. Many of the petroleum products and hazardous substances we use are stored in our facilities. Some of our facilities also generate substantial volumes of wastewater requiring treatment and disposal. From time to time, our facilities are subject to investigation by regulators. Hazardous substances used by us, or by others who have engaged in activities on or near our facilities, may have affected some of our properties.

As our activities have involved the handling, storage, use and disposal of hazardous substances, we may be subject to material liabilities arising from conditions caused by the release of these substances. Such liability can include the costs of investigation and clean-up, fines and penalties sought by environmental authorities, and damages arising out of personal injury and contaminated property and other toxic tort claims, as well as lost or impaired natural resources. Certain environmental laws impose strict liability, and under certain circumstances, joint and several liability on current and prior owners and operators of sites without regard to comparative fault. In addition, environmental requirements change frequently, and have tended to become more stringent over time. We cannot predict what environmental laws or regulations will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced, or the amount of future expenditures that may be required to comply with such laws or regulations.

Failure to maintain or comply with environmental permits, governmental approvals or other environmental requirements necessary to operate our business, exposure to any one of the possible environmental obligations and liabilities listed above, and the uncertainty that our indemnification rights will result in the recovery of any environmental losses that may arise, may subject us to significant obligations and liabilities that could have a material adverse effect on our business, financial condition and results of operations.

Any threat to, or impairment of, our intellectual property rights could cause us to incur costs to defend these rights.

As a company that manufactures and markets branded products, we rely on patent, trademark, trade secret and other intellectual property law and protective measures to protect our proprietary rights. We have a significant number of trademarks registered throughout the world covering our company names and material brands. In addition, we have trademarks to protect our specific “marker strand” designs, which, consistent with market practice, designate our wire rope products. We believe our intellectual property rights, taken as a whole, are significant to us. Our intellectual property protection measures may not be sufficient to prevent misappropriation of our technology or trademarks. From time to time, we may have to defend our intellectual property rights against third parties who may infringe on these rights and defend against claims from third parties, who may assert infringement claims against us or our customers in connection with the use of our products, and these proceedings may require us to incur significant legal and other costs and may divert the attention of our management. Our failure to protect our intellectual property or a successful third-party claim of infringement could have a material adverse effect on our business, financial condition and results of operations.

Organized labor action could have a material adverse effect on our business.

Many of our operations are highly labor intensive. We have collective bargaining agreements with our employees at several plant locations and distribution centers. Approximately 64% of our non-China work force is unionized. If our unionized employees were to engage in a strike, work stoppage or other slowdown in the future at any of our plants, this could adversely affect our ability to produce our products. In addition, any significant increase in labor costs or the making of other significant concessions as a result of agreements with our workforce could have a material adverse effect on our business, financial condition and results of operations.

We could face product liability claims relating to products we manufacture that could increase our costs.

Our products are often used in conjunction with heavy machinery or in construction. Accordingly, we have potential exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage or a failure of our products cause a work stoppage, including situations resulting from misuse of our products. Any such claims may be significant. Therefore, product liability claims against us could have a negative reputational impact, particularly where the failure of a product is publicized.

Furthermore, manufacturing defects may not be discovered for some time after new products are introduced. In the event that any of our products prove to be defective, among other things, we may be responsible for damages related to any defective products and we may be required to recall or redesign such products. Any insurance we maintain may not continue to be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. As a result, products liability claims could have a material and adverse effect on our business, financial condition and results of operations.

Occupational health and safety laws and regulations could become more stringent and necessitate additional expenditures, which could harm our results of operations.

Our facilities and operations are subject to, among other laws and regulations, comprehensive occupational health and safety laws and regulations. Failure to comply with applicable regulations could lead to manufacturing shutdowns, product shortages, delays in product manufacturing, product seizures, recalls, operating restrictions, withdrawal of required licenses, and prohibitions against exporting or importing of products. In addition, civil and criminal penalties could result from regulatory violations. Such laws and regulations may become more stringent and result in necessary modifications to our current practices and facilities that could force us to incur additional costs that could materially affect us.

Our reported financial condition and results of operations are subject to exchange rate fluctuations, which will make it more difficult to predict our financial results.

Our financial condition and results of operations are reported in multiple currencies, which currently include the Mexican peso, the euro, and the Chinese renminbi, and are then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against the Mexican peso, euro, and Chinese renminbi, or other foreign currency in which we report our results will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against such currencies will have a positive effect on reported revenues and operating profit. We do not expect to seek to mitigate this translation effect through the use of derivative financial instruments.

We currently are required to comply with a number of quality assurance standards, and our failure to comply with such standards may result in the loss of existing customers or may hamper our ability to attract new customers.

All of our rope and wire fabrication facilities throughout North America, Latin America, Europe and Asia are ISO 9001 certified. ISO 9001 is an international standard certification granted by the International Organization for Standardization (“ISO”) that confirms that a supplier can consistently provide goods and services that meet client needs and expectations and comply with applicable regulations. The ISO certifications are typically valid for three years with six to nine month surveillance audits performed during the term of the certification. Our U.S. and Mexico facilities and the China J.V. that provide product into the petroleum industry are also certified as “API 9A.” This API certification is granted by the American Petroleum Institute (“API”) and relates to quality and performance standards for oilfield products. We are also certified by Lloyd’s Register Quality Assurance, Inc. for the products produced at our St. Joseph and Sedalia locations in Missouri, and Germanischer Lloyd for products produced in our European manufacturing facilities. We also have various customer quality certifications that authorize us to supply products to specific customers. A failure to maintain any of these various quality certifications may cause us to lose existing customers and threaten our ability to attract new customers, which could have a material, adverse effect on our business, financial condition and results of operations, although a failure to maintain certification in any one plant will not affect the certification process in our other plants.

The Drumet acquisition may fail to yield the anticipated cost savings, growth opportunities and synergies, and any other benefits, anticipated from the transaction.

The ultimate success of the Drumet acquisition will depend, in part, on our ability to realize the anticipated cost savings, growth opportunities and synergies from combining the businesses. If management is not able to successfully realize these objectives, the anticipated benefits of the Drumet acquisition may not be realized fully or at all, or may take longer to realize than expected.

Risks Relating to the Exchange Notes and the Exchange Offer

Our substantial level of indebtedness could have a material adverse effect on our financial condition and prevent us from fulfilling our obligations under the exchange notes.

We have substantial indebtedness. As of September 30, 2011, we had $586.6 million of total indebtedness at face value. In addition, subject to restrictions in the indenture governing the 9.5% Senior Notes and restrictions in our revolving credit facility and term credit agreement, we may incur additional indebtedness. Our high level of indebtedness could have important consequences, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the exchange notes;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•

we must use a substantial portion of our cash flow from operations to pay interest and principal on the exchange notes and other indebtedness, which will reduce the funds available to us for other purposes such as capital expenditures;

•	we may be limited in our ability to borrow additional funds;

•

we may have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition;

•	we may be more vulnerable to economic downturns and adverse developments in our business; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the exchange notes, our revolving credit facility, our term credit agreement and our other debt from cash flow from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our indebtedness, including the exchange notes, and meet our other obligations. If we lack sufficient liquidity, we may be required to refinance all or part of our existing debt, including the exchange notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including the indenture governing the exchange notes, may restrict us from pursuing any of these alternatives.

Federal and state statutes allow courts, under specific circumstances, to void Guarantees and require noteholders to return payments received from Guarantors.

Our indirect parent corporation, certain of its direct and indirect subsidiaries and our existing and future domestic subsidiaries will guarantee the exchange notes. Although the Guarantees provide holders of the exchange notes with a direct claim against the Guarantors, under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance or fraudulent transfer laws under certain circumstances a court could void or cancel a guarantee and order the return of any payments made thereunder to the Guarantor or to a fund for the benefit of its other lenders.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that Guarantor if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future lender; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and either

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the lenders of the Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

While we believe that each Guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature, we cannot provide assurance, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. The rights to foreclose upon and sell collateral upon the occurrence of an event of default on the exchange notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against us. A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the exchange notes. If a court avoided such guarantee, holders of the exchange notes would no longer have a claim against such subsidiary or the benefit of the assets of such subsidiary constituting collateral that purportedly secured such guarantee under applicable bankruptcy law, secured lenders would be prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval. In addition, the court might direct holders of the exchange notes to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the exchange notes from any other subsidiary or from any other source.

The exchange notes are unsecured and structurally subordinated to our existing and future secured indebtedness.

The exchange notes will not be secured by any of our assets, and will rank effectively junior to all of our existing and future secured debt, including obligations under our ABL revolving credit facility and term credit agreement. As of September 30, 2011, we had approximately $161.6 million of secured indebtedness at face value. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the exchange notes.

The exchange notes are structurally subordinated to all indebtedness of our subsidiaries that are not Guarantors of the exchange notes.

You will not have any claim as a creditor against our subsidiaries that are not Guarantors of the exchange notes or against any of our future subsidiaries that do not become Guarantors of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against these non-Guarantor subsidiaries. For the twelve months ended December 31, 2010, and the nine months ended September 30, 2011, the non-Guarantor subsidiaries, after intercompany eliminations, accounted for in the aggregate approximately 18% and 16%, respectively, of our consolidated net sales. As of December 31, 2010 and September 30, 2011, the non-Guarantor subsidiaries, after intercompany eliminations, accounted for in the aggregate approximately 17% and 15%, respectively, of our consolidated total assets. As of December 31, 2010 and September 30, 2011, the liabilities of the non-Guarantor subsidiaries, excluding amounts owed to affiliates, on a consolidated basis were approximately $36.2 million and $36.1 million, respectively. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-Guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available to distribution to us.

In addition, under the indenture, the non-Guarantor subsidiaries are permitted to incur substantial amounts of additional debt and we and the Guarantors are permitted to make an unlimited amount of investments in non-Guarantor subsidiaries that are “restricted subsidiaries” under the indenture, and a substantial amount of investments in “unrestricted subsidiaries” that are not Guarantors, including our China JV and WRCA Hong Kong Company Ltd., which holds our equity in the China JV. Therefore, the exchange notes would be structurally subordinated to this additional indebtedness that may be incurred by the non-Guarantor subsidiaries. Furthermore, if we or the Guarantors invest additional amounts in non-Guarantor subsidiaries, in the event of a bankruptcy, liquidation, reorganization or other winding up of any the non-Guarantor subsidiaries, assets that otherwise could be used to satisfy our obligations under the notes will first be used to satisfy the obligations of the non-Guarantor subsidiaries.

We and our subsidiaries may incur substantially more debt, including secured debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may incur substantial additional debt, including secured debt, in the future. Although certain of our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the exchange notes, and alternatives to service our indebtedness may not be effective.

Our ability to meet our payment and other obligations under our debt, including the exchange notes, depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us, in an amount sufficient to enable us to meet our payment obligations under the exchange notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, due to borrowing base restrictions or otherwise, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more funds on terms acceptable to us, if at all.

Covenants in our debt instruments may limit our ability to operate our business and any failure by us to comply with such covenants may accelerate our obligation to repay the underlying debt.

The indenture governing the exchange notes, our revolving credit facility and our term credit agreement contain, covenant restrictions that limit our ability to operate our business, including covenant restrictions that may prevent us from:

•	incurring additional debt or issuing guarantees;

•	creating liens;

•	entering into certain transactions with our affiliates; and

•	consolidating, merging or transferring all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

Our revolving credit facility and our term credit agreement require us to maintain specific leverage ratios, and the indenture governing the exchange notes require us to meet a specific fixed charge coverage ratio prior to incurring certain additional debt. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. Our failure to comply with these obligations could prevent us from borrowing additional money and could result in our default. If a default occurs under any of our senior indebtedness, the relevant lenders could elect to declare such indebtedness, together with accrued interest and other fees, to be immediately due and payable and to proceed against our assets that secure such senior indebtedness. Moreover, if the lenders under a facility or other agreement in default were to accelerate the indebtedness outstanding under that facility, it could result in a default under other indebtedness. If all or any part of our indebtedness were to be accelerated, we may not have or be able to obtain sufficient funds to repay it. In addition, we may incur other indebtedness in the future that may contain financial or other covenants that are more restrictive than those contained in the indenture governing the exchange notes.

As a result of these and certain other covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the exchange notes and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

We may not be able to repurchase the exchange notes upon a change of control, which would cause defaults under the indenture governing the exchange notes and under our revolving credit facility and term credit facility.

Upon the occurrence of specific change of control events, we will be required to offer to repurchase the exchange notes at 101% of their principal amount, plus accrued interest. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient funds. In addition, our ability to effect a redemption of the exchange notes upon a change of control may be impaired by the effect of various provisions in agreements governing our existing debt obligations. The occurrence of a change of control would result in an event of default under our ABL revolving credit facility and term credit agreement and permit the lenders to accelerate the maturity of all of the obligations under our ABL revolving credit facility and term credit agreement and to pursue their rights and remedies, including foreclosure of their liens upon our and our subsidiaries’ assets. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the exchange notes. The terms of the ABL revolving credit facility and term credit agreement also limit our ability to repurchase the exchange notes until all debt under the ABL revolving credit facility and term credit agreement is paid in full. In addition, our ability to repurchase the exchange notes may be limited by law. Accordingly, it is possible that restrictions in our ABL revolving credit facility and term credit agreement or future debt agreements will not allow such repurchases. If we fail to repurchase any exchange notes submitted in a change of control offer, it would constitute an event of default under the indenture which would, in turn, also constitute an event of default under our ABL revolving credit facility and term credit agreement and could constitute an event of default under our other indebtedness. Important corporate events, such as recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the exchange notes and thus would not permit the holders of the exchange notes to require us to repurchase or redeem the exchange notes.

Investors may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the exchange notes, will require us to make an offer to repurchase all of the outstanding exchange notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the exchange notes to require us to repurchase the exchange notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

The enforceability of the guarantees issued by and security interests granted by our subsidiaries organized under the laws of jurisdictions outside the U.S. will be subject to the local laws of such jurisdictions.

The laws of certain of the jurisdictions in which the non-U.S. Guarantors are organized limit the ability of these non-U.S. Guarantors to guarantee and secure debt of (i) a direct or indirect parent company and/or (ii) any obligations other than such non-U.S. Guarantors’ direct obligations or the obligations of such non-U.S. Guarantors’ subsidiaries. These limitations arise under various provisions or principles of corporate, tax and administrative law, which include provisions requiring a Subsidiary Guarantor to receive adequate corporate benefit from the financing, financial assistance rules, ultra vires rules, rules governing preservation of share capital, thin capitalization, anti-money laundering regulations and fraudulent transfer principles. In many of these jurisdictions, the Guarantees and/or security documents contain language limiting the amount of debt guaranteed and/or secured to the maximum extent allowable in accordance with applicable local law. Accordingly, if note holders were to enforce the Guarantees and security interests of the Guarantors in these jurisdictions, claims of note holders may be limited. If these limitations were not observed, the Guarantees and security interests of the Subsidiary Guarantors could be subject to legal challenge or the directors could incur liability due to a violation of their statutory duties. Furthermore, although we believe that the Guarantees and security interests of these Guarantors are enforceable (subject to local law restrictions), a third party lender may challenge these Guarantees and security interests and prevail in court. Any enforcement of the Guarantees and collateral after an insolvency event of any of the non-U.S. Guarantors might be subject to the insolvency and administrative laws of such

non-U.S. Guarantor’s jurisdiction of organization, or the insolvency laws of the country where the center of main interests of such non-U.S. Guarantor is situated. The insolvency, administrative and other laws of each of these jurisdictions may be materially different from, or in conflict with, each other and those of the U.S., including in the areas of rights of lenders, priority of governmental and other lenders, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s law should apply, adversely affect your ability to enforce your rights under the Guarantees in these jurisdictions or limit any amounts that you may receive.

There are important limitations on the ability of note holders to enforce certain foreign civil liabilities in jurisdictions outside the U.S., including Canada, the Cayman Islands, Germany, Luxembourg, Portugal, Poland and the Netherlands.

WireCo WorldGroup (Cayman) Inc. is incorporated as an exempted company with limited liability under the laws of the Cayman Islands. In addition, certain Guarantors were formed in Canada, Germany, Luxembourg, Portugal, Poland and the Netherlands. We refer to WireCo WorldGroup (Cayman) Inc. and such subsidiaries as the “non-U.S. registrants”. As a result, a potentially significant portion of the assets supporting the Guarantees are located outside of the United States. It may be difficult for persons purchasing the exchange notes to enforce judgments against us or judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States. In the case of Guarantors incorporated in Poland, a Polish law does not recognize the concept of “trust” or “trustee”. It is uncertain how the U.S. Bank National Association, as a trustee for persons purchasing the exchange notes, will be treated by a Polish court.

In addition, certain of the directors and officers of the non-U.S. registrants reside outside of the United States. As a result, it may be difficult for investors to affect service of process on the non-U.S. registrants or those persons in the U.S., or to enforce in the U.S. judgments obtained in U.S. courts against the non-U.S. registrants or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-U.S. registrants will enforce judgments obtained in other jurisdictions, including the U.S., against the non-U.S. registrants or their directors or officers under the securities or other laws of that jurisdiction or entertain actions in that jurisdiction against the non-U.S. registrants or their directors or officers under the securities or other laws of that jurisdiction.

The notes were issued with original issue discount for U.S. federal income tax purposes.

Because the stated principal amount of the outstanding notes exceeded their “issue price” by more than a statutorily defined de minimis amount, the notes were treated as issued with OID for U.S. federal income tax purposes. Accordingly, in addition to stated interest on the exchange notes, a U.S. Holder (as defined under “Certain U.S. Federal Income Tax Considerations—U.S. Holders”) would be required to include such OID in gross income as ordinary income as it accrues, in advance of receiving any cash attributable to that OID and regardless of the U.S. Holder’s regular method of tax accounting. A U.S. Holder of Additional Notes who acquired such notes at a premium to the adjusted issue price of such notes and who exchanges such notes pursuant to this exchange offer will generally be permitted to offset any OID accruals with a deduction to the extent of such premium. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders.”

If a bankruptcy petition were filed by or against us, holders of the exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture that will govern the exchange notes.

If a bankruptcy petition were filed by or against us under the United States bankruptcy code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the sum of:

•	the original issue price for the exchange notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. bankruptcy code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the exchange notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the exchange notes, even if sufficient funds are available.

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. After the completion of this exchange offer, we will not be under any obligation to, and do not plan to, register the outstanding notes under the Securities Act.

In addition, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease could reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

You must comply with the exchange offer procedures to receive exchange notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for outstanding notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of outstanding notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the exchange notes may be restricted.

A broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it resells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited, and, as a result, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

There is no public market for the exchange notes, a market may not develop, and you may have to hold your exchange notes to maturity.

The exchange notes are a new issue of securities and there is no existing trading market for the exchange notes. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable. The exchange notes are not listed for trading on any exchange. We do not intend to seek to have them listed. The liquidity of any market for the exchange notes and the prices at which the exchange notes will trade, if a trading market develops, will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the exchange notes.

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of these securities. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the exchange notes.

In the event that a public market does develop, trading of the exchange notes may be affected by the development of emerging markets.

Securities of companies in emerging markets have been, to varying degrees, influenced by political, economic and market conditions in other emerging markets and other countries. Although economic conditions are different in each country, investors’ reactions to developments in one country may have effects on the securities of issuers in other countries, including China. Continued volatility in the Latin American, Eastern European, Asian or other emerging capital markets may lead to increased volatility of other securities markets and may impact the price of the exchange notes. Events outside of China, especially in other emerging market countries, may affect the price of, or our ability to meet our obligations under, the exchange notes. In addition, the Chinese financial and securities markets are, to varying degrees, influenced by political, economic and market conditions in more industrialized countries, particularly the United States. Among other events, increases in interest rates in the United States and, more generally, events that increase the opportunity cost of investing outside the United States may tend to decrease the attractiveness of securities investments in other countries, such as China.

If we fail to implement and maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and we may be unable to comply with regulatory requirements.

We may in the future identify deficiencies that need to be addressed in our internal controls over financial reporting. Should we fail to implement and maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired. The effect of possible material weaknesses in our internal controls over financial reporting may be adverse to our business and investor perception. In addition, when this registration statement becomes effective, we will become subject to certain provisions of the Sarbanes-Oxley Act, which will require us to comply with additional requirements relating to internal controls. These regulations impose complex and continually changing regulatory requirements on our operations and reporting, impose comprehensive reporting and disclosure requirements, set stricter independence and financial expertise standards for audit committee members, and impose civil and criminal penalties for companies, their chief executive officers, chief financial officers and directors for securities law violations. We may incur significant additional legal, compliance and accounting costs as a result of becoming subject to the Sarbanes-Oxley Act, and our management may be required to devote significant time or incur significant additional expense in order to comply with such requirements and to remediate any material weaknesses or deficiencies that may be identified. In addition, becoming subject to the Sarbanes-Oxley Act could increase the difficulty and expense of obtaining director and officer liability insurance, and make it harder for us to attract and retain qualified directors and executive officers. Any inability to comply with such requirements may negatively impact our results of operations, our financial condition, or our reputation.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain obligations under the registration rights agreements. We will not receive any cash proceeds from the issuance of the exchange notes. As consideration for issuing the exchange notes, we will receive in exchange a like principal amount of the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued and sold $275 million of the outstanding notes in a private offering on May 19, 2010 and $150 million of the outstanding notes in a private offering on June 10, 2011. In connection with these issuances and sales, we entered into registration rights agreements with the initial purchasers for the outstanding notes. In the registration rights agreements, we agreed to, among other things:

•

prepare and file with the SEC, as promptly as practicable, a registration statement relating to the offer to exchange the outstanding notes for the exchange notes, or the exchange offer registration statement, or, under certain circumstances, a “shelf” registration with respect to the outstanding notes or exchange notes, or the shelf registration statement;

•

use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act and to complete the exchange offer, or in the case of a shelf registration statement, as applicable, to be declared effective, within 365 days of May 19, 2010; and

•	keep the exchange offer open for not less than 20 business days after the date that notice of the exchange offer is mailed to the holders of the outstanding notes.

If the exchange offer has not been completed or a shelf registration statement, as applicable, has not been declared effective on or prior to the 365th day following May 19, 2010, or if any registration statement which has been declared effective ceases to be effective at any time at which it is required to be effective, we will pay registration default damages accrued at a rate of 0.25% per annum commencing on the day the registration statement ceases to be effective. The registration default damages will be payable in accordance with the interest payment provisions of the outstanding notes. The registration default damages will cease to accrue upon:

•

the completion of the exchange offer or the effectiveness of the shelf registration statement, as applicable, in the case of a registration default caused by the exchange offer not being completed, or a shelf registration statement, as applicable, not being declared effective, on or prior to the 365th day following May 19, 2010; or

•

the effectiveness of the registration statement which had ceased to be effective, in the case of a registration default caused by a registration statement that had been declared effective, but ceased to be effective at any time at which it was required to be effective.

We have agreed to provide each holder of outstanding notes a copy of the prospectus that forms part of the registration statement.

Under the registration rights agreements, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, we will be required to file a shelf registration statement for a continuous offering by the holders of the outstanding notes if:

•	due to any change in law or applicable interpretations by the staff of the SEC, we determine upon advice of our outside counsel that we are not permitted to affect the exchange offer;

•	for any other reason, the exchange offer is not consummated within 365 days of May 19, 2010;

•

any holder other than an initial purchaser for the outstanding notes is ineligible to participate in the exchange offer other than by reason of such holder being our “affiliate” (as defined in Rule 405 of the Securities Act);

•

based on their reasonable opinion, the initial purchasers for the outstanding notes so request in writing and delivered to us with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer that are held by them following consummation of the exchange offer; or

•

in the case that the initial purchasers for the outstanding notes participate in the exchange offer or otherwise acquire exchange notes from us under certain other provisions of the registration rights agreements and, in their reasonable opinion, do not receive freely tradable exchange notes in exchange for outstanding notes constituting any portion of an unsold allotment.

Except as otherwise permitted by the registration rights agreements, we will keep the shelf registration statement continuously effective, supplemented and amended as required by the Securities Act, for a period from the date the shelf registration statement is declared effective until the second anniversary of its effectiveness, or the earlier date upon which all the outstanding notes or exchange notes, as applicable, covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

During any 365-day period, upon the occurrence of certain events, we will have the ability to suspend the disposition of outstanding notes or exchange notes pursuant to a registration statement or shelf registration statement for up to two periods of up to 30 days each, if we determine in our reasonable judgment and upon written advice of counsel that the continued effectiveness and use of the shelf registration statement would require the disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving us.

We will, in the event of the filing of a shelf registration statement, provide to each holder of outstanding notes that are covered by the shelf registration statement copies of the prospectus included in the shelf registration statement and notify each such holder when the shelf registration statement has become effective. The names of holders of outstanding notes that propose to sell the outstanding notes pursuant to the shelf registration statement will be included, as selling security holders, in such prospectus. We may require such holders to furnish us with information we require to include in the shelf registration statement and we may exclude them from such shelf registration statement if they fail to do so within a reasonable time. Selling holders of outstanding notes that are included in the shelf registration statement will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements which are applicable to the holder (including certain indemnification obligations).

Once the exchange offer is complete, we will have no further obligation to register any of the outstanding notes not tendered to us in the exchange offer.

Effect of the Exchange Offer

Based on interpretations by the SEC staff set forth in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993) and similar no-action letters, we believe that you may offer for resale, resell and otherwise transfer the exchange notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act, except as set forth below, so long as:

•	you are not a broker-dealer that acquired the outstanding notes from us or in market-making transactions or other trading activities;

•	you are acquiring the exchange notes in the ordinary course of your business;

•

at the time of the consummation of the registered exchange offer, you are not participating in, you do not intend to participate in and you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act; and

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

If you are not able to make these representations, and any such other representations as may be necessary under applicable SEC rules, regulations and interpretations, you are a “restricted holder.” As a restricted holder, you will not be able to participate in the exchange offer, you may not rely on the interpretations of the SEC staff set forth in the no-action letters referred to above and you may sell your outstanding notes only in compliance with the registration and prospectus delivery requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act or in a transaction not subject to the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of consummation of the exchange offer and ending on the close of business one year after that date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In the registration rights agreements, we agreed to use our reasonable best efforts to keep the exchange offer registration statement effective, supplemented and amended as required, to ensure that it is available for such resales of exchange notes during such period.

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. Outstanding notes that are still outstanding following the completion of the exchange offer, and that are not redeemed by us, will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. The Company will issue exchange notes in denominations of $2,000 and integral multiples of $1,000.

The terms of the exchange notes will be identical in all material respects to those of the outstanding notes, except that:

•	the offering of the exchange notes has been registered under the Securities Act;

•	the exchange notes will not be subject to transfer restrictions; and

•	the exchange notes will be issued free of any covenants regarding registration rights and free of any related provisions for additional interest.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under and be entitled to the benefits of the same indenture under which the outstanding notes were issued. The outstanding notes and the exchange notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the exchange notes, see “Description of the Exchange Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. As of the date of this prospectus, an aggregate of $425 million principal amount of outstanding notes is outstanding. This prospectus is being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Holders of outstanding notes do not have any appraisal or dissenters’ rights under applicable law or under the indenture in connection with the exchange offer.

We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice (if oral, to be promptly confirmed in writing) of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the exchange notes from us and delivering the exchange notes to the tendering holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “Conditions” in this section of the prospectus. All outstanding notes accepted for exchange will be exchanged for exchange notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any outstanding notes for exchange, we will extend the expiration date for the same period.

If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted outstanding notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, promptly after the expiration date.

We are not making, nor is our board of directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your outstanding notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date shall mean the latest date and time to which the exchange offer is extended.

If we determine to extend the exchange offer, we will issue a press release or other public announcement and notify the exchange agent of any extension by oral or written notice (if oral, to be promptly confirmed in writing), and such notice shall include disclosure of the approximate number of securities deposited to date. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “Conditions” in this section of the prospectus have not been satisfied by the expiration date; or

•

subject to the terms of the registration rights agreements to amend the terms of the exchange offer in any manner; however, in the event of a material change in the offer, including the waiver of a material condition, we will extend the offer so that at least five business days remain in the offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of the amendment.

During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or earlier termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes

Any outstanding notes not tendered or accepted for exchange, or redeemed by us, will continue to accrue interest in accordance with their terms. The exchange notes will accrue interest at the rate of 9.5% per annum from the date of the last periodic payment of interest on the outstanding notes. Interest on the exchange notes will be payable semi-annually in arrears on May 15 and November 15, commencing May 15, 2012.

Procedures for Tendering

Only a registered holder of outstanding notes may tender those notes in the exchange offer. To tender in the exchange offer:

•

a holder must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with the outstanding notes and all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under “Exchange Agent” in this section of the prospectus before 5:00 p.m., New York City time, on the expiration date;

•

the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at The Depository Trust Company, or DTC, or the depositary, and timely receipt by the exchange agent of an agent’s message (as defined below under “Book-Entry Transfer” in this section of the prospectus) and any other documents required by the letter of transmittal according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

A tender of outstanding notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of outstanding notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders or, in the case of outstanding notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date, (b) as set forth below under “Conditions” in this section of the prospectus, to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of outstanding notes (other than certain specified holders) will represent to us that:

•	it is acquiring the exchange notes in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	it has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange notes within the meaning of the Securities Act; and

•

it is not our “affiliate,” within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of these exchange notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

The exchange agent will establish a new account or utilize an existing account with respect to the outstanding notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of outstanding notes by causing DTC to transfer these outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, the exchange for the outstanding notes so tendered will only be made after timely confirmation of this book-entry transfer of outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering outstanding notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of outstanding notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

Although delivery of outstanding notes must be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, properly completed and validly executed, with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under “Exchange Agent” in this section of the prospectus before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

All references in this prospectus to deposit or delivery of outstanding notes shall be deemed to also refer to DTC’s book-entry delivery method.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver a confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (3) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•

before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•

the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “Exchange Agent” in this section of the prospectus. Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “Procedures for Tendering” in this section of the prospectus at any time prior to the expiration date.

Any outstanding notes that are tendered for exchange through the facilities of DTC, but that are not exchanged for any reason, will be credited to an account maintained with DTC for the outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the SEC staff; or

•	the outstanding notes are not tendered in accordance with the exchange offer; or

•

you do not represent that you are acquiring the exchange notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the exchange notes, and that you have no arrangements or understandings with any person to participate in a distribution of the exchange notes or you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the exchange notes under the Securities Act; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•

refuse to accept and return to the tendering holder any outstanding notes or credit any tendered outstanding notes to the account maintained within DTC by the participant in DTC which delivered the outstanding notes;

•

extend the exchange offer and retain all outstanding notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of outstanding notes (see “Withdrawal of Tenders” above in this section of the prospectus); or

•

waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered outstanding notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “Expiration Date; Extensions; Amendments” in this section of the prospectus.

In addition, we will not accept for exchange any outstanding notes tendered, and we will not issue exchange notes in exchange for any of the outstanding notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your outstanding notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Regular Mail:

U. S. Bank National Association

West Side Flats Operations Center

Attn: Brandi Steward

60 Livingston Avenue

Mail Station—EP-MN-WS2N

St. Paul, MN 55107-2292

By Facsimile:

(651) 495-8158

Confirm by Telephone:

(800) 934-6802, or, at

www.usbank.com/corp_trust/bondholder_contact.html.

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees and expenses, printing costs, and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of outstanding notes pursuant to the exchange offer. If, however, exchange notes and/or substitute outstanding notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered hereby, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal accompanying the prospectus, or if a transfer tax is imposed for any reason other than the transfer of outstanding notes pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying values as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes as set forth in the legend printed thereon as a consequence of the issuance of the outstanding notes pursuant to an exemption from the Securities Act and applicable state securities laws. Outstanding notes not exchanged pursuant to the exchange offer and not redeemed by us will continue to accrue interest at 9.5% per annum, and will otherwise remain outstanding in accordance with their terms. Holders of outstanding notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of outstanding notes will not be entitled to any rights to have the resale of outstanding notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any outstanding notes that remain outstanding after completion of the exchange offer.

CAPITALIZATION

As of September 30, 2011, our debt capitalization ratio (total debt as a percentage of total debt plus total equity) was 78.6%. For additional information regarding our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” “Description of the Exchange Notes” and “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes included elsewhere in this prospectus.

As of September 30, 2011
(dollars in thousands)
Cash and cash equivalents	$21,907

Total debt:
Revolving Credit Agreement(1)	8,743
Term loan credit agreement	99,500
Euro Facility(2)	22,955
CASAR Revolving Credit Agreement(3)	—
9.5% Senior Notes due 2017 at face value	425,000
Drumet assumed Polish debt at face value(4)	29,723
Other indebtedness	686

Total debt	586,607
Total stockholders’ equity	159,496

Total capitalization	$746,103

(1)	As of September 30, 2011, we had $56.6 million of availability on our Revolving Credit Agreement based on current borrowing capacity. Our Revolving Credit Agreement has a total commitment of $66.0 million.
(2)	In order to enhance our liquidity position, we entered into a new euro-based senior secured revolving credit facility pursuant to an amendment and restatement of the existing term loan facility in June 2011, which currently has commitments of €30.0 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-term Debt and Credit Facilities—New Euro Facility.” At September 30, 2011, there were outstanding letters of credit of $10.1 million issued to the former owner of Drumet related to the remaining purchase price installment payments. We had $7.5 million of availability using the exchange rate in effect at September 30, 2011.
(3)	As of September 30, 2011, we had $9.2 million of availability on our CASAR Revolving Credit Agreement based on current borrowing capacity. Our CASAR Revolving Credit Agreement has a total commitment of $10.0 million.
(4)	With the acquisition of Drumet, the Company assumed non-interest bearing long-term debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-term Debt and Credit Facilities—Polish Debt”.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

Acquisition of Oliveira

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 set forth on the following pages gives effect to the acquisition of Luís Oliveira Sá—SGPS, S.A. (“Oliveira”) by WRCA Portugal Sociedade Unipessoal LDA (“WRCA Portugal”), a newly formed affiliate of WireCo WorldGroup (Cayman) Inc. (“WireCo” or the “Company”), on the consolidated statements of operations of WireCo. On November 16, 2010 (“Acquisition Date”), the Company used a combination of cash and cash equivalents and a $21.1 million draw on its revolving credit agreement to complete payment of the cash purchase price. The total cash consideration for Oliveira, net of cash acquired, was $80.9 million. Oliveira’s financial position and results from operations have been included in the Company’s consolidated financial statements since the Acquisition Date. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 give effect to the acquisition of Oliveira as if it occurred on January 1, 2010. The financial position of Oliveira is included in the WireCo consolidated balance sheet at December 31, 2010, therefore no pro forma balance sheet is presented.

The Refinancing Transaction

On June 10, 2011, the Company issued an additional $150.0 million of unsecured 9.5% Senior Notes due May 15, 2017 at 104.75% of their principal amount under the same Indenture governing the Existing Notes (“Additional Notes”). The Company received gross proceeds from the offering of $157.1 million, including a $7.1 million premium on the issuance. The Additional Notes are treated as a single series with the Existing Notes and have the same terms as the Existing Notes. Of the proceeds, $132.8 million was used to prepay a portion of the Term Loan and the remaining funds were used to pay any related offering and amendment fees and for other general corporate purposes. The Company incurred $6.1 million in debt issuance costs related to underwriting, legal, accounting and other third-party expenses. The issuance fees and premium are amortized to interest expense using the effective interest method over the term of the notes. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 reflects the refinancing transaction as if it occurred on January 1, 2010.

Other Investment Transactions

On May 4, 2011, the Company entered into an agreement (“Capital Increase Agreement”) with WISCO Wuhan Jiangbei Iron and Steel Ltd., the Company’s China JV partner, which provided for a $15.0 million capital contribution by the Company in exchange for an increase in the Company’s ownership interest in the China JV from 51% to 65%. The increase in the Company’s ownership percentage from 51% to 65% was effective on May 31, 2011, upon approval from the Wuhan Bureau of Commerce. As the Company still lacks the power to control the China JV’s principal operating activities, the Company continues to account for its investment under the equity method. As of September 30, 2011, we had completed the $15.0 million capital contribution to the China JV as planned.

On July 18, 2011, the Company acquired 100% of the outstanding shares of Drumet Liny i Druty spółka z ograniczoną odpowiedzialnoœcią (“Drumet” or “the Company’s Polish subsidiary”). Drumet is a manufacturer of steel wire ropes, wire and staple band with a production facility in Poland and distribution facilities in Germany and Slovakia. The acquisition of Drumet expands the Company’s sales presence in Eastern Europe, introduces another brand to the Company’s existing portfolio, offers a low-cost labor base and reduces the Company’s dependence on external wire suppliers. The purchase price was equivalent to approximately $62.5 million, net of cash acquired of $2.4 million, using the exchange rates in effect at closing. The aggregate transaction value was approximately $100.8 million, payable in cash installments ($51.8 million, net of cash acquired, at closing, $4.6 million payable on December 31, 2011 and $6.0 million payable on July 31, 2012) and debt assumed consisting of non-interest bearing debt and certain machinery and equipment leases with an estimated fair value of approximately $38.4 million.

These investment transactions are not included in the unaudited pro forma combined condensed financial statements as they are not significant.

The unaudited pro forma combined condensed statements of operations have been prepared by management for illustrative purposes only and are not necessarily indicative of the results of operations that would have been realized had the acquisition or refinancing transaction occurred as of the date indicated, nor are they meant to be indicative of future results of operations. In addition, the unaudited pro forma combined condensed statements of operations do not include any expected synergies which may be achievable subsequent to the Acquisition Date. The unaudited pro forma combined condensed statement of operations should be read in conjunction with the accompanying notes and the historical financial statements of the Company for the periods presented.

WireCo World Group (Cayman) Inc.

and Subsidiaries

Unaudited Pro Forma Combined Condensed Statement of Operations

For the year ended December 31, 2010

(U.S. Dollars, in thousands)

		Oliveira 319 days ended November 15, 2010	Pro Forma Adjustments
	WireCo		Oliveira	Additional Notes	Term Loan Retirement	Notes	Pro Forma Combined
Net sales	$447,678	55,143	—	—	—		$502,821
Cost of sales	(329,147)	(37,903)	271	—	—	3a	(366,779)

Gross profit	118,531	17,240	271	—	—		136,042

Other operating expenses:
Selling expenses	(17,520)	(4,815)	—	—	—		(22,335)
Administrative expenses	(47,221)	(2,201)	4,970	—	—	3b	(44,452)
Amortization expense	(12,436)	(46)	(344)	—	—	3c	(12,826)

Total other operating expenses	(77,177)	(7,062)	4,626	—	—		(79,613)

Operating income	41,354	10,178	4,897	—	—		56,429

Other income (expense):
Interest expense	(33,720)	(259)	(746)	(14,293)	8,508	3d	(40,510)
Loss on investment in China JV	(16,726)	—	—	—	—		(16,726)
Foreign currency exchange gains (losses)	(3,050)	73	—	—	—		(2,977)
Loss on extinguishment of long-term debt	(6,520)	—	—	—	—		(6,520)
Other expense, net	(1,073)	—	—	—	—		(1,073)

Total other income (expense)	(61,089)	(186)	(746)	(14,293)	8,508		(67,806)

Income (loss) before income taxes	(19,735)	9,992	4,151	(14,293)	8,508		(11,377)
Income tax benefit (expense)	13,170	(3,158)	(1,137)	5,431	(3,233)	3f	11,073

Net income (loss)	$(6,565)	6,834	3,014	(8,862)	5,275		$(304)

See accompanying notes to the unaudited pro forma combined condensed statements of operations.

WireCo World Group (Cayman) Inc.

and Subsidiaries

Unaudited Pro Forma Combined Condensed Statement of Operations

For the nine months ended September 30, 2011

(U.S. Dollars, in thousands)

		Pro Forma Adjustments
	WireCo	Oliveira	Additional Notes	Term Loan Retirement	Notes	Pro Forma Combined
Net sales	$447,939	—	—	—		$447,939
Cost of sales	(333,121)	1,289	—	—	3a	(331,832)

Gross profit	114,818	1,289	—	—		116,107

Other operating expenses:
Selling expenses	(19,189)	—	—	—		(19,189)
Administrative expenses	(44,730)	1,051	—	—	3b	(43,679)
Amortization expense	(9,906)	—	—	—		(9,906)

Total other operating expenses	(73,825)	1,051	—	—		(72,774)

Operating income	40,993	2,340	—	—		43,333

Other income (expense):
Interest expense	(36,349)	—	(6,365)	3,801	3d	(38,913)
Loss on investment in China JV	(16,519)	—	—	—		(16,519)
Foreign currency exchange losses	(5,399)	—	—	—		(5,399)
Loss on extinguishment of long-term debt	(5,540)	—	—	5,540	3e	—
Other expense, net	(725)	—	—	—		(725)

Total other income (expense)	(64,532)	—	(6,365)	9,341		(61,556)

Income (loss) before income taxes	(23,539)	2,340	(6,365)	9,341		(18,223)
Income tax benefit (expense)	(4,240)	(679)	2,419	(3,550)	3f	(6,050)

Net income (loss)	$(27,779)	1,661	(3,946)	5,791		$(24,273)

See accompanying notes to the unaudited pro forma combined condensed statements of operations.

WireCo WorldGroup (Cayman) Inc.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

(U.S. Dollars, in thousands)

Note 1—Description of the Transactions

On November 16, 2010, WRCA Portugal completed the purchase of all of the issued shares of Luís Oliveira Sá—SGPS, S.A. in exchange for cash (the “Oliveira Acquisition”). On June 10, 2011, the Company issued $150,000 of 9.5% Senior Notes (the “Additional Notes”) to refinance a portion of the outstanding variable rate Term Loan. The net proceeds from the offering were approximately $150,986, net of the premium of $7,125 and issuance costs of $6,139. Approximately $132,814 of the proceeds was used to retire a portion of the outstanding Term Loan.

Note 2—Basis of Presentation

The unaudited pro forma adjustments are based upon available information and certain assumptions which are more fully described in the accompanying notes. The historical consolidated statements of operations have been adjusted in the accompanying unaudited pro forma combined condensed statements of operations to give effect to pro forma events that are: (1) directly attributable to the Oliveira Acquisition, the issuance of the Additional Notes, and the retirement of a portion of the Term Loan; (2) factually supportable; and (3) expected to have a continuing impact on the combined results.

The unaudited pro forma combined condensed statements of operations have been adjusted to exclude certain non-recurring charges that were incurred in connection with the Oliveira Acquisition, including the amortization of the inventory fair value step-up recognized in Cost of sales of $1,288 and $1,289, for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively. In addition, the consolidated statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 also include direct acquisition costs in Administrative expenses related to Oliveira of $4,970 and $1,051, respectively. The unaudited pro forma combined condensed statements of operations have been adjusted to exclude these non-recurring costs that are directly related to the Oliveira Acquisition. Oliveira’s functional currency is the Euro. The Oliveira statement of operations for the 319 days ended November 15, 2010, prior to the Acquisition Date, was converted to U.S. Dollars (“USD”) using the average exchange rate from January through November of 2010 of 1.327 Euro to 1.0 USD. The consolidated balance sheets of the Company as of December 31, 2010 and September 30, 2011 include Oliveira.

The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2011 have also been adjusted to exclude non-recurring charges of $5,540 related to the write-off of the deferred financing fees of $4,159 associated with the retirement of a portion of the outstanding Term Loan and related amendment fees of $1,381 that could not be capitalized.

Note 3—Unaudited Pro Forma Combined Condensed Statements of Operations Adjustments

(a)	Cost of Sales

The net pro forma adjustment reducing cost of sales for the year ended December 31, 2010 by $271 represents the net effect of the additional depreciation expense of $1,017 that would have been recognized for the period of January 1, 2010 to November 15, 2010, resulting from purchase accounting adjustments to the manufacturing fixed assets, offset by an adjustment to decrease cost of sales for $1,288 to remove the non-recurring impact to expense from the inventory step-up amortization included in WireCo’s consolidated statement of operations during the year ended December 31, 2010. The amortization period for the inventory step-up was estimated as three months based on a historical average inventory turnover rate during the year ended December 2009 and for the ten and one-half month period ended November 15, 2010.

WireCo WorldGroup (Cayman) Inc.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

(U.S. Dollars, in thousands)

The cost of sales adjustment for the nine months ended September 30, 2011 of $1,289 reflects only the adjustment to reduce cost of sales for the remaining inventory step-up amortization included in WireCo’s consolidated statement of operations.

(i)	Depreciation expense

Cost of sales was adjusted to reflect the pro forma effect on depreciation expense for the write-up of Oliveira’s buildings and improvements and machinery and equipment to their estimated fair market values at the Acquisition Date. For purposes of preparing the unaudited pro forma adjustments, an estimated remaining useful life of thirty years was assumed for the buildings and improvements; fourteen years was used for machinery and equipment; and ten years was used for transportation and other equipment. The average exchange rate for the eleven months ended November 2010 of 1.327 Euro to 1.0 USD was used to convert the Euro estimated depreciation to USD. The consolidated statement of operations for WireCo for the nine months ended September 30, 2011 includes the additional depreciation for these assets, therefore no adjustment is made to this period.

	Estimated Remaining Useful Life	319 days ended November 15
Pro forma depreciation expense:
Buildings and improvements	30	414
Machinery and equipment	14	580
Transportation & other	10	23

		$1,017

(ii)	Inventory step-up amortization

Cost of sales reflects a pro forma adjustment to remove the non-recurring impact of the amortization of the inventory step-up associated with the Oliveira Acquisition of $1,288 and $1,289 included in WireCo’s consolidated statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively. As part of the purchase accounting, the inventory value was adjusted to the market value less selling costs. This increase in the value of inventory was reflected as an increase to Cost of sales during the period subsequent to the Acquisition Date based on a historical average inventory turnover rate. The average turnover rate was determined to be three months based on the historical inventory turns for the year ended December 2009 and for the ten and one-half month period ended November 15, 2010.

(b)	Administrative expenses

Administrative expenses reflect a pro forma adjustment of $4,970 for the direct acquisition costs associated with the Oliveira Acquisition that were recognized in WireCo’s consolidated statement of operations for the year ended December 31, 2010.

A pro forma adjustment was also made to the statement of operations for the nine months ended September 30, 2011 for direct acquisition costs of $1,051 associated with the Oliveira Acquisition.

(c)	Amortization expense

Amortization expense for the year ended December 31, 2010 was adjusted to reflect the pro forma effect for the fair value adjustment of Oliveira’s identifiable definite lived intangible assets at the Acquisition Date. The

WireCo WorldGroup (Cayman) Inc.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

(U.S. Dollars, in thousands)

adjustment reflects the amortization for the period from January 1, 2010 to November 15, 2010. WireCo’s consolidated statement of operations for the nine months ended September 30, 2011 includes the additional amortization for these assets, therefore no adjustment is made to this period.

	Useful Life	319 days ended November 15, 2010
Pro forma amortization expense:
Technology	10	$155
Customer relationships	15	188
Other—land leasehold	99	1

Pro forma adjustment to amortization expense		$344

(d)	Interest expense

The pro forma adjustment to interest expense for the year ended December 31, 2010 of $6,531 includes an adjustment of $746 to increase interest expense related to the $21,062 revolver draw used to fund the Oliveira acquisition at closing, an adjustment of $14,293 to increase interest expense related to the issuance of the $150,000 Additional Notes, offset by an adjustment of $8,508 to decrease interest expense related to the retirement of $132,814 of the outstanding Term Loan.

The interest expense adjustment for the nine months ended September 30, 2011 of $2,564 reflects an adjustment of $6,365 to increase interest expense related to the Additional Notes, offset by an adjustment of $3,801 to decrease interest expense related to the retirement of $132,814 of the outstanding Term Loan.

Oliveira—The adjustment of $746 for the additional revolver interest expense was calculated for the period from January 1, 2010 through the Acquisition Date. The interest rate used to compute the pro forma adjustment was the current rate on the revolving credit agreement of 4.00%. Advances under the revolving credit agreement bear interest at a variable rate. A one eighth percent change in the borrowing rate would impact the pro forma adjustment by $23 for the year ended December 31, 2010.

Additional Notes—The adjustments to interest expense for the Additional Notes of $14,293 and $6,365 for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively, represent incremental interest on this new indebtedness. The adjustments include the following components:

	Year ended December 31, 2010	Nine months ended September 30, 2011
Interest on Additional Notes at 9.5%	$14,250	$6,333
Amortization of premium	(953)	(414)
Amortization of deferred financing fees	996	446

Pro forma adjustment to interest expense	$14,293	$6,365

The effective interest rate, including debt issue costs, on the Additional Notes is 9.36%

WireCo WorldGroup (Cayman) Inc.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

(U.S. Dollars, in thousands)

Term Loan Retirement—The adjustments of $8,508 and $3,801 to interest expense represents the reduction in interest expense related to the retirement of $132,814 of the outstanding Term Loan with the proceeds from the Additional Notes for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively. The adjustments include the following components:

	Year ended December 31, 2010	Nine months ended September 30, 2011
Reduced interest on Term Loan at 5.25%	$6,973	$3,118
Reduced amortization of deferred financing fees	1,535	683

Pro forma adjustment to interest expense	$8,508	$3,801

(e)	Loss on extinguishment of long-term debt

The pro forma adjustment of $5,540 to loss on extinguishment of long-term debt reduces this expense by the non-recurring charges for the write-off of unamortized deferred financing fees of $4,159 related to the partial retirement of the Term Loan and $1,381 of related amendment fees which could not be capitalized.

(f)	Income Taxes

The pro forma adjustments to income tax expense that would be recognized in Oliveira’s local financial statements were determined by using the applicable Portugal statutory rates. The statutory tax rate in Portugal was 29% for the year ended December 31, 2010 and the nine months ended September 30, 2011. The estimated combined United States (“U.S.”) federal and state statutory rate of 38% was used to determine the tax effect of the pro forma adjustments that would be recognized by the Company’s subsidiaries operating in the U.S. tax jurisdictions for the year ended December 31, 2010 and nine months ended September 30, 2011. The estimated rates could change based on changes in the applicable tax rates, changes in valuation allowances against deferred tax benefits and finalization of the combined company’s tax position.

SELECTED FINANCIAL DATA AND OTHER INFORMATION

The selected financial data below should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the WireCo WorldGroup (Cayman) Inc. consolidated financial statements and the related notes included elsewhere in this prospectus. The data presented was derived as of and for each of the years in the five-year period ended December 31, 2010 from our consolidated financial statements. The summary financial data as of September 30, 2011 and for the nine months ended September 30, 2010 and 2011 were derived from our interim consolidated financial statements included elsewhere in this prospectus. Wire Rope Corporation of America, Inc. (“Predecessor”) was purchased by WireCo WorldGroup Limited (WireCo Cyprus) (“Successor”) on February 7, 2007. The predecessor financials do not reflect the purchase accounting effects of the 2007 purchase. On December 29, 2008, the shareholders of WireCo Cyprus contributed all previously issued and outstanding shares in exchange for shares of common stock of WireCo WorldGroup (Cayman) Inc.

During the periods presented we made a number of acquisitions, pursuant to which our consolidated financial statements include the results of operations of the acquired businesses from the date of acquisition. For a list of our acquisitions, see the subsection “Business—Our History.” Period to period results of operations vary depending on the dates of the acquisitions. Accordingly, this selected financial data is not necessarily comparable or indicative of our financial results. Our interim consolidated financial statements as of and for the periods ended September 30, 2011 and 2010 have been prepared on the same basis as our consolidated financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of the information set forth therein.

Non-GAAP Financial Measures

Adjusted EBITDA and Acquisition Adjusted EBITDA as presented in this prospectus are supplemental measures of performance and liquidity that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). These non-GAAP performance and liquidity measures do not have standardized meanings and therefore, may not be comparable to similar measures presented by other companies. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use this information to evaluate our performance and liquidity using the ratio of Acquisition Adjusted EBITDA to total debt. Accordingly, these non-GAAP financial measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance and liquidity prepared with GAAP.

	Successor						Predecessor
	Nine months ended September 30,		Year ended December 31,			327 days ended December 31, 2007(4)	38 days ended February 7, 2007(5)	Year ended December 31, 2006
	2011(1)	2010	2010(2)	2009(3)	2008
	(dollars in thousands)
Statement of Operations Data:
Net sales	$447,939	328,783	447,678	383,253	536,671	341,028	29,217	325,649
Gross profit	114,818	87,253	118,531	88,893	133,593	69,607	4,656	74,383
Operating income	40,993	35,848	41,354	26,053	61,201	14,527	(1,307)	39,607
Net income (loss)	(27,779)	5,662	(6,565)	4,086	11,682	(17,401)	(11,623)	1,143

	As of September 30,		As of December 31,				As of December 31,
	2011(1)	2010	2010(2)	2009(3)	2008	2007(4)		2006
Balance Sheet Data:
Working capital	$215,066	233,859	226,468	113,287	116,655	125,863		79,435
Total assets	912,774	754,888	822,406	658,274	690,790	684,074		306,670
Long-term debt	569,071	435,650	500,248	328,588	333,927	340,442		200,000
Total stockholders’ equity	159,496	205,680	195,069	195,307	184,933	198,606		5,355

	Successor						Predecessor
	Nine months ended September 30,		Year ended December 31,			327 days ended December 31, 2007(4)	38 days ended February 7, 2007(5)	Year ended December 31, 2006
	2011(1)	2010	2010(2)	2009(3)	2008
Other Data:
Acquisition Adjusted EBITDA(6)	$96,439	84,434	111,707	92,504	121,792	80,562	3,382	59,794
Cash flows provided by (used in):
Operating activities	7,084	(7,361)	(4,351)	69,669	24,519	6,409	(3,658)	1,321
Investing activities	(82,892)	(9,527)	(102,326)	(33,300)	(38,699)	(284,072)	(1,259)	(20,996)
Financing activities	44,717	80,170	140,984	(25,422)	14,877	281,817	3,645	20,097
Ratio of Earnings to Fixed Charges(7)	*	1.2x	*	1.0x	1.3x	*	*	1.3x

*	For the nine months ended September 30, 2011, we had an earnings to fixed charges deficiency of $7.1 million. For the year ended December 31, 2010, 327 days ended December 31, 2007, and 38 days ended February 7, 2007, we had an earnings to fixed charges deficiency of $4.5 million, $18.0 million, and $19.1 million, respectively.
(1)	The 2011 results reflect partial year activity for the acquisition of Drumet on July 18, 2011.
(2)	The 2010 results reflect partial year activity for the acquisition of Oliveira on November 16, 2010.
(3)	Effective January 1, 2009, the Company adopted new Financial Accounting Standards Board (“FASB”) guidance for business combinations requiring acquisition-related costs to be expensed for future acquisitions. Previously, acquisition-related costs were added to the purchase price, resulting in higher goodwill.
(4)	The 2007 results reflect partial year activity for the acquisitions of Wireline Works, CASAR, and U.S. Reel, effective February 26, 2007, August 24, 2007, and November 16, 2007, respectively.
(5)	The Company adopted FASB guidance on accounting for uncertainty in income taxes as of January 1, 2007.
(6)

We define Adjusted EBITDA as net income (loss) plus, without duplication: interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted by (i) other non-cash expenses, such as loss on our investment in the China JV, foreign currency exchange losses (gains) and share-based compensation expense, (ii) non-operating expenses, (iii) all fees, costs, expenses incurred in connection with any merger, consolidation, acquisition or offering of debt or equity securities, (iv) payments of the management fees pursuant to the Management Fee Letter with Paine & Partners, (v) reorganization or restructuring charges, reserves or expenses and (vi) all amounts deducted in arriving at net income (loss) in respect of severance packages payable in connection with the termination of any officer, director or employee. We define Acquisition Adjusted EBITDA as Adjusted EBITDA plus pro forma adjustments for acquisitions (EBITDA prior to the date of acquisition). We have included Adjusted EBITDA and Acquisition Adjusted EBITDA, non-GAAP performance and liquidity measures, as part of our disclosures as a means to enhance communications with security holders. Management utilizes Adjusted EBITDA as a measure for internal evaluation of performance and incentive plan purposes. Acquisition Adjusted EBITDA is used to compare our financial measure to those of our peers and for debt covenant calculations. The exchange notes include a covenant that requires the Company to maintain a senior secured debt to Acquisition Adjusted EBITDA ratio that does not exceed 2.75 to 1.0 measured at the end of each quarter using the preceding four quarters consolidated Acquisition Adjusted EBITDA.

Adjusted EBITDA and Acquisition Adjusted EBITDA differ from net income (loss) and cash flows from operating activities, the most comparable GAAP financial measures, in that they exclude and add back certain items. These items are excluded or included by management to better evaluate normalized operational earnings and to evaluate liquidity using the ratio of Acquisition Adjusted EBITDA to total debt. As a result, Adjusted EBITDA and Acquisition Adjusted EBITDA may not reflect important aspects of the results of our operations and cash flows. Our presentation and calculation of Adjusted EBITDA and Acquisition Adjusted EBITDA may not be comparable to that of other companies. The concept of Adjusted EBITDA and Acquisition Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA and Acquisition Adjusted EBITDA exclude certain tax payments that may represent a reduction in cash available to us; do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; do not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; do not reflect changes in, or cash requirements for, our working capital needs; and do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

The following is a reconciliation of net income (loss) to Adjusted EBITDA and Acquisition Adjusted EBITDA:

	Successor						Predecessor
	Nine months ended September 30,		Year ended December 31,			327 days ended December 31, 2007	38 days ended February 7, 2007	Year ended December 31, 2006
	2011	2010	2010	2009	2008
			(dollars in thousands)
Net income (loss)	$(27,779)	5,662	(6,565)	4,086	11,682	(17,401)	(11,623)	1,143
Plus:
Income tax (benefit) expense	4,240	(4,638)	(13,170)	(4,435)	1,899	203	(7,048)	7,116
Depreciation and amortization	29,736	25,128	34,247	31,543	33,404	31,543	1,636	15,948
Interest expense, net	36,349	22,901	33,720	24,718	33,358	30,677	2,748	28,380
Loss on extinguishment of long-term debt	5,540	6,520	6,520	—	—	—	—	—
Other expense, net	725	500	1,073	1,249	1,418	5,432	14,599	2,290
Loss on investment in China joint venture	16,519	4,684	16,726	3,703	1,539	544	17	678
Foreign currency exchange (gains) losses	5,399	219	3,050	(3,268)	11,305	(4,522)	—	—
Share-based compensation	2,876	2,318	3,161	3,034	2,904	2,863	2,891	3,189
Management fee and Board payments(a)	2,236	2,098	2,830	4,357	3,143	1,803	—	—
Bank fees(b)	909	574	1,171	472	530	565	—	327
Acquisition costs	5,837	333	5,287	996	(346)	3,290	—	—
Purchase accounting (Inventory step-up)(c)	1,729	—	1,364	—	—	9,481	—	—
Restructuring costs(d)	4,851	981	2,669	3,720	1,255	2,801	—	—
Other adjustments(e)	884	261	261	1,810	1,118	1,661	162	723
Production curtailment(f)	—	—	—	3,532	—	—	—	—
Pro forma savings from restructuring(g)	—	—	1,281	2,628	—	—	—	—

Adjusted EBITDA	90,051	67,541	93,625	78,145	103,209	68,940	3,382	59,794
Phillystran pro forma EBITDA(h)	—	—	—	2,955	3,389	2,371	—	—
Oliveira pro forma EBITDA(i)	—	11,562	11,397	11,465	15,194	9,251	—	—
Drumet pro forma EBITDA(j)	6,388	5,331	6,685	(61)	*	*	—	—

Acquisition Adjusted EBITDA	$96,439	84,434	111,707	92,504	121,792	80,562	3,382	59,794

*	Not Meaningful

The following is a reconciliation of cash flows from operating activities to Adjusted EBITDA and Acquisition Adjusted EBITDA:

	Successor						Predecessor
	Nine months ended September 30,		Year ended December 31,			327 days ended December 31, 2007	38 days ended February 7, 2007	Year ended December 31, 2006
	2011	2010	2010	2009	2008
Net cash provided by (used in) operating activities:	$7,084	(7,361)	(4,351)	69,669	24,519	6,409	(3,658)	1,321
Plus: Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Income tax (benefit) expense	4,240	(4,638)	(13,170)	(4,435)	1,899	203	(7,048)	7,116
Interest expense	36,349	22,901	33,720	24,718	33,358	30,677	2,748	28,380
Other expense, net	725	500	1,073	1,249	1,418	5,432	14,599	2,290
Foreign currency exchange (gains) losses	5,399	219	3,050	(3,268)	11,305	(4,522)	—	—
Management fee and Board payments(a)	2,236	2,098	2,830	4,357	3,143	1,803	—	—
Bank fees(b)	909	574	1,171	472	530	565	—	327
Acquisition costs	5,837	333	5,287	996	(346)	3,290	—	—
Purchase accounting (Inventory step-up)(c)	1,729	—	1,364	—	—	9,481	—	—
Restructuring costs(d)	4,851	981	2,669	3,720	1,255	2,801	—	—
Other adjustments(e)	884	261	261	1,810	1,118	1,661	162	723
Less: Cash flow adjustments to net income (loss) not included in Adjusted EBITDA:
Amortization of debt issuance costs and (premium) discount	(4,281)	(2,244)	(3,430)	(2,145)	(2,077)	1,857	(6,126)	(1,846)
Loss on equipment disposals	(567)	(82)	—	—	—	—	—	—
Unrealized foreign currency exchange loss (gain) on intercompany loans	(5,349)	(2,951)	(5,598)	2,530	(3,561)	2,648	—	—
Unrealized foreign currency exchange gains	—	4,232	—	—	—	—	—	—
Realized foreign currency exchange gains	—	—	3,229	—	—	—	—	—
Changes in deferred income taxes	1,450	10,304	21,453	13,270	9,711	10,150	7,956	703
Changes in assets and liabilities, net of purchase accounting impact(k)	28,555	42,414	42,786	(40,958)	20,937	(3,515)	(5,251)	20,780
Production curtailment(f)	—	—	—	3,532	—	—	—	—
Pro forma savings from restructuring(g)	—	—	1,281	2,628	—	—	—	—

Adjusted EBITDA	$90,051	67,541	93,625	78,145	103,209	68,940	3,382	59,794
Phillystran pro forma EBITDA(h)	—	—	—	2,955	3,389	2,371	—	—
Oliveira pro forma EBITDA(i)	—	11,562	11,397	11,465	15,194	9,251	—	—
Drumet pro forma EBITDA(j)	6,388	5,331	6,685	(61)	*	*	—	—

Acquisition Adjusted EBITDA	$96,439	84,434	111,707	92,504	121,792	80,562	3,382	59,794

*	Not Meaningful
(a)	Management fees are paid to Paine & Partners for administrative and other support services, including travel and other out-of-pocket costs incurred on our behalf. Additionally, payments to certain members of the board of directors are included.
(b)	Bank fees consist of unused line of credit fees, letter of credit fees, and non-capitalizable costs associated with the modification of our indebtedness.

(c)	Inventory step-up costs are directly related to our acquisitions. In accordance with U.S. GAAP, inventory is recorded at fair value on the date of acquisition, and the difference between fair value and cost is recorded to Cost of Sales as the inventory is sold.
(d)	Restructuring costs consist of severance costs related to headcount reductions and reorganizations, expenses associated with distribution center closures, litigation of various claims and legal fees and other costs associated with entity restructuring activities, including those in preparation for this registration statement with the SEC.
(e)	Non-capitalizable ERP information technology system installation costs of $1.8 million and $1.1 million for the years ended December 31, 2009 and 2008, respectively, are included within other adjustments. We implemented an ERP system, which went into effect on January 1, 2009, in most U.S. facilities.
(f)	Production curtailment represents estimated unabsorbed fixed manufacturing expenses due to the significantly reduced production volumes in 2009 as a result of decreased customer demand. This amount represents the Company’s fixed manufacturing expenses in its U.S. facilities less the amount of those expenses, which were absorbed into inventory.
(g)	Pro forma savings from restructuring for 2009 consists of full year impacts associated with employee headcount reductions, distribution center closures, and lease buy-out savings. For 2010, this adjustment reflects a full year of lease payments for machinery and equipment that we purchased from the lessor on December 31, 2010. These amounts represent the actual expense incurred for these items in the respective annual period prior to the Company’s decision to terminate, close or buy-out.
(h)	The Phillystran acquisition closed on December 31, 2009 and its results are included in our 2010 consolidated statement of operations. Pro forma adjustments are included for the years ended December 31, 2009, 2008 and 2007 as if the acquisition had been consummated on the first day of the period presented for comparative purposes. The amounts represent the net income of Phillystran before deductions for interest, taxes, depreciation and amortization.
(i)	The Oliveira acquisition closed on November 16, 2010 and its results are included in our 2010 consolidated statement of operations from November 16, 2010 through December 31, 2010. Pro forma adjustments are included for the period ended November 15, 2010, and years ended December 31, 2009, 2008 and 2007 as if the acquisition had been consummated on the first day of the period presented for comparative purposes. Pro forma adjustments are also included for the nine months ended September 30, 2010 for comparative purposes. The amounts represent the net income of Oliveira before deductions for interest, taxes, depreciation and amortization and are converted from euros to U.S. dollars using the average exchange rates for each of the respective periods. Amounts for the nine months ended September 30, 2010, period ended November 15, 2010, and years ended December 31, 2009, 2008 and 2007 were converted from euros to U.S. dollars using €1.00 to $1.3139, €1.00 to $1.3257, €1.00 to $1.3960, €1.00 to $1.4706, and €1.00 to $1.3722, respectively. For a more detailed discussion of the pro forma results from the Oliveira acquisition, see the section entitled, “Unaudited Pro Forma Combined Condensed Statements of Operations.”
(j)	The Drumet acquisition closed on July 18, 2011 and its results have been included in our consolidated statements of operations for the nine months ended September 30, 2011 from July 18, 2011 through September 30, 2011. Pro forma adjustments are included for the 198-day period ended July 17, 2011, the nine-month period ended September 30, 2010 and years ended December 31, 2010 and 2009 as if the acquisition had been consummated on the first day of the period presented for comparative purposes. The amounts represent the net income of Drumet before interest, taxes, depreciation and amortization and are converted from Polish złotys to U.S. dollars using the average exchange rates for each of the respective periods. Amounts for the 198-day period ended July 17, 2011, the nine months ended September 30, 2010, and years ended December 31, 2010 and 2009 were converted from Polish złotys to U.S. dollars using $1.00 to zł.2.8129, $1.00 to zł.3.0386, $1.00 to zł.3.0066 and $1.00 to zł.3.0921, respectively. As the former Drumet was in bankruptcy during 2008, its EBITDA amounts for that period and prior periods are not meaningful and therefore have not been provided.
(k)	The changes in assets and liabilities is a sum of the individual line items from the consolidated statements of cash flows.

(7)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness (including amortization of original issue discount and debt issuance costs) and the implied interest component of our rent obligations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Our management’s discussion and analysis (“MD&A”) provides a review of our consolidated financial condition, results of operations, liquidity and capital resources on a historical basis and discusses factors that have affected recent earnings, as well as those factors, that may affect future earnings. Our MD&A should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Please see “Forward-Looking Statements” for a discussion of the risks, uncertainties, and assumptions relating to these statements. The following MD&A covers periods before giving effect to the consummation of the recent Drumet acquisition and therefore does not reflect the impact that it will have on us.

Corporate Overview

We believe we are the largest global manufacturer of high-performance wire rope and one of the leading worldwide manufacturers of electromechanical cable, synthetic rope, wire rope assemblies and specialty wire. Our highly engineered and specialized products have a reputation for quality, performance and safety, and are marketed under well-known brands such as Union®, Camesa®, MacWhyte®, CASAR®, Wireline Works™, U.S. Reel™, Phillystran®, Oliveira™, Drumet and Union International. Our proprietary technical and manufacturing expertise utilizes advanced metallurgical and material technologies to develop “mission-critical” products used in heavy lifting, pulling, supporting and suspension applications, where functionality and safety are the top priority. We maintain a comprehensive product portfolio across the diverse end markets we serve, including crane, oil and gas, mining, general industrial, wire, fishing and structures. Our global manufacturing footprint with 13 facilities worldwide is supplemented by a global network of company-owned distribution facilities and local distributors. Our China joint venture (“China JV”) also provides additional manufacturing capacity in Wuhan, China. We currently have global capacity to annually produce approximately 408,000 tons of wire and approximately 230,000 tons of wire rope. We aggregate our five operating segments that reflect geographic regions, including the United States, Mexico, Germany, Portugal and Poland into one reportable segment as they have similar economic and other characteristics, such as the production and distribution processes, similar product offerings and similar customers.

We have and will continue to diversify the Company through acquisitions and organic growth. The successful execution of our acquisition strategy has led to the implementation of our multi-brand strategy and has enabled us to develop global sourcing alternatives. Opening sales offices in targeted geographic areas has also enabled us to build substantial business in emerging markets, such as Russia, Africa and India. Global diversification is one of our key strategic objectives as it helps mitigate the impact of economic downturns that may be concentrated in one geographic region.

We have developed a “One WireCo” customer experience whereby our global sales team has the technical training to offer our customers products from across our various brands in order to best meet their needs. Our product sourcing structure, including manufacturing facilities and distribution centers around the world, complemented by the ability to internally source our own wire, provides further quality assurance and product delivery with the shortest amount of lead time possible.

2011 Financial Overview

During the nine months ended September 30, 2011, we continued to see growth in our operating results generated, in part, by the inclusion of the results of our July 18, 2011 acquisition of Drumet and the November 16, 2010 acquisition of Oliveira. In addition to sales growth driven by recent strategic acquisitions, sales in the wire and crane end markets also contributed to our revenue growth for the period. For the nine months ended September 30, 2011, net sales were $447.9 million, increasing from $328.8 million for the same period in 2010. The table below depicts actual net sales and pro forma net sales, including the acquisitions of Drumet and Oliveira for the nine months ended September 30, 2011 compared to the same period in 2010:

	Nine months ended September 30,
	2011	2010
Net sales as reported	$447,939	$328,783
Oliveira pro forma net sales	—	48,412
Drumet pro forma net sales	61,834	59,494

Pro forma net sales	$509,773	$436,689

Acquisition Adjusted EBITDA was $96.4 million and our net loss was $27.8 million for the nine months ended September 30, 2011 as compared to Acquisition Adjusted EBITDA of $84.4 million and net income of $5.7 million for the nine months ended September 30, 2010.

	Nine months ended September 30,
	2011	2010
Adjusted EBITDA	$90,051	$67,541
Oliveira pro forma EBITDA	—	11,562
Drumet pro forma EBITDA	6,388	5,331

Acquisition Adjusted EBITDA	$96,439	$84,434

For the reconciliations of (1) net income (loss) to Adjusted EBITDA and Acquisition Adjusted EBITDA and (2) cash flows from operating activities to Adjusted EBITDA and Acquisition Adjusted EBITDA, see the section titled “Selected Financial and Other Information”.

We continue to make organizational changes to better manage our global operations and integrate our recent acquisitions. A year ago, we implemented a new global sales structure, which streamlined our global sales organization by having two senior members of management directing sales activity in the Eastern and Western Hemispheres. During the third quarter, we aligned our operations group to match the structure of our sales teams by assigning one senior member of management responsibility for North American operations and another senior member of management responsibility for our European operations. Further to our global alignment, one senior member of management will lead our global supply chain management functions of logistics, purchasing, planning and customer service.

2010 Financial Overview

In 2010, we saw significant economic recovery in our geographic operations with the exception of our German operations due to continued economic distress in the European markets. We experienced increased demand for all of our products, with the largest gains in wire rope and EMC. In response to this increase in demand, we increased production in our plants which improved our operating efficiency, and rebuilt inventory levels that were reduced to preserve liquidity in 2009.

In addition to the economic recovery, we continued to expand geographically and diversify our product offerings through the strategic acquisition of Oliveira, a Portuguese company. On November 16, 2010, we purchased all of the outstanding shares of Oliveira, a Portugal-based steel and synthetic rope manufacturer with facilities in Portugal and the Netherlands. Oliveira is a leading manufacturer of high-performance synthetic ropes targeted at offshore oil and gas industry applications and wire ropes for the fishing and after-market crane markets.

This expansion in product offerings and manufacturing capacity enhances our capability to support the international sales organization developed in 2010. Additional manufacturing capacity and expansion of sales into new markets requires that we constantly improve our global planning capabilities to align our manufacturing capacity in the most effective way to ensure responsiveness to customer requirements. We are also structuring support teams to enhance customer response and technical support, replicating our current market strength into our new markets.

We issued $275.0 million of outstanding notes on May 19, 2010. The net proceeds from this debt offering were used in part to retire the then outstanding $160.0 million 11% Senior Notes due 2015 (“11% Senior Notes”), to finance the acquisition of Oliveira in November 2010 and for other general corporate purposes. On November 24, 2010, we borrowed an additional $65.0 million of senior secured debt through an incremental term loan amendment to our Term Loan (“Incremental Loan”) to provide additional liquidity.

For the year ended December 31, 2010, we recorded net sales of $447.7 million, an increase of $64.4 million or 16.8% over 2009 net sales of $383.3 million. Acquisition Adjusted EBITDA was $111.7 million compared to operating income of $41.4 million for the year ended December 31, 2010, and $92.6 million and $26.1 million, respectively, for the same period in 2009. We reported a net loss of $6.6 million in 2010, compared to net income of $4.1 million in 2009. Although our operating results were much better than 2009, we incurred expenses of $6.5 million related to the extinguishment of our 11% Senior Notes and $5.0 million associated with the acquisition of Oliveira, which significantly reduced earnings for 2010. Our equity loss in the China JV also reduced 2010 earnings by $16.7 million as compared to $3.7 million in 2009. The loss on the investment in the China JV increased significantly in 2010 due to continued start-up issues, in addition to reduced interest capitalization and commencement of depreciation expense upon becoming operational. Additionally, we recorded an other than temporary impairment of $7.5 million to write-down our investment in the China JV to fair value as of December 31, 2010.

Recent Developments

Debt Offering. On June 10, 2011, we issued $150.0 million of 9.500% Senior Notes due 2017 (the “Additional Notes”) at an offering price of 104.75% with net proceeds totaling $151.0 million, including the premium and net of fees. Approximately $132.8 million of those funds were used to prepay our Term Loan and the remaining funds to pay any related fees and expenses associated with such prepayment and the offering of the Additional Notes and for general corporate purposes. The Additional Notes constitute a portion of the outstanding notes that will be exchanged for exchange notes in this exchange offer.

Bank Amendments. In connection with the offering of the Additional Notes, we entered into an amendment to our Term Loan and an amendment to our Revolving Credit Agreement.

The amendment to our Term Loan permits, among other things, the issuance of the Additional Notes, provides for partial repayment of the Term Loan with proceeds from the offering of Additional Notes, and effects certain other changes to facilitate the offering and our operations, including the following:

•	implement the Euro Facility (described below);

•	carve out the Drumet acquisition from the acquisition basket; and

•	more closely align the reporting requirements under the Term Loan to the outstanding notes’ requirements.

The amendment to our Revolving Credit Agreement effects similar changes and permits the Euro Facility. The amendment to the intercreditor agreement reflects certain revised collateral arrangements.

New Euro Facility. Concurrently with the closing of the offering of the Additional Notes, we entered into a new euro-based senior secured revolving credit facility (the “Euro Facility”), with commitments of €30.0 million (USD equivalent of $40.5 million at September 30, 2011), which may take the form of revolving loans or letters of credit up to €10.0 million. Revolving loans under the Euro Facility bear interest at a rate equal to 4.50% plus Euribor (set by reference to Reuters or, if not available, on the basis of rates agreed by reference banks), adjusted for certain additional costs and reserve requirements. We pay a letter of credit fee on outstanding letters of credit at a rate equal to 4.50%. In addition, we also pay a commitment fee for the unutilized commitments at a rate equal to 1.80% per annum. The Euro Facility has €10.0 million available for future commitments. All obligations under the Euro Facility are guaranteed by the same parties that guarantee the term loan credit agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-term Debt and Credit Facilities—New Euro Facility.”

Acquisition of Drumet. On July 18, 2011, we acquired Drumet, also referred to as our Polish subsidiary, for an aggregate purchase price of approximately $62.5 million, net of cash acquired. The aggregate transaction value was approximately $100.8 million, payable in cash installments ($51.8 million, net of cash acquired, at closing, $4.6 million payable on December 31, 2011 and $6.0 million payable on July 31, 2012) and debt assumed consisting of non-interest bearing debt and certain machinery and equipment leases with an estimated fair value of approximately $38.4 million. Drumet, located in Włocławek, Poland, is a leading producer of steel wire ropes and a large producer of wire and staple band in Europe. Drumet has an annual production capacity of approximately 120,000 tons of wire and 30,000 tons of wire rope. Drumet’s wire capacity is expected to source most of our internal wire requirements in Europe, which gives us significant cost savings, flexibility and quality control. As a result of the acquisition, our wire capacity has increased 42% and our wire rope capacity has increased 15%. In addition, Drumet expands our sales presence in Eastern Europe with additional customer relationships, introduces another brand to the Company’s existing portfolio and offers a low-cost labor base. Operating results of Drumet are included in our consolidated statements of operations since the date of acquisition. A primary focus through 2012 will be the achievement of synergies gained from our recent acquisitions.

Delayed Registration. Pursuant to the registration rights agreements entered into in connection with the issuance of the outstanding notes on May 19, 2010 and June 10, 2011, we agreed to use our commercially reasonable efforts to: (i) file with the Securities and Exchange Commission a registration statement within 300 days of the issue date in order to exchange registered notes for the outstanding notes and (ii) cause the registration statement to become effective within 365 days of the issue date. Because the registration statement was not declared effective within 365 days of the initial issue date, we became obligated to pay special interest to each holder of the outstanding notes for a period of time. We recently completed a corporate consolidation of two affiliates, thereby allowing us to avoid the obligation to file separate audited financial statements for multiple subsidiaries at a significant and ongoing cost. As a result, the registration statement was not declared effective within 365 days of the initial issue date of the outstanding notes (May 19, 2011), and we became obligated to pay special interest on the outstanding notes in accordance with the terms of the registration rights agreements entered into in connection with the offering of the outstanding notes, at a per annum rate of 0.25% for each 90 days of the registration delay, up to a maximum of 1.0% per annum. All outstanding noteholders will receive this special interest. The maximum potential additional interest we could incur is approximately $24.5 million in the aggregate on an undiscounted basis. As a result of certain legal entity restructuring and other initiatives, we recorded an estimated liability of $0.5 million in the fourth quarter of 2010 for probable delays in the effective date of the registration for the outstanding notes. As the registration process has taken longer than expected, an additional liability of $0.3 million was recorded during 2011, for a total estimated liability of $0.8 million for this special interest as of September 30, 2011 assuming the registration statement is declared effective during the fourth quarter of 2011.

China JV Investment. On May 4, 2011, we entered into an agreement (“Capital Increase Agreement”) with WISCO Wuhan Jiangbei Iron and Steel Ltd., our China JV partner, which provided for a $15.0 million capital contribution by us in exchange for an increase in our ownership interest. The increase of the Company’s ownership percentage from 51% to 65% was effective on May 31, 2011, upon approval of the capital contribution from the Wuhan Bureau of Commerce. As the Company still lacks the power to control the China JV’s principal operating activities, the Company continues to account for its investment under the equity method. On June 30, 2011, we invested $3.0 million into the China JV as a capital contribution. We funded the remaining $12.0 million during third quarter. Following this contribution, the China JV remains our unrestricted and unconsolidated subsidiary. The China JV also entered into a Supplemental Agreement with one of its lenders on April 20, 2011, that was contingent upon the capital contribution, which extends the loans of the China JV, provides that no principal payments under the loans of the China JV will be due before 2013 and defers compliance with the financial covenant under the loans to the China JV, which the China JV breached, until 2013. Due to continued losses and reduced liquidity, which raise substantial doubt as to the China JV’s ability to continue as a going concern, the Company evaluated its investment and advances to the China JV for impairment. During the third quarter, the Company recorded an impairment of $4.8 million on its related advances to the China JV, which was included in Losses on investment in China JV in the accompanying interim consolidated statements of operations, as it is probable that the Company will be unable to collect all amounts due according to the original terms of the advances to the China JV. In order to improve liquidity, China JV management has executed headcount and salary reductions and the China JV will focus on producing high-end specialty ropes, such as crane and mining ropes, and wire for the Company’s internal use. Our recent changes in the China JV’s operations as discussed above, in combination with further changes to the debt and capital structure of the China JV, which could include restructuring the China JV’s debt or additional capital contributions from our joint venture partner or another third-party, are expected to improve the China JV’s financial stability. The Company does not guarantee the debts of the China JV in whole or in part. The Company entered into a Letter of Continuing Support on June 1, 2011, which provided for financial support to the China JV, as needed, to ensure its continuing operations while the Chinese government approvals for the equity contribution were pending. Upon the Company’s $15.0 million capital contribution, the Letter of Continuing Support became null and void. Therefore, the Company has no further financial commitments to fund the China JV. For further information, see Note 5 - “Investment in and Advances to the China Joint Venture” to our interim consolidated financial statements contained elsewhere in this prospectus.

RESULT OF OPERATIONS

Nine months ended September 30, 2011 compared to nine months ended September 30, 2010

The following table presents selected consolidated financial data for the first nine months of 2011 and 2010:

	Nine months ended September 30,		Change
	2011	2010	Dollars	Percent
	(dollars in thousands)
Net sales	$447,939	$328,783	$119,156	36%

Gross profit	114,818	87,253	27,565	32%
Other operating expenses	(73,825)	(51,405)	(22,420)	44%
Other expense, net	(64,532)	(34,824)	(29,708)	85%
Income tax benefit (expense)	(4,240)	4,638	(8,878)	*

Net income (loss)	$(27,779)	$5,662	$(33,441)	*

Gross profit as % of net sales	26%	27%
Other operating expenses as % of net sales	16%	16%

* Not Meaningful

Net sales

Our net sales increased $119.2 million, or 36%, during the nine months ended September 30, 2011 as compared to the same period in 2010. Of the increase, $66.5 million was attributable to recent acquisitions. Our Portuguese subsidiary generated $46.9 million of net sales for the nine months ended September 30, 2011, and our Polish subsidiary generated $19.6 million of net sales between July 18, 2011 and September 30, 2011.

For the first nine months of the year, wire rope sales increased $60.0 million, or 29%, of which our Portuguese subsidiary contributed $23.7 million and our Polish subsidiary contributed $6.1 million. Net sales of wire rope into the crane market contributed approximately $15.7 million of the increase in net sales for the nine months ended September 30, 2011. Approximately $3.6 million of this increase can be attributed to additional sales in the Asian crane market. Another $5.5 million and $4.2 million of the increase can be attributed to recovery of crane markets in Europe and North America, respectively. Our oil and gas market sales increased approximately $10.3 million. This increase can primarily be attributed to a $5.6 million and $2.1 million sales increase in North America, respectively, due to increased drilling and exploration activities to meet the global energy demands. Sales of wire rope for structure applications increased approximately $4.0 million primarily due to the completion of various structural bridge strand orders. Sales of our general purpose wire ropes increased $4.7 million, primarily in North America. Wire rope sales represented 60% of our total consolidated net sales for the nine months ended September 30, 2011 compared to 62% for the same period in 2010.

Wire sales for the nine months ended September 30, 2011 were $90.8 million, an increase of 41%, or $26.5 million, over the prior period, of which our Polish subsidiary contributed $11.9 million. Apart from our recent Polish acquisition, the increase in wire sales was due to additional penetration into the domestic Mexican wire market. Specifically, we had significant sales of our tire bead wire, PC strand and PC wire products. We expect to realize continued growth in our wire sales with the acquisition of our Polish subsidiary, which has increased our wire manufacturing capacity 42%. This increased capacity will be used to produce wire products for internal use and third-party sales. Wire sales represented 21% of our total consolidated net sales for the nine months ended September 30, 2011 compared to 19% for the same period in 2010.

EMC sales continue to exceed prior year net sales, driven by higher rig counts in the U.S. and increased global exploration activity. Our EMC sales increased $3.4 million, or 13%, for the nine months ended September 30, 2011 over the same period in 2010. According to Baker Hughes, the U.S. active rig count is at its highest since September 2008, when the U.S. active rig count was 2,014 rigs. The U.S. active rig count increased from 1,655 rigs as of September 2010 to 1,978 rigs as of September 2011, an increase of 20%. The worldwide active rig count increased 17% during that same time period. EMC sales represented 7% of our total consolidated net sales for the nine months ended September 30, 2011 compared to 8% for the same period in 2010.

Changes in foreign currency exchange rate fluctuations accounted for approximately $8.3 million of the increase in net sales for the nine months ended September 30, 2011.

Gross profit

Gross profit increased $27.6 million, but decreased slightly as a percentage of sales to 26% for the first nine months of 2011 from 27% for the same period in 2010. The unfavorable decline of 1% is primarily due to the mix of products sold primarily due to higher sales of wire during the third quarter by our new Polish subsidiary. Our overall gross profit on our other products remained relatively flat with the prior year. The price of steel rod, our primary raw material in wire and wire rope, increased compared to the same period in 2010. The cost of other raw material components, such as polyethylene and polypropylene used to produce our synthetic rope products, did not significantly change period over period. We monitor the cost of our raw materials and pass along price increases and decreases accordingly.

Other operating expenses

Total other operating expenses as a percentage of net sales was 16% for the nine months ended September 30, 2011 and 2010.

	Nine months ended September 30,		Change
	2011	2010	Dollars	Percent
	(dollars in thousands)
Selling expenses	$(19,189)	$(12,477)	$(6,712)	54%
Administrative expenses	(44,730)	(29,697)	(15,033)	51%
Amortization expense	(9,906)	(9,231)	(675)	7%

Other operating expenses	$(73,825)	$(51,405)	$(22,420)	44%

Other operating expenses increased $22.4 million, or 44%, for the nine months ended September 30, 2011, compared to the same period of 2010. This increase was partially attributable to our recent acquisition activity. Oliveira incurred other operating expenses of $9.1 million for the nine months ended September 30, 2011. Drumet incurred other operating expenses of $3.2 million between July 18, 2011 and September 30, 2011. Of these respective amounts, acquisition costs related to Oliveira and Drumet represented $1.1 million and $0.9 million, respectively. In addition, Drumet acquisition costs recognized in the second quarter were $3.8 million for a total of $4.7 million. We incurred $0.3 million in acquisition costs during the same period in 2010.

Personnel expenses increased $1.9 million for the nine months ended September 30, 2011 due to increases in headcount and fringe costs for sales, engineering and other personnel and higher incentive compensation earned. Most incentive compensation programs are based on actual Adjusted EBITDA measured each quarter to budget. Professional fees associated with entity restructuring, litigation and our registration statement with the SEC totaled $2.3 million for the nine months ended September 30, 2011. The entity restructuring and registration statement processes began during 2011. Foreign currency exchange rate fluctuations accounted for $0.9 million of the increase in other operating expenses for the nine months ended September 30, 2011.

Other expense, net

Other expense increased $29.7 million for the nine months ended September 30, 2011 compared to the same period in 2010. Significant components of this change were as follows:

	Nine months ended September 30,		Change
	2011	2010	Dollars	Percent
	(dollars in thousands)
Interest expense, net	$(36,349)	(22,901)	(13,448)	59%
Loss on investment in China JV	(16,519)	(4,684)	(11,835)	253%
Foreign currency exchange losses	(5,399)	(219)	(5,180)	2,365%
Loss on extinguishment of long-term debt	(5,540)	(6,520)	980	-15%
Other expense, net	(725)	(500)	(225)	45%

Other expense, net	$(64,532)	(34,824)	(29,708)	85%

•

Interest expense increased $13.4 million for the nine months ended September 30, 2011 compared to the same period in 2010, primarily due to additional debt outstanding, higher interest rates and amortization of increased debt issuance costs related to debt offerings and amendments. Approximately $7.6 million of the increased interest expense is attributable to increased principal related to our 9.5% Senior Notes. On May 19, 2010, we issued $275.0 million of 9.5% Senior Notes that were used to retire the then outstanding $160.0 million of 11% Senior Notes resulting in approximately $3.2 million of increased interest expense. An additional $150.0 million of 9.5% Senior Notes were issued on June 10, 2011, resulting in approximately $4.4 million of increased interest expense for the nine months ended September 30, 2011. Interest on the Term Loan increased $2.2 million for the nine months ended September 30, 2011 compared to the same period in 2010, primarily due to an increase in the interest rate effective May 2010 and additional debt outstanding with $65.0 million borrowed in November 2010, offset by $132.8 million paid-off in June 2011. We incurred $0.4 million of interest expense related to third quarter 2011 borrowings under our new Euro Facility. The amortization of debt issuance costs and the discount/premium related to these debt issuances and modifications, including amortization of the discount on our Polish Debt, resulted in an additional $2.0 million in interest expense for the nine months ended September 30, 2011. Upon the China JV becoming operational in September 2010, we ceased capitalizing interest on our original capital contribution of $25.5 million. Capitalized interest totaled $1.4 million for the nine months ended September 30, 2010.

•

The loss on investment in the China JV increased $11.8 million for the nine months ended September 30, 2011 compared to the same period in 2010. We have incurred a larger portion of the China JV’s losses since May 31, 2011, when our ownership percentage increased from 51% to 65%. Additionally, we recorded an impairment charge of $4.8 million on our related advances due to continued losses and reduced liquidity, which raise substantial doubt as to the China JV’s ability to continue as a going concern. Substantially all of the China JV’s assets became ready for their intended use in September 2010, which resulted in increased depreciation expense of $1.8 million and increased interest expense of $3.8 million for the nine months ended September 30, 2011, for our ownership share. Upon becoming operational, depreciation expense commenced and interest costs incurred on debt for the construction phase were no longer capitalizable. China JV net sales for the first nine months of 2011 increased 71% versus the same period in 2010; however, the gross profit margin continued to be negative. We expect sales and margins to improve during 2012 as the China JV more fully develops its market presence and focuses production on high-end specialty ropes, such as crane and mining ropes, and wire products, including supply of wire to our German and Portuguese manufacturing facilities.

•

For the nine months ended September 30, 2011, we incurred net foreign currency exchange losses of $5.4 million compared to $0.2 million for the same period in 2010. The revaluation of new intercompany loans denominated in U.S. dollars at our Polish subsidiary contributed to $6.7 million of the loss. The U.S. dollar to Polish złoty exchange rate on the acquisition date of July 18, 2011 was $1.00 to zł.2.8374 compared to $1.00 to zł.3.2474 at September 30, 2011. Additionally, we recognized $1.6 million of foreign exchange loss associated with the funds denominated in other currencies used to purchase Drumet and the revaluation of the remaining purchase price installment payments denominated in euros payable by our Polish subsidiary whose functional currency is the Polish złoty. The revaluation of intercompany loans denominated in U.S. dollars for intercompany subsidiaries whose functional currency is the euro resulted in a $1.4 million gain for the first nine months of 2011 due to the slight appreciation of the euro. The U.S. dollar to euro exchange rate at December 31, 2010 was $1.00 to €0.7484 compared to $1.00 to €0.7406 at September 30, 2011. The current year losses were also offset by a $2.1 million gain recognized at our Mexican subsidiary on net intercompany accounts receivable balances and trade accounts receivable balances denominated in U.S. dollars. The exchange rate at December 31, 2010 was $1.00 to 12.3817 Mexican pesos compared to $1.00 to 13.4567 Mexican pesos at September 30, 2011. The net foreign currency exchange loss recognized for the nine months ended September 30, 2010 resulted primarily from the highly volatile euro during 2010. The euro began to rebound from its lowest point of $1.00 to €0.8322 in the middle of June 2010.

•

Loss on extinguishment of long-term debt decreased by $1.0 million for the nine months ended September 30, 2011 compared to the same period in 2010. In September 2011, we incurred a loss of $5.5 million in conjunction with the prepayment of a portion of the Term Loan. We wrote-off $4.2 million of unamortized debt issuance costs associated with the pro rata portion of the Term Loan that was prepaid and incurred $1.3 million in third-party fees to modify certain agreements in order to issue the additional 9.5% Senior Notes. In May 2010, we incurred a loss of $6.5 million on the early extinguishment of our 11% Senior Notes. This 2010 loss consisted of a $3.2 million prepayment penalty, a write-off of $2.6 million in unamortized debt issuance costs associated with the 11% Senior Notes and $0.7 million of third-party fees to modify our Term Loan agreement in conjunction with the issuance of the 9.5% Senior Notes.

Income taxes

For the nine months ended September 30, 2011, the Company’s income tax expense was $4.2 million, an increase of $8.8 million, as compared to an income tax benefit of $4.6 million for the nine months ended September 30, 2010. The $4.6 million income tax benefit recognized for the nine months ended September 30, 2010 included $2.8 million in valuation allowance release of previously unrealizable net operating losses by the Company’s Mexican subsidiaries. The remaining increase in tax expense is driven by increased projected annual earnings in foreign tax jurisdictions with higher tax rates compared to 2010. Additionally, in 2010 the Company recognized benefits from losses in the U.S. jurisdiction which resulted in lower tax expense. Due to increasing operating losses in the U.S. tax jurisdiction in 2011, the Company does not expect to realize the increased tax benefits and has offset the tax benefit with a valuation allowance. In 2010 and 2011, the Company incurred operating losses in the tax jurisdiction of Hong Kong that resulted in tax benefits that the Company does not expect to realize and therefore are fully offset by increased valuation allowances. The Company had an overall increase of $1.0 million in unrecognized tax benefits for the nine months ended September 30, 2011 primarily due to the acquisition of Drumet. This increase was partially offset by the recognition of a previously unrecognized tax benefit due to the expiration of statute of limitations relating to the 2007 tax year. The resulting effective tax rate was an expense of 18% and a benefit of 452.9% for the nine months ended September 30, 2011 and 2010, respectively. The effective tax rate of 452.9% was due to near break-even earnings for the nine months ended September 30, 2010 coupled with a significant income tax benefit largely due to the release of the $2.8 million valuation allowance discussed above.

Year ended December 31, 2010, compared with the Year ended December 31, 2009

The following summarizes the consolidated statements of operations for the years ended December 31:

		As a % of Sales		As a % of Sales	Change
	2010		2009		Dollars	Percent
	(dollars in thousands)
Net sales	$447,678	100.0%	$383,253	100.0%	$64,425	16.8%
Cost of sales	(329,147)	(73.5%)	(294,360)	(76.8%)	(34,787)	11.8%

Gross profit	118,531	26.5%	88,893	23.2%	29,638	33.3%
Selling expenses	(17,520)	(3.9%)	(10,263)	(2.7%)	(7,257)	70.7%
Administrative expenses	(59,657)	(13.3%)	(52,577)	(13.7%)	(7,080)	13.5%

Operating income	41,354	9.2%	26,053	6.8%	15,301	58.7%
Interest expense, net	(33,720)	(7.5%)	(24,718)	(6.4%)	(9,002)	36.4%
Loss on investment in China JV	(16,726)	(3.7%)	(3,703)	(1.0%)	(13,023)	351.7%
Foreign currency exchange gains (losses)	(3,050)	(0.7%)	3,268	0.9%	(6,318)	(193.3%)
Loss on extinguishment of long-term debt	(6,520)	(1.5%)	—	0.0%	(6,520)	(100.0%)
Other expense, net	(1,073)	(0.2%)	(1,249)	(0.3%)	176	(14.1%)

Loss before income taxes	(19,735)	(4.4%)	(349)	(0.1%)	(19,386)	5,554.7%
Income tax benefit	13,170	2.9%	4,435	1.2%	8,735	197.0%

Net income (loss)	(6,565)	(1.5%)	4,086	1.1%	(10,651)	(260.7%)
Less: Net loss attributable to non- controlling interests	(310)	(0.1%)	(1,360)	(0.4%)	1,050	(77.2%)

Net income (loss) attributable to WireCo WorldGroup (Cayman) Inc	$(6,255)	(1.4%)	$5,446	1.4%	$(11,701)	(214.9%)

Net sales

Our financial results for 2010 reflect net sales of $447.7 million, an increase of $64.4 million, or approximately 16.8% from 2009. The increase was primarily driven by global economic growth, the economic recovery in the United States, and our recent acquisition activity, offset in part by the continued economic decline in the European markets. Phillystran contributed to sales increases of $17.1 million in 2010 compared to 2009. The acquisition closed on December 31, 2009. Sales from Oliveira since the acquisition date of November 16, 2010, were $5.9 million. The base pricing levels for our products remained relatively flat from 2009 to 2010. The impact of foreign currency exchange rate fluctuations on net sales was not significant for this period.

The major end markets that experienced significant sales growth in 2010 were the same end markets which experienced the most significant declines in 2009. Oil and gas rebounded in 2010 with wire rope sales increasing $23.2 million or approximately 79.5% from $29.2 million in 2009 to $52.4 million in 2010 and EMC sales increasing $12.0 million or approximately 43.3% from $27.7 million to $39.7 million. This increase was driven by higher rig counts in North America and additional sales in international markets. The number of drilling rigs actively exploring for or developing oil or natural gas in the United States, is at its highest point since December of 2008. Also, general industrial sales were up $14.4 million or 63.4% over prior year from $22.7 million to $37.1 million. This end market, comprised of several industries, including construction, transportation, defense, automotive, agriculture and logging, is directly linked to the general economic activity. The strong domestic sales growth was offset by lower sales of $12.8 million in European markets. Globally, OEM business continued to be depressed and negatively impacted our sales, most notably at our German subsidiary. German sales were $95.1 million for 2010 compared to $107.9 million for 2009.

International sales as a percentage of total net sales were 52% in 2010 and 56% in 2009. We expect continued growth in sales throughout the global markets, especially in the Asia market, resulting from our investment in our global sales structure in 2010 and the acquisition of Oliveira.

Cost of sales

Cost of sales increased $34.8 million or 11.8% for the year ended December 31, 2010, when compared to the same period in 2009. The increase in cost of sales was primarily driven by increased sales volumes, including sales increases in EMC products. EMC is a highly engineered, customized electrical signal conducting cable which is used to transmit data from downhole to the surface in data logging and oil and gas wells. These products have a higher cost to produce which accounted for a significant portion of the increase in cost of sales. Additionally, approximately $11.5 million and $5.4 million of the increase in cost of sales was the result of our acquisition of Phillystran and Oliveira, respectively. The price of rod, our primary raw material used to manufacture our products, remained relatively flat in 2010. However, current price quotes from rod vendors are beginning to increase. Increases or decreases in rod costs are typically passed onto our customers via a surcharge. The impact of foreign currency exchange rate fluctuations on cost of sales was not significant for this period.

Gross profit

Gross profit as a percentage of sales increased from 23.2% for the year ended December 31, 2009 to 26.5% for the year ended December 31, 2010. This improvement of 3.3% was primarily the result of increased operating efficiencies at our plants due to higher production volumes, and increased sales volume of more specialized wire rope and EMC products resulting in higher gross profit. In 2010, our plants were operating at a higher capacity than 2009, resulting in increased absorption of fixed costs.

Other operating expenses

Selling expenses. Selling expenses increased $7.3 million for the year ended December 31, 2010, compared to 2009. This increase was primarily due to 2010 costs associated with the development of the global sales organization, an increase in commissions and sales bonuses, and favorable adjustments in 2009 related to warranty and other reserves. In early 2010, the Company added international sales positions for coverage in the Middle East, the Pacific Rim, Russia, Europe, and Canada. Travel expenses, recruiting costs, and other personnel costs associated with our international activities increased $2.0 million over the prior year. These expenses are expected to continue to increase in 2011 as the full year impact of the global sales force investment will be reflected in selling expense. Sales bonus and commission expense increased $1.5 million over prior year due to the increase in net sales. Our German subsidiary reduced certain warranty reserves in 2009 by approximately $1.2 million as a result of the ultimate settlement for amounts less than originally accrued. In 2009, our German subsidiary also released certain provisions in the amount of $1.2 million related to employment agreements that were renegotiated during 2009. Additionally, approximately $0.4 million and $0.7 million of the increase in selling expenses was the result of our acquisition of Phillystran and Oliveira, respectively.

Administrative expenses. Administrative expenses increased $7.1 million for the year ended December 31, 2010, compared to 2009. This increase was primarily due to worldwide compensation-related expenses and acquisition costs associated with the purchase of Oliveira. As many of our compensation programs are based on quarterly profitability and our 2010 operating results exceeded plan for all quarters compared to only one quarter in 2009, our administrative bonus expense increased approximately $3.7 million. Direct acquisition costs associated with the purchase of Oliveira were $5.0 million. These costs were primarily comprised of finder fees, legal fees and due diligence support fees. In 2009, we incurred $0.9 million of direct acquisition costs with the purchase of Phillystran. With our December 31, 2009 acquisition of Phillystran, we incurred $0.8 million more in administrative expenses in 2010 over 2009. Additionally, we incurred $0.4 million in administrative expenses associated with Oliveira activity since the date of acquisition. During 2009, there was an unfavorable adjustment regarding an increase in the allowance for doubtful accounts of $1.4 million related to specific customer accounts; no such adjustment was necessary for 2010. Additionally, Paine & Partners’ management fee decreased $0.8 million from $2.9 million for the year ended December 31, 2009 to $2.1 million for the year ended December 31, 2010.

The impact of foreign currency exchange rate fluctuations on other operating expenses was not significant for this period.

Non-operating expenses

Interest expense, net. Interest expense increased $9.0 million for the year ended December 31, 2010, compared to 2009. The increase in net interest expense is primarily related to approximately $5.3 million in additional interest expense on our 9.5% Senior Notes due to the increased principal, and approximately $2.1 million in additional interest expense associated with the Term Loan amendment. On an annual basis, we expect to incur approximately $8.5 million in additional interest expense associated with the 9.5% Notes, net of savings from the retirement of the 11% Senior Notes; approximately $7.9 million in additional interest expense on our Term Loan, which includes the May 2010 amendment interest rate change and $65.0 million of additional indebtedness incurred with the Incremental Loan on November 24, 2010, subject to variable market interest rates; and an additional $2.4 million in interest expense related to the amortization of deferred financing fees. If we utilize our revolving credit facility for future borrowings, including pending or future acquisitions, we would expect to incur additional interest expense in-line with the outstanding balance and variable market interest rates.

Loss on investment in China JV. The loss on investment in the China JV increased $13.0 million year-over-year attributed to continued issues related to equipment and other issues related to the slower business start-up, in addition to depreciation and reduced interest capitalization on the facility and equipment beginning in September 2010, when the facility and equipment were ready for its intended use. These expenses impact our 51% share of operating results. Additionally, we began amortizing the interest previously capitalized on our $25.5 million investment in September 2010. Interest capitalized in 2009 was $2.2 million versus $1.4 million in 2010, and amortization was $0.1 million in 2010. Furthermore, we recorded an other than temporary impairment of $7.5 million to write-down our investment in the China JV to fair value as of December 31, 2010. We discuss this impairment charge in more detail in Note 7—“Investment in the China JV” to our consolidated financial statements included elsewhere in this prospectus.

Foreign currency exchange gains (losses). For the years ended December 31, 2010 and 2009, the Company recognized a foreign exchange loss of $3.0 million and a foreign exchange gain of $3.3 million, respectively. The $6.3 million fluctuation is primarily due to the $7.5 million change in foreign currency exchange losses on the revaluation of intercompany notes denominated in U.S. dollars due to the depreciation in the euro in 2010, offset by realized gains of $3.2 million on euro-based investment and cash accounts purchased and settled by a domestic operating subsidiary during 2010. The US dollar to euro exchange rate for 2010 averaged $1.33 to €1 versus $1.39 to €1 in 2009. The remaining $2.0 million loss is a result of net transactional losses across all WireCo subsidiaries.

Loss on extinguishment of long-term debt. We issued $275.0 million of 9.5% Senior Notes on May 19, 2010. As part of this issuance, we incurred a loss of $6.5 million on the early extinguishment of our 11% Senior Notes. This loss consisted of a $3.2 million prepayment penalty, a write-off of $2.6 million in unamortized debt issuance costs associated with the 11% Senior Notes and $0.7 million of third-party fees to modify our Term Loan agreement.

Income tax benefit. For the year ended December 31, 2010, the Company’s income tax benefit was $13.2 million, an increase of $8.8 million, as compared to $4.4 million for the year ended December 31, 2009. The effective tax rate was 66.7% and 1,270.8% for the years ended December 31, 2010 and 2009, respectively. The Company’s high effective tax rate is a result of the Company recognizing taxable income from its subsidiaries in tax jurisdictions with low tax rates and recognizing pre-tax losses in tax jurisdictions with high tax rates. In 2009, the Company had a near break-even pre-tax loss compared to an $19.7 million pre-tax loss in 2010. Additionally in 2010, the effective tax rate was increased by an $8.9 million benefit recorded on the release of a valuation allowance in Mexico.

Year ended December 31, 2009, compared with the Year ended December 31, 2008

The following summarizes the consolidated statements of operations for the years ended December 31:

	2009	As a % of Sales	2008	As a % of Sales	Change
					Dollars	Percent
	(dollars in thousands)
Net sales	$383,253	100.0%	$536,671	100.0%	$(153,418)	(28.6%)
Cost of sales	(294,360)	(76.8%)	(403,078)	(75.1%)	108,718	(27.0%)

Gross profit	88,893	23.2%	133,593	24.9%	(44,700)	(33.5%)
Selling expenses	(10,263)	(2.7%)	(18,174)	(3.4%)	7,911	(43.5%)
Administrative expenses	(52,577)	(13.7%)	(54,218)	(10.1%)	1,641	(3.0%)

Operating income	26,053	6.8%	61,201	11.4%	(35,148)	(57.4%)
Interest expense, net	(24,718)	(6.4%)	(33,358)	(6.2%)	8,640	(25.9%)
Loss on investment in China JV	(3,703)	(1.0%)	(1,539)	(0.3%)	(2,164)	140.6%
Foreign currency exchange gains (losses)	3,268	0.9%	(11,305)	(2.1%)	14,573	(128.9%)
Other expense, net	(1,249)	(0.3%)	(1,418)	(0.3%)	169	(11.9%)

Income (loss) before income taxes	(349)	(0.1%)	13,581	2.5%	(13,930)	(102.6%)
Income tax benefit (expense)	4,435	1.2%	(1,899)	(0.4%)	6,334	(333.5%)

Net income	4,086	1.1%	11,682	2.2%	(7,596)	(65.0%)
Less: Net loss attributable to non-controlling interests	(1,360)	(0.4%)	(1,034)	(0.2%)	(326)	31.5%

Net income attributable to WireCo WorldGroup (Cayman) Inc.	$5,446	1.4%	$12,716	2.4%	$(7,270)	(57.2%)

Net sales

During 2009, the decline in net sales was driven by decreased sales volumes across each of our major end markets, with oil and gas and general industrial experiencing the most significant year-over-year declines. Declines in oil and natural gas prices reduced sales into this end market by $53.1 million, or 45.7%. General industrial sales decreased $54.4 million, or 35.1%. Sales of mining ropes remained relatively stable in the first half of 2009 but declined later in the year for an overall reduction in sales of $9.8 million, or 15.0%, from $65.5 million in 2008 to $55.7 million in 2009. Sales into the infrastructure applications market also experienced a decline of $38.0 million, or 19%, over 2008 levels. The decrease in net sales in U.S. dollars previously described was in part due to a decline in the Euro and Mexican peso relative to the U.S. dollar in 2009 as compared to 2008. The adverse effects of changes in currency exchange rates for these two currencies contributed $23.0 million, or 4%, of the unfavorable impact on net sales described for the end markets.

Cost of sales

Cost of sales decreased $108.7 million, or 27.0%, for the year ended December 31, 2009, when compared to the same period in 2008. This decrease was primarily driven by decreased sales volumes and lower cost for steel rod, our primary raw material used to manufacture our products. Foreign currency exchange rate fluctuations accounted for $22.6 million of the decrease in cost of sales in 2009 as compared to 2008.

Gross profit

The base pricing levels remained relatively flat from 2008 to 2009 for our products. The calculation of net sales includes a pass-through surcharge for changes in the price of our raw materials. For 2009, declining steel prices adversely impacted net sales, although they had minimal impact on our gross profit. The use of a surcharge to mitigate price volatility and maintenance of our pricing levels held gross profit as a percentage of net sales to 23.2% in 2009 compared to 24.9% in 2008. The unfavorable change in gross profit as a percentage of net sales is primarily due to the mix of products sold because there was a greater decline in the more highly specialized ropes and EMC sold to the oil and gas industry. Additionally, in an effort to maximize cash flow during the recessionary environment, we curtailed production volumes beyond the proportionate decrease in our sales volume in order to liquidate inventory. The higher unabsorbed fixed costs associated with these lower production volumes accounted for 0.9% of the decline in gross profit, or $3.5 million of the decline in gross profit. The decline in gross profit was partially offset by cost savings generated over the course of the year through the rationalization of three distribution facilities. Assuming these cost savings initiatives would have been implemented on January 1, 2009, gross profit for 2009 would have increased by approximately $0.7 million, or 0.2% of net sales.

Other operating expenses

Selling expenses. The decrease in selling expenses is primarily attributable to the decrease in sales volume. Our net sales decreased 28.6% compared to 2008, resulting in $5.2 million of lower selling expenses. Selling expenses, such as sales bonuses, distributor commissions, and travel, are directly correlated to the fluctuations in sales volume. Also, our German subsidiary reduced certain warranty reserves in 2009 by approximately $1.2 million as a result of the ultimate settlement for amounts less than originally accrued. In addition, our German subsidiary released certain provisions in the amount of $1.2 million related to employment agreements that were renegotiated during 2009.

Administrative expenses. Administrative expenses decreased $1.6 million year over year primarily due to cost savings initiatives we implemented to reduce headcount and to curtail discretionary spending across all divisions offset by unavoidable expenditures. The severance cost during 2009 was $3.0 million. Approximately 80 of the employees terminated as part of the workforce reduction were administrative personnel with an aggregate annual salary and benefits of approximately $2.5 million. The partial year savings from the personnel reductions was approximately $1.2 million in 2009. Due to lower net earnings compared to 2008, we incurred

$2.2 million less in incentive compensation expense. Audit fees also decreased approximately $1.0 million in 2009. These adjustments were offset by an increase in the allowance for doubtful accounts of $1.4 million related to specific customer accounts. Administrative expenses in 2009 also included $0.9 million of direct acquisition costs associated with the purchase of Phillystran.

Foreign currency exchange rate fluctuations accounted for $2.2 million of the decrease in other operating expenses in 2009 as compared to 2008.

Non-operating expenses

Interest expense, net. The $8.6 million decrease in net interest expense was due to a reduction in the average debt balance and a reduction in the effective interest rate of 0.6% associated with declining LIBOR and prime rates. We incurred an unrealized gain on our interest rate swaps of $2.6 million in 2009 and an unrealized loss of $3.4 million in 2008. The fair value of our interest rate swaps will vary period to period based upon movements in the LIBOR as we near the maturity of these instruments.

Loss on investment in China JV. The loss on investment in the China JV increased for 2009 due to increased general and administrative start-up activities, including training. Since its inception in 2006, the China JV has been engaged in the construction of the plant and installation of equipment. A significant portion of these costs are capitalizable under generally accepted accounting principles. In addition, the China JV incurred certain start-up costs that are not capitalizable that resulted in net losses for the China JV of which we record our 51% share.

Foreign currency exchange gains (losses). We incurred a significant loss on foreign currency in 2008 due to the revaluation of the intercompany note due from our German subsidiary to a U.S. subsidiary in U.S. dollars. This unrealized foreign currency loss from revaluation was $3.6 million in 2008 as compared to a gain of $2.5 million in 2009. In addition, our Mexican subsidiary experienced significant foreign currency losses during 2008 on its payable balances denominated in the U.S. dollar. The exchange rate for the first nine months of the year averaged 10.52 Mexican pesos to one U.S. dollar and for the last three months it declined to 13.01 Mexican pesos to one U.S. dollar.

Other expense, net. Other expense, net consists primarily of non-operating expenses and the mark-to-market valuation of our derivative used to hedge natural gas prices in Mexico.

Income Tax Benefit (Expense). Income tax benefit (expense) increased to a benefit of $4.4 million in 2009 compared to an expense of $1.9 million in 2008. The benefit in 2009 was primarily due to increased pre-tax losses in the U.S.

Liquidity and Capital Resources

Overview

During the second quarter of 2011, we improved our liquidity position with a significant refinancing transaction and the execution of a euro-based credit facility. With proceeds from the $150.0 million aggregate principal amount of 9.5% Senior Notes issued in June 2011 (“Additional Notes”), we prepaid $132.8 million of our outstanding Term Loan balance. This refinancing transaction extended the maturity of this debt from February 2014 to May 2017 and also permitted more financial flexibility to further our business growth. We executed the Euro Facility to enhance our liquidity position and provide increased working capital to support our European manufacturing facilities. During the third quarter of 2011, we financed the purchase of Drumet with cash-on-hand and borrowings under our revolving credit facilities to pay the $51.8 million in cash consideration, net of cash acquired, due at the time of purchase. We expect to fund the remaining acquisition installment payments with cash from operations. Additionally, we assumed non-interest bearing debt of $27.7 million in conjunction with this purchase. As of September 30, 2011, we had substantial borrowing capacity with total available liquidity of $95.2 million. Available liquidity is defined as total availability under our revolving credit facilities plus cash and cash equivalents. We had cash and cash equivalents of $21.9 million and our working capital was $215.1 million as of September 30, 2011.

Our principal sources of liquidity consist of cash from operations, borrowings under our revolving credit agreements and access to debt markets. External sources of cash from debt issuances have been used to refinance existing indebtedness and fund acquisitions. Our principal uses of cash are to support operations and service our debt. The Company’s liquidity is influenced by many factors, including the amount and timing of our cash collections from our customers, fluctuations in the cost of our raw materials and the amount we invest in acquisitions and capital expenditures. We monitor the cost of our raw materials and pass along price increases and decreases accordingly. We currently have no plans to enter into derivative agreements to mitigate raw material price changes in any of our facilities.

We reinvest the earnings of substantially all of our non-U.S. subsidiaries in those respective operations. The foreign operating subsidiaries use cash generated from earnings to fund working capital, invest in capital expenditures and service interest and principal payments on intercompany debt. Our outstanding debt is issued by the U.S. operating subsidiary and there are intercompany loans within the corporate legal structure that are paid with earnings from the operating subsidiaries in foreign jurisdictions to provide liquidity in the U.S. for interest and principal payments on our outstanding debt. Of the consolidated cash and cash equivalents balance of $21.9 million at September 30, 2011, cash and cash equivalents held in foreign countries were $19.7 million, of which $18.1 million was held in the subsidiaries’ local currency. The cash balances in currencies other than the U.S. dollar are primarily in the euro, the Mexican peso and the Polish złoty, all of which can be readily converted to U.S. dollars. If the cash held at our Mexican subsidiaries, which are the only foreign subsidiaries of our U.S. operations, was to be repatriated to the U.S., we could be required to accrue and pay U.S. income taxes to repatriate these funds. Our intent is to permanently reinvest these earnings outside the U.S. and our current plans do not indicate a need to repatriate these funds to the U.S.

Due to continued losses and reduced liquidity, there is substantial doubt as to the China JV’s ability to continue as a going concern. As of September 30, 2011, our exposure to loss as a result of our involvement with the China JV is limited to our remaining investment and advances of $15.3 million and prepaid inventory of $2.4 million. We do not guarantee the debts of the China JV in whole or in part.

Based on current expectations, management believes that existing cash balances, operating cash flows, credit facilities and access to debt and other available financing resources will be sufficient to fund anticipated operating, capital and debt service requirements and other commitments in the foreseeable future. However, there can be no assurance of the cost or availability of future borrowings, if any, under our credit facilities or in the debt markets. Our cost of debt can be impacted by independent rating agencies, which assign debt ratings based on certain factors including credit measurements such as interest coverage and leverage ratios, liquidity and competitive position.

Available Liquidity

At September 30, 2011 and December 31, 2010, available liquidity was as follows (in thousands):

	September 30, 2011	December 31, 2010
Availability under revolving credit facilities:
Revolving Credit Agreement	$56,610	55,392
Euro Facility	7,481	—
CASAR Revolving Credit Agreement	9,199	9,208

	73,290	64,600
Cash and cash equivalents	21,907	53,880

Total available liquidity	$95,197	118,480

Working Capital

Working capital was $215.1 million as of September 30, 2011, as compared to $226.5 million as of December 31, 2010. The purchase of Drumet in the third quarter of 2011 resulted in an increase in current assets of $39.6 million, offset by the current liabilities incurred and assumed of $30.4 million, as well as a reduction of cash used to fund the purchase. Inventories and accounts receivable, excluding those acquired, increased $17.1 million and $14.7 million, respectively from December 31, 2010. Without the impact of the Drumet acquisition, inventory levels have decreased $7.9 million since June 30, 2011 and we expect finished goods inventories to remain relatively stable during the balance of the year. Offsetting these increases in working capital, was an increase in borrowings on our short-term revolver of $8.7 million and an increase in interest payable of $12.6 million due to the timing of interest payments associated with our 9.5% Senior Notes. Interest is paid on the $425.0 million aggregate principal amount of these notes semi-annually on May 15th and November 15th.

	September 30, 2011	December 31, 2010
	(dollars in thousands)
Current assets:
Cash and cash equivalents	$21,907	$53,880
Other current assets	317,797	249,103

Total current assets	339,704	302,983
Less: Total current liabilities	(124,638)	(76,515)

Working capital	$215,066	$226,468

Borrowings

During the quarter ended September 30, 2011, we borrowed $31.7 million under our revolving credit agreements to finance the Drumet acquisition and for general corporate purposes. Additionally, we assumed Drumet’s non-interest bearing long-term debt with a face value equivalent to $33.9 million. In the second quarter of 2011, we issued an additional $150.0 million aggregate principal amount of 9.5% Senior Notes due in 2017, prepaid $132.8 million of the outstanding Term Loan balance with a portion of the offering proceeds, entered into a euro-based revolving credit facility with commitments of €30.0 million and amended certain credit agreements for the above activity. These transactions are discussed in further detail below in the section titled “Long-term Debt and Credit Facility Activity”.

The following table provides details of our outstanding long-term debt (in thousands):

	September 30, 2011	December 31, 2010
Term Loan due 2014	$99,500	$233,419
9.5% Senior Notes due 2017	425,000	275,000
Drumet assumed Polish debt due 2014	29,723	—
Other indebtedness	686	799
Borrowings under revolving credit facilities	31,698	—

Total debt at face value	$586,607	$509,218
Plus: Unamortized discount/premium	(4,320)	(6,450)
Less: Current maturities of long-term debt	(4,473)	(2,520)
Less: Borrowings under revolving credit facilities classified as current	(8,743)	—

Total long-term debt	$569,071	$500,248

Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service (“Moody’s”) rate our debt as noninvestment grade and provide their view of WireCo’s outlook. These ratings and outlooks change from time to time and can be found on the websites of S&P and Moody’s.

As of September 30, 2011, we were in compliance with all restrictive and financial covenants associated with our borrowings, including the revolving credit agreements, and we do not expect to breach any covenants. The breach of financial covenants in our credit agreements (i.e., those that require the maintenance of ratios based on Acquisition Adjusted EBITDA) would force us to seek a waiver or amendment with the lenders under our credit agreements and no assurance can be given that we would be able to obtain any necessary waivers or amendments on satisfactory terms, if at all. The lenders would likely condition any waiver or amendment, if given, on additional consideration from us, such as a consent fee, higher interest rate, principal repayment or more restrictive covenants and limitations on our business. Any such breach, if not waived by the lenders, would result in an event of default under that agreement, in which case the lenders could elect to declare all amounts borrowed due and payable. For a detailed discussion of our borrowings, which existed at year-end, see Note 8 – “Borrowings” to our audited consolidated financial statements included elsewhere in this prospectus.

At September 30, 2011, we had $116.5 million of borrowing capacity under our three revolving credit agreements, which provide a secured revolving line of credit for working capital needs and general corporate purposes. Advances under the Revolving Credit Agreement bear interest at LIBOR plus 2.25% or Prime plus 1.00%, depending on average excess availability for the prior quarter. Advances under the CASAR Revolving Credit Agreement bear interest at the three-month daily LIBOR rate average plus 2.00% (in case of drawings in euros, the corresponding Euribor interest rate). Advances under the Euro Facility bear interest at a rate equal to 4.50% plus Euribor. The capacity under our revolving credit agreements is subject to an adjusted borrowing base calculation based on specified advance rates against the value of eligible accounts receivable and inventory, certain covenants and reduced by outstanding letters of credit. We had $73.3 million and $64.6 million available for borrowing under our revolving credit facilities as of September 30, 2011 and December 31, 2010, respectively. We had drawn $31.7 million under these agreements at September 30, 2011 and had no outstanding borrowings under these agreements at December 31, 2010. The agreements contain certain capital expenditure allowances, financial covenant ratios, such as a senior leverage ratio and a fixed charge coverage ratio, and provide certain restrictions on our ability to borrow, incur liens, sell assets and declare dividends and distributions, among other business activities. Our Revolving Credit Agreement expires on the earlier of February 8, 2014 or six months prior to the Term Loan maturity, our CASAR Revolving Credit Agreement expires on August 22, 2012 and our Euro Facility matures on either February 8, 2014 (the Term Loan maturity date) or June 10, 2016, if by August 2013, the Company repays the Term Loan in full or amends the Term Loan to extend its maturity to a date beyond June 10, 2016. Borrowings under our Revolving Credit Agreement are classified as a current liability as we pay down our revolver balance daily with lockbox receipts.

Detail of our revolving credit activity for the first nine months of 2011 was as follows:

Revolving Credit Agreement, classified as a current liability

	Amount	Weighted-average interest rate
	(dollars in thousands)
Amount outstanding at September 30, 2011	$8,743	4.00%
Average amount outstanding during the nine months ended September 30, 2011	4,046	4.00%
Maximum amount outstanding during the nine months ended September 30, 2011	16,515	4.00%

Euro Facility, classified as long-term debt

	Amount	Weighted-average interest rate
	(dollars in thousands)
Amount outstanding at September 30, 2011	$22,955	5.79%
Average amount outstanding since execution of facility on June 10, 2011	17,941	5.86%
Maximum amount outstanding since execution of facility on June 10, 2011	24,565	5.93%

Cash Flow Data

The following table summarizes our cash flows from operating, investing and financing activities for the nine months ended September 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008:

	Nine months ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(dollars in thousands)
Cash flows provided by (used in)
Operating activities	$7,084	$(7,361)	(4,351)	69,669	24,519
Investing activities	(82,892)	(9,527)	(102,326)	(33,300)	(38,699)
Financing activities	44,717	80,170	140,984	(25,422)	14,877
Effect of exchange rates on cash and cash equivalents	(882)	4,116	3,245	(430)	586

Net increase (decrease) in cash and cash equivalents	(31,973)	67,398	37,552	10,517	1,283
Cash and cash equivalents, beginning of period	53,880	16,328	16,328	5,811	4,528

Cash and cash equivalents, end of period	$21,907	$83,726	53,880	16,328	5,811

Cash Flows from Operating Activities

Net cash flow from operating activities increased $14.4 million in the first nine months of 2011 as compared to the same period in 2010 due primarily to an increase in operating income, excluding depreciation and amortization. Our operating income, excluding depreciation and amortization, was $75.0 million and $63.2 million for the nine months ended September 30, 2011 and 2010, respectively.

Net cash provided by (used in) operating activities was $(4.4 million), $69.7 million, and $24.5 million in 2010, 2009, and 2008, respectively. The decrease in operating cash flows was primarily attributable to increased sales activity in 2010 compared to 2009. This increased demand for our products in 2010 resulted in a use of cash of $21.5 million to replenish inventories that were depleted in 2009 in order to conserve cash and a use of cash of $12.1 million due to increased accounts receivable resulting from improved sales. The use of cash was partially offset by an increase in accounts payable of $13.3 million driven in part by an increase in purchases of raw materials used in our production process. Cash flows from operating activities also include a use of $5.0 million for direct acquisition costs related to the purchase of Oliveira in November 2010 as compared to $0.9 million of direct acquisition costs for Phillystran in 2009. The 2009 cash flows from operating activities reflect measures taken under difficult economic conditions to reduce our investment in working capital. Inventories and accounts receivable were reduced by $28.2 million and $35.2 million respectively, partially offset by a use of cash for accounts payable of $18.8 million. The changes in other balance sheet accounts result in a net use of cash of $22.5 million in 2010 as compared to a net use of $3.6 million in 2009, primarily related to increased payments of income taxes in 2010 of $13.6 million primarily attributed to our German subsidiary and increased interest payments of $8.6 million in 2010 resulting from our debt issuance and amendments in May 2010. The use of cash for taxes and interest payments in 2010 is offset in part by accruals of $6.6 million for these expenses at year end.

Cash Flows from Investing Activities

Cash flows from investing activities consist primarily of cash outlays for acquisitions of businesses, capital spending and our investment activity with the China JV. Net investing cash outflows increased $73.4 million primarily due to $51.8 million paid, net of cash acquired, to purchase Drumet, a $15.0 million investment in the China JV and an increase in capital spending in our operating facilities of $6.6 million. Capital expenditures totaled $14.3 million and $7.7 million for the nine months ended September 30, 2011 and 2010, respectively. For the full-year 2011, we estimate that our planned capital spending will be between $25.0 million and $28.0 million. Actual capital expenditures for the remainder of 2011 may differ materially from our estimate.

We invested $80.9 million, net of cash acquired, on the purchase of Oliveira in 2010 and $15.3 million on the purchase of Phillystran in 2009. Capital expenditures totaled $17.9 million in 2010, $15.3 million in 2009, and $28.7 million in 2008. The 2010 activity reflects a $5.8 million payment to purchase machinery and equipment previously leased pursuant to an operating lease agreement. The decrease in capital expenditures in 2009 compared to 2010 and 2008 reflects our disciplined approach to managing capital spending during challenging economic conditions. In 2008, we invested additional capital in certain capacity expansion projects in our Sedalia, Missouri plant and in our ERP system implemented in most North American facilities. During 2008, we invested an additional $8.5 million in our China JV in accordance with the timetable established in the joint venture formation agreement which fulfilled our committed capital pledges of $25.5 million.

Cash Flows from Financing Activities

Net financing cash inflows decreased $35.5 million primarily due to less cash proceeds received from debt offerings. Proceeds received from the offering of Additional Notes in June 2011, including the premium on the issuance, net of prepayment of a portion of the Term Loan and fees related to the issuance and amendments to other credit agreements, were $14.3 million. Proceeds received from the offering of Existing Notes in May 2010, net of the original issue discount and retirement of the $160.0 million of 11% Senior Notes and related fees paid for the issuance and amendments to other credit agreements, were $92.0 million. This reduction in cash flows from financing activities in the first nine months of 2011 was offset by borrowings of $31.7 million under our revolving credit agreements compared to a repayment of $10.6 million on the Revolving Credit Agreement during the same period in 2010.

Cash flows from financing activities consist primarily of borrowings and repayments under revolving credit agreements, principal payments on long-term debt, and activity associated with the issuance of new debt. Net borrowings (repayments) under revolving credit agreements were $(10.6) million, $(19.8) million, and $21.6 million in 2010, 2009, and 2008, respectively. Principal payments on long-term debt, which includes the Term Loan and CASAR Revolving Credit Agreement, were $1.9 million, $5.7 million, and $6.9 million in 2010, 2009, and 2008, respectively. During 2010, we accessed the capital markets to refinance debt, raise funds to acquire Oliveira, and for general corporate purposes. In May 2010, we received net proceeds of $268.2 million from the 9.5% Senior Notes offering and incurred $11.4 million in deferred financing fees associated with this debt issuance. With a portion of the proceeds from the 9.5% Senior Notes offering, we redeemed all outstanding $160.0 million of the 11% Senior Notes and incurred a $3.2 million call premium associated with this early extinguishment. Then, in late November 2010, the Incremental Loan of $65.0 million was used to repay the outstanding amount under the Revolving Credit Agreement, and for general corporate purposes. We incurred $3.6 million of deferred financing fees associated with this amendment.

Effect of Exchange Rates on Cash and Cash Equivalents

The 2010 increase of cash and cash equivalents due to exchange rates includes $3.2 million of realized foreign currency exchange gains on our euro-based money market and cash investments. On June 2, 2010 and September 30, 2010, our domestic operating subsidiary converted excess cash in U.S. dollars to euros of $35 million and $31 million, respectively. On November 16, 2010, these euro-based accounts in addition to other resources, were used to purchase Oliveira, resulting in the realized gain.

Common Equity

Our common equity consists of common stock. Our common stock is privately held and there is no established public trading market. As of September 30, 2011, there were fifteen record holders of our parent company, WireCo WorldGroup (Cayman) Inc., common stock. The agreements governing our indebtedness impose restrictions on our ability to pay dividends to the shareholders of WireCo.

Contractual Obligations and Commitments

The following table provides information regarding our contractual obligations and commitments as of September 30, 2011. Amounts payable in a currency other than the U.S. dollar have been translated using the foreign currency exchange rate in effect as of September 30, 2011. Amounts drawn under our revolving credit facilities are presented in the table based on our presentation in the financial statements. The Revolving Credit Agreement is classified as current and amounts drawn are denoted as due within one year and the Euro Facility is classified as long-term and amounts drawn are denoted as due based on the earliest contractual maturity date.

We believe we will be able to fund these obligations through cash generated from our operations, available credit facilities and refinancing or changes to our capital structure. Our contractual obligations will have an impact on our future liquidity.

	Payments due by period
	Total	Remainder of 2011	2012	2013	2014	2015	Thereafter
			(dollars in thousands)
Revolving Credit Agreement	$8,743	$—	$8,743	$—	$—	$—	$—
Long-term debt	577,864	5,302	9,297	9,297	128,600	98	425,270
Interest on long-term debt(1)	242,340	12,008	46,944	46,598	41,037	40,375	55,378
Capital lease obligations	12,405	1,367	4,644	3,474	834	1,432	654
Operating lease obligations	20,797	1,098	4,243	3,588	3,221	2,715	5,932
Pension & postemployment benefits	5,071	83	337	352	373	392	3,534
Acquisition installment payments(2)	10,230	4,450	5,780	—	—	—	—

Total contractual obligations	$877,450	$24,308	$79,988	$63,309	$174,065	$45,012	$490,768

(1)	Amounts include contractual interest payments using the interest rate as of September 30, 2011 applicable to our variable interest debt instruments and stated fixed rates for all other debt instruments.
(2)	On July 18, 2011, we acquired 100% of the outstanding shares of Drumet for an aggregate purchase price equivalent to approximately $62.5 million, net of cash acquired and debt assumed, using the exchange rates in effect at closing. The purchase price is to be paid in three installments. Remaining installments of €3.3 million and €4.3 million are payable on December 31, 2011 and July 31, 2012, respectively.

Income Taxes. Due to the uncertainty with respect to the timing of cash payments, the table above excludes unrecognized tax benefits. These unrecognized tax benefits are classified on the Company’s consolidated balance sheets in Other noncurrent accrued liabilities and Noncurrent deferred income tax liabilities. We do not expect to make significant payments of these liabilities within the next year. For further information, see Note 10 –“Income Taxes” to our interim consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

Other than the commitments discussed above, we do not have off-balance sheet debt. We do not have any material transactions, arrangements, obligations (including contingent obligations) or other relationships with unconsolidated entities or other persons, as defined by Item 303(a) (4) of Regulation S-K under the Securities Exchange Act of 1934, as amended, that have or are reasonably likely to have a material current or future impact on our financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

Long-term Debt and Credit Facility Activity

Polish Debt. With the acquisition of Drumet, we assumed debt with a face value of zł.91.7 million and €1.1 million (equivalent of $33.9 million at closing) (“Polish Debt”). These notes bear no interest and require varied installment payments each calendar year-end until December 31, 2014, the maturity date. The debt is secured by a first-priority lien on property, plant and equipment owned by Drumet. The collateral is being released gradually with the payment of each installment, first personal property and then real estate. We estimated the fair value of these non-interest bearing notes on the date of acquisition to be zł.75.0 million and €0.9 million (equivalent of $27.7 million at closing) using an effective interest rate of 10.00%. The discounted value of the notes is accreted to the face value of the payments through interest expense. The outstanding balance on the Polish Debt, including related discount, was $24.4 million as of September 30, 2011. Interest expense of $0.4 million was recognized during the quarter and the remaining change in the balance was the result of changes in foreign currency rates.

Debt Offerings. On May 19, 2010, we issued $275.0 million of unsecured 9.5% Senior Notes due May 15, 2017. The 9.5% Senior Notes were issued at 97.529% of their principal amount. We received net proceeds from the offering of $268.2 million, net of a $6.8 million original issue discount. Additionally, we incurred $11.6 million in deferred financing fees related to underwriting, legal, accounting and other third party expenses. The fees and discount for the issuance of the 9.5% Senior Notes are amortized to interest expense over the term of the 9.5% Senior Notes. The indenture governing the 9.5% Senior Notes contains various covenants including, but not limited to, limitations on: indebtedness, dividends and other capital distributions, sale of assets, transactions with affiliates, liens, and issuances of preferred stock.

On June 10, 2011, we issued $150.0 million of the Additional Notes at a price of 104.75% with net proceeds totaling $151.0 million, including the premium of $7.1 million and net of deferred financing fees of $6.1 million related to underwriting, legal, accounting and other third-party expenses. Approximately $132.8 million of those funds were issued to prepay a portion of our Term Loan and the remaining funds to pay any related fees and expenses associated with such prepayments and the offering of the Additional Notes and for general corporate purposes. The Additional Notes constitute a portion of the outstanding notes that will be exchanged for exchange notes in this exchange offer.

Redemption of 11% Senior Notes. On May 19, 2010, we redeemed all outstanding $160.0 million aggregate principal amount of 11% Senior Notes with a portion of the proceeds from the 9.5% Senior Notes offering.

Term Loan, as amended. In 2007, we borrowed $175.0 million under a Term Loan Agreement (“Term Loan”) with Canadian Imperial Bank of Commerce (“CIBC”) as the lead lender. On May 3, 2010, we amended our Term Loan. This amendment was necessary to issue the 9.5% Senior Notes and redeem the 11% Senior Notes. The amendment left our senior secured leverage covenant ratio at 3.25 to 1.00. In addition, certain negative covenants were amended to allow, among other things, the additional indebtedness. Other negative covenants include, but are not limited to, limitations on our ability to incur liens, engage in mergers, consolidations, or amalgamations; liquidate, wind up or dissolve; dispose of all or substantially all of our property or business; and engage in any asset sales. The Term Loan amendment increased the interest rate on outstanding borrowings from LIBOR plus 2.25% to LIBOR plus 3.50%, in addition to a LIBOR floor of 1.75%. Under the Term Loan, we have the ability to borrow incremental loans to the Term Loan of up to $100.0 million.

On November 24, 2010, we entered into an Incremental Loan pursuant to section 2.01(c) of the Term Loan agreement, dated as of February 8, 2007. The Incremental Loan resulted in an additional loan of $65.0 million (the “Initial Principal Amount”) under the Term Loan at an initial interest rate identical to the current rate as identified by the Term Loan agreement. Proceeds from the Incremental Loan were used to repay loans outstanding under the Revolving Credit Agreement, for working capital needs and general corporate purposes.

On June 10, 2011, we amended our Term Loan Credit Agreement. This amendment was necessary to issue the Additional Notes and enter into the Euro Facility. Based on credit ratings at the time of the amendment, the interest rate on outstanding borrowings decreased from LIBOR plus 3.50%, with a LIBOR floor of 1.75% to LIBOR plus 3.25%, with a LIBOR floor of 1.75%. The interest rate was 5.00% at September 30, 2011. Also at this time, Deutsche Bank Trust Company Americas succeeded CIBC as the administrative agent. Certain negative covenants were amended to allow, among other things, the additional indebtedness. For this amendment, we capitalized $0.4 million in fees paid to the lenders and expensed $1.4 million in fees paid to third-parties. The Term Loan requires interest and fixed principal payments of approximately $0.3 million on a quarterly basis. The remaining principal amount is due on February 8, 2014, the maturity date of the Term Loan.

The Term Loan is secured by a second-priority security interest behind the Revolving Credit Agreement and CASAR Revolving Credit Agreement, described below, in inventory and accounts receivable, and a first-priority security interest in substantially all other assets, including property, plant and equipment, of all of the Company’s subsidiaries except for subsidiaries organized or formed under the laws of any European jurisdiction.

Revolving Credit Agreement, as amended. We have a revolving credit agreement (“Revolving Credit Agreement”) with HSBC Bank USA, National Association (“HSBC”). On May 3, 2010, we amended our Revolving Credit Agreement, which matures on the earlier of February 8, 2014 or six months prior to the Term Loan maturity. This amendment was necessary to issue the 9.5% Senior Notes and redeem the 11% Senior Notes. Certain negative covenants were amended to allow, among other things, the additional indebtedness. The Revolving Credit Agreement amendment increased the interest rate on outstanding borrowings from LIBOR plus 2.00% to LIBOR plus 2.25% or the prime rate plus 1.00%, depending on average excess availability for the prior quarter. The Revolving Credit Agreement also imposes an unused line fee of 0.75% and a letter of credit margin of 2.25%, depending on average excess availability for the prior quarter. Borrowings under our Revolving Credit Agreement are classified as a current liability since we pay down our revolver balance daily with lockbox receipts.

On June 10, 2011, we amended our Revolving Credit Agreement in order to issue the Additional Notes. Certain negative covenants were amended to allow, among other things, the additional indebtedness. With the implementation of the Euro Facility, the lender under the Revolving Credit Agreement now has a first priority lien on the accounts receivable and inventory owned by our subsidiaries except for subsidiaries organized or formed under the laws of any European jurisdiction, and a second priority lien behind the Term Loan in substantially all other assets, including property, plant, and equipment, of all of the Company’s subsidiaries except for subsidiaries organized or formed under the laws of any European jurisdiction.

The Revolving Credit Agreement contains various negative covenants that limit or restrict the incurrence of indebtedness and guarantees, the creation of liens, transactions with affiliates, amendments of organizational documents, changes of name or fiscal year, the incurrence of capital leases and operating leases, changes in locations and storage, use of certain collateral, investments (including limitations on investments in and loans to subsidiaries with proceeds of borrowings thereunder), amendments and changes to the terms of the notes, advances and acquisitions, mergers, consolidations, asset sales, dividends and distributions, and certain other transactions and business activities. The Revolving Credit Agreement contains a minimum fixed charge coverage ratio requirement, a maximum senior leverage ratio requirement, and a maximum capital expenditures allowance.

CASAR Revolving Credit Agreement. We have a revolving credit agreement with BGL BNP Paribas S.A. (f/k/a Fortis Banque Luxembourg S.A.) (“CASAR Revolving Credit Agreement”). The CASAR Revolving Credit

Agreement matures on August 22, 2012. The borrowing capacity is an aggregate principal amount of $10.0 million, subject to an adjusted borrowing base calculation based on specified advance rates against the realizable value of eligible inventory and accounts receivable. Advances under the CASAR Revolving Credit Agreement bear interest at the three-month average daily LIBOR rate plus 2.00%, and CASAR is charged an unused line of credit fee of 0.50%. The CASAR Revolving Credit Agreement contains various negative covenants that limit or restrict the incurrence of indebtedness and guarantees, the creation of liens, transactions with affiliates, among other business activities. The CASAR Revolving Credit Agreement contains a minimum debt coverage ratio requirement and a maximum senior leverage ratio requirement. Borrowings under the CASAR Revolving Credit Agreement are secured by a first priority security interest in the inventory and accounts receivable of our German subsidiary.

Euro Facility. On June 10, 2011, we entered into a euro-based senior secured revolving credit facility with Deutsche Bank AG, London Branch and Goldman Sachs Bank USA, with commitments of €30.0 million to date (USD equivalent of $40.5 million at September 30, 2011) of availability. Revolving loans under the Euro Facility bear interest at a rate equal to 4.50% plus Euribor (set by reference to Reuters or, if not available, on the basis of rates agreed by reference banks), adjusted for certain additional costs and reserve requirements. The agreement imposes a letter of credit fee on outstanding letters of credit, limited to €10.0 million, at a rate equal to 4.50%. In addition, we also must pay a commitment fee for the unutilized commitments at a rate equal to 1.80%. The lender under the Euro Facility has a second priority lien on accounts receivable and inventory owned by our German subsidiary and a first priority lien on accounts receivable and inventory owned by our Polish subsidiary. The Euro Facility contains similar representations and warranties, affirmative covenants, negative covenants and events of default as the Term Loan. All obligations under the Euro Facility are guaranteed by the same parties that guarantee the Term Loan Credit Agreement. The Euro Facility matures on either February 8, 2014 (the Term Loan maturity date) or June 10, 2016, if by August 2013, the Company repays the Term Loan in full or amends the Term Loan to extend its maturity to a date beyond June 10, 2016. As the extension of the Euro Facility maturity date is not fully within the control of the Company, the debt issuance costs are amortized using the shorter life assuming a February 8, 2014 maturity. The Euro facility has €10.0 million available for future commitments.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which requires us to make judgments, assumptions, and estimates that affect the amounts reported. The judgments, assumptions, and estimates used by management are based on our historical experiences, current trends, and understanding of current facts and circumstances. However, actual results could differ from our judgments, assumptions, and estimates, and such differences could be material. Some of our accounting estimates are considered critical as they are both important to the portrayal of our financial condition and results, and require management to make significant, subjective and complex judgment. We believe the following accounting estimates are most critical to aid in fully understanding and evaluating our results.

Inventory valuation—We periodically evaluate the carrying value of our inventory. This evaluation includes assessing the adequacy of allowances to cover losses in the normal course of operations, providing for excess and obsolete inventory and ensuring that inventory is valued at the lower of cost or estimated net realizable value. Our evaluation considers such factors as the cost of inventory, future demand, our historical experience and market conditions. In assessing the realization of inventory values, we are required to make judgments and estimates regarding future market conditions. Because of the subjective nature of these judgments and estimates, it is reasonably likely that actual outcomes will differ from our estimates. Adjustments to these reserves may be required if actual market conditions for our products are substantially different than the assumptions underlying our estimates.

Impairment of property, plant and equipment and finite-lived intangible assets—We evaluate the recoverability of property, plant, and equipment and finite-lived, intangible assets for impairment whenever events or circumstance indicate that the carrying amount of an asset or asset group may not be recoverable. On a quarterly basis, we review our long-lived asset groups for indicators such as a significant decrease in the market price of an asset group or a significant adverse change in the manner in which we are using an asset group or its physical condition. For purposes of this test, we group long-lived assets at the lowest level of identifiable cash flows, which we have determined to be our four reporting units. As our products are primarily sold through internal distribution facilities and are indistinguishable between manufacturing facilities, we are unable to perform this test by individual manufacturing facility. Fair value is typically estimated using an undiscounted cash flow analysis, which requires us to estimate the future cash flows anticipated to be generated by the particular asset(s) being tested for impairment. When determining future cash flow estimates, we consider historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by management in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for property, plant and equipment and finite-lived intangible assets. If the carrying amount exceeds its estimated undiscounted net cash flows, the asset’s carrying amount is reduced to its estimated fair value.

Impairment of indefinite-lived intangible assets and goodwill—Annually or whenever events or changes in circumstances indicate that impairment may exist, we test indefinite-lived intangible assets and goodwill for impairment. Goodwill is tested for impairment based on a two-step test at a reporting unit level. The first step of the test compares the carrying value of a reporting unit, including goodwill, with its fair value. If the carrying value of a reporting unit exceeds its fair value, the second step of the test to determine the amount of goodwill impairment loss to be recognized is completed. The impairment test for indefinite-lived intangible assets consists of a comparison of the fair value of a group of indefinite-lived intangible assets with the group’s carrying value. If the carrying amount of the group exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. We estimate a fair value for each of our four reporting units and compare this value to the carrying value of the net assets, including the goodwill and indefinite-lived intangible assets, for each reporting unit to determine if any impairment is necessary. For purposes of impairment testing, our reporting units are defined as our operating segments. Note 13 to the interim consolidated financial statements describes each of our four operating segments.

We utilize a “relief from royalty” methodology in evaluating impairment of our indefinite-lived trade names. The methodology determines the fair value of each trade name through use of a discounted cash flow model that incorporates an estimated royalty rate we would be able to charge a third party for the use of the particular trade name. When determining the future cash flow estimates, we must estimate future sales and a fair market royalty rate for each applicable brand and an appropriate discount rate to measure the present value of the anticipated cash flows. Estimating future sales requires significant judgment by management in such areas as future economic conditions, product pricing and consumer trends.

For goodwill, we rely on a number of factors when completing impairment assessment including a review of discounted future cash flows, discount rate, royalty rates, and weighted average cost of capital. When determining future cash flow estimates, we consider historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by management in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. In determining an appropriate discount rate to apply to the estimated future cash flows, we consider the current interest rate environment and an estimated cost of capital. There have been no significant changes in the methodology used to perform the impairment analysis from 2009 to 2010. Improved market conditions and the expansion of comparable companies in 2010 resulted in a lower risk free rate and a lower market beta as compared to 2009, thus lowering the discount rates used for each of the operating segments in the 2010 valuation as compared to 2009.

The use of different assumptions or estimates for the above mentioned factors could produce different impairment amounts (or none at all) for indefinite-lived intangible assets and goodwill. At December 31, 2010 the fair value of each of the operating segments and the indefinite-lived intangible assets substantially exceed the carrying value, with the exception of our Portugal operating segment whose fair value was equivalent to book value as the purchase of this operating segment was completed in November 2010.

Investment in the China Joint Venture—We review our investment in the China JV for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investment may not be fully recoverable. Evidence of a loss in value that is other than temporary might include the absence of an ability to recover the carrying amount of the investment, the inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment, or estimated sales proceeds that are insufficient to recover the carrying amount of the investment. Management’s assessment as to whether any decline in value is other than temporary is based on our ability and intent to hold the investment and whether evidence indicating the carrying value of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. Management considers our investment to be a strategic long-term investment. Therefore, management completes its assessment with a long-term viewpoint. If the fair value of the investment is determined to be less than the carrying value and the decline in value is considered to be other than temporary, an appropriate write-down is recorded based on the excess of the carrying value over the best estimate of fair value of the investment. Due to continued operating losses and significant debt payments that are due within the next twelve months at the China JV, we performed a valuation as of December 31, 2010 using a combination of the market approach and a cost approach to determine the fair value of our investment in the China JV. Under the market approach, we estimated the fair value based on our negotiations with the China JV partner regarding our upcoming additional $15 million equity investment. Under the cost approach, we estimated fair value based on the amount that currently would be required to acquire or construct the underlying assets of the China JV. In assigning a weighting to these two fair value methods, we applied a higher percentage to the cost approach as the market approach was subject to factors which were beyond our control (the Chinese government approval of our additional equity investment). Judgment used in this valuation included, but was not limited to the arm’s length nature of the upcoming equity investment and the replacement cost of the underlying assets of the China JV. As the fair value was below the carrying value, management concluded at December 31, 2010 its investment in the China JV was impaired by $7.5 million. Should any of these material assumptions change by 10%, such as assigning a higher weighting to the market approach or estimating the replacement cost of the underlying assets of the China JV, possible impairment would have ranged from $5.2 million to $9.3 million.

Valuation of intangibles associated with business combinations—We are required to estimate the fair value and useful lives of assets acquired and liabilities assumed, including intangible assets, in a business combination. Judgment used in the valuation of intangible assets can include the cash flows that an asset is expected to generate per management’s projections, royalty rates, growth rates, obsolescence curve rates, present value factors, tax shield benefit factors, the weighted average cost of capital, and discount rates. We believe that the assumptions made are comparable to those that market participants would use in making estimates of fair value. Additionally, determining the expected life of an intangible asset requires management’s judgment and is based on the evaluation of various factors, including the competitive environment and customer history. We have determined most of our trade names to have indefinite lives because we plan to use these names into perpetuity. If actual results are not consistent with our estimates, we may be exposed to impairment charges.

Income taxes—Our income tax expense is based on our income and statutory tax rates in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our income tax expense and in evaluating our tax positions, including evaluating uncertainties. Management reviews our tax positions quarterly and adjusts the balances as new information becomes available. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. Deferred tax assets realizable in future periods are recorded net of a valuation allowance based on an assessment of each entity’s, or group of entities, ability to generate sufficient taxable income within an appropriate period, in a specific tax jurisdiction. To the extent management does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established. Management considers the following in making this assessment: 1) future reversals of existing taxable temporary differences, 2) future taxable income exclusive of reversing temporary differences, 3) taxable income in prior carryback years, and 4) tax planning strategies that would, if necessary, be implemented. Some or all of these adjustments are subject to review by the taxing authorities. If one or more of the taxing authorities were to successfully challenge our right to realize some or all of the tax benefit we have recorded, and we were unable to realize this benefit, it could have a material and adverse effect on our financial results and cash flows.

As more fully described in Note 14, Income Taxes, to our audited consolidated financial statements included elsewhere in this prospectus, gross deferred tax assets were $50.2 million as of December 31, 2010, partially offset by a valuation allowance of $8.9 million. The gross deferred tax assets generated in 2010 primarily relate to limitations on interest deductions in the U.S. and losses recognized on our investment in the China JV by our Hong Kong subsidiary. The tax benefits arising from losses on the China JV are fully offset by a valuation allowance as the Company does not expect to realize these tax benefits. The gross deferred tax assets resulting from limitations on interest expense deductions in the U.S. are expected to be realized through the future reversal of existing temporary differences. To the extent that the generation of gross deferred tax assets in the U.S. tax jurisdiction in future periods cannot be offset by future taxable income resulting from the reversal of deferred tax liabilities, the Company may not be able to realize the benefit of the net increase in deferred tax assets and may be required to provide a valuation allowance for such benefits. Management evaluates the recoverability of these future tax deductions by reviewing book earnings for the prior three years as well as future expected taxable income by jurisdiction. Future taxable income is considered from all sources, including the scheduling of the reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These estimates of future taxable income inherently require significant judgment. Management uses historical experience and short and long-range business forecasts to develop such estimates. In jurisdictions where there is a three year historical cumulative book loss, management does not rely on future book income projections to determine if a deferred tax asset will be realized because this is considered to be a significant piece of negative evidence. For these jurisdictions, only the future reversals of existing temporary differences as well as tax planning strategies that would be implemented, if necessary, are considered to determine if deferred tax assets will be realized.

Note 2—“Summary of Significant Accounting Policies” to our annual, audited consolidated financial statements included elsewhere in this prospectus, expands upon discussion of our accounting policies.

Recently Issued Accounting Standards

Note 1—“Basis of Presentation” to our interim consolidated financial statements included elsewhere in this prospectus, includes a description of the recently issued accounting pronouncement.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential economic loss arising from adverse changes in market factors. We utilize various financial instruments that have certain inherent market risks, but these instruments have not been entered into for trading or speculative purposes. Our exposure to financial market risks results primarily from fluctuations in interest rates, commodity prices, and foreign currency exchange rates. Note 9—“Derivative Instruments” to our annual, audited consolidated financial statements provides a detailed discussion of our interest rate and commodity price derivative instruments.

Interest Rate Risk. Variable-rate indebtedness totaled $131.2 million at September 30, 2011. Our Revolving Credit Agreement, Euro Facility and Term Loan Agreement contain variable rate debt which accrues interest based on target interest indexes (LIBOR, Euribor or an alternative base rate) subject to certain floors, plus an applicable spread as set forth in the credit agreements. We have an interest rate swap agreement outstanding on a notional amount of $20.0 million at September 30, 2011, which effectively converts interest payments from variable rates to fixed rates. The remaining balance of $111.2 million in variable rate debt, net of interest rate swaps, may be sensitive to fluctuations in interest rates. In our present condition, a hypothetical 10% increase in the LIBOR rate would not result in any additional interest expense as the current variable rate would still be below the 1.75% LIBOR floor on our Term Loan balance. Also, a hypothetical 10% increase in the LIBOR or Euribor on our borrowings under revolving credit facilities would not have a material impact on interest expense. Actual changes in market prices may differ from hypothetical changes. In practice, as markets move, we may manage our risk by adjusting hedging strategies as appropriate.

Commodity Price Risk. In our manufacturing operations, we rely heavily on certain raw materials (principally high carbon steel rod, wire, polyethylene, polypropylene, and zinc) and energy sources (principally, electricity, natural gas, and propane). We are exposed to changes in the prices of these raw materials and energy sources due to, among other things, fluctuations in foreign and domestic production capacity, availability, consumption, and foreign currency rates. Our raw material and energy costs are unpredictable and subject to a variety of factors outside our control. We have historically adjusted our selling price using a raw material surcharge to mitigate the impact of changing raw materials prices on our financial results. We intend to continue to pass through these price changes for the foreseeable future.

Foreign Currency Exchange Rate Risk. The consolidated financial statements are prepared in U.S. dollars. The assets and liabilities of our foreign subsidiaries are denominated in foreign currencies, which create exposure to changes in foreign currency exchange rates. Our primary exposure to foreign currency exchange fluctuations are the U.S. dollar/euro and U.S. dollar/złoty related to subsidiaries with intercompany loans and investments denominated in currencies other than their local currency. At September 30, 2011, we had intercompany loans that required remeasurement in the aggregate amounts of $170.8 million. A hypothetical 10% increase in the U.S. dollar to the euro exchange rate would result in an additional foreign currency exchange gain of approximately $11.0 million and a 10% decrease in the exchange rate would result in an additional foreign currency exchange loss of approximately $12.3 million. A hypothetical 10% increase in the U.S. dollar to the Polish złoty exchange rate would result in an additional foreign currency exchange gain of approximately $4.5 million and a 10% decrease in the exchange rate would result in an additional foreign currency exchange loss of approximately $5.0 million. Also, fluctuations in the Chinese renminbi/U.S. dollar impact our losses on our equity investment in the China JV. A hypothetical 10% increase in the Chinese renminbi to U.S. dollar exchange rate would result in a decreased year-to-date loss on our investment of approximately $1.0 million and a 10% decrease in the exchange rate would result in an additional year-to-date loss on our investment of approximately $1.3 million. We also have some exposure to foreign exchange fluctuations related to the Mexican peso/U.S. dollar, but the overall impact on the consolidated statements of operations is insignificant. We manage this risk by monitoring our foreign currency denominated cash inflows and outflows.

OUR INDUSTRY

Overview

Our industry consists of highly engineered wire ropes, synthetic ropes and EMC, as well as more general purpose industrial ropes and specialty wire. Wire ropes serve a variety of end markets such as oil and gas, crane, wire, general industrial, mining, marine, structures and fishing, which require customized products capable of withstanding extremely heavy loads and harsh operating environments with specific quality, durability, weight, functionality and performance capabilities. Given the intensity of wire rope usage in heavy lifting, pulling and supporting applications and their consumable nature, they are subject to strict inspection and removal criteria, necessitating frequent replacement. As a result, the aftermarket represents a significant portion of highly engineered wire rope sales.

Key Industry Drivers by End Market

The main drivers that impact demand for wire and synthetic ropes and EMC are:

•	Growth in global infrastructure spending driven by government investments and emerging market industrialization and urbanization;

•	Increased demand for oil and natural gas;

•	Demand for mined natural resources driven by economic, demographic and socioeconomic changes; and

•	Economic growth and trade driven by global commerce and economic activity.

The following provides a detailed description about uses of our products by the respective end market and the growth drivers impacting respective key industry end markets:

Structure Applications

Wire ropes are a critical component of infrastructure applications and are used by cranes and other heavy machinery employed in commercial construction and ongoing maintenance of bridges, ports, rails, highways and other infrastructure assets. Growth in this market is predominantly driven by global macroeconomic and demographic trends, including economic activity, population growth, urbanization and aging infrastructure throughout the world. Infrastructure demand for wire ropes is also impacted by commercial trade and transportation activity as wire ropes are used by container cranes at ports and rail yards.

Cranes are used primarily for construction, repair and maintenance of buildings, manufacturing facilities and infrastructure and material handling at port and railway facilities. Having reached a trough in mid-2009, the crane market is expected to rebound in line with broader construction and infrastructure trends. According to the Association of Equipment Manufacturers, the U.S. construction machinery business is estimated to increase by approximately 15% in 2011 and 14% in 2012. Infrastructure spending both in the United States, Europe, and emerging market economies are also expected to grow in the coming years. The resulting increase in construction activity is expected to increase demand for wire rope, as new cranes coming online will require high-tech wire rope products to operate, while existing cranes will require frequent replacements from the normal wear-and-tear associated with heavy industrial processes.

According to Booz Allen Hamilton, global public infrastructure spending is expected to total more than $41 trillion globally through 2030, of which approximately $18 trillion is expected to be deployed in key markets such as power generation, road, rail and seaports. Approximately 39% of total spending is projected to occur in Asia and 18% in South America and Latin America. The wire rope industry is expected to benefit from three key macroeconomic trends: government spending, a growing demand for emerging market infrastructure, and an increasing emphasis on clean-tech, alternative and traditional energy.

•	Pursuant to the American Recovery Reinvestment Act, approximately $44 billion was explicitly dedicated to projects for the Department of Transportation. Approximately $26 billion of the

$44 billion has not been spent as of January 28, 2011. The consequent positive impact on the wire rope industry is expected to be twofold, as both cranes employed in the construction process, and the structures themselves, will require technologically advanced wire rope products.

•

Infrastructure projects are also expected to increase in emerging market economies, driven by a rapidly growing population, continued urbanization and strong gross domestic product (“GDP”) growth. For example, China continues to invest heavily in infrastructure projects and recently announced plans to lay down 42,000 kilometers of new rail track by 2020. This construction will require significant crane usage, and thus offers a substantial opportunity for technically advanced wire rope products. In India, demand for infrastructure is amplified by significant infrastructure shortages throughout the country. Most major ports are operating at 95-100% capacity, with demand growing at 10% annually. According to the India Planning Commission, India will double its investments in infrastructure to $1 trillion during the Five-Year Plan that begins in 2012.

•

The growing popularity of construction associated with green and alternative energy sources is another positive sign for the crane industry. The United Kingdom’s intentions to source a quarter of its electric requirements from offshore wind farms by 2020 will require new turbines to support 32 gigawatts of generating capacity over the span of the next decade. This represents a vast potential for the original equipment manufacturers (“OEM”) and replacement crane market, as it involves huge cranes mounted on semi-submersible barges. The market for nuclear power plant construction also presents a significant expansion opportunity for cranes: China plans to bring the nuclear sector’s share of China’s power-generating capacity to 5% from less than 2% at present and the U.S. is also expected to increase its share of electricity derived from nuclear energy, which currently comprises 20% of its current sources of energy, with four to six new nuclear power plants coming on line by 2018, according to the World Nuclear Association. Each nuclear power construction site requires the use of approximately three to six jumbo crawler cranes for a number of years, and will therefore potentially require frequent and high-volume wire rope replacements to maintain smooth crane operations.

Oil and Gas

Wire and synthetic ropes are used throughout the oil and gas industry from exploration to production. Demand for wire and synthetic rope products (such as drill lines, sand lines and tubing lines) is dependent on global energy demand as well as the ever-increasing challenges in extracting these scarce resources. Wire rope and synthetic rope demand will benefit from several key trends in the oil and gas market:

•	Growth in active rig count driven by increasing global energy demand;

•	Increasing average well depth requiring larger ropes with specific weight and strength characteristics;

•	Expansion of drilling and production activity into more remote regions of the world;

•	Increasingly harsh operating conditions resulting in greater abuse to and shorter replacement cycles for ropes and wires; and

•	Greater need for real-time data transmission to optimize drilling efficiency.

The increased global demand for oil and gas drives increased production, workover, completion and drilling activity, as observed in the rising active global rig count. According to Baker Hughes, the worldwide active rig count increased from 2,509 as of December 2009 to 3,227 as of December 2010, an increase of 29%. Oil and gas activity varies by geography based on local drilling and production economics. For example, although the active U.S. rig count decreased by 6% from December 2007 to December 2010, the international rig count increased by 9% over the same time period. According to the U.S. Energy Information Administration, the average depth of a crude oil exploratory well increased from 6,950 feet to 7,778 feet during 2003 to 2008, an increase of 12%.

Demand for synthetic rope is increasing as offshore drilling and production activity continues to expand into deeper water depths where steel ropes are prohibitively heavy to use. Wire ropes cannot be used for mooring applications beyond approximately 6,500 feet, whereas synthetic ropes can be used up to approximately 32,800 feet. Synthetic ropes are also used for seismic streamer applications in offshore exploration.

As production and drilling activity shifts to harder-to-access reserves, the need for real-time information becomes increasingly important to optimize production. EMC provides the strength member and signal conductor for insertion and removal of the geophysical tools used for data-logging and perforation of the well. Demand for EMC is estimated to grow in line with the broader oil and gas industry, while supply remains limited given the unique technological expertise required to produce this product.

Mining

Wire ropes are used for various operating applications, primarily in surface and deep shaft mining for minerals, base and precious metals. The mining industry is marked by long-term growth trends and historically stable production. As a result, the aftermarket for parts and servicing of mining equipment tends to be relatively stable. The high fixed costs and lower variable costs associated with operating a mine help contribute to a decreased likelihood of a shutdown once a mine is opened. In addition, mines typically operate 24 hours per day, seven days per week, due to the high costs associated with any downtime. Due to the severe wear-and-tear that wire ropes endure in surface mining operations, they typically need to be replaced every two to nine months according to strict safety guidelines.

Mining activity has been increasing despite fluctuations in commodity pricing. The global natural resource market is benefiting from heightened demand driven by the urbanization of emerging markets such as China. China’s coal demand is expected to be 2.6 billion tons of coal equivalent by 2015 and 3.4 billion tons of coal equivalent by 2030.

The exploration and production of mined commodity metals such as copper and iron ore is expected to increase in the near future. According to the International Copper Study Group, worldwide mine production of copper was 16.2 million tons in 2010 and is projected to increase to 17 million tons in 2011.

General Industrial

General industrial encompasses industrial applications that use general purpose wire rope or specialty wire, including construction, transportation, defense, automotive, agriculture, and logging. These end markets tend to be directly correlated to general economic activity and output given the breadth of applications included. According to the International Monetary Fund, global output is expected to grow 4.4% in 2011 and 4.5% in 2012, with growth in emerging countries, such as Russia, China, India, and Brazil, at 6.5% in 2011 and 6.5% in 2012. We expect the general industrial sectors to grow in-line with broader macroeconomic trends and global GDP.

In summary, given the frequency of wire rope usage in heavy lifting, pulling and supporting applications and its consumable nature, it is subject to strict inspection and removal criteria necessitating frequent replacement. This, as well as the dynamics mentioned above, should result in consistent and growing demand for high-quality wire rope and synthetic wire products.

BUSINESS

Our Company

WireCo WorldGroup (Cayman) Inc. (“WireCo”) is an exempted company incorporated under the laws of the Cayman Islands. Unless the context otherwise requires, the use of the terms “WireCo,” “Company,” “we,” “us” and “our” in the following refers to WireCo WorldGroup (Cayman) Inc. and its consolidated subsidiaries.

We believe we are the largest global manufacturer of high-performance wire rope and one of the leading worldwide manufacturers of electromechanical cable, synthetic rope, wire rope assemblies and specialty wire. Our highly engineered and specialized products have a reputation for quality, performance and safety, and are marketed under well-known brands such as Union®, Camesa®, MacWhyte®, CASAR®, Wireline Works™, U.S. Reel™, Phillystran®, Oliveira™, Drumet and Union International. Our proprietary technical and manufacturing expertise utilizes advanced metallurgical and material technologies to develop “mission-critical” products used in heavy lifting, pulling, supporting and suspension applications, where functionality and safety are the top priority. We maintain a comprehensive product portfolio across the diverse end markets we serve, including crane, oil and gas, mining, general industrial, wire, fishing and structures. Our products have limited life cycles as a result of operating wear and tear. To avoid disruptions in our customers’ fundamental operations, our products have stringent maintenance schedules and safety-driven replacement criteria.

We benefit from a broad customer base and have a strong incumbency position, as evidenced by the fact that, on average, our top 20 customers have been conducting business with us for over 25 years. Our global manufacturing footprint with 13 facilities worldwide is supplemented by a global network of company-owned distribution facilities and local distributors. In addition, our China JV provides additional manufacturing capacity in Wuhan, China. Our global presence enables us to provide fast delivery and short lead times to the end user, ensuring product availability and high quality customer service and technical support. We currently have global capacity to annually produce approximately 408,000 tons of wire and approximately 230,000 tons of wire rope. For the year ended December 31, 2010, we recorded net sales of $447.7 million, Acquisition Adjusted EBITDA of $111.7 million, operating income of $41.4 million and a net loss of $6.6 million. For the nine months ended September 30, 2011, we recorded net sales of $447.9 million, Acquisition Adjusted EBITDA of $96.4 million, operating income of $41.0 million and a net loss of $27.8 million. For financial information about our operations in geographic areas, refer to Note 17—“Segment Reporting” of the notes to our audited consolidated financial statements included elsewhere in this prospectus.

The charts below provide a breakdown of our 2010 actual and pro forma net sales by customer location and end market:

2010 Actual Sales by Customer Location	2010 Pro forma Sales (1) by Customer Location

2010 Actual Sales by End Market	2010 Pro forma Sales (1) by End Market

(1)	2010 pro forma sales reflect the November 16, 2010 acquisition of Luís Oliveira Sá-SGPS, S.A. (“Oliveira”) and the July 18, 2011 acquisition of Drumet Liny i Druty spółka z ograniczoną odpowiedzialnoœcią (“Drumet”). as if they closed on January 1, 2010. See Note 3 “Acquisitions” to our annual, audited consolidated financial statements included elsewhere in this prospectus for additional information on the Oliveira acquisition and Note 2 “Acquisition” to our unaudited interim consolidated financial statements included elsewhere in this prospectus for additional information on the Drumet acquisition.
(2)	Emerging markets primarily include Africa, Australia, Central America, India, the Middle East, Singapore, Indonesia and South America.

Competitive Strengths

Global Leadership Position. We maintain leadership positions across our end markets of oil and gas, crane, wire, general industrial, mining, marine, structure and fishing. In the crane market, our CASAR brand is recognized around the world as a leader in high-performance crane ropes used in a wide range of heavy lifting applications, including tower cranes, mobile cranes and port cranes. This position provides us with a strong and growing presence in North America, Europe and Asia, the three major centers for crane manufacturing and utilization in the world. We are also a leading supplier to the U.S. oil and gas end market under the Union brand. In addition, our Camesa brand EMC product is recognized globally as a premier product offering. We attribute our leadership position to our engineering capabilities and technical expertise underpinned by a heritage of over 75 years of innovation, quality, industry experience and superior customer service. We also differentiate ourselves through our comprehensive portfolio of over 4,000 highly engineered rope designs. Our culture of innovation has led to the frequent introduction of new products and extension of product lines to meet the changing needs of our customers.

Global Manufacturing Footprint Combined with Local Distribution. We focus on maintaining an efficient global supply chain and a variable, low-cost operating model. We have 13 manufacturing facilities in the U.S., Mexico, and Europe. Our China JV also operates a facility in Wuhan, China. These facilities are strategically located to provide fast delivery and short lead times to ensure product availability and high-quality customer service from our well-trained sales and engineering teams. We leverage our low cost facilities to provide wire and other components to other facilities globally for use in the assembly of more highly engineered products. As we enter new global markets, our manufacturing capabilities allow us to match manufacturing requirements to customer demand.

Advanced Technical and Manufacturing Expertise. Our team of 52 engineers and metallurgists continues to enhance our current product offering portfolio as well as develop new product innovations that extend our leading technical expertise and enable us to deliver application-specific products to our customers. Our experienced manufacturing team of plant managers and engineers has extensive industry experience, allowing us to leverage a talented and knowledgeable workforce to deliver high performance products to our customers.

Diversity of End Markets, Customers and Geographies. We offer a broad range of leading brand name products to over 2,600 customers across a diverse range of end markets. Due to our diversified customer base, our top ten customers only accounted for approximately 26% and 24% of our net sales in 2010 and 2009, respectively, and our largest customer accounted for less than 6% and 7% of net sales in 2010 and 2009, respectively. We believe our overall business diversity helps to mitigate the impact of a downturn in any one product, end market or geography. For example, wire rope and EMC demand in the oil and gas industry was strong in 2010, partially mitigating the declines experienced in the crane sector over the same period. In addition, we have a global customer base; we generated approximately 52% and 56% of net sales in 2010 and 2009, respectively, from outside the U.S. We generated approximately 60% and 51% of net sales for the nine months ended September 30, 2011 and 2010, respectively, from outside the U.S. We expect that percentage to increase as we expand our overseas market presence and continue to integrate manufacturing strategies.

Poised to Benefit from End Markets with Attractive Fundamentals. Our leading market positions, global manufacturing and distribution footprint and technical capabilities position us to benefit from strong industry fundamentals in the major end markets we serve. Global infrastructure spending is expected to total more than $41 trillion through 2030, driven by the urbanization of emerging markets such as China, India and Brazil, as well as infrastructure projects in developed markets such as Europe and the United States. Drilling and production activity is expanding into new and harsher environments that will require more technologically advanced rope, longer drill lines and more frequent replacement cycles, each of which is expected to increase demand for wire rope. Strong demand from emerging markets is also expected to increase global oil and gas drilling activity. Furthermore, global mining activity is also expected to strengthen as long term demand for coal, copper and other minerals increases in line with increased need for natural resources and energy.

Recurring Sales and Profitability. Our highly engineered and specialized ropes are critical equipment components in our customers’ operations. Although they represent a comparatively small cost of the larger projects in which they are used, our customers view our products as key operating expenses in the broader context of limiting exposure to operational disruption and downtime, and, as a result, are willing to pay for high quality ropes. Moreover, the consumable nature of our products and their rigid replacement cycles result in a recurring revenue base. Our sales are complemented by our flexible cost structure and our focus on maintaining and enhancing our profitability. For example, from 2006 to September 30, 2011, we increased gross profit from 22.8% to 25.6%. We have also demonstrated an ability to deliver favorable financial results throughout economic cycles by reacting quickly, and closely managing our cost position by head count reduction, production optimization and distribution rationalization.

Experienced and Proven Management Team. We are led by an experienced management team that has over 240 cumulative years of direct industry experience and averages 22 years of experience. Management holds a meaningful equity interest, and compensation is tied directly to our financial performance. The team has a proven track record of product development, expanding the customer base, improving operating efficiencies and entering new markets. Consistent with our strategy of further diversifying and strengthening our product platform, management has a successful track record of pursuing and integrating complementary and strategic acquisitions, including, most recently, the acquisition of Oliveira in 2010, which strengthened our synthetic rope business and allowed us to expand our international footprint, along with our recent acquisition of Drumet, which we believe enhanced our ability to supply internally generated wire and provided additional penetration into the Eastern European market.

Business Strategy

We aim to be the global leader in wire rope, synthetic rope, EMC and specialized wire across all end markets and geographies. We believe the following are key foundations of our strategy:

Expand Global Penetration by Leveraging Existing Footprint and Product Portfolio. We intend to capitalize on our technological leadership, market position, engineering capabilities and industry expertise to target growth opportunities in both emerging markets and attractive segments within large established markets. We believe that significant growth opportunities exist internationally. Accordingly, we have invested significantly in expanding and reorganizing our international sales force, implemented a comprehensive global sales strategy and established a global manufacturing and service structure to increase our presence in these key growth markets. We also intend to leverage our strong existing relationships with large multinational firms to expand into new markets and grow our business within existing markets.

Drive Growth Through Continued Product Innovation. We plan to build on our history of innovation and technological expertise to create new highly engineered products. We target end markets with attractive fundamentals that require value-added products, and we have 52 engineers and metallurgists dedicated to these product development initiatives. Products currently in development include specialized products for the underground mining market and to improve performance of EMC products in horizontal shale drilling. Our customers keep service record data and compare the results for all wire rope manufacturers on their shovels. We use a proprietary manufacturing process that combines the best wire material, lubricant and the proper plastic material to make these ropes last longer in their very challenging environment.

Supplement Organic Growth Through Focused Acquisition Strategy. We have a strong track record of identifying, executing and successfully integrating acquisitions. Since 2007, we have successfully integrated four acquisitions (Wireline Works, CASAR, U.S. Reel and Phillystran) and we are in the process of integrating Oliveira, which we acquired at the end of 2010 and Drumet, which we acquired on July 18, 2011. These acquisitions have been critical to our growth, have enhanced our leadership position and have served to diversify our end market exposure. We plan to continue pursuing acquisitions and strategic alliances that further expand and complement our product portfolio, improve our competitive position in growth markets and present opportunities for significant cost synergies. We will evaluate each potential acquisition by strategic and financial metrics and prioritize maintaining liquidity and preserving a prudent capital structure.

Focus on Manufacturing Efficiencies and Cash Flow. We focus on profitability and cash flow generation through disciplined investments and prudent cost management. Over the past few years, we have streamlined operations, including closing several company-owned distribution facilities, upgrading critical equipment and shifting production to low cost operating facilities. We will continue to look for opportunities to streamline our manufacturing and overhead costs as well as optimize our manufacturing footprint and utilization to further increase profitability and cash flow generation.

Supply Chain Management. Our supply chain is centrally managed to provide opportunities to reduce the costs of our global operations through strategic sourcing relationships for key raw materials used to manufacture our products. We utilize internally produced wire that is consumed in the production process to displace externally sourced materials where cost effective while leveraging our global transportation risk through carriers with regional expertise. We are also implementing strategic planning and scheduling tools and processes to optimize the manufacturing of our products to serve our customers’ needs, while managing inventory on hand.

Our Products

Our leading global position in the end markets we serve is derived from our ability to provide a comprehensive and technically advanced product portfolio of wire rope, synthetic rope, EMC and specialty wire. Our products have limited life cycles as a result of operating wear-and-tear. To avoid disruptions in our customers’ fundamental operations, our products have stringent maintenance schedules and safety-driven replacement criteria. Our customers rely on our products to perform in harsh and challenging conditions where there can be no compromise over product integrity and performance.

Wire Rope

We produce both highly engineered specialty products and general purpose wire rope suitable for a variety of uses. Our wire rope products are sold under CASAR, MacWhyte, Union, Oliveira and Camesa brand names and range from small specialty ropes of 1/16 of an inch in diameter to large mining ropes of up to five inches in diameter. Several applications of wire rope products are listed below by end market:

End Market	Uses
Oil and Gas	Drill lines
Sand lines
Tubing lines

Crane	Construction (tower, mobile)
Harbor (ship-to-shore, dockside)
Marine (deck, offshore)
Industrial

General Industrial	Overhead cranes
Slings
Barrier cable

Mining	Surface mining ropes (drag lines, shovels)
Underground ropes (shaft ropes, balance ropes)

Marine	Mooring lines
Towing lines

Structures	Bridges

Fishing	Bottom trawlers
Tuna fishing

Other Specialty	Logging
Aircraft

Wire ropes are designed and engineered to meet specific end use requirements and customer specifications, such as bright or galvanized rope, or rope that is impregnated with various synthetic materials. Production begins by helically stranding, or laying, steel wire together around a center wire to form strands. During the stranding process, protective lubricants are applied to the strands before they are spooled and taken to the closing department where they are finished into wire rope. Closing machines helically arrange, or close, the strands of wire around an independent wire rope or fiber core to form wire rope.

We also manufacture fabricated products with wire rope. These fabricated products are wire ropes with a wide variety of fittings attached at the ends, ranging from hooks, studs or sockets to highly specialized fittings produced to customer specifications.

We are a provider of both highly engineered and standardized rope products. We market our wire rope products using the Union, MacWhyte and CASAR brand names as highly engineered products that, although more expensive than most competitors’ wire rope, provide customers with better value due to their quality, performance and the aftermarket service we provide. Our standardized products are sold under the Camesa and Oliveira brand names. We have targeted markets both domestically and internationally and determined specific customers and products to be used to penetrate these markets. The marketing program relies heavily on our corporate profile, specialized products with superior attributes and highly targeted and measured worldwide calling programs. Our product development efforts will continue to identify critical applications where new or enhanced products can add value for the end user. Our process incorporates our extensive field expertise, rope design experience, manufacturing knowledge, state-of-the-art metallurgy, and plastic extrusion capabilities to develop products that set the standard for performance in key industries. We are also attempting to leverage the China JV and lower international production costs to enable us to better compete in foreign markets that are subject to greater price-sensitivity. Additionally, we continue to capitalize on Aceros Camesa’s existing contacts throughout Latin America to expand the sales of highly engineered wire rope products made to our designs, particularly in the oil, mining and construction markets.

We primarily produce wire rope products for inventory to support our distributors and consuming customers, but we also produce orders to customer specifications. Our premier brand, CASAR, has a much higher demand for custom ropes than our other product lines. In the U.S., we ship our products from one of our distribution centers, which are strategically placed throughout the U.S. to provide timely service to our customers. We distribute most of our Camesa wire rope products, our primary Mexican brand, through our Vallejo facility to industry distributors and a wide range of companies that operate in the industries we serve. Our CASAR brand is primarily shipped direct to customers and a limited inventory is kept in our German facility, which serves as a European distribution center. CASAR products are also located in Trafford, Pennsylvania to facilitate the supply of those products to North America. Our Oliveira brand is shipped to customers from one of our European distribution or manufacturing locations.

Net sales for wire rope were approximately 61%, 65%, and 66% of consolidated net sales for the years ended December 31, 2010, 2009, and 2008, respectively. For the nine months ended September 30, 2011 and 2010, net sales of wire rope represented approximately 60% and 62% of our consolidated net sales, respectively.

Synthetic Rope

We manufacture and sell synthetic rope products under the Phillystran and Oliveira brand names. Synthetic ropes are high tenacity fiber ropes, strands, braids and strength members made from fibers such as Kevlar®, Twaron®, Technora®, and are used in a broad range of oil and gas, fishing, marine, industrial and government/military rope applications. Synthetic ropes are primarily used in applications that require specific operating strength, buoyancy, corrosion resistance or weight tolerance characteristics beyond wire rope. These include mooring lines, fishing ropes, life and winch lines, structural and support lines, boat rigging, power cables and broadcast tower guy cables. We have pioneered the development of new products which combine the use of steel wire ropes with high-strength synthetic components that improves the strength to weight ratio in the finished product.

We manufacture jacketed synthetic ropes as well as braided, twisted, and parallel ropes and strength members. Jacketed ropes have a protective outer jacket that increases the synthetic fibers’ resistance to harsh and abrasive conditions. All synthetic ropes are held to the highest quality standards and are tested for tensile strength, elongation, modulus, stress relaxation, creep, tension, and bending life in both wet and dry conditions to ensure a high quality.

Our Phillystran and Oliveira subsidiaries specialize in producing synthetic ropes, strands, braids and strength members for a broad range of applications. Many of the products supplied by Phillystran and Oliveira are designed to specific customer requirements. Due to the highly customized nature of these orders, they are produced and shipped directly to the customers from our U.S. manufacturing facility in Montgomeryville, Pennsylvania or one of our European distribution or manufacturing locations. For the nine months ended September 30, 2011 and 2010, net sales of synthetic rope represented approximately 5% and 4% of our consolidated net sales, respectively.

EMC

We believe that we are the leading non-captive global manufacturer of EMC for the oil and gas markets. Our EMC product, marketed under the Camesa and Wireline Works brand names, is an electrical signal conducting cable that is armor-plated with high-carbon steel wire or highly engineered steel alloys to protect the signal conductors inside. Our EMC product is used in the oil and gas exploration industry and provides a link from downhole to the surface. The cable not only transmits data but also acts as a strength member for the insertion and removal of the geophysical tools used for logging and perforating the wells. We produce EMC to customer specifications in single conductor and multiconductor varieties, and the production process consists of stranding together purchased copper wires that are then jacketed with a polypropylene plastic. The jacketed copper strands are then stranded together, covered with an adhesive tape and wrapped by two layers of high-carbon steel wire to form the finished product.

We service the EMC market through a network of distributor/installers worldwide. We believe the Camesa brand of EMC has a very strong brand image for quality and reliability in this market. We also sell EMC to Mexican governmental corporations through requests for proposals by the Mexican government. We sell EMC primarily to oil and gas companies operating in Mexico, the U.S. and Canada, but have strong distribution ties in China, the Middle East and Europe. As part of our customer service strategy, we routinely produce EMC to customer specifications and carry inventory of standardized product around the globe. For the nine months ended September 30, 2011 and 2010, net sales of EMC represented approximately 7% and 8% of our consolidated net sales, respectively.

Specialty Wire

We are a leading producer of specialty wire used for infrastructure applications and general industrial end markets. Our high-quality wire products, such as spring wire, PC strand, tire bead, hard drawn wire, steel wire band and guy strand are manufactured for a wide variety of uses in a broad range of industries. For example, guy strand is used in the telecommunications industry, while our other products are used in furniture, mattress springs, screens, augers, car and truck tires, and tensioning applications. Steel wire band is used to manufacture staples for various industries. Our PC strand serves as a strengthening member in concrete used in bridges, road projects and commercial construction. We also manufacture high-carbon steel wire for use in the production of our own wire ropes and EMC products.

High-carbon steel wire is produced by reducing the diameter of high-carbon steel rod into smaller diameter wires. The production process begins by submerging the high-carbon steel rod coils in various chemical baths to clean it of scale and rust, and to ensure it is lubricated and chemically ready for the production process. The high-carbon steel rod is then drawn, or pulled, through carboloydies, which transforms it into wire of various diameters and tensile strengths.

High-carbon steel wire is generally purchased by our customers under spot contracts based on availability or for a specific contract or job in the U.S. In order to quickly fill customer orders and effectively sell high-carbon steel wire through customary spot contracts, we usually maintain short production lead-times and carry small inventories of the various types of high-carbon steel wire. We only inventory wire for long-term accounts with consistent purchasing behavior. We generally sell high-carbon steel wire directly to the consumer in truckload quantities in the U.S. We historically have not been one of the large high-carbon steel wire manufacturers, so we have focused on specialty markets such as flexible duct, pipe wrap and galvanized strand wire. We have concentrated most marketing efforts in this area on direct sales contacts with established relationships, with limited use of trade shows and advertisements in industry trade publications.

We sell a much higher percentage of Camesa high-carbon steel wire to distributors throughout Mexico and Central and South America, but also sell to some manufacturing customers and end users on a direct basis. As a seller of high-carbon steel wire in North America, we concentrate Camesa wire sales in the construction, tire bead, electrical, telecom, and air conditioning industries. One of the strongest markets for our wire products is for prestressed concrete strand. In the tire bead wire market, we sell high-carbon steel wire to many significant tire producing companies. We sell Camesa tire bead wire under spot purchase orders for prices that are periodically negotiated. In addition, we also sell Camesa guy strand wire primarily in the Mexican market to private wire rope distributors, specialized wire distributors and Mexican government utility companies. We expect to continue to expand Camesa’s high-carbon steel wire business as market conditions permit.

Our Cuautitlan, Mexico wire mill positions us to become a more significant participant in the U.S. high-carbon steel wire market. We will produce high-carbon steel wire at a competitive cost at various price points for the U.S. high-carbon steel wire market, while maintaining our historical base of Camesa high-carbon steel wire sales in Mexico and various export markets. The galvanizing capacity of this facility has also enabled us to compete for additional galvanized wire and wire rope projects.

Our net sales of specialty wire were approximately 20%, 22%, and 21% of consolidated net sales for the years ended December 31, 2010, 2009, and 2008, respectively. For the nine months ended September 30, 2011 and 2010, net sales of specialty wire products represented approximately 21% and 19% of our consolidated net sales, respectively.

Our Business Activities

Manufacturing

We operate a total of 13 manufacturing facilities in the U.S., Mexico and Europe. Five facilities are located in Missouri in the cities of St. Joseph, Sedalia, Chillicothe, Kirksville and Carrollton. We also have a manufacturing facility in Rosenberg, Texas and one in Montgomeryville, Pennsylvania; two facilities in Mexico in the cities of Vallejo and Cuautitlan; two facilities in Portugal in the cities of Maia and Paredes; one facility in Kirkel, Germany; and one facility in Wlocklawek, Poland. Our China JV also operates a facility in Wuhan, China.

Sales, Marketing and Distribution

During 2010, we implemented a new global sales structure. This new structure focuses on expanding our international sales force and streamlining our product/market management with a comprehensive global sales strategy. Our global sales force is directed by two senior members of the management team. We also maintain a team of global market directors that are responsible for the marketing efforts and business development activities for key end markets. Each global market director works with assigned product engineers and production planners, which is a structure designed to enable our engineers to quickly respond to customers. The country managers (sales directors or vice presidents) maintain primary sales responsibility for a geographic region of the world. With regard to the country manager role, we were eager to expand our sales coverage in emerging markets and began an extensive recruiting process. During 2010, we added sales coverage in Russia, Africa, India, South America and the Middle East. In addition, we have an international business director and customer service team that integrate the efforts of all parties to assure a rapid response to customers around the world. Our ability to deliver this level of support to distributors and consumers is a significant focus of our sales strategy.

We provide technical and educational materials to distributors and customers and often dispatch engineering personnel to visit end user operations. We complement these sales efforts with a comprehensive world wide web presence that provides information on our products and technical support capabilities. We also participate in trade shows targeted at our key markets to expand our brand identity.

Our staff of 52 engineers and technicians is an important resource for end-users, assisting in installations and explaining operating parameters and machinery limitations to our customers’ operators and facility managers. Our engineering staff designs products that fulfill specific customer needs. In addition to our staff, we also have developed a network of third party installation experts.

Customers

Our key customers include distributors of wire rope products, OEM, and end users of wire and synthetic rope in the various industries we serve. We benefit from a broad customer base and have a strong incumbency position, as evidenced by the fact that, on average, our top 20 customers have been conducting business with us for over 25 years.

Product Development

Our product engineering department is responsible for our research and development program, which is managed by the Director of Product Development and includes both R&D engineers and technical engineers that are located in the corporate office as well as our manufacturing facilities around the world. Besides engineering personnel, this program also includes members of sales, finance and manufacturing operations, and the product development efforts are reviewed by the executive group on a bi-monthly basis. We have historically not tracked research and development expenses because many people, across a number of functions within the Company, are involved in the process. The product engineering team, primarily responsible for research and development of new products, also has responsibility for product training and evaluating rope performance at customer locations as well as other quality assurance activities. Based on our review of related costs, we estimate our annual cost of research and development to be less than $2.0 million.

In recent years, these teams developed our TUF-MAX™ shovel hoist wire ropes, POWERMAX™ dragline wire ropes and our Flex-X 7 CC™, APEX™ and XLT4™ crane wire ropes. Currently, our patented torque-balanced helicopter rescue hoist rope is being considered for inclusion in the U.S. Department of Defense’s procurement specification referred to as MIL-DTL-83140, for wire rope. A version of this rope is being tested by NASA as the parachute riser cable for the Orion Space capsule. We have also introduced the next generation of aircraft control cables. Other products that are in the process of being introduced in their respective markets and also have a patent pending include: XLT4 Stage Blackened rope for theatrical flying performances, high-temperature socketing (end attachment) material for fire resistance in building or bridge structures, and hybrid rope (TurboLite), a lower weight rope for deep shaft mining applications. We see a great potential for hybrid strand and rope products in which both steel wires and synthetic high-strength fibers are used as load bearing components. With the extensive know-how in the synthetic fiber rope design and manufacture now residing at our Phillystran and Oliveira operations, we are poised to make advances in this leading edge technology for tension members. Additionally, we are currently working with a major oilfield customer on several projects with specific service requirements that are beyond current EMC’s abilities. We believe our research and development initiatives have enhanced our reputation as a product innovator in the industries we serve.

Raw Materials and Suppliers

The main raw materials that we use to manufacture our products are high-carbon steel rod and high tenacity synthetic fibers. We purchase high-carbon steel rod from a number of U.S., Mexican and other foreign suppliers. We purchase high tenacity synthetic fibers from a number of suppliers located in the U.S., the Netherlands, Japan and other foreign countries. These raw materials are purchased at regular intervals, usually on a monthly basis, depending on pricing and market conditions.

Competition

We produce and sell a wide range of products including wire rope, EMC, synthetic rope, and high-carbon steel wire and compete with other U.S. and international manufacturers of similar products. Our main competitors in the wire rope sector include Bridon International Ltd., Usha Martin Ltd. and KISWIRE Co., Ltd. In the EMC sector, we compete with Rochester Corporation and other vertically integrated companies which produce EMC solely for internal use. Our major competitors in the synthetic rope sector include Cortland Cable Co., Bexco Ropes B.V., and Offshore & Trawl Supply AS (“OTS”). Our main competitors in the high-carbon steel wire sector include KISWIRE Co. Ltd., N.V. Bekaert S.A., Leggett & Platt Wire Group, Davis Wire Corporation, Deacero, S.A. de C.V. and various other manufacturers, both domestic and international.

In spite of this highly competitive environment, we have established market leading positions in the oil and gas, crane, wire, general industrial, mining, marine, structures and fishing industries under our Union, Camesa, Oliveira and Phillystran brands. We also have a leading position in the crane sector with our CASAR brand of wire ropes. We generally compete on the basis of product performance, price and sales and technical service support. We do not currently face what we believe to be significant competition from alternative technologies, such as hydraulic mechanisms.

Trademarks

We rely on patents, trademarks, trade secrets and other intellectual property laws and strategies to protect our proprietary rights. We have a significant number of trademarks covering our company names and material brands. These trademarks include WireCo® WorldGroup, Union®, Camesa®, MacWhyte®, CASAR®, Wireline Works™, U.S. Reel™, Phillystran® and Oliveira™. These trademarks are used in association with virtually all of our specialty wire, wire and synthetic rope products, EMC, and other related products. In addition, we have trademarks registered in the U.S. and some foreign countries to protect our specific “marker strand” designs, which, consistent with market practice, designate our wire rope products as well as various product trade names. We have also trademarked our orange plastic coating used to enhance the performance of our wire rope product lines.

Although we employ a variety of intellectual property in the development and manufacturing of our respective products, we believe that none of that intellectual property is individually critical to our current operations. Taken as a whole, however, we believe our intellectual property rights are significant.

Properties

Our principal properties include our manufacturing facilities, our distribution centers, and our administrative offices. We maintain and operate seven domestic manufacturing facilities in Missouri, Texas, and Pennsylvania. In addition, we maintain and operate six international manufacturing facilities in Mexico, Germany, Portugal and Poland. Our China JV (65% owned by us) operates a facility in China. Of these thirteen manufacturing facilities, eleven are owned and two are leased. We maintain ten stand-alone distribution facilities in the U.S., Portugal, and the Netherlands, five of which are leased under operating leases. In addition to these distribution facilities, there is warehouse space available at substantially all of our manufacturing facilities. Our administrative offices are located in leased buildings in Kansas City, Missouri, and the Cayman Islands.

Our principal properties cover approximately 5 million square feet in the aggregate. Utilization of manufacturing capacity varies by manufacturing plant based upon the type of products assigned and the level of demand for those products. We believe that our manufacturing plants are well maintained, adequately utilized, and are sufficient to support the current operations of the business. These facilities, together with planned capital expenditures, are expected to meet our needs in the foreseeable future.

The Term Loan is secured by a second priority security interest behind the Revolving Credit Agreement and CASAR Revolving Credit Agreement in inventory and accounts receivable, and a first priority lien on substantially all of our real and personal property of all of the Company’s subsidiaries except for subsidiaries organized or formed under the laws of any European jurisdiction.

Employees

We have over 2,900 employees, not including the China JV, approximately 64% of whom are covered by collective bargaining agreements. In the United States, we have collective bargaining agreements with the employees at the St. Joseph plant and the Chillicothe plant. Our international locations all have collective bargaining agreements, except the China JV. The current agreements have expiration dates as follows: St. Joseph, Missouri (United Steelworkers of America Local 5783 and International Brotherhood of Electric Workers Local 545), June 30, 2013 and December 31, 2014; Chillicothe, Missouri (United Steelworkers of America Local 990-1), February 28, 2014; Vallejo, Mexico (Sindicato Progresista de Trabajadores), November 7, 2012; Cuautitlan, Mexico (Sindicato Progresista de Trabajadores), January 31, 2012; and Kirkel, Germany (Industriegewerkschaft Metall), March 31, 2012. With respect to our operations in Portugal, the collective bargaining agreements expired in 2008 (F.E.S.E.T.E. and the Portuguese Rope Association), but are still in effect under Portuguese labor law until a new contract is finalized.

Safety

Our facilities and operations are subject to, among other laws and regulations, comprehensive occupational health and safety laws and regulations. Numerous national and local government agencies in a number of countries regulate our manufacturing operations to protect the health of workers, prevent workplace injuries and illnesses, and save lives, including but not limited to agencies of the governments of the U.S., Mexico, the European Union, Portugal, Germany and China. Our facilities are subject to investigation by these regulators without advance notice. To date, no material findings have been identified at our facilities.

Environmental Matters

Our business operations and facilities are subject to a number of laws and regulations in the jurisdictions in which we operate, including the United States, Germany, Portugal, Mexico, Poland and China, which govern the discharge of pollutants and hazardous substances into the air and water, the handling, storage, use and disposal of such materials and remediation of contaminated sites. The Environmental Protection Agency (“EPA”) is the primary regulator in the United States. The Federal Ministry of the Environment, Nature Conservation and Nuclear Safety is the regulator in Germany. The Ministry for Environment and Spatial Planning is the regulator in Portugal. Mexico’s environment ministry is The Secretariat of Environment and Natural Resources. The Ministry of Environment Ordinance is the regulator in Poland. The Ministry of Environmental Protection of the People’s Republic of China oversees regulations in China to protect human health and the environment. Operations at our facilities include transforming steel rods and wire into wire rope or cable, which can produce wastewater and excess petroleum waste. We also store certain petroleum products and hazardous substances that we use in our operations. Due to the nature of these activities, our facilities are subject to investigation by regulators who regularly inspect our facilities. Our regulators have not identified any material deficiencies or situations that could have a material impact on our operations.

Quality Certifications

We hold numerous quality certifications for the products we manufacture. All of our rope and wire fabrication facilities throughout U.S., Mexico, and Europe, including our China JV in Asia, are ISO 9001 certified. ISO 9001 is an international standard certification granted by the International Organization for Standardization (“ISO”) that confirms a supplier can consistently provide goods and services that meet client needs and expectations and comply with applicable regulations. Our facilities in the U.S., Mexico and our China JV that provide product into the petroleum industry are also certified to “API 9A.” This API certification is granted by the American Petroleum Institute (“API”) and relates to quality and performance standards for oilfield products. Our API certifications assure our customers that we have a quality control system and that our products are approved in accordance with API performance standards. Because of the high risk environment inherent in our customers’ industries, many insurance providers require petroleum companies to only purchase products that are produced from a supplier certified by API and which carries the API logo. We also hold a Qualified Products List (“QPL”) 83420 certification provided by the Defense Logistics Agency of the U.S. government, which provides us with the ability to produce and supply aircraft control cables for various aircraft manufacturers, including Boeing, Raytheon, Cessna and the U.S. government. We also hold a certification to AS9100 which relates specifically to the aircraft industry. We believe we are the only manufacturer that holds all four such certifications.

We hold Center for Engineering (“CFE”) certifications for products produced at our facilities in Mexico. CFE certifications are granted by the Mexican federal government and authorize an industrial manufacturer to supply industrial products to the CFE. Specific customers also certify us as qualified and approved suppliers. We are certified by many of the largest manufacturers in the world, including PEMEX, Boeing, Cessna, Goodrich, Caterpillar, Grove and Oshkosh Truck.

We are also certified by Lloyd’s Register Quality Assurance, Inc. for the products produced at our St. Joseph and Sedalia locations in Missouri. The Lloyd’s Register Group is an independent risk-management organization providing risk assessment and mitigation services and management systems certification. We are certified by Germanischer Lloyd SE for the products produced at our European facilities. Germanischer Lloyd is a technical supervisory organization that conducts safety surveys to help mitigate risks and assurance of technical compliance for the shipping and oil and gas industries.

Legal Proceedings

Note 12—“Commitments and Contingencies” to the interim consolidated financial statements included elsewhere in this prospectus includes information with respect to legal proceedings.

Our History

Predecessor Company. Our predecessor company was formed in 1931 and throughout its history experienced growth both internally and through acquisitions, including the acquisitions of the Leschen Wire Rope division of the H.K. Porter Company in 1962, Union Wire Rope in 1988, Rochester Wire Rope in 1998, and the MacWhyte Company in 1999. During 2001 and 2002, our predecessor experienced major losses due to significant financial, operational and management problems, including excessive debt, insufficient cash flow, and a lack of control over asset growth and expenses. On May 15, 2002, our predecessor filed a Chapter 11 bankruptcy petition. Ira Glazer, current President and Chief Executive Officer, became Chief Restructuring Officer in April 2002, and led our predecessor through a dramatic transformation. On June 30, 2003, Wire Rope Corporation of America purchased our predecessor’s assets out of bankruptcy pursuant to a sale of assets under Section 363 of the United States (“U.S.”) Bankruptcy Code.

Aceros Camesa Acquisition. On June 17, 2005, we acquired Aceros Camesa, S.A. de C.V. (“Aceros Camesa”). The Aceros Camesa acquisition included manufacturing facilities in Vallejo and Cuautitlan, Mexico, as well as one in Rosenberg, Texas. The acquisition provided us with low cost manufacturing facilities, increased capacity, increased geographic scope and access to additional customers in the industries we serve. In addition, Aceros Camesa’s presence in the EMC market permitted product diversification and margin growth.

China Joint Venture. On June 12, 2006, we entered into a 50-year equity joint venture agreement with Jiangbei Steel Processing and Logistics Co., Ltd., a steel producer based in Hubei, China, and wholly owned subsidiary of Wuhan Iron and Steel Company, establishing WISCO WireCo Wire Rope Co., Ltd. (“China JV”) in Wuhan, China, primarily for the purpose of manufacturing, marketing, and sale of high carbon wire and wire ropes. The construction of the manufacturing facility is complete, a significant portion of the equipment has been installed, and the facility produced approximately 13,000 short tons of product in 2010. As our business continues to grow in this region, we expect the plant to provide up to 47,000 short tons of rope and wire manufacturing capacity to meet customer demand.

Sale to affiliates of Paine & Partners. On November 2, 2006, we entered into an agreement and plan of merger that provided for our acquisition by a wholly owned subsidiary of Paine & Partners Fund III, and affiliated entities, whose investment advisor is Paine & Partners, LLC (“Paine & Partners”). The acquisition was completed on February 7, 2007. Paine & Partners provides capital for management buyouts, going private transactions, company expansion and growth programs. The firm has offices in San Mateo, California, Chicago, Illinois, and New York, New York.

Wireline Acquisition. On February 26, 2007, we purchased all of the outstanding shares of Wireline Works Partnership (“Wireline Works”), a Calgary, Canada-based manufacturer of EMC for the oil & gas market. During 2008, we determined that it was significantly more cost effective to manufacture EMC produced by Wireline’s Canadian plant in our Mexican facilities, where the same product was already being manufactured and capacity existed. On September 30, 2008, our Mexico operations began supplying all Wireline Works products. We expect to continue selling this product under the Wireline brand in the United States and Canada.

CASAR Acquisition. On August 24, 2007, we purchased all of the outstanding shares of CASAR Drahtseilwerk Saar GmbH (“CASAR”), a European-based manufacturer of high performance wire rope for the crane and mining end markets, located in Kirkel, Germany.

Name Change. In October 2007, Wire Rope Corporation of America changed its name to WireCo WorldGroup Inc. to align its identity with our global operations.

U.S.Reel Acquisition. On November 16, 2007, we purchased all of the outstanding shares of U.S. Reel, Inc. (“U.S. Reel”), a leading U.S. wooden reels supplier located in Carrolton, Missouri. The acquisition lowered our cost base with regard to wood reels used to store and ship wire and wire rope.

WireCo WorldGroup (Cayman) Inc. On December 29, 2008, the shareholders of WireCo Cyprus contributed all previously issued and outstanding shares in WireCo Cyprus in exchange for shares of common stock of WireCo. WireCo is an exempted company incorporated under the laws of the Cayman Islands. In November of 2011, WireCo Cyprus, through a series of steps, was ultimately merged into WireCo. As part of this process, the management members exchanged their US Holdings shares for non-voting US Holdings common stock. Furthermore, the stock options the management members held in WireCo Cyprus were exchanged for options to purchase common stock of WireCo.

Phillystran Acquisition. On December 31, 2009, we purchased all of the outstanding shares of Phillystran Inc. (“Phillystran”) based in Montgomeryville, Pennsylvania. Phillystran is a leading manufacturer of high performance synthetic rope products.

Oliveira Acquisition. On November 16, 2010, we purchased all of the outstanding shares of Luís Oliveira Sá—SGPS, S.A. (“Oliveira”), a Portugal-based steel and synthetic rope manufacturer with facilities in Portugal and the Netherlands. Oliveira is a leading manufacturer of high performance synthetic ropes targeted at offshore oil and gas industry applications and wire ropes for the fishing and crane markets. Through our Oliveira acquisition, in combination with the Phillystran acquisition described above, we now have the ability to offer the market technologically advanced synthetic ropes on a global scale.

Acquisition of Drumet. On July 18, 2011, we acquired Drumet, also referred to as our Polish subsidiary, for an aggregate purchase price of approximately $62.5 million, net of cash acquired. The aggregate transaction value was approximately $100.8 million, payable in cash installments ($51.8 million, net of cash acquired, at closing, $4.6 million payable on December 31, 2011 and $6.0 million payable on July 31, 2012) and debt assumed consisting of non-interest bearing debt and certain machinery and equipment leases with an estimated fair value of approximately $38.4 million. Drumet, located in Włocławek, Poland, is a leading producer of steel wire ropes and a large producer of wire and staple band in Europe. Drumet has an annual production capacity of approximately 120,000 tons of wire and 30,000 tons of wire rope. Drumet’s wire capacity is expected to source most of our internal wire requirements in Europe, which gives us significant cost savings, flexibility and quality control. As a result of the acquisition, our wire capacity has increased 42% and our wire rope capacity has increased 15%. In addition, Drumet expands our sales presence in Eastern Europe with additional customer relationships, introduces another brand to the Company’s existing portfolio and offers a low-cost labor base. Operating results of Drumet are included in our consolidated statements of operations since the date of acquisition. A primary focus through 2012 will be the achievement of synergies gained from our recent acquisitions.

MANAGEMENT

Corporate Management and Key Executives

We are led by an experienced management team that has directed the Company’s significant growth over the last few years. These executives average 15 years of direct industry experience. The following table sets forth the names and positions of key executives and their ages as of September 30, 2011:

Name	Age	Industry Experience	Title
Ira L. Glazer	60	9	President—Chief Executive Officer

Eric V. Bruder	47	18	Executive Vice President—Chief Operations Officer

J. Keith McKinnish	54	6	Senior Vice President—Chief Financial Officer

David T. Hornaday	59	36	Senior Vice President—Chief Administrative Officer

Wolfgang Oswald	45	10	Senior Vice President—Global Sales

Miguel Gomez	43	10	Senior Vice President—Sales, Western Hemisphere

Ira L. Glazer has been President and Chief Executive Officer of WireCo WorldGroup since July 2003. He is a member of our board of directors for WireCo WorldGroup, as well as the Company. WireCo WorldGroup is an indirect, consolidated subsidiary of the Company and the issuer of the 9.5% Senior Notes. Prior to this appointment, Mr. Glazer was the turnaround consultant/restructuring officer, from Getzler & Co., responsible for the design and implementation of our reorganization plan after we declared bankruptcy. Mr. Glazer spent five years in the turnaround business. Before his Chief Restructuring Officer position with us, Mr. Glazer was the Chief Executive Officer of Castle Dental Corp for nine months. Prior to Castle Dental Corp, Mr. Glazer had numerous consulting assignments, many as Chief Restructuring Officer. Mr. Glazer had a successful ten-year career with Maidenform holding the positions of Chief Financial Officer and Chief Operating Officer. Mr. Glazer started his career with Chase Manhattan Bank as a Vice President and Division Executive in commercial lending. He holds a Bachelor’s Degree in Business Administration from Pace University in New York.

Eric V. Bruder has been Executive Vice President and Chief Operations Officer since July 2007. He is responsible for our manufacturing and distribution operations, product engineering and technical services, quality systems and purchasing. Mr. Bruder joined WireCo WorldGroup in October of 1992 and worked as a plant engineer for several years before moving to the positions of Corporate Plant Engineering Manager, Operations Manager of our Sedalia, Missouri plant and Senior Vice President of Manufacturing. He holds a Bachelor’s Degree in Engineering Technology from Missouri Western State University and a Master’s Degree in Business Administration from Rockhurst University. Prior to joining WireCo WorldGroup, Mr. Bruder served in the United States Army.

J. Keith McKinnish joined the Company in July 2006 as Senior Vice President and Chief Financial Officer of WireCo WorldGroup and the Company. Mr. McKinnish has over 32 years of experience in corporate financial management. Prior to joining WireCo WorldGroup, Mr. McKinnish was the Chief Financial Officer of Curtis Papers, Inc., a former portfolio company of KPS Capital Partners, LP. Previous to the position of CFO with Curtis Papers, Inc., Mr. McKinnish held numerous financial positions with Champion International during his 22-year tenure. Mr. McKinnish holds a degree in Economics from the University of North Carolina at Charlotte.

David T. Hornaday was promoted to Senior Vice President and Chief Administrative Officer in March 2007. He directs global human resources, corporate communications, investor relations and marketing communications. Mr. Hornaday has been with WireCo WorldGroup since 1976, working in areas of general management, human resources, sales and marketing management, planning and logistics. He led the Company’s marketing and planning initiatives that developed and launched several new products, strengthened the WireCo brand and initiated new industry group marketing plans. He has a journalism degree from the University of Missouri and a Master’s Degree in Business Administration from Southern Methodist University.

Wolfgang Oswald was promoted to Senior Vice President of Global Sales in October 2010 in conjunction with the development of our global sales organization. Prior to that, he served as Senior Vice President of European Operations. Mr. Oswald manages all sales activities in Europe, Asia and Africa and oversees the four global market director’s efforts to develop and execute meaningful strategies to build the wire rope business in new and existing markets. Mr. Oswald joined CASAR as Managing Director in 2003 after serving as Chief Executive Officer of the Paulsen Wire Rope Corporation, a former sister company of CASAR in the United States from 2001 to 2002. For the four years prior to that, Mr. Oswald was Managing Director of Viterra Sicherheit, a former subsidiary of the EON group, which at that time was Germany’s leading company for electronic alarm systems. Mr. Oswald has five years of experience in management consulting. He holds a Master’s Degree in Business Administration from the University of Augsburg, Germany and a Master’s Degree in Economics from Wayne State University in Detroit, Michigan.

Miguel Gomez was promoted to Senior Vice President of Sales, Western Hemisphere in October 2010 in conjunction with the development of the global sales organization. Prior to that, he served as Senior Vice President of Latin American sales. He oversees all sales activities in North, Central and South America and provides guidance to the market directors for our high carbon wire, EMC and synthetic rope businesses. Mr. Gomez served as the Commercial Sales Director for Aceros Camesa for three years. Prior to joining Aceros Camesa in 2002, Mr. Gomez worked as a General Manager for Nissan in Mexico for two years. He also has several years of managerial experience with TXI Chaparral Steel Company. Mr. Gomez holds a Bachelor of Science Degree in Mechanical and Electrical Engineering from Unversidad Iberoamericana, a diploma in marketing from the Instituto Tehnológico y de Est. Sup. de Monterrey (ITESM), and a Master’s Degree in Business Administration from McGill University (Montreal, Canada).

Board of Directors

Through control of a majority of the shares of WireCo, Paine & Partners Fund III and Paine & Partners and its affiliates have the power to control us and our affairs and policies, including the election of our directors and the appointment of our management team. One of the four members of our board of directors (“board”) is a partner of Paine & Partners, and one of the remaining three members of our board is an advisor of Paine & Partners. One of the seven members of WireCo WorldGroup Inc.’s board is a partner of Paine & Partners, a second member is a former partner of Paine & Partners, and four of the remaining five members are employees or advisors of Paine & Partners.

The following table sets forth the names and positions of WireCo WorldGroup, (Cayman) Inc.’s board of directors and their ages as of September 30, 2011:

Name	Age	Title	Date of Appointment
Franklin Myers	58	Director	October 2009

W. Dexter Paine, III	50	Director	December 2008

Ira L. Glazer	60	Director, President and Chief Executive Officer	December 2008

James R. Tibbetts	66	Director	December 2008

Franklin Myers is an Operating Advisor at Paine & Partners. Mr. Myers serves as the Senior Advisor to Cameron International Corporation (“Cameron”). Before 2008, Mr. Myers served as the Senior Vice President and Chief Financial Officer of Cameron. Mr. Myers was the General Counsel and Corporate Secretary of Cameron from 1995 to 1999, and served as the President of Cameron’s Cooper Energy Services Division from 1998 until 2001. Mr. Myers currently serves on the board of directors of Comfort Systems, Inc., ION Geophysical Corporation and Frontier Oil Corporation. Mr. Myers holds a Bachelor of Science degree in Industrial Engineering from Mississippi State University and a Juris Doctor degree with Honors from the University of Mississippi. Mr. Myers’ background as an attorney and as the former Chief Financial Officer of

Cameron International Corporation, a public company, brings a thorough understanding of accounting standards and the responsibilities of an Audit Committee. In addition, Mr. Myers’ work experience at Cameron provides knowledge of, and relationships in, the Oil and Gas Industry, which is a major end market for WireCo.

W. Dexter Paine, III is a Partner of Paine & Partners. Mr. Paine began his professional career in 1983 at Bankers Trust Company in New York and, in 1984, joined its Structured Finance Group in Los Angeles, California. In 1987, Mr. Paine left Bankers Trust Company to join Robertson Stephens & Company to establish a leveraged buyout group for the firm. In 1994, Mr. Paine joined Kohlberg & Company to establish and head the firm’s West Coast office. In 1997, Mr. Paine co-founded Fox Paine & Company, LLC, a private investment firm for which he served as president from its inception until 2008. Mr. Paine holds a Bachelor of Arts degree in Economics from Williams College. He serves as a member of the board of directors of Capital Z Asset Management, LLC and also serves as chairman of the board of directors of the U.S. Ski and Snowboard Association. Mr. Paine brings a wealth of knowledge of corporate finance, mergers and acquisitions and the capital markets by virtue of his career in investment banking and private equity investing.

Ira L. Glazer is President and Chief Executive Officer of WireCo WorldGroup and is a member of our board of directors for the WireCo WorldGroup as well as the Company. Mr. Glazer has been with WireCo WorldGroup since July 1, 2003 upon its emergence from bankruptcy. Prior to this appointment, Mr. Glazer was the turnaround consultant/restructuring officer, from Getzler & Co., responsible for the design and implementation of our reorganization plan. Mr. Glazer spent five years in the turnaround business. Before his Chief Restructuring Officer position with us, Mr. Glazer was the Chief Executive Officer of Castle Dental Corp for nine months. Prior to Castle Dental Corp, Mr. Glazer had numerous consulting assignments, many as Chief Restructuring Officer. Mr. Glazer had a successful ten-year career with Maidenform holding the positions of Chief Financial Officer and Chief Operating Officer. Mr. Glazer started his career with Chase Manhattan Bank as a Vice President and Division Executive in commercial lending. He holds a Bachelor’s Degree in Business Administration from Pace University in New York. Mr. Glazer brings a vast amount of insight into the Company as its current Chief Executive Officer. In addition, Mr. Glazer held commercial banking and Chief Financial Officer positions earlier in his career and thus has a strong financial background. Mr. Glazer has also served as a Chief Operating Officer, which brings insight into the operations of a global manufacturing organization.

James R. Tibbetts joined WRCA Distributor Limited (Cayman) in May 2007 as the operations manager. WRCA Distributor Limited (Cayman) owns and manages the customer relationships for the EMC products that WireCo manufactures and sells throughout the world. Mr. Tibbetts started his career in Trinidad with the Texaco refinery as an apprentice engineer in 1964. In 1965, Texaco awarded him a scholarship to study Mechanical Engineering. He graduated in 1968 and joined the engineering team at the refinery for two years. After a 1970 appointment as Production Manager at an appliance manufacturing factory he was promoted to Engineering Manager. Late in 1974 he managed a service and construction contracting company which provided offshore exploration and production platforms to the Texaco Refinery and many factories throughout the Island of Trinidad. He returned to the Cayman Islands in 1987 where he was employed by Texaco and managed their local marketing organization until 2004. From 2004 until 2007 he worked as a consultant and managed an aircraft fuelling operation at the local airport. Mr. Tibbetts’ previous work experience brings insight into global distribution and logistics. In addition, Mr. Tibbetts is recognized as a business leader in, and understands the business environment and laws of, Grand Cayman.

The following experience, qualifications, attributes and/or skills of the above individuals led the board to conclude that they should serve as a director: their professional background and experience, current and previously held leadership positions, board experience, and extensive knowledge and understanding of our business operations.

The following table sets forth the names and positions of the board of directors of WireCo WorldGroup Inc. and their ages as of September 30, 2011:

Name	Age	Title	Date of Appointment
John “Jack” Anton	69	Chairman of the Board, member of Audit Committee	November 2010

Franklin Myers*	58	Director, chairman of Audit Committee	March 2011

W. Dexter Paine, III*	50	Director, chairman of Compensation Committee	March 2011

Stephan Kessel	58	Director, member of Audit Committee and Compensation Committee	March 2011

Troy W. Thacker	38	Director, member of Audit Committee and Compensation Committee	November 2010

Thomas S. L. Anderman	32	Director	November 2010

Ira L. Glazer*	60	Director, President and Chief Executive Officer	February 2007

*	See biographical information above.

John “Jack” Anton is an Operating Director at Paine & Partners. Mr. Anton brings over 40 years of experience leading organizations and acting as an investor in the worldwide food, consumer products and specialty ingredients industries. Before joining the predecessor firm to Paine & Partners in 2005, from 2001 through 2004 he was a Senior Advisory Director with Fremont Partners, a private equity management firm, where he was instrumental in the acquisition and successful divestiture of Specialty Brands Inc. Prior to joining Fremont Partners, Mr. Anton was Chairman, Chief Executive Officer and co-owner of Ghiradelli Chocolate Company. He led the acquisition of Ghiradelli in 1992 and was responsible for revitalizing the company’s brand, marketing programs and growth prior to transitioning Ghiradelli to its new ownership. Mr. Anton served from 1983 to 1990 as Chairman and co-owner of Carlin Foods Corporation, a national food ingredient company serving the dairy, baking and food service industries; and from 1990 to 1992 as Chairman of Carlin Investment Corporation, which was created to invest in food and specialty chemical firms. Prior to forming Carlin Foods, he spent nearly 20 years in management and executive roles at Ralston Purina and Nabisco Brands Corporations. Mr. Anton holds a Bachelor of Science Degree in Chemistry from the University of Notre Dame. Mr. Anton serves on the boards of Con-Way, Inc. (NYSE: CNW) and Basic American Foods (a privately held food company). Mr. Anton is also a member of the Advisory Board of Notre Dame’s College of Science and a member of the Advisory Board of the University of San Francisco’s Business School. Mr. Anton’s experience as the former Chairman, Chief Executive Officer and co-owner of Ghiradelli Chocolate Company brings a vast array of leadership, operational and financial experience. Mr. Anton also has experience serving as a board member of public and privately held companies.

Stephan Kessel is an Operating Director at Paine & Partners. Dr. Kessel has enjoyed a successful career as an operating executive and advisor for value-added industrial and manufacturing companies, with specific expertise in the automotive sector. Dr. Kessel began his career in a research and development capacity with Continental AG, the leading supplier of tires, brake and chassis systems to the automotive industry. In 1997, he became a member of the Executive Board and succeeded in leading the turnaround of Continental AG’s truck tire business after 12 years of reported losses. In 1999, Dr. Kessel was appointed Chief Executive Officer at Continental, and was responsible for the acquisition of the automotive electronic division TEMIC, the creation of a JV with Yokohama Tires and the turnaround of Continental’s ContiTrade division. In 2002, Dr. Kessel joined Investcorp International Ltd. as Advisory Director, where he was involved in several acquisitions and divestitures of portfolio companies. He served as Chairman on the Advisory Boards of Gerresheimer Glas, Minimax, and Stahl. In 2005, Dr. Kessel became Vice Chairman of the Board of Directors of Vulcan Holdings Luxembourg S.à.r.l., the parent company of VCST Industrial Products VCST, a portfolio investment company of Paine & Partners, and served in this capacity until its sale in December 2005. Dr. Kessel joined Paine & Partners as an

Operating Director in 2006. He serves as chairman of the Board of Global Safety Textiles, the leading supplier of safety textiles for airbags in cars and trucks. He is also chairman of the Boards of Armacell International, a leader in elastomeric insulation for building and other industries, and Etimex Holding, a highly specialized packaging company for food and other industries. Dr. Kessel was raised in Aachen, Germany and is a graduate of the Rheinisch Westfälische Technische Hochschule (University) of Aachen, from which he holds a Doctorate in Chemistry. Mr. Kessel’s prior experience as the CEO of Continental Tire provides vast insight into the operation and management of global value-added industrial and manufacturing companies.

Troy W. Thacker is Chief Executive Officer of R360 Environmental Solutions, Inc., and a former Partner of Paine & Partners. Mr. Thacker began his career at Morgan Stanley & Co. assisting with the establishment of a regional corporate finance and M&A office in Houston, Texas. While at Morgan Stanley, Mr. Thacker worked on financings, mergers and acquisitions and other corporate transactions for energy and industrial companies based in the southwest region. In 1997, Mr. Thacker joined SCF Partners, a private equity investment firm, focused on the energy services and equipment manufacturing markets, where he assisted with the management of approximately $1.0 billion of funds. During his tenure at SCF, he was involved with several new investments. After graduating from Harvard Business School in 2000, Mr. Thacker joined Gryphon Investors, Inc., a middle-market private equity firm based in San Francisco. While at Gryphon, Mr. Thacker focused on retail and business services investment opportunities. Mr. Thacker joined the predecessor firm to Paine & Partners in 2001. In addition to his Master’s of Business Administration from Harvard Business School, Mr. Thacker holds a Bachelor of Science degree in Chemical Engineering from Rice University. Mr. Thacker’s experience in investment banking, as a former partner of Paine & Partners, LLC, a private equity investment firm, and as the current Chief Executive Officer of a privately held company brings insight into finance, accounting, and the operations of a growing business.

Thomas S. L. Anderman is a Principal at Paine & Partners. Mr. Anderman began his career at Salomon Smith Barney / Citigroup, where he was an Analyst in the consumer / retail investment banking group. In 2004, he joined Freeman Spogli & Co., a retail-focused private investment firm, as an Associate in the New York office. Mr. Anderman joined Merrill Lynch Global Private Equity / BAML Capital Partners in 2008 as a Senior Associate focusing on new investments in the consumer sector and on several portfolio companies. He was promoted to Vice President in 2009. Mr. Anderman joined Paine & Partner’s New York office in 2010. He focuses on existing portfolio companies and new investment opportunities. In addition to his Master’s of Business Administration from the Kellogg School of Management, Mr. Anderman holds a Bachelor of Arts degree in Economics and a Master’s degree in Sociology from Stanford University. Mr. Anderman’s background in investment banking and private equity investing brings a deep understanding of finance, accounting and mergers and acquisitions.

The following experience, qualifications, attributes and/or skills of the above individuals led the board to conclude that they should serve as a director: their professional background and experience, current and previously held leadership positions, board experience, and extensive knowledge and understanding of our business operations.

Committees

Our board has an audit committee and a compensation committee. The duties and responsibilities of the audit committee include recommending the appointment or termination of the engagement of independent accountants, otherwise overseeing the independent auditor relationship and reviewing significant accounting policies and controls. Messrs. Myers (chairman), Anton, Thacker, and Kessel are members of our audit committee. Mr. Myers serves as an “audit committee financial expert”, but is not independent under the rules of the New York Stock Exchange. The duties and responsibilities of the compensation committee include overseeing the compensation of our directors, officers and other employees, along with our overall compensation policies, strategies, plans and programs. Messrs. Paine, Kessel, and Thacker are members of our compensation committee.

Non-employee Director Compensation

This section describes the compensation paid to our Non-employee Directors. Ira L. Glazer, our President and CEO, serves on both boards, but is not paid any compensation for his services on either of these boards. His compensation is included in the Summary Compensation Table. Additionally, James R. Tibbetts, Manager of WRCA Distributor (Cayman) Ltd. and WireCo WorldGroup Sales (Cayman) Ltd., is solely compensated for his service as a member of management, not as a director. As he is not a named executive officer, his compensation is not included in the table below. In addition, the chairman receives $25,000 annually for that position.

The following table sets forth the compensation paid to our Non-employee Directors of WireCo WorldGroup (Cayman) Inc. in 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Franklin Myers	—	—	—	—	—	—	—
W. Dexter Paine, III	—	—	—	—	—	—	—
James R. Tibbetts	—	—	—	—	—	—	—

The following table sets forth the compensation paid to our Non-employee Directors of WireCo WorldGroup Inc. in 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jack Anton	175,000	—	—	—	—	—	175,000
Franklin Myers	150,000	—	—	—	—	—	150,000
W. Dexter Paine, III	—	—	—	—	—	—	—
Stephan Kessel	150,000	—	—	—	—	—	150,000
Troy W. Thacker	—	—	—	—	—	—	—
Thomas S. L. Anderman	—	—	—	—	—	—	—

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our employees, including our executives. These standards are designed to deter wrongdoing and to promote honest and ethical conduct.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section provides a discussion of the background and objectives of our compensation programs for senior management, including the following officers whom we refer to as our named executive officers:

Name	Title
Ira L. Glazer	President and Chief Executive Officer

Eric V. Bruder	Executive Vice President and Chief Operations Officer

J. Keith McKinnish	Senior Vice President and Chief Financial Officer

Wolfgang Oswald	Senior Vice President—Global Sales

Miguel Gomez	Senior Vice President—Sales, Western Hemisphere

Board of Directors and Role of Management

The board has the overall responsibility for monitoring and approving the compensation programs for our named executive officers and making decisions regarding compensation to be paid or awarded to them.

Objectives and Design of Our Compensation Program

Our executive compensation program is designed to attract, retain, and reward talented executives who can contribute to our long-term success and is based on the following general principles:

•	compensation must be competitive with that offered by other companies that compete with us for executive talent;

•	differences in compensation should reflect differing levels of responsibilities; and

•	performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

The board recognizes that the engagement of strong talent in critical functions may entail recruiting new executives at times and involve negotiations with individual candidates. As a result, the board may determine in a particular situation that it is in the best interests of the Company to negotiate compensation packages that deviate from our general compensation philosophy.

The board generally does not seek input from outside compensation consultants with respect to annual compensation decisions.

Elements of Our Compensation Program

Base Salaries

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability with the Company. Mr. Glazer from time to time may have received a substantially greater portion of his total compensation in the form of incentive pay because of the incentive opportunities negotiated as part of his employment agreements described later in this section.

Annual Incentives

We maintain an incentive plan called the EBITDA Bonus Plan, which is based on Adjusted EBITDA, for the purpose of providing additional incentive compensation opportunities for our management and professional employees. For this plan, Adjusted EBITDA is defined in the same context we use in our business to measure our performance and liquidity (for additional discussion, please see “Non-GAAP Financial Measures” in our Prospectus Summary). With the exception of Mr. Glazer, all of our named executive officers participated in the EBITDA Bonus Plan for fiscal year 2010. Bonuses are earned quarterly under the plan if the Company attains certain minimum Adjusted EBITDA performance objectives in the applicable fiscal quarter, and paid to participants within 45 days of the quarter’s end. In 2010, a portion of the fourth quarter bonus was estimated and paid before the end of December. The EBITDA Bonus Plan was designed to align the interests of management towards the achievement of a common goal of maximizing Adjusted EBITDA for the Company. The common goal upon which awards are based in the EBITDA Bonus Plan is attainment of the Adjusted EBITDA as budgeted for the fiscal quarter. Generally, no bonuses are paid under the EBITDA Bonus Plan unless the Company achieves a threshold of 85 percent of the Adjusted EBITDA as budgeted in the quarter. The Company believes Adjusted EBITDA is an appropriate measure of Company performance to utilize in making performance-based compensation decisions as senior management uses the same measure to evaluate the day-to-day performance of the business. According to the terms of the plan, if the Adjusted EBITDA threshold is met, a bonus pool is established as a percentage of Adjusted EBITDA and allocated to an executive pool, a management pool and a sales management pool. Within those pools, all plan participants are assigned a Participation Level Factor, which is applied to their salary to determine an extended participation amount. The extended participation amount for the individual is then divided by the total extended participation amount for the group to determine the participant’s percentage of their respective pool. The Participation Level Factor is based on the participant’s level of responsibility.

The table below depicts how the portion of the EBITDA Bonus Plan allocated to the executive pool was determined for each quarter in 2010.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter( c)	Annual
Budgeted Adjusted EBITDA	19,406,400	22,875,000	25,614,000	20,707,000	88,602,400
Actual Adjusted EBITDA	20,566,400	23,368,153	23,606,000	26,084,447	93,625,000
Actual as a % of Budget	106.0%	102.2%	92.2%	119.8%
Allocated Bonus Percentage(a)	4.7%	4.1%	2.7%	5.8%
Bonus Pool	973,562	948,163	638,542	1,509,877	4,070,144
Bonus Pool Allocated to Executives(b)	424,696	413,617	278,551	658,652	1,775,516
Executive Pool:						Participation Level Factor %(d)
Eric V. Bruder	83,756	90,338	60,653	143,419	378,166	110%
J. Keith McKinnish	72,832	72,508	48,682	115,112	309,134	110%
Wolfgang Oswald	50,624	43,750	29,374	69,457	193,205	75%
Miguel Gomez	44,139	41,063	27,570	65,190	177,962	100%
Other Executives	173,345	165,958	112,272	265,474	717,049

Total	424,696	413,617	278,551	658,652	1,775,516

(a)	Allocated Bonus Percentage is targeted at 3% of Actual Adjusted EBITDA if the Actual Adjusted EBITDA is 100% of the budgeted Adjusted EBITDA. The allocation percentage will vary based upon the methodology documented in the Management EBITDA Bonus Plan.

(b)	The amount of the Bonus Pool allocated to executives is based on a subjective percentage that is reviewed annually. In 2010, 44% of the Bonus Pool was allocated to executives.
(c)	Approximately 85% of the 4th quarter bonus was paid in 2010, with the balance paid in 2011. Actual Adjusted EBITDA for the 4th quarter includes a pro forma adjustment for annual lease expense of $1,281,000 eliminated in future periods as a result of a lease buyout on December 31, 2010. For incentive purposes only, one-fourth of this savings was included to determine the fourth quarter amount that actual Adjusted EBITDA exceeds budget for the quarter.
(d)	The Participation Level Factor % represents the factor applied to the quarterly base salary of each executive to determine the split of the total pool to each member of the executive pool. The Participation Level Factor % is designed to reflect each executive officer’s scope of responsibility and accountability with the Company.

Mr. Glazer does not participate in our EBITDA Bonus Plan. Instead, he is eligible for an annual EBITDA Bonus Plan (the “CEO Plan”), which is based on budgeted Adjusted EBITDA for the year. The bonus plan, exclusively structured for the CEO, is designed to pay a bonus of $750,000 for achievement of 100% of the budgeted Adjusted EBITDA; successful completion of the key objectives established for the fiscal year; and, the Board’s judgment that the CEO exhibited the leadership and maintained the ethical standards representative of WireCo WorldGroup’s business goals and objectives. If WireCo exceeds budgeted Adjusted EBITDA by 10%, the bonus plan payment has the potential to double payments to the CEO, reaching a maximum of $1,500,000.

Three factors contribute to the total bonus payout:

(a)	Numerical measurement based on the Adjusted EBITDA contributes 75% of the annual bonus potential;

(b)	If the actual Adjusted EBITDA achieved is at least 90% of the budgeted Adjusted EBITDA for the year, then:

(i)	the achievement of the following “key objectives” provides an opportunity to earn up to an additional 12.5% of the annual bonus:

•	Financial goals including earnings, working capital and cash management;

•	Adherence to corporate compliance with laws such as safety, anti-trust, and bribery;

•	Implementation of international sales strategy, including multi-tiered branding strategy;

•	Continued improvement in the China JV;

•	Acquisitions and related synergy realization; and

(ii)	The Board’s assessment of the CEO’s “non-objective performance” such as leadership provides an opportunity to earn up to an additional 12.5% of the annual bonus.

The minimum performance by the Company in order for any bonus payment to be made requires achievement of 90% of the budgeted Adjusted EBITDA for the fiscal year. At 90% of budgeted Adjusted EBITDA, the bonus target would be $50,000. As the actual Adjusted EBITDA approaches the budgeted Adjusted EBITDA (between 90% and 100%) the bonus target potential increases arithmetically (based on interpolation) from $50,000 to $750,000. The bonus potential continues to increase arithmetically (based on interpolation) until it reaches a maximum of $1,500,000, which is achieved when actual Adjusted EBITDA reaches 110% of the budgeted Adjusted EBITDA for the fiscal year.

For 2010, Ira Glazer was paid a bonus of $1,125,000, $877,500 was paid in December of 2010 and $247,500 was paid in April of 2011. This amount was based on budgeted Adjusted EBITDA of $88.6 million and actual Adjusted EBITDA of $93.6 million, or 105.7% of budget. The Compensation Committee determined that Mr. Glazer also met the “key objectives” and “non-objective performance” components of the CEO Plan for 2010.

The following table sets forth the calculation of Mr. Glazer’s 2010 Bonus:

Adjusted EBITDA payment at 105.7%	$843,750	75.0%
Key Objectives payment	140,625	12.5%
Non-Objective Performance	140,625	12.5%

	$1,125,000	100.0%

Long-Term Incentive Program

In connection with the Paine & Partners Fund III acquisition, the Company adopted the 2007 Long-Term Incentive Plan (the “LTIP”). The LTIP is an omnibus incentive plan primarily designed as a vehicle for the award of equity incentive awards to employees and other service providers. 563,216 shares of common stock of WireCo Cyprus are reserved for issuance under the LTIP. The LTIP authorizes various types of equity-based awards, including stock options, restricted stock, restricted stock units and other equity-based instruments. All stock options granted under the LTIP must contain an exercise price that is at least equal to the fair market value of the underlying shares on the date of grant. The LTIP is administered by the board of directors or by the compensation committee appointed by the Company’s board of directors.

In 2007, the Company awarded several stock options to purchase WireCo Cyprus common stock, conditioned on a concurrent outright purchase by the applicable executive of additional shares of common stock. In general, these initial options vest ratably in five annual installments, with the first installment having vested on December 31, 2007. Thus, as of December 31, 2010, 80% of the initial options had vested. Vesting is conditioned upon continued service, although partial or full accelerated vesting may occur under limited circumstances in connection with liquidity events or certain termination events. All shares acquired in connection with the initial investment—whether pursuant to the 2007 purchase or pursuant to stock option exercises—are subject to the provision of the WireCo Cyprus shareholders agreement, including limitations on transfer.

Since 2007, the Company has continued to issue stock options to key employees and affiliates. Most of these stock options have been time-based awards, with terms substantially similar to those described above in respect of the 2007 awards, except that the vesting dates are the first five anniversaries of the applicable grant date. Additionally, the Company issued performance-based options to a limited group of key executives to acquire 31,237 and 42,039 shares of common stock in 2008, and 2007, respectively. These options vest if Paine & Partners and its affiliates realize a 300% return on their investment in our Company, subject to continued employment through the occurrence of such event. Partial vesting may occur upon certain other liquidity events.

All stock options granted under the LTIP contain a 10-year contractual term, and require that any exercise of vested options be completed no later than 90 days following a termination from service.

As of December 31, 2010, there were outstanding stock options to purchase 387,092 shares under the LTIP, with a weighted exercise price of $110.11 per share (73,276 of these options are performance based).

On November 9, 2011 these options were exchanged for options in WireCo.

Employee Benefits

Each of our named executive officers in the U.S. is entitled to participate in our employee benefit plans (including 401(k) retirement savings, medical, dental, and life insurance benefits) on the same basis as other employees. Our named executive officers based in other countries are entitled to participate in the Company’s benefit plans on the same basis as other employees in their country of residence.

Employment-Related Agreements

Mr. Glazer, Mr. Bruder and Mr. McKinnish are our only named executive officers covered by an employment agreement.

We entered into a binding term sheet with Mr. Glazer in connection with the Paine & Partners Fund III acquisition, effective February 8, 2007. The term of the contract is for five years, with automatic one-year renewals, unless either party gives notice of non-renewal at least 90 days prior to expiration of the then-current term. Under the contract, Mr. Glazer serves as our President and Chief Executive Officer, and as a member of our board. The contact provides for an annual base salary of $500,000, (since increased to $700,000 as of July 1, 2010), and a performance-based annual bonus, with a target of $750,000 and a maximum of $1.5 million. The contract also established the terms of Mr. Glazer’s 2007 initial investment in WireCo Cyprus shares and the terms of his 2007 WireCo Cyprus stock option awards (see discussion above under “Long-Term Incentive Program”). Under the contract, if we terminate Mr. Glazer’s employment without cause or if he terminates employment for good reason (each as defined in the contract), he is entitled to a severance payment equal to 18 months of base salary, subject to his execution of a release of claims in our favor. The contract contains several restrictive covenants in our favor, including non-competition and non-solicitation covenants that apply while Mr. Glazer is employed by us and for 18 months thereafter.

We entered into a binding term sheet with Mr. Bruder in connection with the Paine & Partners Fund III acquisition, effective February 8, 2007. The term of the contract is for five years. Under the contract, Mr. Bruder serves as our Executive Vice President and Chief Operations Officer. The contact provides for an annual base salary of $215,000 (since increased to $380,000 as of July 1, 2010), as well as a performance-based annual bonus. The contract also established the terms of Mr. Bruder’s 2007 initial investment in WireCo Cyprus shares and the terms of his 2007 WireCo Cyprus stock option award (see discussion above under “Long-Term Incentive Program”). Under the contract, if we terminate Mr. Bruder’s employment without cause or if he terminates employment for good reason (each as defined in the contract), he is entitled to a severance payment equal to 12 months of base salary, subject to his execution of a release of claims in our favor. The contract contains several restrictive covenants in our favor, including non-competition and non-solicitation covenants that apply while Mr. Bruder is employed by us and for 12 months thereafter.

We entered into a binding term sheet with Mr. McKinnish in connection with the Paine & Partners Fund III acquisition, effective February 8, 2007. The term of the contract is for five years. Under the contract, Mr. McKinnish serves as our Chief Financial Officer. The contact provides for an annual base salary of $210,000 (since increased to $305,000 as of July 1, 2010), as well as a performance-based annual bonus. The contract also established the terms of Mr. McKinnish’s 2007 initial investment in WireCo Cyprus shares and the terms of his 2007 WireCo Cyprus stock option award (see discussion above under “Long-Term Incentive Program”). Under the contract, if we terminate Mr. McKinnish’s employment without cause or if he terminates employment for good reason (each as defined in the contract), he is entitled to a severance payment equal to six months of base salary, subject to his execution of a release of claims in our favor. The contract contains several restrictive covenants in our favor, including non-competition and non-solicitation covenants that apply while Mr. McKinnish is employed by us and for 18 months thereafter.

Impact of Tax and Accounting Treatments

We believe the compensation paid to our named executive officers is fully deductible under the Internal Revenue Code at the time it is paid.

Timing of Compensation Decisions

Prior to July 1 of each fiscal year, the board and our Chief Executive Officer review changes in base salaries for the executive management team. The board and Chief Executive Officer may deviate from this general practice when appropriate under the circumstances.

Stock Ownership Guidelines

The Company does not impose any minimum equity guidelines for our named executive officers.

Compensation Board Report

The board has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s senior management. Based on the board’s review of and discussions with management, the board has included this Compensation Discussion and Analysis in this annual report.

The foregoing report is provided by the following directors, who constitute the compensation committee of the board:

W. Dexter Paine, III

Stephan Kessel

Troy W. Thacker

Summary Compensation Table

The table below sets forth information regarding the compensation for our named executive officers during 2010:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Ira L. Glazer, President and Chief Executive Officer	2010	700,000	—	—	877,500	(1)	—	1,577,500

Eric V. Bruder, Executive Vice President and Chief Operations Officer	2010	353,876	—	—	353,456	(2)	—	707,332

J. Keith McKinnish, Senior Vice President and Chief Financial Officer	2010	295,000	—	—	289,299	(2)	—	584,299

Wolfgang Oswald, Senior Vice President—Global Sales(3)	2010	310,635	—	268,740	185,657	(2)	—	765,032

Miguel Gomez, Senior Vice President—Sales, Western Hemisphere	2010	189,999	—	—	166,729	(2)	—	356,728

(1)	Represents annual bonus paid based on EBITDA performance for fiscal year 2010.
(2)	Represents annual quarterly bonuses paid through EBITDA Bonus plan for fiscal 2010.
(3)	Mr. Oswald receives his compensation in Euros. Conversion to U.S. dollars is based on an average exchange rate during 2010 of 1.35 Euro to 1.0 U.S. dollar.
(4)	These amounts reflect the grant data fair value of the awards granted. Refer to Note 11—“Share-Based Compensation” of the notes to our audited consolidated financial statements included elsewhere in this prospectus for the relevant assumptions used to determine the valuation of our option awards.

Grants of Plan-based Awards

The following table reflects estimated payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of options to purchase shares of WireCo made to our named executive officers in 2010.

The Company’s non-equity incentive awards are granted to our chief executive officer based on our CEO Bonus Plan and other executive participants based upon our EBITDA Bonus Plan. Pre-established performance targets are documented in the respective plans. Pursuant to the EBITDA Bonus Plan, there is no maximum to the amount participants can earn. For more detailed information regarding our CEO Bonus Plan and EBITDA Bonus Plan, see the section entitled “Annual Incentives”.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Ira L. Glazer	N/A	$50,000	$750,000	$1,500,000	—	—	—
Eric V. Bruder	N/A	$135,803	$319,537	no maximum	—	—	—
J. Keith McKinnish	N/A	$113,209	$266,374	no maximum	—	—	—
Wolfgang Oswald	7/1/2010	$81,279	$191,244	no maximum	3,000	$212.90	$268,740
Miguel Gomez	N/A	$66,285	$155,966	no maximum	—	—	—

(1)	The amounts reflected in these columns represent the threshold, target and maximum amounts that could have been earned under our CEO Bonus Plan and EBITDA Bonus Plan based on 2010 results. Actual amounts paid for 2010 performance are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Wolfgang Oswald, Senior Vice President of Global Sales, was awarded 3,000 options at an exercise price of $212.90 per share for the purpose of his contribution to the further growth and success of WireCo WorldGroup. The size of the grant to Mr. Oswald took into account his promotion in 2010 and increased responsibilities as well as his outstanding performance.

Outstanding Equity Awards at Year-end

The following table provides information regarding outstanding options to purchase shares of WireCo to our named executive officers that have been granted, but not exercised as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Ira L. Glazer	78,668	19,667	—	$100.00	2/9/2017	(1)
	—	42,039	—	$100.00	2/9/2017	(2)
	—	10,136	—	$132.00	2/15/2018	(2)

Eric V. Bruder	39,334	9,834	—	$100.00	2/9/2017	(1)
	—	12,552	—	$132.00	2/15/2018	(2)

J. Keith McKinnish	15,734	3,933	—	$100.00	2/9/2017	(1)
	—	8,549	—	$132.00	2/15/2018	(2)

Wolfgang Oswald	3,200	800	—	$100.00	11/15/2017	(1)
	1,200	1,800	—	$132.00	2/15/2018	(3)
	—	3,000	—	$212.90	7/1/2020	(4)

Miguel Gomez	3,146	787	—	$100.00	7/31/2017	(1)
	1,200	1,800	—	$132.00	2/15/2018	(3)

(1)	All 2007 time-based options vest ratably over five years of service on each December 31, beginning with December 31, 2007. The options expire ten years from the grant date.
(2)	These performance options vest if (i) Paine & Partners Capital Fund III, L.P. receives cash equal to or in excess of 300% of the total cash investment in the Company and (ii) at that time, the named executive officer is employed with the Company.
(3)	Unvested stock options with an expiration date of February 15, 2018 vest in one-fifth increments on February 15, 2009, February 15, 2010, February 15, 2011, February 15, 2012 and February 15, 2013.
(4)	Unvested stock options with an expiration date of July 1, 2020 vest in one-fifth increments on July 1, 2011, July 1, 2012, July 1, 2013, July 1, 2014 and July 1, 2015.

Option Exercises

There were no options exercised by our named executive officers during 2010.

Non-qualified Deferred Compensation Plans

We do not maintain any non-qualified deferred compensation plans.

Risk Assessment in Compensation Programs

The Company has assessed its compensation policies and practices to determine if its compensation programs are reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs (i) generally apply on a uniform basis to management employees at all of the Company’s material business operations, (ii) focus on Adjusted EBITDA and (iii) are designed to award executives for meeting a blend of annual and cumulative long-term performance objectives. In light of these characteristics and as a result of our analysis, we have concluded that our compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The board makes all compensation-related decisions that affect Mr. Glazer, our President and Chief Executive Officer. Mr. Glazer, with input from the board, makes compensation-related decisions for all other senior management. Other than as disclosed below, Directors, Executive Officers and Corporate Governance below, none of our executive officers served as: a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our board; or a director of another entity, one of whose executive officers served on our board.

Potential Payments upon Termination, Change in Control, or Other Event

The following table provides an estimate of the payments and benefits that would be paid to Mr. Glazer, Mr. Bruder, Mr. McKinnish, Mr. Oswald and Mr. Gomez assuming a December 31, 2010 termination date, upon voluntary or involuntary termination of employment or December 31, 2010 death. The employment agreements that govern the payments upon termination for our CEO, COO and CFO are described in more detail above in the Section entitled “Employment Related Agreements”. Mr. Oswald and Mr. Gomez are not covered by employment agreements and therefore are not paid any amounts upon voluntary or involuntary termination. Pursuant to the Non-Qualified Stock Option Agreement, vested options automatically terminate upon the earlier of the tenth anniversary of the grant date or the 90th day following the optionee’s termination. Any unvested options terminate on the date of the optionee’s termination. The Non-Qualified Stock Option Agreement makes special provisions regarding the vesting of options if there is a liquidity event. A liquidity event means a public offering or other sales by the investor, however, such sales by the investor will not be considered a liquidity event if the sale is prior to a public offering and the investor continues to beneficially own 50 percent or more of the (a) outstanding shares and (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote for the election of directors. Upon a liquidity event, total outstanding options will vest to the same percentage as the overall liquidated percentage of shares. Any remaining unvested options will continue to vest in equal installments on the vesting dates subsequent to the liquidity event. If an optionee is terminated without cause within a one-year period following the consummation of a liquidity event, all options become vested options. In the event of the optionee’s death, the installment of options scheduled to vest during the 12-month period immediately following death become vested options. The table does not reflect any payments or benefits that would be paid to our employees generally, including for example accrued salary and vacation pay or normal distribution of account balances under our qualified defined contribution plan. The items shown in this table reflect the Company’s estimated obligations.

Name and Principal Position	Termination by executive for good reason	Termination by us without cause	Change of control	Death
Ira L. Glazer, President and Chief Executive Officer
Cash Severance	$1,130,325	1,130,325	—	—
Value of Accelerated Equity(1)	—	—	3,196,281	3,196,281

TOTAL	$1,130,325	1,130,325	3,196,281	3,196,281

Eric V. Bruder, Executive Vice President and Chief Operations Officer
Cash Severance	$409,070	409,070	—	—
Value of Accelerated Equity(1)	—	—	1,598,222	1,598,222

TOTAL	$409,070	409,070	1,598,222	1,598,222

J. Keith McKinnish, Senior Vice President and Chief Financial Officer
Cash Severance	$164,166	164,166	—	—
Value of Accelerated Equity(1)	—	—	639,191	639,191

TOTAL	$164,166	164,166	639,191	639,191

Wolfgang Oswald, Senior Vice President of Global Sales
Cash Severance	$—	—	—	—
Value of Accelerated Equity(1)	—	—	513,812	238,100

TOTAL	$—	—	513,812	238,100

Miguel Gomez, Senior Vice President—Sales, Western Hemisphere
Cash Severance	$—	—	—	—
Value of Accelerated Equity(1)	—	—	362,723	206,123

TOTAL	$—	—	362,723	206,123

(1)	Payments represent the value of unvested, accelerated options to purchase shares of the Company as of December 31, 2010, calculated by multiplying the number of accelerated options by the difference between the exercise price and assumed fair market value of our common stock on December 31, 2010.

PRINCIPAL SHAREHOLDERS

The following table provides certain information about beneficial ownership of the common stock of WireCo WorldGroup (Cayman) Inc. (“WireCo”) as of November 15, 2011 by (i) each person known to own beneficially more than 5% of common stock, (ii) each director of WireCo and named executive officers of WireCo WorldGroup Inc. and (iii) all directors and executive officers as a group. A person has beneficial ownership of shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of November 15. Unless otherwise indicated, the business address of each person is our corporate address.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially owned as of November 15	Percentage of Ownership of WireCo Cayman
Paine & Partners Fund III(1)	1,998,000	84.0%
James R. Tibbetts, Director	—	—
W. Dexter Paine III, Director	—	—
Franklin Myers, Director(2)	1,200	*
Ira L. Glazer, President and Chief Executive Officer, Director(3)	139,864	5.9%
Eric V. Bruder, Executive Vice President—Chief Operations Officer(4)	60,448	2.5%
J. Keith McKinnish, Senior Vice President—Chief Financial Officer(5)	23,951	1.0%
Wolfgang Oswald, Senior Vice President—Global Sales(6)	6,400	*
Miguel Gomez, Senior Vice President—Sales, Western Hemisphere(7)	5,733	*
All directors and executive officers (9) as a group(8)	249,461	10.5%

(1)	This fund consists of various Paine funds. The manager of the fund is Paine & Partners and the address for Paine & Partners is 461 Fifth Avenue, 17th Floor, New York, New York 10017.
(2)	Includes beneficial ownership of 1,200 shares of WireCo common stock that may be acquired within 60 days of November 15 pursuant to stock options.
(3)	Includes beneficial ownership of 98,335 shares of WireCo common stock that may be acquired within 60 days of November 15 pursuant to stock options, as well as beneficial ownership of 41,529 non-voting shares of US Holdings that may be put or called under the US Holdings Shareholder Agreement.
(4)	Includes beneficial ownership of 49,168 shares of WireCo common stock that may be acquired within 60 days of November 15 pursuant to stock options as well as beneficial ownership of 11,280 non-voting shares of US Holdings that may be put or called under the US Holdings Shareholder Agreement.
(5)	Includes beneficial ownership of 19,667 shares of WireCo common stock that may be acquired within 60 days of November 15 pursuant to stock options.
(6)	Includes beneficial ownership of 6,400 shares of WireCo common stock that may be acquired within 60 days of November 15 pursuant to stock options.
(7)	Includes beneficial ownership of 5,733 shares of WireCo common stock that may be acquired within 60 days of November 15 pursuant to stock options.
(8)	Includes beneficial ownership of 186,403 shares of WireCo common stock that may be acquired within 60 days of November 15 pursuant to stock options as well as beneficial ownership of 58,774 non-voting shares of US Holdings that may be put or called under the US Holdings Shareholder Agreement.
*	Denotes ownership interest that is less than 1%.

WireCo indirectly owns 100% of the voting common stock of WRCA U.S. Holdings Inc. (“US Holdings”), and WireCo WorldGroup Inc. is a wholly-owned subsidiary of US Holdings. The following table provides certain information about beneficial ownership of the voting common stock of US Holdings as of November 15, 2011 by (i) each person known to own beneficially more than 5% of common stock, (ii) each director of US Holdings and named executive officers of WireCo WorldGroup Inc. and (iii) all directors and named executive officers as a group. A person has beneficial ownership of shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of November 15. Unless otherwise indicated, the business address of each person is our corporate address.

Name and Address of Beneficial Owner	Shares of Voting Common Stock Beneficially owned as of November 15,	Percentage of Ownership of WRCA U.S. Holdings Inc.
WireCo WorldGroup (Cayman) Inc.	1,452,343	100%
John J. Anton, Chairman of the Board	—	—
W. Dexter Paine III, Director	—	—
Troy W. Thacker, Director	—	—
Stephan Kessel, Director	—	—
Franklin Myers, Director	—	—
Thomas S. L. Anderman, Director	—	—
Ira L. Glazer, President and Director(1)	—	—
Eric V. Bruder, Executive Vice President—Secretary(2)	—	—
J. Keith McKinnish, Vice President—Treasurer	—	—
Wolfgang Oswald, Senior Vice President—Global Sales	—	—
Miguel Gomez, Senior Vice President—Sales, Western Hemisphere	—	—
All directors and executive officers (12) as a group(3)	—	—

(1)	Mr. Glazer owns 41,529 shares of non-voting common stock, or 2.7% of all common stock of US Holdings.
(2)	Mr. Bruder owns 11,280 shares of non-voting common stock, or 0.7% of all common stock of US Holdings.
(3)	The directors and executive officers own 58,774 shares of non-voting common stock, or 3.9% of all common stock of US Holdings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with our acquisition by Paine & Partners Fund III in 2007, Paine & Partners Fund III, certain of its affiliates, WireCo Cyprus, US Holdings and certain current and former members of our management who invested in WireCo Cyprus and US Holdings entered into a shareholders agreement. The shareholders agreement provides for, among other things, certain restrictions on the transferability of such person’s equity ownership in the Company and US Holdings, as well as tag-along rights, drag-along rights, piggyback registration rights and repurchase rights. In addition, the shareholders agreement provides for exchange rights, whereby shareholders may at any time exchange their shares in US Holdings for shares in the Company. Additionally, the shareholders agreement provides that at any time, if the board of directors of the Company determines it to be in the best interest of the Company, the Company may require the management shareholders of US Holdings to surrender to the Company any or all shares of US Holdings held by such shareholders, in return for the issuance to such shareholders of shares in the Company. In either case, the initial exchange ratio of 1 to 1 will be adjusted to reflect changes in the capital structure of US Holdings or the Company due to dividends, increases or reductions in the number of outstanding shares, or other similar events. In an exchange required by the Company, if there is U.S. federal income tax payable by holders as a result of the exchange, then the Company must provide a method to ensure such holders have sufficient liquidity to pay such tax.

On December 29, 2008, WireCo Cyprus, WireCo, and certain current and former members of management who invested in WireCo Cyprus or US Holdings entered into a shareholders agreement. The shareholders agreement provides for, among other things, certain restrictions on the transferability of such person’s current and future equity ownership in WireCo Cyprus, as well as certain tag-along rights, drag-along rights, piggyback registration rights and repurchase rights in certain circumstances. The shareholders agreement was later assumed by the Company in 2011 when WireCo Cyprus, through a series of steps, was ultimately merged into the Company. The options to purchase shares of WireCo Cyprus held by the shareholders were converted into options to purchase shares of the Company upon the completion of the WireCo Cyprus merger into the Company.

Also in connection with the formation of WireCo, Paine & Partners Fund III, certain of its affiliates, WireCo, and certain members of our management who had invested in WireCo Cyprus and subsequently exchanged their shares for WireCo shares in connection with such formation, entered into a shareholders agreement on December 29, 2008. The shareholders agreement provides for, among other things, certain restrictions on the transferability of shares in WireCo, as well as certain tag-along rights, drag-along rights, piggyback registration rights and repurchase rights in certain circumstances.

Related transactions

The board of directors reviews material transactions with related parties to determine the transactions are fair and reasonable. The board of directors believes that these transactions were on terms at least as favorable as could have been obtained from an unaffiliated third party.

Paine & Partners

In connection with our acquisition by Paine & Partners Fund III on February 8, 2007, the Company, WireCo Cyprus and Paine & Partners entered into a management agreement relating to the ongoing provision by Paine & Partners of certain financial, advisory and other similar services. As compensation for those services, the Company agreed to pay Paine & Partners an annual fee equal to the greater of $1.5 million and 2% of the projected EBITDA of the Company for that year, as well as to reimburse Paine & Partners for its related expenses. In addition, the management agreement provides for the Company to pay fees to Paine & Partners in connection with merger, financing or similar transactions by the Company or their respective subsidiaries or affiliates. We paid Paine & Partners management fees of $2.1 million, $2.9 million, and $1.9 million for the years ended December 31, 2010, 2009, and 2008, respectively. In addition to these fees, in 2010 Paine & Partners charged us $2.0 million for services provided related to the Oliveira acquisition and $2.8 million related to the issuance of the outstanding notes, and in 2009, $0.7 million related to the Phillystran acquisition. The fees associated with the outstanding notes issuance were capitalized as deferred financing fees, and all other fees were recorded in Administrative expenses on the consolidated statements of operations. For further information, see Note 15 “Related-party Transactions” to our audited consolidated financial statements included elsewhere in this prospectus.

The Company has also entered into an Indemnification Letter Agreement in February of 2007 with Paine and Partners Fund III, which provides that we will indemnify Paine and Partners Fund III or any of its members, employees, agents, affiliates or controlling persons (the “Indemnified Persons”) against all liabilities, losses, damages or expenses incurred by such Indemnified Person in connection with the management agreement entered into between the Company and Paine and Partners Fund III. Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to the Indemnification Letter Agreement shall be reimbursed by the Company when incurred unless such liability, loss, damage or expense is ruled by a court of competent jurisdiction, which has become final and no longer subject to appeal or review, to have resulted primarily from such Indemnified Person’s bad faith or gross negligence.

China JV Arrangements

At December 31, 2010, the China JV was in breach of a financial debt covenant. This covenant impacted $85.8 million of the total $148.1 million of debt outstanding at the China JV. On April 20, 2011, the China JV entered into an agreement (“Supplemental Agreement”) with one of its banks that extends the loans, provides that no principal payments will be due before 2013 and defers compliance with the financial covenant that the China JV breached until 2013. This Supplemental Agreement was contingent upon the contribution of additional equity in the amount of $15.0 million from the Company.

On May 4, 2011, the Company entered into an agreement (“Capital Increase Agreement”) with WISCO Wuhan Jiangbei Iron and Steel Ltd., the Company’s China JV partner, which provided for a $15.0 million capital contribution by the Company in exchange for an increase in the Company’s ownership interest in the China JV from 51% to 65%. The capital contribution was subject to approval from three Chinese government agencies: Wuhan Bureau of Commerce, Hubei Administration of Foreign Exchange and Hubei Administration of Industry and Commerce. The increase in the Company’s ownership percentage from 51% to 65% was effective on May 31, 2011, upon approval from the Wuhan Bureau of Commerce. As the Company still lacks the power to control the China JV’s principal operating activities, the Company continues to account for its investment under the equity method. Of the $15.0 million capital contribution, $3.0 million was funded during the second quarter of 2011, with the remaining $12.0 million funded during third quarter.

As of September 30, 2011, the Company’s exposure to loss as a result of its involvement with the China JV is limited to its remaining investment and advances of $15.3 million and prepaid inventory of $2.4 million. The Company does not guarantee the debts of the China JV in whole or in part. Upon the Company’s $15.0 million capital contribution, the Letter of Continuing Support became null and void. Therefore, the Company has no further financial commitments to fund the China JV.

In 2010 and 2009, we received $0 and $0.3 million, respectively, from the China JV related to services provided to the JV in prior years. In addition, we incurred costs of $1.8 million and $0.9 million, respectively, that were billed to the China JV for services provided in 2010 and 2009, respectively, primarily related to travel and other costs incurred by our employees to assist the China JV in the initial operations of the plant and other consulting expenses WireCo paid on behalf of the China JV.

We have entered into the following agreements with the China JV:

•

On June 12, 2006, we entered into a trademark license contract with the China JV, pursuant to which we granted to the China JV, an exclusive, non-transferable and royalty-free license to use certain of our trademarks for the term of the joint venture agreement or earlier, at our discretion giving 90 days notice to the China JV, if the China JV fails to observe any obligations, provisions and conditions as stated in the contract or the China JV ceases to carry on business.

•

Also on June 12, 2006, we entered into an exclusive distribution agency contract with the China JV, pursuant to which we are the exclusive distributor of products made by the China JV in the United States, Mexico, and Canada. The agreement will terminate automatically when the joint venture agreement with the China JV terminates.

•

Also on June 12, 2006, we entered into a sales agency contract, pursuant to which the China JV is a sales agent in China for our products made in the United States and Mexico, and into a technology license and support contract that provides for the payment of licensing fees to us by the China JV for the use of various proprietary information licenses and licensed technology. This agreement provides for payment of 3% of total China JV sales revenue per annum through 2012, 2% of total sales revenue per annum for the years 2013 through 2016, and no fee thereafter. The term of the agreement is for as long as the China JV uses the proprietary information or licensed technology.

No payments were made in 2010, 2009, or 2008 between us and the China JV in respect of the above agreements.

Director Independence

We have no securities listed for trading on a national securities exchange which may have requirements that a majority of our board of directors be independent. For purposes of complying with the disclosure requirements of the SEC, we have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, none of our directors are independent.

DESCRIPTION OF OTHER INDEBTEDNESS

For a description of indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

DESCRIPTION OF THE EXCHANGE NOTES

We issued the outstanding notes and will issue the exchange notes under an indenture dated as of May 19, 2010, or the Indenture, among us, the Guarantors and U.S. Bank National Association, as Trustee. The terms of the exchange notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). For purposes of this description, references to the “Company,” “we,” “us,” “our” or similar terms shall mean WireCo WorldGroup Inc., without any of its subsidiaries.

The following description is a summary of the material provisions of the Indenture and the related registration rights agreements. It does not restate those agreements in their entirety, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the exchange notes and those terms made part of the Indenture by the TIA. We urge you to read the Indenture and the related registration rights agreements because they, and not this description, define your rights as Holders of the exchange notes. You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture and the related registration rights agreements.

The registered Holder of an exchange note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Exchange Notes

The Exchange Notes

The exchange notes will be general unsecured obligations of the Company and will:

•	rank equally in right of payment with all existing and future unsecured senior debt of the Company;

•	be effectively subordinated to all existing and future secured debt of the Company (including the Credit Facilities), to the extent of the value of the collateral securing such debt;

•	be effectively subordinated to all existing and future debt of any subsidiaries of Cayman Holdco that are not Guarantors;

•	rank senior in right of payment to all existing and future debt of the Company that is by its terms expressly subordinated to the exchange notes; and

•	will be unconditionally guaranteed by the Guarantors.

Principal, Maturity and Interest

The Company issued $425.0 million in aggregate principal amount of outstanding notes. The Company may issue additional Notes (“Additional Notes”) under the Indenture from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The exchange notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue exchange notes in denominations of $2,000 and integral multiples of $1,000. The exchange notes will mature on May 15, 2017.

Interest on the exchange notes will accrue at the rate of 9.500% per annum and will be payable semi-annually in arrears on May 15 and November 15 commencing on May 15, 2012. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is the then-applicable interest rate on the exchange notes. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

Interest on the exchange notes will accrue from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and actual days elapsed.

Methods of Receiving Payments on the Exchange Notes

If a Holder of exchange notes has given wire transfer instructions to the Company, the Company will pay all principal of, premium on, if any, and interest and Special Interest, if any, on that Holder’s exchange notes in accordance with those instructions. All other payments on the exchange notes will be made at the office or agency of the paying agent (“Paying Agent”) and registrar (“Registrar”) unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders (the “Register”).

Paying Agent and Registrar for the Exchange Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the exchange notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar, provided that if the Company acts as Paying Agent, it will segregate the money held by it as Paying Agent in a separate trust fund.

Transfer and Exchange

A Holder may transfer or exchange the exchange notes in accordance with the provisions of the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. Also, the Registrar will not be required to transfer or exchange any exchange note for a period of 15 days before the redemption date of the exchange notes.

The Exchange Note Guarantees

The exchange notes will be guaranteed on a joint and several senior basis by all of the Company’s wholly-owned existing and future Domestic Subsidiaries, as well as the Company’s indirect parent holding company, WireCo WorldGroup (Cayman) Inc., and certain of its Subsidiaries (collectively, the “Guarantors”) pursuant to the Indenture (the “Note Guarantees”). The exchange notes will not be guaranteed by any Foreign Subsidiaries of the Company or any Unrestricted Subsidiaries designated as such in accordance with the Indenture including the China JV and the China JV Holdco.

Any Subsidiaries of the Company that guarantee the exchange notes are referred to as the “Subsidiary Guarantors.” Cayman Holdco and all of its direct and indirect Subsidiaries (other than Unrestricted Subsidiaries) are referred to as the “Restricted Entities.” The Guarantors other than the Subsidiary Guarantors are referred to as the “Affiliate Guarantors.” The obligations of the Guarantors under the Note Guarantees will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from Guarantors.”

The Indenture provides that in the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Restricted Entities will be permitted to designate certain additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not guarantee the exchange notes and will not be subject to the restrictive covenants in the Indenture. In the event of a bankruptcy, liquidation or reorganization of any Unrestricted Subsidiary or any Foreign Subsidiary of the Company or non-wholly-owned Subsidiary, such Subsidiary will pay the holders of their debt and trade creditors before being able to distribute their assets to the Company or a Guarantor.

Each Note Guarantee will be a general unsecured obligation of each Guarantor. As such, each Note Guarantee will rank:

•	equally in right of payment with all existing and future unsecured senior debt of the Guarantors;

•	effectively subordinated to all existing and future secured debt of the Guarantors (including the Credit Facilities), to the extent of the value of the collateral securing such debt; and

•	senior in right of payment to any existing and future debt of such Guarantor, if any, that is by its terms expressly subordinated to such Guarantor’s Note Guarantee.

The Indenture provides that the Note Guarantee of a Guarantor shall be released in the following circumstances:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Entity, if the sale or other disposition does not violate the provisions of the Indenture relating to “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Merger, Consolidation or Sale of Assets,” unless the transferor Guarantor remains a Restricted Entity;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Entity, if the sale or other disposition does not violate the provision of the Indenture relating to “—Repurchase at the Option of Holders—Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary of Cayman Holdco as a result of the sale or other disposition;

(3)	when any Restricted Subsidiary that is a Guarantor is designated to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” and

(5)	in connection with a Public Equity Offering by a Restricted Entity, if the Guarantor is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of such Restricted Entity (or one or more Restricted Entities that are not engaged in any business in any material respect other than incidental to their ownership, directly or indirectly, of the capital stock of such Restricted Entity);

and in each such case, the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

Optional Redemption

On or after May 15, 2013, the Company may redeem all or a part of the exchange notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, and Special Interest, if any, on the exchange notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of Holders of exchange notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	104.750%
2014	102.375%
2015 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the exchange notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to May 15, 2013, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of exchange notes issued under the Indenture (calculated giving effect to the issuance of any Additional Notes) at a redemption price equal to 109.500% of the principal amount of the exchange notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of Holders of exchange notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the original aggregate principal amount of exchange notes issued under the Indenture (calculated giving effect to the issuance of any Additional Notes) remains outstanding immediately after the occurrence of such redemption; and that any such redemptions occurs within 90 days of the date of the closing of any such Equity Offering.

At any time, or from time to time, on or prior to May 15, 2013, the exchange notes may also be redeemed, by or on behalf of the Company, in whole, or any portion thereof, at the Company’s options, at a redemption price equal to 100% of the principal amount of the exchange notes redeemed, plus the Applicable Premium as of, and accrued but unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of Holders of exchange notes on the relevant record date to receive interest due on the relevant interest payment date.

Selection and Notice

If less than all of the exchange notes are to be redeemed at any time, the Trustee will select exchange notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements.

No exchange notes of $2,000 or less can be redeemed in part except that if all of the exchange notes of a Holder are to be redeemed, the entire outstanding amount of exchange notes held by such Holder, even if not a multiple of $1,000, will be redeemed. Notices of redemption will be mailed by first class mail at least 30 (unless a shorter notice period shall be agreed to by the Trustee) but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the exchange notes or a satisfaction and discharge of the Indenture and redemption notices may be mailed with shorter notice if agreed to in writing by the Trustee. Notices of redemption may not be conditional.

If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note will state the portion of the principal amount of that exchange note that is to be redeemed. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder of the exchange notes upon cancellation of the original outstanding note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of exchange notes called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of exchange notes will have the right to require the Company to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s exchange notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the exchange notes repurchased to the date of purchase, subject to the rights of Holders of exchange notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all exchange notes or portions of exchange notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions of exchange notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the exchange notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of exchange notes or portions of exchange notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of exchange notes properly tendered the Change of Control Payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any, provided that each new exchange note will be in a principal amount of $2,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

In the event that Holders of not less than 98% of the principal amount of the outstanding exchange notes accept a Change of Control Offer and the Company purchases all of the exchange notes held by such Holders, the Company will have the right, on not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the exchange notes that remain outstanding following such purchase at the purchase price specified in the Change of Control Offer plus, to the extent not included in the purchase price specified in the Change of Control Offer, accrued and unpaid interest thereon, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

The Company will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party (including any Affiliate Guarantor) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all exchange notes properly tendered and not withdrawn under the Change of Control Offer, or (b) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. Exchange notes repurchased by the Company or any of its Affiliates pursuant to a Change of Control Offer will have the status of exchange notes issued but not outstanding or will be retired and canceled, at the option of the Company. Exchange notes purchased by a third party pursuant to this paragraph will have the status of exchange notes issued and outstanding.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Cayman Holdco and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require the Company to repurchase its exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Cayman Holdco and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the exchange notes.

Asset Sales

No Restricted Entity will consummate an Asset Sale unless:

(1)	the Restricted Entity receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Restricted Entity is in the form of cash or Cash Equivalents. Any earn-out or similarly contingent portion of the consideration received in an Asset Sale that is based on the performance of the business or asset or Capital Stock purchased will be excluded from both numerator and denominator in determining whether 75% of the consideration is in the form of Cash Equivalents. For purposes of this provision, each of the following will be deemed to be a Cash Equivalent:

(a)	any liabilities, as shown on the most recent balance sheet of Cayman Holdco or any of its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any Note Guarantee) that are assumed by the transferee of any such assets;

(b)	any securities, exchange notes or other obligations received by the Restricted Entity from such transferee that are converted by the Restricted Entity into cash, to the extent of the cash received in that conversion;

(c)	any Designated Noncash Consideration received by the Restricted Entity in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (i) $50.0 million at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value and (ii) 5.0% of Total Assets; and

(d)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Restricted Entity may apply such Net Proceeds:

(1)	to repay Indebtedness of any Restricted Entity, including Indebtedness and other obligations under any Credit Facility, that is senior to or pari passu with the exchange notes and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, that (except to the extent that such Indebtedness is secured by such Net Proceeds and entitled to payment thereof prior to payment thereof to the Holders) if such Indebtedness is pari passu with the exchange notes, the Company will make an Asset Sale Offer to all Holders of exchange notes and of such other Indebtedness on an equal and ratable basis;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business;

(3)	to make one or more capital expenditures otherwise permitted under the Indenture; or

(4)	to acquire other capital assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Restricted Entity may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided above, or, if prior to the 365th day the Board of Directors of the Company or such Restricted Entity determines not to apply the Net Proceeds as provided for above, such Net Proceeds, will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten days thereof, Restricted Entity will make or will cause the Company to make an offer (an “Asset Sale Offer”) to all Holders of exchange notes and all Holders of other Indebtedness that is pari passu with the exchange notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets the maximum principal amount of exchange notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of exchange notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Restricted Entity may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of exchange notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the exchange notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Restricted Entity will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the Indenture by virtue of such compliance.
The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the Holders of exchange notes of their right to require the Company to repurchase the exchange notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the

Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing exchange notes, the Company could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. However, there can be no assurance that the Company would obtain such consent or financing. In addition, even if the Company were able to refinance such borrowings, such financing may be on terms unfavorable to the Company. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing exchange notes. In that case, the Company’s failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the Holders of exchange notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Exchange Notes—We may not be able to repurchase the exchange notes upon a change of control, which would cause defaults under the indenture governing the exchange notes and under our revolving credit facility and term credit facility.”

Certain Covenants

Restricted Payments

Each Restricted Entity will not, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of such Restricted Entity’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving such Restricted Entity) or to the direct or indirect Holders of such Restricted Entity’s Equity Interests in their capacity as such (other than (a) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of such Restricted Entity and (b) dividends or distributions by a Restricted Entity to its parent Restricted Entity);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving such Restricted Entity) any Equity Interests of such Restricted Entity or any direct or indirect parent of such Restricted Entity (other than (a) in exchange for Equity Interests (other than Disqualified Stock) of such Restricted Entity or (b) from its parent Restricted Entity);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Restricted Entity that is contractually subordinated to the exchange notes or to any Note Guarantee (excluding any intercompany Permitted Debt), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the covenant described in the first paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Restricted Entities since the date of the Indenture (including only those Restricted

Payments permitted by clauses 1, 4 (but only to the extent of one-half of the amounts paid pursuant to clause 4), 6(b), 7, 8 and 10 of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of Cayman Holdco for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Cayman Holdco’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds and the Fair Market Value of securities and other assets used or useful in a Permitted Business or the Capital Stock of a Person engaged in a Permitted Business received (x) by the Restricted Entities since the Issue Date from the issue or sale of Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (including such net cash proceeds received in connection with any such conversion or exchange) (excluding Equity Interests (or Disqualified Stock or debt securities) issued or sold to a Restricted Entity), or (y) by any Restricted Entity as a contribution to its common equity capital, provided that in giving effect to this clause (2) no sale of Equity Interests or contribution of capital will generate duplicative credit amounts pursuant to this clause in the event the proceeds thereof are transferred among the Restricted Entities; plus

(3)	the net reduction in any Restricted Investment that was made after the Issue Date resulting from cash payments of interest on Indebtedness, dividends, repayments of loans or advances, or releases of guarantees, in each case to a Restricted Entity and to the extent not included in Consolidated Net Income of Cayman Holdco for such period, plus

(4)	to the extent that any Unrestricted Subsidiary of any Restricted Entity is re-designated as a Restricted Subsidiary, or merges, amalgamates or consolidates with or into, or transfers or conveys its assets to, or is liquidated into, a Restricted Entity, the Fair Market Value of the Restricted Entities’ Investment in such Subsidiary as of the date of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(5)	the net proceeds received by any Restricted Entity from the sale or other disposition of Restricted Investments to the extent not included in Consolidated Net Income of Cayman Holdco for such period, provided that the sum of all amounts added pursuant to this clause (5) will not exceed the aggregate initial amount of all such Restricted Investments that have been made since the Issue Date; plus

(6)	the amount by which Indebtedness of the Restricted Entities is reduced on Cayman Holdco’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness incurred after the Issue Date into or for Capital Stock (other than Disqualified Stock); plus

(7)	the Fair Market Value of any Restricted Investment of a Restricted Entity in a Person that becomes a Restricted Subsidiary after the date of the Indenture.

So long as no Default has occurred and is continuing or would be caused thereby (except as to clauses (1), (2) and (6) below), the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)

the making of any Restricted Payment by any Restricted Entity in exchange for, or out of, the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of such Restricted Entity) of

Equity Interests (other than Disqualified Stock) of, or from a substantially concurrent capital contribution to, such Restricted Entity; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the actions described above under the caption “—Optional Redemption.”

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of a Restricted Entity that is contractually subordinated to the exchange notes or to any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Entity held by any current or former officer, director, employee or consultant of any Restricted Entity (a) upon the death, disability or termination of employment of such director, officer, employee or consultant or (b) to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not in any fiscal year exceed $10.0 million; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed (a) the net cash proceeds from the issue or sale after the Issue Date of Equity Interests of any Restricted Entity to any directors, officers, employees or consultants of a Restricted Entity (to the extent that the net cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph or clause (2) of this paragraph) plus (b) the net cash proceeds of key man life insurance policies received by any Restricted Entity after the Issue Date that are used for such purposes (and not previously applied to the payment of prior Restricted Payments under this clause (4));

(5)	the declaration and payment of dividends to Holders of any class or series of Disqualified Stock of a Restricted Entity issued on or after the Issue Date;

(6)	the repurchase of Equity Interests deemed to occur upon the cashless exercise of stock options, warrants, convertible or exchangeable securities or other similar Equity Interests if such Equity Interests represent payment of a portion of the exercise or exchange price of such options, warrants, convertible or exchangeable securities or other similar Equity Interests; and (b) payments to fund the purchase by any Restricted Entity of fractional shares arising out of stock dividends, splits or combinations or business combinations to the extent not exceeding $500,000 since the Issue Date;

(7)	the repurchase of any subordinated Indebtedness, Disqualified Stock or other securities of any Restricted Entity at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, Disqualified Stock or other securities in the event of a Change of Control; provided that prior to consummating any such repurchase, the Company (or a third person) has made any Change of Control Offer required by the Indenture and has repurchased all exchange notes validly tendered for payment in connection with such Change of Control Offer;

(8)	the repurchase of any subordinated Indebtedness, Disqualified Stock or other securities of any Restricted Entity at a purchase price not greater than 100% of the principal amount of such subordinated Indebtedness, Disqualified Stock or other securities in the event of an Asset Sale; provided that prior to consummating any such repurchase, the Company (or a third person) has made the Asset Sale Offer required by the Indenture and has repurchased all exchange notes validly tendered for payment in connection with such Asset Sale Offer;

(9)

(a) the distribution, as a dividend or otherwise, of (i) Equity Interests in, or (ii) Indebtedness owed to such Restricted Entity by, or (iii) assets or properties of, or (iv) dividends received directly or indirectly from, or (v) proceeds of the sale or other disposition of, Unrestricted Subsidiaries (including China JV Holdco), and (b) the making of any Investment with (or with the proceeds of collection or disposition of) such shares, Indebtedness, assets, properties, dividends or other proceeds, provided that distributions of the nature described in subclause (a) of this clause (9) may be made pursuant to this clause (9) only to the extent of (i) 50% of the excess, if any, of (x) the aggregate amount (or Fair Market Value, if other than cash) of distributions received by the Restricted Entities from Unrestricted Subsidiaries on or after the Issue Date over (y) the aggregate amount (or Fair Market Value, if other than cash) of Investments made by the Restricted Entities in Unrestricted Subsidiaries on or after the Issue Date, less (ii) the amount of any Restricted Payments of the type described in clauses (1), (2) or (3) of the preceding paragraph that could not have been made but for the inclusion in the sum computed in accordance with clause (c) of the preceding paragraph of distributions received by the Restricted Entities from Unrestricted Subsidiaries on or after the Issue Date; and further provided that payments made to a Restricted Entity pursuant to the Royalty Agreement, or other commercial contracts, agreements or arrangements between China JV and any Restricted Entity, will not constitute funds or assets subject to this clause (9);

(10)	other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date; and

(11)	the exchange by Management Investors who hold Capital Stock of the Company or of any direct or indirect parent of the Company for a substantially equivalent amount of Capital Stock of Cyprus Holdco or any other direct or indirect parent entity of the Company.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the applicable Restricted Entity, as the case may be, pursuant to the Restricted Payment. Licensing payments and purchases and sales of products and services between and among the Restricted Entities will not be considered Restricted Payments.

Incurrence of Indebtedness and Issuance of Preferred Stock

Each Restricted Entity will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and each Restricted Entity will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that any Restricted Entity may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may issue preferred stock, if no Default exists or would result therefrom and the Fixed Charge Coverage Ratio for Cayman Holdco’s most recently ended four full fiscal quarters for which internal financial statements are available (the “Reference Period”) immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The preceding paragraph of will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by any Restricted Entity of Indebtedness and letters of credit under Credit Revolving Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder) not to exceed the greater of (a) $90.0 million and (b) the amount of the Borrowing Base as of the date of such incurrence;

(2)

the incurrence by the Restricted Entities of Indebtedness under Credit Term Facilities in an aggregate principal amount at any one time outstanding under this clause (2) not to exceed the greater of (a) (i) $225.0 million minus (ii) the aggregate amount of all Net Proceeds of Asset Sales applied by the Restricted Entities since the Issue Date to repay any term Indebtedness under a Credit Term Facility pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and (b) the Credit Facility Leverage Cap;

(3)	the incurrence by the Company and the Guarantors of the Existing Indebtedness and the Indebtedness represented by the exchange notes and the related Note Guarantees to be issued on the Issue Date;

(4)	the incurrence by any Restricted Entities of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the preceding paragraph or clauses (3), (4), (12), (13), (14) or (15) of this paragraph;

(5)	the incurrence by any Restricted Entity of intercompany indebtedness to another Restricted Entity; provided that:

(a)	unless such Indebtedness is between the Company and a Guarantor, or between two Guarantors, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the exchange notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)	any subsequent issuance or transfer of Equity Interests of a Restricted Entity that results in any such Indebtedness being held by a Person other than the Company or a Guarantor and any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Guarantor will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Restricted Entity that was not permitted by this clause (5);

(6)	the issuance by any Restricted Entity to any other Restricted Entity of shares of preferred stock; provided that any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Guarantor; and any sale or other transfer of any such preferred stock to a Person that is not the Company or a Guarantor will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by this clause (6);

(7)	the incurrence by any Restricted Entity of Hedging Obligations in the ordinary course of business;

(8)	the guarantee by any Restricted Entity of Indebtedness or other obligations of a Restricted Entity that was permitted to be incurred by another provision of the provisions relating to restrictions on incurrence of Indebtedness; provided that if the Indebtedness or other obligations being guaranteed is subordinated to the exchange notes, then the Guarantee will be subordinated to the same extent as the Indebtedness or other obligations guaranteed;

(9)	the incurrence by any Restricted Entity of Indebtedness with respect to (or constituting reimbursement obligations with respect to) letters of credit, bankers’ acceptances, surety, performance or appeal bonds, completion guarantees, escrow agreements or similar instruments issued in the ordinary course of business in connection with, or the liability of any Restricted Entity incurred in the ordinary course of business in respect of, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families, self-insurance, premium finance or other insurance-related obligations or take-or-pay obligations in supply contracts;

(10)	the incurrence by any Restricted Entity of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds, so long as such Indebtedness is satisfied within five Business Days;

(11)	Indebtedness arising from agreements of any Restricted Entity providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary otherwise permitted under the Indenture;

(12)	the incurrence by any Restricted Entity of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after the incurrence thereof) all or any part of the purchase price or cost of design, construction, installation or improvement of Property, plant or equipment or other real or personal Property used in the business of a Restricted Entity (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in a principal amount which when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to this clause (12) since the Issue Date, and the aggregate outstanding principal amount of all Permitted Refinancing Indebtedness thereof, (a) does not exceed the greater of (i) $25.0 million, and (ii) 2.5% of Total Assets at the time of such incurrence;

(13)	the incurrence by any Restricted Entity of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding (including the aggregate outstanding principal amount of any Permitted Refinancing Indebtedness thereof) which when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to clause (12) of this paragraph since the Issue Date, and the aggregate outstanding principal amount of all Permitted Refinancing Indebtedness thereof, does not exceed the greater of (a) $50.0 million, and (b) 5.0% of Total Assets at the time of such incurrence;

(14)	Indebtedness or Disqualified Stock of a Restricted Entity or preferred stock of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Person was acquired by a Restricted Entity or merged, consolidated or amalgamated with or into a Restricted Entity (other than Indebtedness, Disqualified Stock or Restricted Subsidiary preferred stock incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Entity); provided, however, that on the date that such transaction occurs the Fixed Charge Coverage Ratio would not be less than such ratio immediately before the transaction; and

(15)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount outstanding pursuant to this clause (15), including all Permitted Refinancing Indebtedness incurred to renew, refund, extend, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $50.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency).

For purposes of determining compliance with this covenant, (a) the outstanding principal amount of any particular Indebtedness will be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness will be disregarded, (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) of the preceding paragraph, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company in its sole discretion will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later classify, reclassify or divide all or a portion of such item of Indebtedness, and (c) intercompany indebtedness owing from one Restricted Entity to another and complying with clause (5) of the preceding paragraph will be disregarded in computing the Fixed Charge Coverage Ratio. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the preceding paragraph. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant. The maximum amount of Indebtedness any Restricted Entity may incur pursuant to the foregoing paragraph will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person so secured.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of this provision, Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under this provision will not be considered incremental Indebtedness.

Notwithstanding the foregoing, no Restricted Entity other than the Company and Guarantors will incur any Indebtedness (other than to the Company or a Guarantor) if (a) the aggregate then outstanding amount (determined without giving effect to any changes, write-ups or write-downs in value but net of any reduction in the amount of such Investment resulting from payments, dividends, sales or other distributions in respect thereof) of Investments of the Company and Guarantors in such Restricted Entity made after the Issue Date exceeds the greater of (i) $25.0 million and (ii) the 2.5% of Total Assets at the time of such incurrence and (b) after giving effect to the incurrence of such Indebtedness, the aggregate outstanding principal amount of Indebtedness of such restricted Entity (other than to the Company or a Guarantor) will exceed the greater of (x) $25.0 million and (y) 2.5% of Total Assets at the time of such incurrence.

Notwithstanding the foregoing, no Restricted Entity will incur Secured Indebtedness in an amount at any one time outstanding (measured at the time of each incurrence) in excess of the Secured Leverage Cap; provided that the Restricted Entities may incur Secured Indebtedness under clause (1) of the second paragraph of this covenant and Foreign Subsidiaries may incur Secured Indebtedness under clause (15) of the second paragraph of this covenant in an aggregate principal amount outstanding not to exceed $20.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) without giving effect to the foregoing limitation.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness upon any of its Property or assets, except Permitted Liens, unless:

(1)	if such Lien secures Indebtedness which is pari passu with the exchange notes or the Note Guarantees, the exchange notes or the applicable Note Guarantee are secured on an equal and ratable basis with such Indebtedness; and

(2)	if such Lien secures Indebtedness which is contractually subordinated to the exchange notes, such Lien will be subordinated to a Lien securing the exchange notes or the applicable the Note Guarantee in the same Property as that encumbered by such Lien to the same extent as such subordinated obligations are subordinated to the exchange notes and the Note Guarantees, in each case until such time as the applicable Indebtedness is no longer secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Each Restricted Entity will not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of such Restricted Entity to:

(1)	pay dividends or make any other distributions on its Capital Stock to a Restricted Entity that holds such stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any Restricted Subsidiary of Cayman Holdco, provided that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2)	make loans or advances to the Company or any Restricted Subsidiary of Cayman Holdco; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary of Cayman Holdco.

In addition, each Restricted Entity will not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Restricted Entity or its Restricted Subsidiaries to make any Investment in the Company or to make any payment to any other Restricted Entity necessary to effectuate any such Investment.

However, the restrictions in the preceding paragraph will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements or instruments (including agreements or instruments governing Existing Indebtedness and Credit Facilities) as in effect on the Issue Date, and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

(2)	Credit Facilities, provided that the encumbrances or restrictions contained therein are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Issue Date or in the Indenture as in effect on the Issue Date;

(3)	the Indenture, the exchange notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)	Hedging Obligations entered into from time to time creating restrictions of the nature described in clause (3) of the preceding paragraph;

(6)	any instrument of a Person acquired or assumed by any Restricted Entity as in effect at the time of such acquisition or assumption (except to the extent such instrument was created, executed, incurred or assumed, as the case may be, in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such instrument at the time of such acquisition or assumption, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the Property or assets of the Person, so acquired, provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(7)	customary non-assignment provisions in leases, contracts and licenses or other contracts and agreements entered into in the ordinary course of business;

(8)	purchase money obligations for Property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the Property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(9)	any agreement for the sale or other disposition of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(10)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions, than those contained in the agreements governing the Indebtedness being refinanced;

(11)	Liens securing Indebtedness otherwise permitted to be incurred under the covenant described under the caption “—Certain Covenants—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12)	provisions limiting the disposition or distribution of assets or Property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of such Restricted Entity’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14)	any Permitted Investment that imposes restrictions on the use of proceeds of such Permitted Investment or on distributions from the assets of the investee;

(15)	any mortgage financing or mortgage refinancing that imposes restrictions on the real property securing such Indebtedness; and

(16)	any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to dividends and other payment restrictions contained in such agreements, taken as a whole, are not materially more restrictive as determined by the Board of Directors of the Company than the provisions contained in the Credit Facilities, or in the Indenture, in each case as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The Company

The Company will not: (a) consolidate or merge with or into another Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person), or (b) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person (if other than the Company) formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any political subdivision thereof or any state thereof or the United States or the District of Columbia (the “Surviving Entity”);

(2)	the Surviving Entity, if any, assumes all the rights and obligations of the Company under the exchange notes and the Indenture, pursuant to agreements reasonably satisfactory to the Trustee;

(3)	the Company or the Surviving Entity will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent in this Indenture relating to such transaction have been satisfied;

(4)	immediately after such transaction, no Default or Event of Default exists; and

(5)	on the date of such transaction after giving pro forma effect thereto (including any related financing transactions) as if the same had occurred at the beginning of the applicable four-quarter period, either

(a)	the Company or the Surviving Entity would be permitted to incur at least $1.00 of additional Indebtedness under the first paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio of Cayman Holdco would not be less than the Fixed Charge Coverage Ratio of Cayman Holdco determined immediately prior to such transaction.

This covenant will not apply to (a) a merger or other business combination of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction within the United States or the District of Columbia; or (b) the merger or other business combination under applicable law of any Restricted Entity with or into any other Restricted Entity that is the Company or a Guarantor.

Upon any such transaction involving the Company, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the exchange notes, and, except in the case of a lease, the Company will automatically be released and discharged from its obligations under the Indenture and the exchange notes.

Merger, Consolidation or Sale of Assets

The Guarantors

Each Guarantor (other than any Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and the Indenture in connection with such transaction) will not (a) consolidate or merge with or into another Person (other than the Company or any Guarantor), or (b) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets (on a consolidated basis), in one or more related transactions, to another Person (other than the Company or any Guarantor), unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either: (a) (i) such Guarantor is the surviving entity or (ii) the Surviving Entity assumes all the obligations of that Guarantor under its Note Guarantee, pursuant to a supplemental indenture satisfactory to the Trustee or (b) such transaction complies with the provisions under “Repurchase at the Option of Holders—Asset Sales” with respect to such transaction.

This covenant will not apply to (a) a merger or other business combination of a Guarantor with an Affiliate solely for the purpose of reincorporating such Guarantor in another jurisdiction within the United States or the District of Columbia; (b) the merger or other business combination under applicable law of any Restricted Entity with or into any other Restricted Entity that is the Company or a Guarantor; or (c) the sale or other disposition of China JV Holdco or the China JV if it is an Unrestricted Subsidiary at the time.

In the case of any such transaction involving a Guarantor and for which a supplemental indenture is delivered in accordance with (2)(a)(ii) above, the Surviving Entity will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Note Guarantee, and such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor’s Notes Guarantee.

Transactions with Affiliates

No Restricted Entity will make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any Property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of such Restricted Entity (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to such Restricted Entity than those that would have been obtained in a comparable transaction by such Restricted Entity with an unrelated Person and if in the good faith judgment of the Board of Directors of such Restricted Entity no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to such Restricted Entity or the relevant Restricted Subsidiary from a financial point of view; and

(2)	the Restricted Entity delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of such Restricted Entity set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to such Restricted Entity or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the preceding paragraph:

(1)	any employment agreement or employee benefit plan (including any incentive plan) or similar arrangement entered into by a Restricted Entity in the ordinary course of business with officers, directors or employees, including any issuance of securities (including stock options or similar rights), or other payments, awards or grants in cash, securities (including stock options or similar rights) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of such entity, in the ordinary course of business;

(2)	transactions between or among Restricted Entities;

(3)	transactions with China JV pursuant to the Royalty Agreement or pursuant to other commercial contracts, agreements or arrangements between China JV and any Restricted Entity that are no less favorable to such Restricted Entity than those that would have been obtained in a comparable transaction with an unrelated Person;

(4)	payment of reasonable compensation, fees (including director’s fees and benefits), and indemnities and insurance provided for by such entity’s charter, by-laws or written agreements, to employees, consultants, stockholders, officers and directors of such entity in the ordinary course of business;

(5)	any issuance of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(6)	Restricted Payments and Permitted Investments that do not violate the covenant described under the caption “—Certain Covenants—Restricted Payments”;

(7)	any transaction pursuant to any agreement in existence on the Issue Date, as such agreement is in effect on the Issue Date or as amended in a manner that is no less favorable to such Restricted Entity;

(8)

payments, advances or loans to employees, officers and directors of a Restricted Entity that are either (a) not in excess of $1.0 million in aggregate principal amount at any one time outstanding and have been approved by a majority of the Board of Directors of such Restricted Entity in good faith, or (b) made in the ordinary course of business, including ordinary-course travel advances and relocation expense payments;

(9)	provision of administrative or management services by such Restricted Entity, or any of its directors, officers or employees, to any of its direct or indirect Subsidiaries in the ordinary course of business;

(10)	pledges of Equity Interests of an Unrestricted Subsidiary for the benefit of lenders to such Unrestricted Subsidiary;

(11)	in each of the following cases so long as no Default has occurred and is continuing or would be caused thereby: (a) payments by any Restricted Entity to Permitted Holders for any financial advisory, financing, underwriting or other placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of such Restricted Entity, and (b) payments pursuant to the Management Fee Letter; provided that (i) annual management fees (exclusive of transaction related fees and of any amount payable in connection with the termination of the Management Fee Letter) may not exceed the greater of (x) $1.5 million and (y) 2% of the budgeted Consolidated EBITDA of Cayman Holdco for the following fiscal year as approved by the Board of Directors of Cayman Holdco, plus reasonable out-of-pocket expense reimbursement, and (ii) any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years;

(12)	the existence of, or the performance by such Restricted Entity of its obligations under the terms of, any stockholders’ agreement to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, provided, that the existence of, or the performance by such Restricted Entity of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted by this clause (12) to the extent that the terms of the amendment or new agreement are not otherwise disadvantageous to the Holders of exchange notes in any material respect;

(13)	transactions among Restricted Entities permitted by, and complying with, the provisions of the Indenture described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(14)	any exchange permitted by clause (11) of “—Certain Covenants—Restricted Payments”; and

(15)	transactions not otherwise prohibited by the Indenture that are undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of Cayman Holdco and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Business Activities

Each Restricted Entity will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Permitted Businesses.

Additional Note Guarantees

If any Restricted Entity acquires or creates a Domestic Subsidiary other than an Unrestricted Subsidiary after the Issue Date, then that Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 10 Business Days of the date on which it guarantees a Credit Facility; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. If any Affiliate Guarantor acquires or creates a Restricted Subsidiary after the Issue Date, such Subsidiary will become an Affiliate Guarantor. If any Subsidiary that is not a Domestic Subsidiary becomes a guarantor under Credit Facilities, such Subsidiary will become a Guarantor. All direct or indirect Subsidiaries of Cayman Holdco (other than Unrestricted Subsidiaries), including all common and preferred (if any) Equity Interests of such Subsidiaries, will be wholly owned by Cayman Holdco and/or one or more direct or indirect wholly-owned Subsidiaries of Cayman Holdco, treating Equity Interests of the Company or of any direct or indirect parent of the Company owned by Management Investors as owned by Cayman Holdco until such time, if any, as such Equity Interests are exchanged for or converted into Equity Interests of Cyprus Holdco or another direct or indirect parent of the Company.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of any Restricted Entity may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (a) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter Reference Period, (b) no Default would be in existence following such designation and (c) the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by any Restricted Entity in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under the caption “—Certain Covenants—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company or such Restricted Entity.

The Board of Directors of any Restricted Entity may re-designate any of its Unrestricted Subsidiaries to be a Restricted Subsidiary if that re-designation would not cause a Default. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Cayman Holdco as of such date.

Each designation or re-designation must be (a) evidenced by Board Resolution certifying compliance with the foregoing provisions and (b) evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under the caption “—Certain Covenants—Restricted Payments.”

Payments for Consent

The Restricted Entities will not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the exchange notes unless such consideration is offered to be paid and is paid to all Holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any exchange notes are outstanding, the Company will furnish to the Holders of exchange notes or cause the Trustee to furnish to the Holders of exchange notes (or file with the Commission for public availability), within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K, if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, prior to the consummation of the exchange offer contemplated by the registration rights agreements, such reports will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”), or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), or, with respect to interim financial statements, reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision). In addition, prior to the filing of the registration statement, the financial statements need only be presented consistent with the financial statements in this prospectus.

At any time that any of Cayman Holdco’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual reports required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of Cayman Holdco and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Cayman Holdco.

The Company and Cayman Holdco will be deemed to have furnished any report or other information required by this covenant if it or they have filed such report or other information with the Commission via the EDGAR filing system and such report or other information is publicly available. In the absence of actual notice to the contrary, the Trustee will assume that such filing has occurred. In addition, Cayman Holdco and the Company will furnish to Holders of exchange notes and prospective Holders of exchange notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the exchange notes are not freely transferable under the Securities Act.

In the event that the rules and regulations of the Commission permit the Company and any direct or indirect parent or subsidiary of the Company to report at such entity’s level on a consolidated basis (including the Company and the Restricted Entities), such consolidated reporting at such entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant; provided that the same is accompanied by information that explains in reasonable detail the differences between the information relating to such direct or indirect parent or subsidiary and any of its Subsidiaries other than the Company and the Guarantors, on the one hand, and the information relating to the Company and the Guarantors on a standalone basis, on the other hand.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreements, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such filings. The Company will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the Commission. The Company will at all times comply with TIA §314(a).

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the exchange notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the exchange notes;

(3)	failure by any Restricted Entity for 60 days after written notice of default to the Company specifying such failure from the Trustee or the Holders of at least 25 % in aggregate principal amount of the exchange notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture (except in the case of a default of the provision in the Indenture described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” which will constitute an Event of Default 10 days after such notice);

(4)	default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by any Restricted Entity (or the payment of which is guaranteed by any Restricted Entity), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal at final maturity on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(5)	Failure by any Restricted Entity to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million to the extent such judgment is not covered by insurance or is in excess of insurance coverage, which judgments are not paid, discharged or stayed for a period of 60 days;

(6)	except as expressly permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(7)	Cayman Holdco, the Company, any Affiliate Guarantor or any of their respective Restricted Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary insolvency proceeding;

(b)	consents to the entry of an order for relief against it in an involuntary insolvency proceeding or consents to its dissolution or winding-up;

(c)	consents to the appointment of a Custodian of it or for any substantial part of its Property;

(d)	makes a general assignment for the benefit of its creditors; or

(e)	takes any comparable action under any foreign laws relating to insolvency;

provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary, other than as part of a credit reorganization, will not constitute an Event of Default under this clause (7); or

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Company or any Significant Subsidiary in an involuntary insolvency proceeding;

(b)	appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its Property; or

(c)	orders the winding up, liquidation or dissolution of the Company or any Significant Subsidiary;

or grants any similar relief under any foreign laws; and in each such case the order or decree remains unstayed and in effect for 90 days.

In the case of an Event of Default arising from clauses (7) or (8) above with respect to the Company, any Affiliate Guarantor or any Restricted Subsidiary of the Company or such Affiliate Guarantor that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately by notice in writing to the Company (and to the Trustee if given by the Holders) (an “Acceleration Notice”).

In the event of an Acceleration Notice because an Event of Default described in clause (4) above has occurred and is continuing, the Acceleration Notice will be automatically annulled if the Payment Default or other default triggering such Event of Default pursuant to clause (4) will be remedied or cured or waived by the Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the exchange notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the exchange notes that became due solely because of the acceleration of the exchange notes, have been cured or waived. Subject to certain conditions, Holders of a majority in aggregate principal amount of the then-outstanding exchange notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the exchange notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal, premium, if any, and interest and Special Interest, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of exchange notes unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and specifying all defaults, the nature and status thereof of which the Company may have knowledge and what action the Company and the Guarantors are taking or propose to take with respect thereto. In addition, as soon as possible and no later than 10 Business Days after any senior officer of the Company obtains actual knowledge of the occurrence of a Default, the Company will send to the Trustee an Officer’s Certificate setting forth the details of such Default and the action which the Company is taking or proposes to take with respect to such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent, member, manager, stockholder or Affiliate of any Restricted Entity, as such, will have any liability for any obligations of any Restricted Entity under the exchange notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, may elect to have all of its Obligations discharged with respect to the outstanding exchange notes and all Obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding exchange notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on, such exchange notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee and the Paying Agent under the Indenture, and the Company’s and the Guarantors’ Obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the Obligations of the Company and the Guarantors released with respect to certain covenants (including its Obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the exchange notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the exchange notes. The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

If the Company exercises its Legal Defeasance option, each Guarantor, if any, will be released from all its Obligations under its Guarantee, and the Trustee will execute a release of such Guarantee. If the Company exercises its Covenant Defeasance option, each Guarantor, if any, will be released from its Obligations under its Guarantee to the extent that the Company is released from its Obligations under the Indenture. Upon satisfaction of the conditions set forth herein and upon the written request of the Company, the Trustee will acknowledge in writing the discharge of those Obligations that the Company terminates.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the exchange notes, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest and Special Interest, if any, on the outstanding exchange notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the exchange notes are being defeased to such stated date of payment or to a particular Redemption Date;

(2)

in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which any Restricted Entity is a party or by which any Restricted Entity is bound;

(5)	the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of exchange notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(6)	the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

However, the Opinion of Counsel required by clause (2) above will not be required if all exchange notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable on their Maturity Date within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name, and at the Company’s expense.

Amendment, Supplement and Waiver

Except as provided in the next two paragraphs, the Indenture or the exchange notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding exchange notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for the exchange notes), and any existing default or compliance with any provision of the Indenture or the exchange notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes).

Without the consent of each Holder of exchange notes affected, an amendment, supplement or waiver may not (with respect to any exchange notes held by a non-consenting Holder):

(1)	reduce the principal amount of exchange notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than pursuant to the provisions of the Indenture relating to “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”);

(3)	reduce the rate of or change the time for payment of interest on any exchange note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest or Special Interest, if any, on the exchange notes (except a rescission of acceleration of the exchange notes by the Holders of at least a majority in aggregate principal amount of the then outstanding exchange notes and a waiver of the Payment Default that resulted from such acceleration in each case in accordance with and subject to the terms of the Indenture);

(5)	make any exchange note payable in money other than that stated in the exchange notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of exchange notes to receive payments of principal of, premium on, if any, or interest or Special Interest, if any, on the exchange notes (or the right of each Holder to bring suit to enforce such payment);

(7)	waive a redemption payment with respect to any exchange note (other than a payment required by the provisions of the Indenture relating to “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”);

(8)	release any Guarantor from any of its Obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change to the provisions in the Indenture relating to modification and waiver with or without the consent of Holders.

The consent of the Holders of the exchange notes will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

Notwithstanding the preceding, without the consent of any Holder of exchange notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the exchange notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated exchange notes in addition to or in place of Certificated Notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of exchange notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, when required under the Indenture;

(4)	to comply with the rules of any applicable securities Depositary;

(5)	to comply with the provision of the Indenture described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(6)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements hereof;

(7)	to make any change that would provide any additional rights or benefits to the Holders of exchange notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(8)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(9)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, and any related guarantees;

(10)	to amend the Indenture as necessary to eliminate the effect of any change in GAAP on the determination or computation of any financial ratio or other test provided for under the Indenture; or

(11)	to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the exchange notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all exchange notes, and related guarantees, issued hereunder when:

(1)	either:

(a)	all exchange notes that have been authenticated, except lost, stolen or destroyed exchange notes that have been replaced or paid and exchange notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)	all exchange notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the exchange notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest and Special Interest, if any, to the date of maturity or redemption;

(2)	the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the exchange notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The Trustee in its individual or any other capacity may become the owner or pledgee of exchange notes and may make loans to, accept deposits from, perform services for or otherwise deal with either of the Company or any Guarantor, or any Affiliate thereof, with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if the Indenture has been qualified under the TIA), or resign.

The Holders of a majority in aggregate principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee will determine to make such further inquiry or investigation, it will be entitled to examine the books records, and premises of the Company, personally or by agent or attorney at the sole cost of the Company and will incur no liability or additional liability of any kind by reason of such inquiry or investigation.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the related registration rights agreements without charge by writing to the Company at WireCo WorldGroup Inc., 12200 NW Ambassador Drive, Kansas City, MO 64163-1244.

Book-Entry, Delivery and Form

The exchange notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The exchange notes also may be offered and sold in offshore transactions in reliance on

Regulation S (“Regulation S Notes”). Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more Notes in registered, global form (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more temporary Notes in registered, global form (collectively, the “Temporary Regulation S Global Notes”). The Rule 144A Global Notes and the Temporary Regulation S Global Notes will be deposited upon issuance with the Trustee as custodian for the Depositary, in New York, New York, and registered in the name of the nominee of the Depositary, in each case, for credit to an account of a direct or indirect participant in the Depositary as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the “Distribution Compliance Period”), beneficial interests in the Temporary Regulation S Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in the Depositary), unless transferred to a Person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. At any time following the expiration of the Distribution Compliance Period, the Temporary Regulation S Global Notes will be exchanged for one or more permanent Notes in registered, global form (collectively, the “Permanent Regulation S Global Notes” and, together with the Temporary Regulation S Global Notes, the “Regulation S Global Notes;” the Regulation S Global Notes and the Rule 144A Global Notes collectively being the “Global Notes”) upon delivery to the Depositary of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (the “Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” Regulation S Notes will also bear the legend as described under “Notice to Investors.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of the Depositary and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of the Depositary, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the

Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

The Depositary has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, the Depositary will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by the Depositary (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through the Depositary. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Distribution Compliance Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the Depositary system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of the Depositary. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because the Depositary can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest and Special Interest, if any, on, a Global Note registered in the name of the Depositary or its nominee will be payable to the Depositary in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of the Depositary’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of the Depositary’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

The Depositary has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless the Depositary has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with the Depositary’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depositary has advised the Company that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account the Depositary has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, the Depositary reserves the right to exchange the Global Notes for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

Although the Depositary, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in the Depositary, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	the Depositary (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event will the Temporary Regulation S Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Distribution Compliance Period and (b) the receipt by the Company and the Trustee of any certificates required under the provisions of Regulation S; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1)	such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2)	the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

(a)	who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)	purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)	in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Distribution Compliance Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by the Depositary by means of an instruction originated by the Trustee through the Depositary Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of the Depositary may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Distribution Compliance Period.

Certifications by Holders of the Temporary Regulation S Global Notes

A Holder of a beneficial interest in the Temporary Regulation S Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Temporary Regulation S Global Note is either a Non-U.S. Person or a U.S. Person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the Paying Agent if other than the Trustee) a certificate in the form required by the Indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Permanent Regulation S Global Notes.

Same Day Settlement and Payment

If a Holder has given wire transfer instructions to the Company, the Company will cause the Paying Agent to pay all principal, interest, Special Interest and premium, if any, on that Holder’s exchange notes in accordance with those instructions. All other payments on exchange notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the Register. The Registrar will keep a Register of the exchange notes and of their transfer and exchange. The Notes represented by the Global Notes are expected to be eligible to trade in the Depositary’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of the Depositary. The Depositary has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following the Depositary’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acceleration Notice” has the meaning set forth above under the caption “—Events of Default and Remedies.”

“Aceros Camesa (Mexico)” means Wire Rope Corporation de México I, S. de R.L. de C.V. or any successor.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset owned or acquired by such specified Person.

“Additional Notes” has the meaning set forth above under the caption “—Principal, Maturity and Interest.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Guarantors” means the Restricted Entities other than the Company and its Restricted Subsidiaries.

“Affiliate Transaction” has the meaning set forth above under the caption “—Certain Covenants—Transactions with Affiliates.”

“Agent” means any Registrar, Paying Agent, or agent for service of notices and demands.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at May 15, 2013 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through May 15, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of any Restricted Entity and its Restricted Subsidiaries taken as a whole will be governed by the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” and/or “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(2)	the issuance or sale of Equity Interests in (a) a Restricted Subsidiary of the Company or (b) a Restricted Subsidiary of Cayman Holdco that is not a direct or indirect parent of the Company.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2)	a transfer of assets between or among Restricted Entities, subject to the covenant described under the caption “—Certain Covenants—Business Activities”;

(3)	an issuance or sale of Equity Interests by a Restricted Entity to a Restricted Entity;

(4)	the sale, lease, sublease, assignment or other disposition of equipment, products, services, inventory, accounts receivable, or other real or personal property in the ordinary course of business;

(5)	the sale or other disposition of Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described under the caption “—Certain Covenants—Restricted Payments”;

(7)	the creation of Liens permitted by the Indenture;

(8)	the exchange of assets held by a Restricted Entity for assets held by any Person or entity, provided that (a) the assets received by such Restricted Entity in any such exchange will immediately constitute, be part of, or be used in a Permitted Business by a Restricted Entity; and (b) any such assets received are of a comparable or greater Fair Market Value or usefulness to the business of the Restricted Entities as a whole to the assets exchanged as determined in good faith by such Restricted Entity;

(9)	the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10)	the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor, know-how and other intellectual property;

(11)	any sale, assignment or other disposition of Equity Interests in, assets or properties of, or Indebtedness or other securities of, an Unrestricted Subsidiary (including China JV Holdco), or of the proceeds thereof; and

(12)	any Event of Loss.

“Asset Sale Offer” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Issue Date. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary (or a person performing a similar function in the case of a non-U.S. entity) of the relevant entity to have been duly adopted by the Board of Directors of such entity and to be in full force and effect on the date of such certification.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the net amount of accounts receivable, less allowance for doubtful accounts, owned by the Restricted Entities as of the end of the most recent fiscal quarter preceding such date; plus

(2)	60% of the net book value of all inventory owned by the Restricted Entities as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Calculation Date” means the date on which the event for which the calculation of the Fixed Charge Coverage Ratio, the Credit Facility Leverage Ratio or the Secured Leverage Ratio is made occurs.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing clauses (1) through (4) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) of this definition;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7)	in the case of any Restricted Entity organized or having its principal place of business outside of the United States, investments denominated in the currency of the jurisdiction in which such Restricted Entity is organized or has its principal place of business which are similar to the items specified in clauses (1), (2), (3), (4), (5) and (6) of this definition.

“Cayman Holdco” means WireCo WorldGroup (Cayman) Inc., a company organized under the laws of the Cayman Islands, or if such entity has been released as a Guarantor in accordance with the terms of the Indenture, such other ultimate parent of the Company that is a Guarantor.

“Certificated Notes” has the meaning set forth above under the caption “—Book-Entry, Delivery and Form.”

“Change of Control” means the occurrence of any of the following:

(1)	(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act)), other than Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company or Cayman Holdco (or upon any merger or consolidation, the surviving or successor entity); or (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Cayman Holdco (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of at least 50% of the directors of the Company or Cayman Holdco then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of the Company or Cayman Holdco;

(2)	at any time, Cayman Holdco (together with the Management Investors) ceases to own beneficially, directly or indirectly, 100% of the Voting Stock of the Company (unless, following a Public Equity Offering of the Company, all parent Guarantors of the Company have been released);

(3)	the sale, transfer, conveyance, or other disposition in one or a series of related transactions, of all or substantially all of the properties or assets of Cayman Holdco and the Restricted Subsidiaries, taken as a whole (which, for the avoidance of doubt, will not include merger or consolidation transactions), to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Permitted Holders; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Offer” means an offer to a Holder of Notes to repurchase all or any part of that Holder’s Notes in the event a Change of Control occurs.

“Change of Control Payment Date” means the date of repurchase of Notes by the Company pursuant to a Change of Control Offer.

“China JV” means WISCO WireCo Wire Rope Co., Ltd., a limited liability equity joint venture organized under the laws of the PRC, between China JV Holdco and Jiangbei Steel Processing and Logistics Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China, or any successor.

“China JV Debt” means Indebtedness of China JV or China JV Holdco that is not guaranteed by, or secured by the assets of, any Restricted Entity.

“China JV Holdco” means WRCA Hong Kong Holding Co., Ltd., a Hong Kong company, or any successor.

“Clearstream” means Clearstream Banking, S.A., as set forth above under the caption “—Book-Entry, Delivery and Form.”

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means the party named as such in the introduction to the Indenture until a successor replaces such party pursuant to Article Five of the Indenture and thereafter means the successor.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	all one-time fees, costs, expenses (including cash compensation payments and transaction fees), in each case incurred by any Restricted Entity (or the company or business being acquired) incurred in connection with or resulting from any other merger, consolidation, acquisition or offering of debt or equity securities occurring after the Issue Date (whether or not successful), to the extent deducted in computing such Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)	all amounts deducted in arriving at such Consolidated Net Income amount in respect of severance packages payable in connection with the termination of any officer, director or employee of any Restricted Entity; plus

(7)	in the case of non-cash minority interest loss, such loss, and minus in the case of non-cash minority interest income, such income; plus

(8)	(a) payments of the advisory fees (but not expense reimbursement) required to be paid pursuant to the Management Fee Letter, plus (b) reasonable out-of-pocket expenses of, or indemnification payments to, Paine required to be paid pursuant to the terms of the Management Fee Letter, in each case, to the extent deducted in computing such Consolidated Net Income; plus

(9)

business optimization expenses and other reorganization or restructuring charges, reserves or expenses (which, for the avoidance of doubt, will include, without limitation, the effect of inventory optimization programs, plant closures, facility consolidations, retention, systems establishment costs (including costs of instituting systems and controls to comply with the Sarbanes-Oxley Act of 2002), contract termination costs, future lease commitments and excess pension charges) to the extent deducted in computing such Consolidated Net Income, all as set forth in an Officer’s Certificate signed by the specified Person’s chief executive officer and chief financial officer which states (a) the amounts of such charges, reserves or expenses and (b) that such charges, reserves or expenses are based on the reasonable good faith beliefs of such officers at the time of such execution; plus

(10)	to the extent included in Consolidated Net Income, non-cash stock-based compensation expense; minus

(11)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP. Consolidated EBITDA will not include the impact of any purchase accounting adjustments.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of the specified Person will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person; provided that concurrently with the next quarterly or annual delivery to the Trustee of the financial statements required to be delivered pursuant to the provision described above under the caption “—Certain Covenants—Reports” after the receipt of any dividends or other distributions received from or in respect of China JV Holdco that are of the type referred to in clause (9) of the second paragraph described above under the caption “—Certain Covenants—Restricted Payments” (not including, for the avoidance of doubt, payments pursuant to the Royalty Agreement, or other commercial contracts, agreements or arrangements between the China JV and any Restricted Entity), the Company will notify the Trustee by delivery of an Officer’s Certificate what portion of such dividend or distribution (if any) that it elects to treat as subject to such clause (9), in which event (a) such portion of such dividend or distribution will not be included in Consolidated Net Income or Consolidated EBITDA or in the computation of the amount referred to in clause (c) of the second paragraph described above under the caption “—Certain Covenants—Restricted Payments” and (b) the remaining portion (if any) of such dividend or distribution will be treated as not subject to such clause (11), and will be included in Consolidated Net Income and Consolidated EBITDA and in the computation of the amount referred to in clause (c) of the second paragraph described above under the caption “—Certain Covenants—Restricted Payments”

(2)	the Net Income of any Restricted Subsidiary of the specified Person will be excluded to the extent that the declaration or payment of dividends or similar distributions (in the case of Restricted Subsidiaries of the Company) or Investments in the Company (in the case of Restricted Subsidiaries of Affiliate Guarantors) from that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except that the Net Income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash which actually has been or could have been distributed in cash (or any Investment that could be made in cash, as applicable) by such Restricted Subsidiary during such period to (or in) the Company or another Restricted Subsidiary of Cayman Holdco as a dividend or other transfer (by loans, advances, intercompany transfers or otherwise) (subject, in the case of a dividend or other distribution or transfer which could have been made or transferred to another Restricted Subsidiary, to the limitations contained in this clause (2) with respect to such Restricted Subsidiary);

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	the non-cash impairment loss of such Person or its Restricted Subsidiaries relating to goodwill or other non-amortizing intangible assets will be excluded.

“Covenant Defeasance” has the meaning set forth above under the caption “—Legal Defeasance and Covenant Defeasance.”

“Credit Agreement” means that certain Credit Agreement, dated as of February 8, 2007, by and among the Company, Cyprus Holdco, Canadian Imperial Bank of Commerce, acting through its New York Agency, as Administrative Agent and the other lenders and agents party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, extended, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means Credit Revolving Facilities and Credit Term Facilities.

“Credit Facility Indebtedness” means Indebtedness under a Credit Facility incurred and outstanding under clause (2) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Credit Facility Leverage Cap” means, at a particular date, the amount of Credit Facility Indebtedness of Cayman Holdco and its Restricted Subsidiaries that would be permitted to be incurred and outstanding if the Credit Facility Leverage Ratio for Cayman Holdco’s Reference Period immediately preceding such date would not have exceeded 2.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness has been incurred at the beginning of such Reference Period.

“Credit Facility Leverage Ratio” means with respect to any specified Person for any period, the ratio of Credit Facility Indebtedness of such Person and its Restricted Subsidiaries as of the last day of the applicable Reference Period to the Consolidated EBITDA (calculated as set forth in the definition of “Fixed Charge Coverage Ratio”) of such Person and its Restricted Subsidiaries for such Reference Period.

“Credit Revolving Facility” means, one or more debt facilities (including, without limitation, the HSBC Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for, revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether by the same or any other lender or group of lenders.

“Credit Term Facility” means, one or more term debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for term loans or receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), in each case (i) as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether by the same or any other lender or group of lenders and (ii) not including revolving credit loans or letters of credit.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Cyprus Holdco” means WireCo WorldGroup Limited, a company organized under the laws of the Republic of Cyprus.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depositary by the Company, which Person must be a clearing agency registered under the Exchange Act.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by any Restricted Entity in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate delivered to the trustee, setting forth the basis of such value.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of a Restricted Entity, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by a Restricted Entity in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require a Restricted Entity to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or upon or related to termination of employment, death or disability (or which right was otherwise created in connection with an employment arrangement) will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Restricted Entity may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” For the avoidance of doubt, Luxembourg preferred equity certificates issued by a Restricted Entity will not constitute Disqualified Stock while held by another Restricted Entity.

“Distribution Compliance Period” means the 40 day distribution compliance period as defined in Regulation S as set forth above under the caption “—Book-Entry, Delivery and Form.”

“Domestic Subsidiary” means any Restricted Subsidiary of any Restricted Entity that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (a) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (b) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Euroclear” means the Euroclear System, as set forth above under the caption “—Book-Entry, Delivery and Form.”

“Event of Default” has the meaning set forth above under the caption “—Events of Default and Remedies.”

“Event of Loss” means any event that results in a Restricted Entity receiving proceeds from any insurance or from a condemnation event.

“Excess Proceeds” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Note” means new debt securities issued by the Company and guaranteed by the Guarantors that have been registered pursuant to an effective Exchange Registration Statement under the Securities Act pursuant to the registration rights agreements.

“Exchange Offer” means an offer to exchange the Notes in accordance with the Exchange Registration Statement under the registration rights agreements.

“Exchange Registration Statement” means the registration statement relating to an offer to exchange filed by the Company and the Guarantors under the registration rights agreements.

“Existing Indebtedness” means the Indebtedness of Cayman Holdco and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on (or incurred on) the Issue Date, until such amounts are permanently repaid.

“Fair Market Value” means, with respect to any asset or Property, the price which would have been negotiated in an arm’s-length transaction, between a willing seller and a willing and able buyer, neither of whom is under pressure or compulsion to complete the transaction, as determined in good faith by the Board of Directors of the Restricted Entity responsible for such determination (unless otherwise expressly provided in the Indenture), or if no one such Restricted Entity is so responsible, by the Board of Directors of the Company.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication or inclusion of intercompany amounts, of:

(1)	the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit, bankers’ acceptances, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates and excluding amortization of debt issuance costs; plus

(2)	the consolidated net interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Cayman Holdco or a Restricted Subsidiary of Cayman Holdco (other than Disqualified Stock) or to Cayman Holdco or a Restricted Subsidiary of Cayman Holdco, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of Consolidated EBITDA of such Person and its Restricted Subsidiaries for such Reference Period to the Fixed Charges of such Person and its Restricted Subsidiaries for such Reference Period.

For purposes of calculating the Fixed Charge Coverage Ratio, the Credit Facility Leverage Ratio and the Secured Leverage Ratio:

(1)	In the event that the specified Person or any of its Restricted Subsidiaries incurs, repays, repurchases, defeases, reduces or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the applicable ratio is being calculated and on or prior to the Calculation Date, then the applicable ratio will be calculated giving pro forma effect to such incurrence, repayment, repurchase, defeasance, reduction or other discharge of Indebtedness (and the application of the proceeds therefrom), or such issuance, repurchase or redemption of Disqualified Stock or preferred stock (and the application of the proceeds therefrom) as if the same had occurred at the beginning of the applicable Reference Period;

(2)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, and for purposes of determining the pro forma effects of such acquisition, Consolidated EBITDA will be calculated to give pro forma effect to those demonstrable cost savings resulting from any restructurings, head count reduction, closure of facilities and similar operational and other cost savings and other adjustments to be achieved in connection with such acquisition that the Restricted Entity or any of its Restricted Subsidiaries have determined to make or have made that (A) are expected to have a continuing impact, (B) are factually supportable for the 12 month period following the consummation of such acquisition, (C) are determined in good faith by the Board of Directors of the Restricted Entity or Cayman Holdco, as of each date of determination prior to the inclusion of the applicable cost savings and other adjustments in the calculation of Consolidated EBITDA and (D) are set forth in a Officers’ Certificate of the Restricted Entity delivered to the trustee, setting forth such demonstrable operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail;

(3)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(4)	if, since the beginning of the applicable Reference Period, any Person that became a Restricted Subsidiary of the specified Person or was merged with or into the Specified Person or any Restricted Subsidiary of the specified Person since the beginning of such Reference Period will have made any acquisition, disposition, merger or consolidation or operational change or has been determined to be a discontinued operation that would have required adjustment pursuant to this definition, then the applicable ratio will be calculated giving pro forma effect thereto for such period as if such acquisition, disposition, merger or consolidation or operational change or determination of a discontinued operation had occurred at the beginning of the applicable Reference Period;

(5)	any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been Restricted Subsidiary at all times during the applicable Reference Period; and

(6)	any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable Reference Period.

In addition, in calculating “Fixed Charges” for purposes of determining the denominator (but not the numerator) of the Fixed Charge Coverage Ratio:

(a)	interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such Calculation Date;

(b)	if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor or prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date will be deemed to have been in effect during the Reference Period; and

(c)	notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Foreign Subsidiary” means any Restricted Subsidiary of Cayman Holdco that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time, provided that if any change in GAAP would alter the computation or determination of any financial ratio or other test provided for under the Indenture such ratio or other test will continue to be computed in accordance with GAAP as in effect prior to such change until the Trustee and the Company will have agreed whether (and if so, how) to amend the Indenture to eliminate the effect of such change on such computation or determination.

“Global Notes” has the meaning set forth above under the caption “—Book Entry, Delivery and Form.”

“Government Securities” means any security issued or guaranteed as to principal or interest by the United States, or by a Person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to the authority granted by the Congress of the United States or any certificate of deposit for any of the foregoing.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)	the Affiliate Guarantors; and

(2)	any Subsidiary of the Company or an Affiliate Guarantor that executes a Note Guarantee in accordance with the provisions of the Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2)	currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange values;

(3)	commodity swap agreements, commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

(4)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Holder” means the Person in whose name a Note is registered on the Register.

“HSBC Agreement” means that certain loan and security agreement, dated as of February 8, 2007, by and among the Company, certain affiliates and subsidiaries of the Company party thereto, as guarantors and pledgors, HSBC Business Credit (USA) Inc., as agent and as a lender, and the other financial institutions party thereto, as lenders and agents, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, extended, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $3.0 million and whose total revenues for the most recent 12-month period do not exceed $3.0 million.

“incur” has the meaning set forth above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any Property due more than six months after such Property is acquired, except any such balance that constitutes an accrued expense or trade payable (other than any contingent payment obligations of a Person based on the performance of a business or asset or Capital Stock purchased by such Person); or

(6)	representing the net loss value of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Indebtedness will not include the obligations of any Person (a) resulting from the endorsement of negotiable instruments for collection or deposit in the ordinary course of business, (b) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents, (c) resulting from representations, warranties, covenants and indemnities given by such Person that are reasonably customary for sellers or transferors in an accounts receivable securitization or lending transaction, or (d) in respect of preferred stock of such Person.

“Indenture” means the Indenture as amended, restated or supplemented from time to time.

“Indirect Participants” has the meaning set forth above under the caption “—Depository Procedures.”

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, agents and employees made in the ordinary course of business and excluding advances made to customers and suppliers with respect to current or anticipated purchases of inventory in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, excluding, for the avoidance of doubt, accounts receivable arising in the ordinary course of business. If any Restricted Entity sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of such Restricted Entity such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of such Restricted Entity, such Restricted Entity will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of such Restricted Entity’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the applicable Restricted Entity in connection with a Restricted Payment. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means May 19, 2010.

“Legal Defeasance” has the meaning set forth above under the caption “—Legal Defeasance and Covenant Defeasance.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease (other than an operating lease) in the nature thereof, any option or other agreement to sell or give a security interest in and, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Investors” means certain past or present members of the management of WRCA holding direct or indirect Equity Interests of the Company, together with any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning a majority controlling interest of which consist of any one or more Management Investors.

“Management Fee Letter” means that certain letter agreement dated as of February 8, 2007, between Paine and the Company, as in effect on the Issue Date or as amended or supplemented on a basis that (taken as a whole) is no less favorable to the Restricted Entities than such Management Fee Letter as in effect on the Issue Date.

“Maturity Date” when used with respect to any Note, means the date on which the principal amount of such Note becomes due and payable as therein or herein provided.

“Moody’s” means Moody’s Investors Service, Inc., or any successor rating agency.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without regard to the $5.0 million limitation set forth in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary or nonrecurring or unusual gain or loss (including gains or losses attributable to the early extinguishment of indebtedness), together with any related provision for taxes on such extraordinary or nonrecurring or unusual gain or loss as determined in the good faith judgment of the chief financial officer of the Company.

“Net Proceeds” means the aggregate cash proceeds received (when actually received) by any Restricted Entity in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, appraiser fees, cost of preparation of assets for sale and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness which is secured by a Lien on the asset or assets that were the subject of such Asset Sale (including any prepayment premiums or penalties) or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, and any reserve established in accordance with GAAP for adjustment in respect of the sale price of such asset or assets or for liabilities associated with the Property or other assets disposed of in such Asset Sale and retained by any Restricted Entity after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or for any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which none of the Restricted Entities (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of any Restricted Entity to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture, with such variations as may be required under local law in the event of a Note Guarantee delivered by a non-U.S. Guarantor.

“Notes” means the 9.500% Senior Notes due 2017 issued by the Company, treated as a single class of securities, as amended from time to time in accordance with the terms hereof, that are issued pursuant to the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Executive Senior Vice President, Senior Vice President, Vice President, Treasurer or any Assistant Treasurer or Secretary or any Assistant Secretary of the specified Person, or equivalent officer in the case of non-corporate or non-U.S. entities.

“Officer’s Certificate” means a certificate signed by an Officer (or two Officers to the extent specifically required by the Indenture) of the specified Person and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Cayman Holdco, the Company, a Subsidiary Guarantor or the Trustee.

“Paine” means Paine & Partners, LLC, a Delaware limited liability company.

“Participants” has the meaning set forth above under the caption “—Depository Procedures.”

“Paying Agent” has the meaning set forth above under the caption “—Methods of Receiving Payments on the Notes.”

“Payment Default” has the meaning set forth above under the caption “—Events of Default and Remedies.”

“Permanent Regulation S Global Notes” has the meaning set forth above under the caption “—Book-Entry, Delivery and Form.”

“Permitted Business” means any business in which Cayman Holdco and its Subsidiaries were engaged on the Issue Date or the majority of whose revenues are derived from the activities of Cayman Holdco and its Subsidiaries as of the Issue Date, and any business incidental, reasonably related, complementary or ancillary thereto, or which is a reasonable extension, development or expansion thereof as determined in good faith by the Board of Directors of the Company.

“Permitted Debt” has the meaning set forth above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means the Principals and their Related Parties.

“Permitted Investments” means:

(1)	any Investment in the Company or any other Restricted Entity;

(2)	any Investment in Cash Equivalents;

(3)	any Investment in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Entity; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Entity;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provision described above under the caption “—Certain Covenants—Asset Sales”;

(5)	any Investment or acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) or out of the proceeds of a substantially concurrent issuance or sale of Equity Interests (other than Disqualified Stock);

(6)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of a Restricted Entity, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of, or other foreclosure with respect to, any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	repurchases of the Notes;

(9)	Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete, worn out or surplus assets or Property permitted pursuant to the Indenture;

(10)	advances, loans or extensions of credit to suppliers in the ordinary course of business;

(11)	Investments of any Person (other than Indebtedness of such Person) in existence at the time such Person becomes a Restricted Entity; provided such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Entity;

(12)	any Investment consisting of a Guarantee permitted under the provision described above under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(14)	advances to employees for moving, travel and entertainment, payroll advances and other similar advances to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(15)	loans and advances to employees, officers and directors in the ordinary course of business for bona fide business purposes not in excess of the amount permitted under clause (8) of the second paragraph described above under the caption “—Certain Covenants—Transactions with Affiliates”;

(16)	any Investment existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable to the Holders of the Notes than the terms of the Investment being replaced;

(17)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(18)	(i) purchases of shares of any non-wholly owned Subsidiary of the Company from any Person other than a Restricted Entity for an amount not exceeding Fair Market Value and (ii) any exchange permitted by clause (11) of “—Certain Covenants—Restricted Payments”;

(19)	Investments in China JV Holdco or in its assets, properties, securities or Indebtedness, or made with the proceeds thereof, in an aggregate amount (determined without giving effect to any changes, write-ups or write-downs in value but net of any reduction in the amount of such Investment resulting from payments, dividends, sales or other distributions in respect thereof) at any time outstanding not to exceed $75.0 million; and

(20)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes, write-ups or write-downs in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding (determined without giving effect to any changes, write-ups or write-downs in value but net of any reduction in the amount of such Investment resulting from payments, dividends, sales or other distributions in respect thereof) not to exceed the greater of (a) $50.0 million, and (b) 5.0% of Total Assets.

“Permitted Liens” means, subject to the limitation set forth in the final paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”:

(1)	Liens on assets of any Restricted Entity securing Indebtedness or other Obligations permitted to be outstanding under clause (1) or clause (2) of the definition of Permitted Debt contained in the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

(2)	Liens securing Acquired Debt that was permitted to be incurred pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that such Liens were not created in connection with or in contemplation of such acquisition or merger transaction pursuant to which the Acquired Debt was incurred and do not extend to any assets other than those acquired or those of the Person acquired by or merged into or consolidated with the Company or the Restricted Subsidiary;

(3)	Liens in favor of any Restricted Entity;

(4)	Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, permitted under the Indenture and incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of Property, plant or equipment used in the business of the Company or such Restricted Subsidiary, covering only the assets acquired with or financed by such Indebtedness;

(5)	Liens on Property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with a Restricted Entity or any Subsidiary of any Restricted Entity; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than the assets or Capital Stock of the Person merged into or consolidated with the Restricted Entity or the Subsidiary;

(6)	Liens on Property or shares of Capital Stock existing at the time of acquisition of the Property or shares of Capital Stock by any Restricted Entity or any Subsidiary of any Restricted Entity; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of such acquisition and do not extend to any assets other than the Property or shares of Capital Stock so acquired;

(7)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8)	Liens existing on the Issue Date;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(11)	Liens securing Indebtedness under Hedging Obligations permitted under the Indenture;

(12)	Liens securing Indebtedness of any Restricted Entity with respect to obligations that do not exceed the greater of (a) $40.0 million, or (b) 4.0% of Total Assets in aggregate principal amount at any time outstanding;

(13)	Liens on goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of business;

(14)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(16)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided that:

(a)	the new Lien will be limited to all or part of the same Property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, or replacements of, such Property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees, commissions and expenses, including premiums, related to such Permitted Refinancing Indebtedness;

(17)	Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

(18)	easements, rights of way, zoning restrictions, reservations, encroachments and other similar encumbrances in respect of real property;

(19)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order will not have been finally terminated or the period within which such proceedings may be initiated will not have expired;

(20)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of any Restricted Entity, including rights of offset and set-off;

(22)	Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(23)	any interest or title of a lessor in the Property subject to any lease other than a capital lease;

(24)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of any Restricted Entity;

(25)	Liens arising from filing Uniform Commercial Code financing statements regarding leases, provided that such Liens do not extend to any Property or assets which are not leased Property subject to such leases or subleases;

(26)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(27)	Liens on the assets of Unrestricted Subsidiaries, or on the Equity Interests of Unrestricted Subsidiaries, that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

(28)

Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (27) and this clause (28); provided, however, that, based on a good faith determination of an officer of the Company, the Fair Market Value of the assets encumbered under any such substitute or replacement Lien is not greater than the Fair Market Value of the assets encumbered by the otherwise permitted Lien which is being replaced.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, commissions, and premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the shorter of (a) the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged, and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged that are due on or after the date 91 days after the last Maturity Date of any Notes then outstanding were instead due on such date 91 days after the last date of maturity of any Notes then outstanding; and

(3)	if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means investment entities managed or controlled by Paine or its Affiliates.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property will be its Fair Market Value.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Cayman Holdco or another Restricted Entity pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Restricted Entity) and that yields net proceeds to the issuer of $40.0 million or more.

“Redemption Date” when used with respect to any Note to be redeemed pursuant to paragraph 5 of the Notes means the date fixed for such redemption pursuant to the terms of the Notes or, if applicable, such later date as such fixed date may be delayed until any applicable conditions are satisfied.

“Reference Period” has the meaning set forth above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “refinanced” and “refinancing” will have correlative meanings.

“Registrable Notes” has the meaning set forth above under the caption “—Registration Rights; Special Interest.”

“Registrar” has the meaning set forth above under the caption “—Methods of Receiving Payments on the Notes.”

“Register” has the meaning set forth above under the caption “—Methods of Receiving Payments on the Notes.”

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Notes” has the meaning set forth above under the caption “—Book-Entry, Delivery and Form.”

“Regulation S Notes” has the meaning set forth above under the caption “—Book-Entry, Delivery and Form.”

“Related Party” means (1) any controlling stockholder or majority owned Subsidiary of any one or more principals; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholder, partners, owners or persons beneficially owning a majority controlling interest of which consist of any one or more principals and/or such other persons referred to in the immediately preceding clause (1).

“Restricted Entities” means Cayman Holdco and all of its direct and indirect Subsidiaries (other than Unrestricted Subsidiaries designated as such in accordance with the Indenture, including China JV Holdco).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning set forth above under the caption “—Certain Covenants—Restricted Payments.”

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Royalty Agreement” means that certain Technology License and Support Agreement between Wire Rope Corporation of America, Inc. and WISCO WireCo Wire Rope Co., Ltd. as in effect on the Issue Date or as amended or supplemented on a basis that (taken as a whole) is no less favorable to the Restricted Entities than such Royalty Agreement as in effect on the Issue Date.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Notes” has the meaning set forth above under the caption “—Book-Entry, Delivery and Form.”

“Rule 144A Notes” has the meaning set forth above under the caption “—Book-Entry, Delivery and Form.”

“S&P” means Standard & Poor’s Ratings Group, or any successor rating agency.

“Secured Indebtedness” means, with respect to any specified Person, any Indebtedness (other than the Notes or a Note Guarantee) of such Person that is secured by a Lien on any property or assets of such Persons and the Notes or a Note Guarantee are not secured on a senior or equal and ratable basis with such Indebtedness.

“Secured Leverage Cap” means, at a particular date, the amount of Secured Indebtedness of Cayman Holdco and its Restricted Subsidiaries that would be permitted to be incurred and outstanding if the Secured Leverage Ratio for Cayman Holdco’s Reference Period immediately preceding such data would not have exceeded 3.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Secured Indebtedness has been incurred at the beginning of such Reference Period.

“Secured Leverage Ratio” means, with respect to any specified Person for any period, the ratio of Secured Indebtedness of such Person and its Restricted Subsidiaries as of the last day of the applicable Reference Period to the Consolidated EBITDA (calculated as set forth in the definition of “Fixed Charge Coverage Ratio”) of such Person and its Restricted Subsidiaries for such Reference Period.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreements.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and

(3)	any other Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantors” means each of:

(1)	the Domestic Subsidiaries of the Company as of the Issue Date; and

(2)	any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture.

“Temporary Regulation S Global Notes” has the meaning set forth above under the caption “—Book-Entry, Delivery and Form.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of the Indenture, except with respect to amendments or supplements thereto, which will comply with the TIA as then in effect.

“Total Assets” means, at a particular date, the total consolidated assets of the Restricted Entities, as shown on the most recent balance sheet of Cayman Holdco, without giving effect to any amortization of the amount of intangible assets since the Issue Date.

“Trustee” means the party named as such in the Indenture until a successor replaces it pursuant to the Indenture and thereafter means the successor.

“Unrestricted Subsidiary” means (i) China JV Holdco and the China JV and (ii) any other Subsidiary of Cayman Holdco (other than Aceros Camesa (Mexico)) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only, in the case of clause (ii), to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as expressly permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with the Company or another Restricted Subsidiary of Cayman Holdco unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; in each case in clauses (1) through (3) above, including their respective Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“WRCA” means Wire Rope Corporation of America, Inc., a Delaware corporation.

CERTAIN BENEFIT PLAN AND IRA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, holding and, to the extent relevant, disposition of the exchange notes by an employee benefit plan subject to Title I of the ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the purchase, holding and, to the extent relevant, disposition of exchange notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The purchase and/or holding of exchange notes by an ERISA Plan with respect to which the Issuer, the Initial Purchasers or a Guarantor (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provide a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the exchange notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation. Each purchaser and holder of exchange notes will be deemed to have represented and warranted that either (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the exchange notes constitutes assets of any Plan or (ii) the purchase and holding of an exchange note will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the exchange notes. The sale of any exchange notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the exchange notes. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion only applies to exchange notes acquired in this exchange offering in exchange for a like aggregate principal amount of outstanding notes and held as capital assets within the meaning of Section 1221 of the Code. The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of exchange notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding exchange notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address the tax consequences of the ownership and disposition of the exchange notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any non-income tax considerations or any foreign, state or local tax consequences.

As used herein, a U.S. Holder means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes (a) a citizen or individual resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust validly elected to be treated as a U.S. person. A Non-U.S. Holder is a beneficial owner of an exchange note, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns any of the exchange notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of exchange notes that are partnerships or partners in such partnerships should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE EXCHANGORS OF THE EXCHANGE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Holders

Payments of Interest

Payments of stated interest on an exchange note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

With respect to the Additional Notes, the offering price of such notes did not include accrued interest. Interest on such notes accrues from May 15, 2011 and additional interest related to the delay in registering and issuing the exchange notes accrues from May 19, 2011, which we call “pre-issuance accrued interest.” We intend to take the position that a portion of the first interest payment and additional amounts on such notes equal to the pre-issuance accrued interest is a return of the pre-issuance accrued interest rather than as an amount payable on the Additional Notes. Assuming this treatment is respected, if not previously taken into account, the portion of the first interest payment on the exchange notes received in exchange for Additional Notes will not be treated as taxable interest income and a holder’s adjusted tax basis in the notes will be reduced by a corresponding amount.

Original Issue Discount

A U.S. Holder will be required to include OID in gross income (as ordinary income) in advance of the receipt of cash attributable to that income if a note is issued with more than a de minimis amount of OID for U.S. federal income tax purposes. A note generally is considered to be issued with more than a de minimis amount of OID if its “stated redemption price at maturity” (the sum of all payments to be made on the note other than “qualified stated interest”) exceeds its “issue price” by at least one quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity.

The issue price of the outstanding notes is generally the price at which a substantial amount of the outstanding notes was sold for cash in the initial offering of such notes, other than to certain persons acting in the capacity of underwriters, placement agents or wholesalers). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), and meets all the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the note; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

The stated interest payments on the notes (other than the portion attributable to pre-issuance accrued interest, if any) are qualified stated interest. Accordingly, the outstanding notes were issued with more than a de minimis amount of OID for U.S. federal income tax purposes.

Because the outstanding notes were originally issued with more than a de minimis amount of OID, a U.S. Holder of the originally issued notes was required to include in gross income the sum of the “daily portions” of OID with respect to the note for each day during the taxable year in which a U.S. Holder held the note. Likewise, a U.S. holder of the exchange notes must include in gross income the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which a U.S. Holder holds such note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. Accrual periods with respect to a note may be of any length and may vary in length over the term of the note as long as no accrual period is longer than one year and each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period.

The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the note’s “adjusted issue price” at the beginning of the accrual period and the note’s yield to maturity

(determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over (ii) the sum of the payments of qualified stated interest on the note allocable to the accrual period. The adjusted issue price of a note at the beginning of any accrual period is generally equal to its issue price, increased by the sum of the accrued OID for all prior accrual periods and decreased by the amount of any payments other than of qualified stated interest. The note’s yield to maturity is the discount rate that, when used in computing the present value of all payments on the note, produces an amount equal to the issue price of the note. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period, if any.

A U.S. Holder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which a U.S. Holder acquired the note, and may not be revoked without the consent of the Internal Revenue Service (the “IRS”). A U.S. Holder should consult with such holder’s own tax advisors regarding this election.

Acquisition Premium

If a U.S. Holder purchased the Additional Notes for an amount (excluding any amount attributable to the pre-issuance accrued interest described above) that exceeds the note’s adjusted issue price as of the date of the purchase and is less than or equal to the note’s stated redemption price at maturity, the holder will be considered to have purchased the Additional Note with acquisition premium. Under the acquisition premium rules, a U.S. Holder is permitted to reduce such holder’s OID accruals on the note by a fraction, the numerator of which is the excess of the holder’s adjusted tax basis in the note immediately after its purchase over the note’s adjusted issue price and the denominator of which is the total amount of unaccrued OID remaining on the note. Accordingly, a U.S. Holder of an Additional Note with acquisition premium that exchanges the note for an exchange note will be permitted to reduce the OID accruals on the exchange note by the same fraction.

Amortizable Premium

If a U.S. holder purchased Additional Notes for an amount (excluding any amount attributable to the pre-issuance accrued interest described above) in excess of their stated principal amount, such holder will be considered to have purchased the notes with amortizable premium equal to the excess of the purchase price over the stated principal amount, and will not be required to include any OID income. In addition, a U.S. Holder who purchased the Additional Notes with amortizable premium generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under the holder’s regular method of accounting for U.S. federal income tax purposes. If a U.S. Holder makes this election, the holder will be required to reduce its adjusted tax basis in the notes by the amount of the premium amortized. If a U.S. Holder does not elect to amortize the premium, the premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the notes. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. A U.S. Holder should consult with such holder’s own tax advisors regarding this election.

Additional Amounts

The terms of the outstanding notes provide for payments by us in excess of stated interest and principal under certain circumstances. Under applicable Treasury regulations, the possibility that certain payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes in advance of the payment of such excess amounts if, as of the issue date, there is only a remote likelihood that such payments will be made. We believed that, as of May 19, 2010, the initial issue date of any outstanding notes, the likelihood that we would pay such additional amounts was remote and, therefore, the rules governing contingent payment debt instruments should not apply to the exchange notes. Assuming our position is respected, any additional amounts of principal paid to a U.S. Holder on exchange notes received with respect to outstanding notes issued on either May 19, 2010 or June 10, 2011 would be taxable as described below under “—U.S. Holders—Sale, Exchange or Redemption of the Exchange Notes,” and any payments of additional interest attributable to our failure to comply with our obligations under the registration rights agreements should be taxable as additional ordinary income as described above under “—U.S. Holders—Payments of Interest.” In all such instances, our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The IRS, however, may take a contrary position, which, if sustained, could affect the timing and character of a U.S. Holder’s income with respect to the notes. U.S. Holders should consult their own tax advisors regarding the application of the contingent payment debt instrument rules and consequences thereof.

Sale, Exchange or Redemption of the Exchange Notes

Upon the sale, exchange (other than this exchange), redemption or other taxable disposition of an exchange note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which will be treated as described above under “—U.S. Holders—Payments of Interest”), and such holder’s adjusted tax basis in the note. A U.S Holder’s adjusted tax basis in an exchange note generally will equal the cost of the note for such holder less any amount attributable to pre-issuance accrued interest, increased by previously accrued OID, if any, and decreased by the amount of any payments other than of qualified stated interest and amortized premium, if any.

Any gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. The deductibility of capital losses is subject to limitations.

The exchange of the outstanding notes for exchange notes will not constitute a taxable exchange for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the notes. Consequently, a U.S. Holder will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, the U.S. Holder’s basis in the exchange notes received in the exchange offer will be the same as its basis in the notes immediately before the exchange, and the U.S. Holder’s holding period in the exchange notes received in the exchange offer will include its holding period in the outstanding notes exchanged.

Backup Withholding and Information Reporting

In general, a U.S. Holder will be subject to U.S. federal backup withholding on payments on the exchange notes and the proceeds of a sale or other disposition of the exchange notes if such holder fails to provide its correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to these payments to a U.S. Holder unless such holder is an exempt recipient.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest (which, for purposes of this discussion, includes any OID) on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, so long as that interest is not effectively connected with the conduct of a trade or business within the United States or, in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide us (or our paying agent, if any) with a properly completed and executed Form W-8BEN, or other applicable form, as provided for in the Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide certification to us (or our paying agent, if any).

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided a properly completed and executed Form W-8BEN claiming the exemption from or reduction in withholding is furnished to us (or our paying agent, if any) and any other applicable procedures are complied with.

Additional Payments

As discussed in the section with respect to U.S. Holders, we believed that, as of May 19, 2010, the initial issue date of any outstanding notes, the likelihood that we would pay additional amounts in excess of stated interest or principal on the notes was remote and that, therefore, such amounts should not be taken into account unless and until this contingency occurs. Such payments may be treated as interest, subject to the rules described under “—Non-U.S. Holders—Payments of Interest” and “—Non-U.S. Holders—Effectively Connected Income,” or additional amounts paid for the notes, subject to the rules described under “—Non-U.S. Holders—Sale, Exchange or Redemption of the Exchange Notes” or “—Non-U.S. Holders—Effectively Connected Income,” as applicable, or as other income subject to U.S. federal withholding tax. A Non-U.S. Holder that is subject to U.S. federal withholding tax should consult its tax advisor as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale, Exchange or Redemption of the Exchange Notes

Generally, any gain realized on the sale, exchange (other than this exchange), redemption or other taxable disposition of an exchange note (other than amounts properly attributable to accrued and unpaid interest, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, provided that:

•

the gain is not effectively connected with the conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base)) maintained by the Non-U.S. Holder in the United States; and

•

if the Non-U.S. Holder is an individual, such Non-U.S. Holder is not present in the U.S. for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

The exchange of outstanding notes for exchange notes will not constitute a taxable exchange for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the notes exchanged. Consequently, a Non-U.S. Holder will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, the Non-U.S. Holder’s basis in the exchange notes received in the exchange offer will be the same as its basis in the notes immediately before the exchange, and the Non-U.S. Holder’s holding period in the exchange notes received in the exchange offer will include its holding period in the notes.

Effectively Connected Income

If interest (including OID), gain or other income recognized on an exchange note is effectively connected with the conduct of a trade or business within the United States, or, in the case of an income tax treaty resident, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest, gain or other income will be exempt from U.S. federal withholding tax previously discussed if the Non-U.S. Holder provides us (or our paying agent, if any) with a properly completed and executed Form W-8 ECI, but such interest, gain or other income generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

A Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding on payments of interest, and proceeds of a sale or other disposition of an exchange note unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is furnished to the IRS in a timely manner. In addition, we generally will be required to file information returns with the IRS reporting our payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date of consummation of the exchange offer and ending on the close of business one year after that date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. We have agreed to use our reasonable best efforts to keep the exchange offer registration statement effective so that it is available for such resales during such period.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Subject to the terms of the registration rights agreements, for a period of one year after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The initial purchasers informed us that, following the completion of the initial distribution of the outstanding notes, they intended to make a market in the outstanding notes. However, any such market making may be discontinued at any time. Accordingly, we cannot guarantee the development or liquidity of any trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may cease to continue at any time. In addition, if a market for the exchange notes develops, the market prices of the exchange notes may be volatile. Factors such as fluctuations in our earnings and cash flow, the difference between our actual results and results expected by investors and analysts and foreign and U.S. currency and economic developments could cause the market prices of the exchange notes to fluctuate substantially.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes and guarantees offered by this prospectus are being passed upon for us by Husch Blackwell LLP. Certain legal matters regarding the due organization, valid existence and good standing of WireCo and the subsidiary guarantors under the laws of their respective jurisdictions, as well as the due authorization of the exchange notes and the due authorization, execution and delivery of the Indenture, including the guarantees contained therein (in the case of all Registrants), under the laws of their respective jurisdictions are being passed upon for us by the law firm listed opposite the applicable jurisdiction in the table below:

Jurisdiction	Law Firm
Canada	Fasken Matineau Dumoulin LLP
Cayman Islands	Walkers
Portugal	PLMJ - Sociedade de Advogados, RL
Luxembourg	Arendt and Medernach LLC
Germany	Heyman and Partner Rechtsanwaelte
Netherlands	Simmons and Simmons LLP
Poland	Wardyński i Wspólnicy sp.k
Republic of Slovak	PRK Partners s.r.o.

EXPERTS

The consolidated balance sheets of WireCo WorldGroup (Cayman) Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Luís Oliveira Sá, SGPS S.A. as of September 30, 2010 and December 31, 2009 and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for the nine month period ended September 30, 2010 and for the year ended December 31, 2009 have been included herein and in the registration statement in reliance upon the report of KPMG & Associados, SROC, S.A., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheets of Wisco WireCo Wire Rope Co., Ltd. as of December 31, 2010 and 2009, and the related statements of operations, equity owners’ equity, and cash flows for the years then ended have been included herein and in the registration statement in reliance upon the reports of KPMG, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(dollars in thousands, except per share data)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,907	$53,880
Accounts receivable, less allowance for doubtful accounts of $2,045 and $2,446, respectively	116,800	86,960
Other receivables	8,358	3,921
Inventories, net	177,625	141,551
Prepaid expenses and other current assets	7,473	9,942
Deferred income taxes	7,541	6,729

Total current assets	339,704	302,983

Property, plant and equipment, at cost, less accumulated depreciation of $81,468 and $66,767, respectively	240,865	200,588
Intangible assets, net	115,190	113,167
Goodwill	170,345	170,150
Investment in and advances to the China joint venture	15,349	14,113
Deferred financing fees, net	20,338	19,366
Other noncurrent assets	10,983	2,039

Total assets	$912,774	$822,406

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving credit agreement	$8,743	$—
Current maturities of long-term debt	4,473	2,520
Interest payable	16,428	3,859
Accounts payable	47,901	43,533
Deferred income taxes	1,114	1,107
Acquisition installment payments	10,230	—
Other accrued liabilities	35,749	25,496

Total current liabilities	124,638	76,515

Long-term debt, excluding current maturities	569,071	500,248
Deferred income taxes	33,307	29,104
Other accrued liabilities	26,262	21,470

Total liabilities	753,278	627,337

Commitments and contingencies

Stockholders’ equity:
Common shares, $0.01 par value. Authorized 3,000,000 shares; 2,011,411 shares issued at September 30, 2011 and December 31, 2010	20	20
Additional paid-in capital	215,959	213,083
Accumulated other comprehensive loss	(26,656)	(15,976)
Accumulated deficit	(30,616)	(3,321)

Total stockholders’ equity attributable to WireCo WorldGroup (Cayman) Inc.	158,707	193,806
Non-controlling interests	789	1,263

Total stockholders’ equity	159,496	195,069

Total liabilities and stockholders’ equity	$912,774	$822,406

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(dollars in thousands)

(unaudited)

	Nine months ended September 30,
	2011	2010
Net sales	$447,939	$328,783
Cost of sales	(333,121)	(241,530)

Gross profit	114,818	87,253

Other operating expenses:
Selling expenses	(19,189)	(12,477)
Administrative expenses	(44,730)	(29,697)
Amortization expense	(9,906)	(9,231)

Total other operating expenses	(73,825)	(51,405)

Operating income	40,993	35,848

Other income (expense):
Interest expense, net	(36,349)	(22,901)
Loss on investment in China joint venture	(16,519)	(4,684)
Foreign currency exchange gains (losses)	(5,399)	(219)
Loss on extinguishment of long-term debt	(5,540)	(6,520)
Other income (expense), net	(725)	(500)

Other expense, net	(64,532)	(34,824)

Income (loss) before income taxes	(23,539)	1,024
Income tax benefit (expense)	(4,240)	4,638

Net income (loss)	(27,779)	5,662
Less: Net income (loss) attributable to non-controlling interests	(484)	(48)

Net income (loss) attributable to WireCo WorldGroup (Cayman), Inc.	$(27,295)	$5,710

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(dollars in thousands)

(unaudited)

	Nine months ended September 30,
	2011	2010
Net income (loss) including non-controlling interests	$(27,779)	$5,662
Other comprehensive income (loss):
Foreign currency translation adjustment	(10,670)	2,928

Comprehensive income (loss) including non-controlling interests	(38,449)	8,590
Less: Comprehensive income (loss) attributable to non-controlling interests	10	(17)

Comprehensive income (loss) attributable to WireCo WorldGroup (Cayman) Inc.	$(38,459)	$8,607

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

(dollars in thousands)

(unaudited)

	Common stock		Accumulated other comprehensive loss	Accumulated deficit	WireCo WorldGroup Cayman (Inc.) stockholders’ equity	Non- controlling interests	Total stockholders’ equity
	Par value	Additional paid-in capital
Balance, December 31, 2010	$20	213,083	(15,976)	(3,321)	193,806	1,263	195,069
Amortization of share-based compensation	—	2,876	—	—	2,876	—	2,876
Foreign currency translation adjustment	—	—	(10,680)	—	(10,680)	10	(10,670)
Net loss	—	—	—	(27,295)	(27,295)	(484)	(27,779)

Balance, September 30, 2011	$20	215,959	(26,656)	(30,616)	158,707	789	159,496

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine months ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(27,779)	$5,662
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	29,736	25,128
Amortization of debt issuance costs and discount/premium	4,281	2,244
Loss on extinguishment of long-term debt	5,540	6,520
Loss on investment in China joint venture	16,519	4,684
Shared-based compensation	2,876	2,318
Loss on equipment disposals	567	82
Unrealized foreign currency exchange loss on intercompany loans	5,349	2,951
Unrealized foreign currency transaction gain	—	(4,232)
Changes in deferred income taxes	(1,450)	(10,304)
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(19,588)	(20,857)
Inventories	(18,816)	(14,176)
Prepaids and other assets	(536)	(8,612)
Interest payable	12,559	3,678
Accounts payable	(2,571)	4,510
Other accrued liabilities	397	(6,957)

Net cash provided by (used in) operating activities	7,084	(7,361)

Cash flows from investing activities:
Investment in and advances to China joint venture	(16,836)	(418)
Capitalization of interest paid on investment in China joint venture	—	(1,432)
Capital expenditures	(14,243)	(7,677)
Acquisition of business, net of cash acquired	(51,813)	—

Net cash used in investing activities	(82,892)	(9,527)

Cash flows from financing activities:
Principal payments on long-term debt	(1,231)	(1,313)
Proceeds from issuance of senior notes, including discount/premium	157,125	268,205
Debt issuance costs paid	(8,680)	(12,215)
Retirement of long-term debt	(132,814)	(163,200)
Amendment fees paid to third-parties	(1,381)	(751)
Net borrowings (repayments) under revolving credit agreements	31,698	(10,556)

Net cash provided by financing activities	44,717	80,170

Effect of exchange rates on cash and cash equivalents	(882)	4,116

Increase (decrease) in cash and cash equivalents	(31,973)	67,398
Cash and cash equivalents, beginning of period	53,880	16,328

Cash and cash equivalents, end of period	$21,907	$83,726

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of interest capitalized	$21,354	$18,149
Cash paid for income taxes, net of refunds	8,918	13,755
Debt assumed from business acquired	27,692	—
Capital leases assumed from business acquired	10,701	—
Acquisition installment payments	10,639	—

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(dollars in thousands, except per share data)

(unaudited)

(1)	Basis of Presentation

The accompanying unaudited interim consolidated financial statements include the accounts of WireCo WorldGroup (Cayman) Inc. and its subsidiaries (the “Company”). The Company’s investment in the China joint venture (“China JV”) is accounted for under the equity method and is not consolidated. All significant intercompany investments, accounts and transactions have been eliminated in consolidation.

The unaudited interim consolidated financial statements have been prepared in United States (“U.S.”) dollars and in accordance with U.S. generally accepted accounting principles (“GAAP”). In the opinion of management, the unaudited interim consolidated financial statements reflect all normal, recurring adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented using management’s best estimates and assumptions where appropriate. Management’s estimates and assumptions about future events affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates are inherently subject to judgment and actual results could differ.

These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the annual report for the year ended December 31, 2010. Certain disclosures normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Certain reclassifications, not affecting net income, have been made to prior year amounts to conform to the current year presentation.

Recently Issued Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. ASU 2011-04 was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This standard is effective for interim and annual reporting periods beginning after December 15, 2011. The Company does not expect this standard to have a material impact on its consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment”, which amends the guidance in Accounting Standards Codification (“ASC”) Topic 350-20, Intangibles—Goodwill and Other—Goodwill. ASU 2011-08 is intended to reduce the cost and complexity of the annual goodwill impairment test. Under ASU 2011-08, entities have the option of performing a qualitative assessment before calculating the fair value of a reporting unit. An entity is required to perform step one of the two-step goodwill impairment test only if it concludes that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. This revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted ASU 2011-08 on September 30, 2011, with no material impact on its consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

(2)	Acquisition

Drumet

On July 18, 2011, the Company acquired 100% of the outstanding shares of Drumet Liny i Druty spółka z ograniczoną odpowiedzialnością (“Drumet” or “the Company’s Polish subsidiary”). Drumet is a manufacturer of steel wire ropes, wire and staple band with a production facility in Poland and distribution facilities in Germany and Slovakia. The acquisition of Drumet expands the Company’s sales presence in Eastern Europe, introduces another brand to the Company’s existing portfolio, offers a low-cost labor base and reduces the Company’s dependence on external wire suppliers. The purchase price was equivalent to approximately $62,452, net of cash acquired of $2,385, using the exchange rates in effect at closing. The aggregate transaction value was approximately $100,845, payable in cash installments ($51,813, net of cash acquired, at closing, $4,628 payable on December 31, 2011 and $6,011 payable on July 31, 2012) and debt assumed consisting of non-interest bearing debt and certain machinery and equipment leases with an estimated fair value of approximately $38,393. See Note 6—“Borrowings” for further information on the non-interest bearing debt and Note 12—“Commitments and Contingences” for further information on the leases.

The allocation of the purchase price to the estimated fair values of the identified tangible and intangible assets acquired and liabilities assumed is as follows:

Net working capital, net of cash acquired	$26,953
Property, plant and equipment	57,353
Intangible assets(1)	13,965
Other non-current assets	11,044
Other non-current liabilities	(2,865)
Deferred income taxes	(5,605)
Assumed debt	(38,393)

Net assets acquired	$62,452

(1)

The identifiable intangible assets acquired consist of the trade name of $9,485 and customer relationships of $4,480. The trade name intangible has an indefinite life and, therefore, is not amortized. The customer relationship intangible asset is being amortized on a straight-line basis over its estimated useful life of 12 years. The fair values of the acquired intangible assets were estimated by applying the income approach. Such estimations required the use of inputs that were unobservable in the market place (Level 3), including a discount rate that the Company estimated would be used by a market participant in valuing these assets, projections of revenues and cash flows, royalty rate and client attrition rates. The acquisition was accounted for as a non-taxable purchase transaction and, accordingly, the identifiable intangible assets are non-deductible for tax purposes.

Prior to the purchase, Drumet’s assets were not fully utilized as the target market was limited primarily to European customers. Based on the fact that the transaction was not a forced liquidation or distressed sale, and both the buyer and seller were well informed and acting in their own best interests, the Company concluded that this was not a bargain purchase. Management reviewed the assets and liabilities acquired and the assumptions used to estimate their fair value and determined that the estimated fair value of the buildings, machinery and equipment and intangible assets acquired should be reduced for the effects of the underutilization based on their relative fair market value to the total fair market value for these asset groups. No goodwill was recognized in connection with this acquisition.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

Operating results of Drumet are included in the consolidated statements of operations since the date of acquisition. The Company expensed $4,704 of direct acquisition costs associated with this acquisition in Administrative expenses for the nine months ended September 30, 2011.

The unaudited pro forma financial information in the table below summarizes the combined results of operations of the Company and Drumet as though Drumet had been combined as of the beginning of the periods presented. The unaudited pro forma financial information is presented for informational purposes only, and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the periods, or that may result in the future.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net sales	$168,732	$135,657	$509,773	$388,277
Net income (loss)	(19,756)	9,519	(23,010)	5,092

The pro forma amounts above reflect adjustments, net of related income tax effects, for interest on acquisition-related borrowings under the Company’s revolving credit facilities, depreciation on property, plant and equipment, amortization of intangible assets and exclusion of non-recurring charges, such as acquisition costs and amortization of the inventory fair value step-up.

(3)	Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method, net of reserves for obsolete and slow-moving inventory.

At September 30, 2011 and December 31, 2010, the major classes of inventories were as follows:

	September 30, 2011	December 31, 2010
Raw materials	$67,322	$53,635
Work in process	14,613	10,214
Finished goods, net	95,690	77,702

Inventories, net	$177,625	$141,551

(4)	Intangible Assets and Goodwill

At September 30, 2011 and December 31, 2010, the components of intangible assets were as follows:

	Gross carrying amount	Weighted- average amortization period	Accumulated amortization	Net carrying amount
September 30, 2011:
Customer and distributor relationships	$106,602	10 years	$(51,214)	$55,388
Trade names—non-amortizing	49,399	Indefinite	—	49,399
Trade name—amortizing	682	15 years	(208)	474
Technology and patents	15,983	13 years	(6,285)	9,698
Other	6,128	7 years	(5,897)	231

Total intangible assets	$178,794		$(63,604)	$115,190

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

Information on intangible assets acquired in the purchase of Drumet on July 18, 2011 is included in Note 2—“Acquisitions”.

December 31, 2010:
Customer and distributor relationships	$103,286	10 years	$(42,817)	$60,469
Trade names—non-amortizing	41,368	Indefinite	—	41,368
Trade name—amortizing	682	15 years	(174)	508
Technology and patents	16,100	13 years	(5,589)	10,511
Other	6,114	7 years	(5,803)	311

Total intangible assets	$167,550		$(54,383)	$113,167

The change in the carrying value of goodwill for the nine-month period ended September 30, 2011 was as follows:

Balance as of December 31, 2010	$170,150
Foreign currency translation	195

Balance as of September 30, 2011	$170,345

(5)	Investment in and Advances to the China Joint Venture

The Company accounts for its 65% ownership in the China JV using the equity method of accounting, as the minority rights granted by the joint venture agreement represent substantive participation rights that preclude the Company’s ability to effectively control the joint venture’s principal business activities. Such substantive participation rights include selecting, terminating and setting the compensation of management and determining and amending financial budgets.

Since the joint venture’s formation, the Company has contributed cash in the amount of $40,500, including $15,000 during 2011. Additionally, the Company has made advances to the China JV relating primarily to consulting expenses the Company paid on behalf of the China JV and travel expenses of Company employees assisting with training, engineering and other matters. As of September 30, 2011 and December 31, 2010, the Company had prepaid inventory of $2,362 and $4,593, respectively, to be delivered to the Company’s manufacturing facilities within the next three months.

Summarized financial information for the China JV was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net sales	$4,793	$2,469	$12,143	$7,097
Gross profit	(2,985)	(1,280)	(7,838)	(3,813)
Net loss	(7,240)	(4,835)	(19,343)	(8,651)

On May 4, 2011, the Company entered into an agreement (“Capital Increase Agreement”) with WISCO Wuhan Jiangbei Iron and Steel Ltd., the Company’s China JV partner, which provided for a $15,000 capital contribution in exchange for an increase in the Company’s ownership interest in the China JV from 51% to 65%. The capital contribution was subject to approval from three Chinese government agencies: Wuhan Bureau of Commerce,

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

Hubei Administration of Foreign Exchange and Hubei Administration of Industry and Commerce. The increase in the Company’s ownership percentage from 51% to 65% was effective on May 31, 2011, upon approval from the Wuhan Bureau of Commerce. As the Company still lacks the power to control the China JV’s principal business activities, the Company continues to account for its investment under the equity method.

The China JV entered into an agreement with one of its lenders on April 20, 2011 (“Supplemental Agreement”), which was contingent upon the $15,000 capital contribution by the Company. The Supplemental Agreement extends the loans of the China JV, provides that no principal payments under the loans of the China JV is due before 2013 and defers compliance with the financial covenant under the loans of the China JV, which the China JV breached, until 2013.

Due to continued losses and reduced liquidity, which raise substantial doubt as to the China JV’s ability to continue as a going concern, the Company evaluated its investment and advances to the China JV for impairment. During the third quarter, the Company recorded an impairment of $4,765 on its related advances to the China JV, which was included in Losses on investment in China JV in the accompanying statements of operations, as it is probable that the Company will be unable to collect all amounts due according to the original terms of the advances to the China JV. Management determined no adjustment was necessary for prepaid inventory, as sufficient materials are in stock for the pending purchase orders.

As of September 30, 2011, the Company’s exposure to loss as a result of its involvement with the China JV is limited to its remaining investment and advances of $15,349 and prepaid inventory of $2,362. The Company does not guarantee the debts of the China JV in whole or in part. Upon the Company’s $15,000 capital contribution, the Letter of Continuing Support became null and void. Therefore, the Company has no further financial commitments to fund the China JV.

(6)	Borrowings

At September 30, 2011 and December 31, 2010, long-term debt consists of the following:

	September 30, 2011	December 31, 2010
Term Loan due 2014	$99,500	$233,419
9.5% Senior Notes due 2017	425,000	275,000
Drumet assumed Polish debt due 2014	29,723	—
Other indebtedness	686	799
Borrowings under revolving credit facilities	31,698	—

Total debt at face value	$586,607	$509,218
Plus: Unamortized discount/premium	(4,320)	(6,450)
Less: Current maturities of long-term debt	(4,473)	(2,520)
Less: Borrowings under revolving credit facilities classified as current	(8,743)	—

Total long-term debt	$569,071	$500,248

Certain subsidiaries jointly and severally and fully and unconditionally guarantee substantially all of the outstanding long-term debt. As of September 30, 2011, the Company was in compliance with all restrictive and financial covenants associated with its borrowings.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

Term Loan

On June 10, 2011, the Company amended the Term Loan Credit Agreement (“Term Loan”) in order to issue an additional $150,000 of 9.5% Senior Notes and enter into a euro-based revolving credit agreement. Based on credit ratings at the time of the amendment, the interest rate on outstanding borrowings decreased from LIBOR plus 3.50%, with a LIBOR floor of 1.75%, to LIBOR plus 3.25%, with a LIBOR floor of 1.75%. Also at this time, Deutsche Bank Trust Company Americas succeeded Canadian Imperial Bank of Commerce as the administrative agent. For this amendment, the Company capitalized $397 in fees paid to the lenders, which will be amortized over the remaining life of the agreement, and expensed $1,362 in fees paid to third-parties.

On June 10, 2011, the Company prepaid $132,814 of the outstanding Term Loan balance and accrued interest of $1,375 with proceeds from the offering of $150,000 of 9.5% Senior Notes. The Company wrote-off $4,159 of unamortized debt issuance costs associated with the pro rata portion of the Term Loan that was prepaid. These costs, combined with the $1,381 in amendment fees for both the Term Loan and Revolving Credit Agreement, which could not be capitalized, resulted in a Loss on extinguishment of long-term debt of $5,540 for the nine months ended September 30, 2011.

The interest rate on the Term Loan was 5.00% at September 30, 2011. The Term Loan requires interest and fixed principal payments of $250 on a quarterly basis. The remaining principal amount is due on February 8, 2014, the maturity date of the Term Loan.

Senior Notes

On June 10, 2011, the Company issued an additional $150,000 aggregate principal amount of unsecured 9.5% Senior Notes due May 15, 2017 (“Additional Notes”) at 104.75% of their principal amount under the same Indenture governing the $275,000 aggregate principal amount of unsecured 9.5% Senior Notes due May 15, 2017 (“Existing Notes”). The Company received gross proceeds from the offering of $157,125, including a $7,125 premium on the issuance. The Additional Notes are treated as a single series with the Existing Notes and have the same terms as the Existing Notes. Of the proceeds, $132,814 was used to prepay a portion of the Term Loan and the remaining funds were used to pay offering and amendment fees and for other general corporate purposes. The Company incurred $6,139 in debt issuance costs related to underwriting, legal, accounting and other third-party expenses. The issuance fees and premium are amortized to interest expense using the effective interest method over the term of the notes.

As the same Indenture governing the Existing Notes also governs the Additional Notes, the term “9.5% Senior Notes” refers to both offerings discussed above. Interest on the 9.5% Senior Notes is due semi-annually on May 15th and November 15th of each year. The effective interest rate, including debt issuance costs, is 10.36%.

In connection with the offerings of the 9.5% Senior Notes, the Company entered into registration rights agreements with the note holders, in which the Company agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) for a registered exchange offer by May 19, 2011. Since the registration statement was not declared effective within 365 days of the issue date of the Existing Notes, the Company became obligated to pay special interest to each holder of the 9.5% Senior Notes in accordance with the terms of the registration rights agreements at an amount equal to 0.25% of the principal amount per each 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest of 1.00% of the principal amount. Since the holders of the Additional Notes receive the benefit of the initial registration rights agreement, the Company will pay a like amount of special interest on the Additional Notes for so long as such interest is payable in respect of the Existing Notes. The Company recorded an estimated liability of $493 in the fourth quarter of 2010 for probable delays in the effective date of the registration for these securities. As the registration process has taken longer than expected, an additional liability of $292 was recorded during 2011, for a total estimated liability of $785 for this special interest as of September 30, 2011 assuming the registration statement is declared effective during the fourth quarter of 2011. The Company is in the process of

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

amending the registration statement with the SEC on Form S-4/A under the Securities Act of 1933. There can be no assurance that the registration statement will be declared effective. If the registration statement is never declared effective throughout the term of the Senior Notes, the maximum potential interest the Company could incur approximates $24,500 on an undiscounted basis.

Polish Debt

With the acquisition of Drumet on July 18, 2011, the Company assumed long-term debt with a face value of zł.91,700 and €1,100 (equivalent of $33,864 at closing) (“Polish Debt”). These notes bear no interest and require varied installment payments each calendar year-end until December 31, 2014, the maturity date. The debt is secured by a first-priority lien on property, plant and equipment owned by Drumet. The collateral is being released gradually with the payment of each installment, first personal property and then real estate. The Company estimated the fair value of these non-interest bearing notes on the date of acquisition to be zł.74,998 and €898 (equivalent of $27,692 at closing) using an effective interest rate of 10.00%. The discounted value of the notes is accreted to the face value of the notes through interest expense. The outstanding balance on the Polish Debt, net of discount, was $24,408 as of September 30, 2011. Interest expense of $396 was recognized during the quarter and the remaining change was the result of foreign currency translation.

Revolving Credit Facilities

The Company has three revolving credit facilities: a revolving credit agreement with HSBC Bank USA, National Association (“HSBC”) (“Revolving Credit Agreement” or also referred to as the Asset-Based Revolving Credit Facility or “ABL”), a revolving credit agreement with BGL BNP Paribas S.A. (f/k/a Fortis Banque Luxembourg S.A.) (“CASAR Revolving Credit Agreement”) and a revolving credit agreement with Deutsche Bank AG, London Branch and Goldman Sachs Bank USA (“Euro Facility”). The maximum borrowing capacity under all of these revolving credit agreements is an aggregate principal amount of $116,509 subject to an adjusted borrowing base calculation based on specified advance rates against the value of eligible accounts receivable and inventory, certain covenants and reduced by outstanding letters of credit. At September 30, 2011, there were outstanding letters of credit of $11,521, including $10,073 issued to the former owner of Drumet related to the remaining purchase price installment payments. The Company had borrowed $8,743 under the Revolving Credit Agreement and $22,955 under the Euro Facility as of September 30, 2011, leaving $73,290 of availability at September 30, 2011. The interest rate on outstanding balances under the Revolving Credit Agreement and Euro Facility was 4.00% and 5.79%, respectively, at September 30, 2011. The Revolving Credit Agreement matures on the earlier of February 8, 2014 or six months prior to the Term Loan maturity, the CASAR Revolving Credit Agreement matures on August 22, 2012 and the Euro Facility (described further below) matures on either February 8, 2014 (the Term Loan maturity date) or June 10, 2016, if by August 2013, the Company repays the Term Loan in full or amends the Term Loan to extend its maturity to a date beyond June 10, 2016. Borrowings under the Revolving Credit Agreement are classified as a current liability as the Company pays down its outstanding revolver balance daily with lockbox receipts.

The following revolving credit facility activity occurred during 2011:

•	Amendment of Revolving Credit Agreement

In connection with the June 10, 2011 offering of $150,000 of 9.5% Senior Notes and the execution of the Euro Facility, the Company entered into an amendment to its Revolving Credit Agreement which provides for, among other things, the incurrence of additional indebtedness and the permission to use the offering proceeds to prepay a portion of the Term Loan. With the execution

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

of the Euro Facility, the lender under the Revolving Credit Agreement now has a first-priority lien on the accounts receivable and inventory owned by all of the Company’s subsidiaries except subsidiaries organized or formed under the laws of any European jurisdiction, and a second-priority lien behind the Term Loan on substantially all other assets, including property, plant and equipment, of all of the Company’s subsidiaries except for subsidiaries organized or formed under the laws of any European jurisdiction. For this amendment, the Company capitalized $65 in fees paid to HSBC, which will be amortized using the straight-line method over the remaining life of the agreement, and expensed $19 in fees paid to third-parties. The relative rights of the Revolving Credit Agreement lender and the Term Loan lender are defined in the amended Intercreditor Agreement.

•	Euro Facility

On June 10, 2011, the Company entered into the Euro Facility, with €30,000 currently committed to date (equivalent of $40,509 at September 30, 2011). Revolving loans under the Euro Facility bear interest at a rate equal to 4.50% plus Euribor (set by reference to Reuters or, if not available, on the basis of rates agreed by reference banks), adjusted for certain additional costs and reserve requirements. The agreement imposes a letter of credit fee on outstanding letters of credit, limited to €10,000, at a rate equal to 4.50%. In addition, the Company also must pay a commitment fee for unutilized commitments at a rate equal to 1.80%. The lender under the Euro Facility has a first-priority lien on accounts receivable and inventory owned by the Company’s Polish subsidiary and a second-priority lien on accounts receivable and inventory owned by the Company’s German subsidiary. The Euro Facility contains similar representations and warranties, affirmative covenants, negative covenants and events of default as the Term Loan. All obligations under the Euro Facility are guaranteed by the same parties that guarantee the Term Loan Credit Agreement. The Euro Facility matures on either February 8, 2014 (the Term Loan maturity date) or June 10, 2016, if by August 2013, the Company repays the Term Loan in full or amends the Term Loan to extend its maturity to a date beyond June 10, 2016. As the extension of the Euro Facility maturity date is not fully within the control of the Company, the debt issuance costs are amortized using the shorter life, assuming a February 8, 2014 maturity. The Company incurred $1,931 in debt issuance costs related to underwriting, legal, accounting and other third-party expenses, which are amortized using the straight-line method over the remaining life of the agreement. The Euro Facility has €10,000 available for future commitments.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

Interest Expense, Net

Net interest expense consists of:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Interest on long-term debt	$12,119	$8,828	$31,942	$21,289
Interest on revolving credit facilities, classified as current	192	27	231	188
Amortization of debt issuance costs and discount/premium	1,591	1,043	4,281	2,244
Interest rate swap settlements	242	527	945	2,107
Interest rate swap mark-to-market adjustments	(242)	(617)	(918)	(2,075)
Capitalized interest	(43)	(380)	(116)	(1,466)
Other	102	386	(16)	614

Interest expense, net	$13,961	$9,814	$36,349	$22,901

(7)	Derivative Instruments

As part of the Company’s ongoing operations, the Company is exposed to market risks, such as fluctuations in interest rates. In 2007, the Company entered into two interest rate swap agreements to mitigate the effects of fluctuations in interest rates on a portion of the outstanding Term Loan. These instruments do not qualify as cash flow hedges. Accordingly, the gains and losses associated with the change in fair value of the instruments are recorded to earnings in the period of change. The four-year interest rate swap agreement has an original notional value that steps down by $20,000 each year on March 31 until the end of the agreement on December 31, 2011. At September 30, 2011, the Company has an interest rate swap agreement outstanding on a notional amount of $20,000, which expires December 31, 2011. The Company receives variable payments based on LIBOR and makes fixed payments at the rate of 4.97% on the notional amount of $20,000 ($40,000 at September 30, 2010). The three-year interest rate swap agreement with a notional amount of $30,000 expired on September 30, 2010. The Company received variable payments based on LIBOR and made fixed payments at the rate of 4.69%. Net cash outflows under the interest rate swap agreements are recorded in Interest expense, net. Note 6—“Borrowings” includes detail of the various components of Interest expense, net.

(8)	Fair Value Measurements

The Company’s short-term financial instruments include cash equivalents, accounts receivable, other receivables, accounts payable and other accrued liabilities. The carrying amounts reported on the consolidated balance sheets for these items approximate fair market value due to their relative short-term nature.

The estimated fair value of the Company’s Term Loan is based on rates currently available for obligations with similar terms and maturities (Level 2 inputs), the estimated fair value of the 9.5% Senior Notes is based on current market rates in inactive markets (Level 2 inputs) and the estimated fair value of the Polish Debt, which is not actively traded, is determined using a discounted cash flow model (Level 3 inputs).

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

The carrying amounts and estimated fair values of the Company’s long-term debt at September 30, 2011 were as follows:

	Carrying Amount	Estimated Fair Value
Term Loan	$99,500	$97,510
9.5% Senior Notes at Face Value	425,000	429,250
Polish Debt at Face Value	29,723	24,408

The Company determines the fair values of its financial instruments based on the fair value hierarchy. The following table presents the Company’s financial assets and liabilities measured at estimated fair value on a recurring basis:

	September 30, 2011	Estimated Fair Value Measurements
		Level 1	Level 2	Level 3
Liabilities:
Interest rate swap	$233	—	$233	—

	December 31, 2010	Estimated Fair Value Measurements
		Level 1	Level 2	Level 3
Liabilities:
Interest rate swap	$1,151	—	$1,151	—

There were no transfers between Level 1 and Level 2 assets or liabilities during the three or nine-month periods ended September 30, 2011.

The Company estimates the fair value of its interest rate swaps using present value measurements based on the LIBOR swap rate, credit spreads and other relevant market conditions. The fair value of the liability arrangements aggregating $233 and $1,151 as of September 30, 2011 and December 31, 2010, respectively, are included in Other noncurrent accrued liabilities in the accompanying consolidated balance sheets. The changes in fair value of the interest rate swaps are recorded in Interest expense, net. Note 6—“Borrowings” includes detail of the various components of Interest expense, net.

(9)	Share-based Compensation

The fair value of each option award is estimated on the grant date using the Black-Scholes option valuation model. On February 8, 2011, the Company granted stock options to various members of management to purchase a total of 20,000 shares pursuant to the Company’s Long-term Incentive Plan. The fair value of these options granted was $130.20 per option. These awards vest over a five-year period, with one-fifth vesting each year.

As of September 30, 2011, there were time-based options outstanding to purchase 333,816 shares with a weighted-average exercise price of $118.46 per share and a weighted average remaining contractual term of approximately six years. In addition, the Company has outstanding performance-based stock options to purchase 73,276 shares. Compensation expense of $2,751 will be recognized based on the grant date fair value when the achievement of the performance condition is considered probable. The performance condition is based upon a specified cash return of the Company’s majority shareholder’s invested capital.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

The Company recorded share-based compensation expense of $973 and $2,876 for the three and nine months ended September 30, 2011, respectively, and $812 and $2,318 for the same periods in 2010, respectively, in Administrative expenses in the accompanying consolidated statements of operations. Total unrecognized compensation cost of $4,622 for time-based options remains to be expensed as of September 30, 2011.

(10)	Income Taxes

The Company determines the tax provision for interim periods using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated tax rate changes, the Company makes a cumulative adjustment. When the rate derived using this method results in an effective rate that distorts the earnings for the period, an alternative method is allowed in accordance with the requirements of the FASB ASC Topic 740-270, Income Taxes-Interim Reporting Topic. For the nine months ended September 30, 2011, the Company determined the interim tax expense using an estimate of annual earnings and annual tax to determine the effective tax rate by jurisdiction. For the nine months ended September 30, 2010, the Company determined the tax benefit using year-to-date income (loss) before income taxes by taxing jurisdiction and the year-to-date effective rate. The effective income tax rate for the three and nine months ended September 30, 2011 was a benefit of 8.5% and an expense of 18.0%, respectively, compared to an expense of 1.1% and a benefit of 452.9% for the three and nine months ended September 30, 2010, respectively. The effective tax rate of 452.9% was due to near break-even earnings for the nine months ended September 30, 2010 coupled with a significant income tax benefit largely due to the $2,800 valuation allowance release of previously unrealizable net operating losses by the Company’s Mexican subsidiaries. The effective tax rates for all periods presented were primarily impacted by the income (loss) mix in the multiple tax jurisdictions in which the Company operates. Operating losses in the tax jurisdictions of the U.S., Hong Kong and one of our Portuguese subsidiaries result in tax benefits that the Company does not expect to realize and are therefore offset by increased valuation allowances. Unrecognized tax benefits increased $587 and $1,023 for the three and nine months ended September 30, 2011, respectively. The Company had an overall increase in unrecognized tax benefits primarily due to the acquisition of Drumet. This increase was partially offset by the recognition of a previously unrecognized tax benefit due to the expiration of statute of limitations relating to the 2007 tax year.

(11)	Related-party Transactions

Paine & Partners, LLC (“Paine & Partners”), which manages the funds that control the Company, has entered into agreements with the Company to provide administrative and other support services. The Company incurred management fees of $575 and $525 for the three months ended September 30, 2011 and 2010, respectively, and $1,725 and $1,575 for the nine months ended September 30, 2011 and 2010, respectively. In addition to these fees, the Company incurred fees of $1,000 associated with Paine & Partners’ services related to the July 18, 2011 acquisition of Drumet. In 2010, the Company paid Paine & Partners fees of $2,750 related to the issuance of the $275,000 of 9.5% Senior Notes. The 2010 fees associated with the 9.5% Senior Notes issuance were capitalized as debt issuance costs and all other fees were recorded in Administrative expenses in the consolidated statements of operations.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

(12)	Commitments and Contingencies

Commitments

The Company leases certain buildings, machinery and equipment and vehicles under non-cancelable operating and capital leases with varying expiration dates. With the purchase of Drumet on July 18, 2011, the Company assumed $10,701 of capital leases primarily on machinery and equipment.

Using the exchange rates in effect at quarter-end, future minimum lease payments for the Company at September 30, 2011, were as follows:

	Remainder of 2011	2012	2013	2014	2015	Thereafter	Total
Operating leases	$1,098	$4,243	$3,588	$3,221	$2,715	$5,932	$20,797
Capital leases	1,367	4,644	3,474	834	1,432	654	12,405

Total	$2,465	$8,887	$7,062	$4,055	$4,147	$6,586	$33,202

The amounts payable in relation to the capital leases are recorded in the consolidated balance sheets in Other accrued liabilities (current and non-current captions).

Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business, which are incidental to its operations. The Company currently maintains insurance coverage for certain risks, such as product liability and workers’ compensation. In accordance with ASC Topic 450, Contingencies, the Company establishes accruals for litigation matters when the Company believes it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. As of September 30, 2011, the Company has accrued approximately $500 for certain outstanding legal proceedings. If the Company has not accrued an amount because the litigation does not meet the criteria for accrual as set forth above, the Company discloses the matter if a material loss is reasonably possible. For matters which have progressed sufficiently through discovery and development of important factual information and legal issues, the Company is able to estimate a range of possible loss. At September 30, 2011, none of the Company’s legal proceedings met the reasonably possible criterion.

(13)	Segment Reporting

As of September 30, 2011, the Company had five operating segments that reflect geographic regions, including the United States, Germany, Mexico, Portugal and Poland. The acquisition of Drumet on July 18, 2011 resulted in the fifth operating segment, Poland.

The Company reports the manufacturing, marketing, selling and distribution of wire and synthetic ropes, electromechanical cable, wire and related products as one global enterprise. The production processes across each of these operating segments exhibit a high degree of similarity involving stranding wire or synthetic fiber and closing the resulting strand into wire or synthetic rope. The Company has established a global sales force organized by geography and supported by market directors and an international operations group, which parallels the global sales structure with one senior member of management responsible for North American operations and another member of management responsible for European operations. Additionally, the global supply chain management functions of logistics, purchasing, planning and customer service are headquartered at the corporate office. In order to align employee interests with the Company’s global objectives, the employee incentive plan is based upon consolidated results of the Company. Financial information reported at the consolidated level is used by corporate management in evaluating overall financial and operational performance, market strategies and decisions to allocate capital resources. Based upon all of these factors, the Company has concluded that it has one reportable segment.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

(14)	Condensed Consolidating Financial Statements

Guarantees of the 9.5% Senior Notes

The Company has 9.5% Senior Notes, which are obligations of WireCo WorldGroup Inc. (the “Issuer”). These obligations are jointly and severally and fully and unconditionally guaranteed by WireCo WorldGroup (Cayman) Inc., the ultimate parent company, and certain entities held by the Company (collectively referred to as the “Guarantors”). WRCA Hong Kong Holding Company Limited, which holds the investment in the China JV, and the Mexican subsidiaries of WireCo WorldGroup Inc. are collectively referred to as the “Non-Guarantor Subsidiaries”. There are currently no significant restrictions on the ability of WireCo WorldGroup Inc. or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The condensed consolidating financial statements are prepared with each entity’s investment in subsidiaries accounted for under the equity method, as applicable. The elimination adjustments eliminate investments in subsidiaries, related stockholders’ equity and other intercompany balances and transactions. During 2010, there was a change in legal structure for Phillystran. For the first three quarters of 2010, Phillystran was a separate legal entity and reflected in the “Guarantors” column. During the fourth quarter of 2010, Phillystran was legally liquidated into WireCo WorldGroup Inc. and as such, is included in the “Issuer” column for fourth quarter 2010 and subsequent periods. Drumet activity as of September 30, 2011 and for the period from July 18, 2011 through September 30, 2011 is reflected in the “Guarantors” column.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

Condensed Consolidating Balance Sheets

	September 30, 2011
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non-Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$2,403	$18,265	$1,239	$—	$21,907
Accounts receivable, less allowance for doubtful accounts	—	45,391	51,041	20,368	—	116,800
Intercompany accounts receivable	—	41,339	45,169	29,983	(116,491)	—
Other receivables	—	2,155	6,203	—	—	8,358
Inventories, net	—	97,582	68,582	22,897	(11,436)	177,625
Prepaid expenses and other current assets	—	3,928	3,104	441	—	7,473
Deferred income taxes	—	—	5,634	1,907	—	7,541

Total current assets	—	192,798	197,998	76,835	(127,927)	339,704
Intercompany notes receivable	—	156,506	—	2,623	(159,129)	—
Property, plant and equipment, net	—	70,285	115,358	55,222	—	240,865
Intangible assets, net	—	49,978	54,393	10,819	—	115,190
Goodwill	—	117,855	44,727	7,763	—	170,345
Investment in subsidiaries	170,554	137,170	74,764	—	(382,488)	—
Investment in and advances to the China joint venture	—	2,231	—	13,118	—	15,349
Deferred financing fees, net	—	20,338	—	—	—	20,338
Other noncurrent assets	—	441	10,152	390	—	10,983

Total assets	$170,554	$747,602	$497,392	$166,770	$(669,544)	$912,774

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving credit agreement	$—	$8,743	$—	$—	$—	$8,743
Current maturities of long-term debt	—	1,000	3,473	—	—	4,473
Interest payable	—	16,418	10	—	—	16,428
Accounts payable	—	12,850	14,619	20,432	—	47,901
Intercompany accounts payable	35	67,499	38,582	10,353	(116,469)	—
Deferred income taxes	—	1,107	7	—	—	1,114
Acquisition installment payments	—	—	10,230	—	—	10,230
Other accrued liabilities	—	11,425	17,570	6,776	(22)	35,749

Total current liabilities	35	119,042	84,491	37,561	(116,491)	124,638
Long-term debt, excluding current maturities	—	547,451	21,620	—	—	569,071
Intercompany notes payable	—	—	126,219	32,901	(159,120)	—
Deferred income taxes	—	6,648	22,969	3,690	—	33,307
Other accrued liabilities	—	6,942	14,093	5,236	(9)	26,262

Total liabilities	35	680,083	269,392	79,388	(275,620)	753,278

Stockholders’ equity:
Total stockholders’ equity attributable to WireCo WorldGroup (Cayman) Inc.	170,519	67,519	227,211	87,382	(393,924)	158,707
Non-controlling interests	—	—	789	—	—	789

Total stockholders’ equity	170,519	67,519	228,000	87,382	(393,924)	159,496

Total liabilities and stockholders’ equity	$170,554	$747,602	$497,392	$166,770	$(669,544)	$912,774

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

	December 31, 2010
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non-Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$35,481	$16,838	$1,561	$—	$53,880
Accounts receivable, less allowance for doubtful accounts	—	38,241	28,742	19,977	—	86,960
Intercompany accounts receivable	—	31,007	47,304	22,909	(101,220)	—
Other receivables	—	2,155	1,766	—	—	3,921
Inventories, net	—	74,682	52,116	20,975	(6,222)	141,551
Prepaid expenses and other current assets	—	3,477	3,133	3,332	—	9,942
Deferred income taxes	—	—	4,655	2,074	—	6,729

Total current assets	—	185,043	154,554	70,828	(107,442)	302,983
Intercompany notes receivable	—	96,918	—	2,663	(99,581)	—
Property, plant and equipment, net	—	73,793	68,235	58,560	—	200,588
Intangible assets, net	—	54,273	45,725	13,169	—	113,167
Goodwill	—	117,855	43,943	8,352	—	170,150
Investment in subsidiaries	197,821	125,399	87,220	—	(410,440)	—
Investment in and advances to the China joint venture	—	4,413	—	9,700	—	14,113
Deferred financing fees, net	—	19,366	—	—	—	19,366
Other noncurrent assets	—	1,023	945	71	—	2,039

Total assets	$197,821	$678,083	$400,622	$163,343	$(617,463)	$822,406

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$—	$2,423	$97	$—	$—	$2,520
Interest payable	—	3,859	—	—	—	3,859
Accounts payable	—	13,419	9,296	20,818	—	43,533
Intercompany accounts payable	33	52,907	38,893	9,407	(101,240)	—
Deferred income taxes	—	1,107	—	—	—	1,107
Other accrued liabilities	—	8,593	10,404	6,479	20	25,496

Total current liabilities	33	82,308	58,690	36,704	(101,220)	76,515
Long-term debt, excluding current maturities	—	499,546	702	—	—	500,248
Intercompany notes payable	—	—	81,679	17,901	(99,580)	—
Deferred income taxes	—	6,649	18,416	4,039	—	29,104
Other accrued liabilities	—	9,708	6,866	4,896	—	21,470

Total liabilities	33	598,211	166,353	63,540	(200,800)	627,337

Stockholders’ equity:
Total stockholders’ equity attributable to WireCo WorldGroup (Cayman) Inc.	197,788	79,872	233,006	99,803	(416,663)	193,806
Non-controlling interests	—	—	1,263	—	—	1,263

Total stockholders’ equity	197,788	79,872	234,269	99,803	(416,663)	195,069

Total liabilities and stockholders’ equity	$197,821	$678,083	$400,622	$163,343	$(617,463)	$822,406

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

Condensed Consolidating Statements of Operations

	Three months ended September 30, 2011
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non-Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net sales	$—	$78,577	$74,475	$45,221	$(34,487)	$163,786
Cost of sales	—	(64,450)	(54,945)	(38,114)	33,249	(124,260)

Gross profit	—	14,127	19,530	7,107	(1,238)	39,526

Other operating expenses:
Selling expenses	—	(2,878)	(3,584)	(291)	—	(6,753)
Administrative expenses	—	(6,637)	(6,803)	(944)	—	(14,384)
Amortization expense	—	(1,432)	(1,412)	(499)	—	(3,343)

Total other operating expenses	—	(10,947)	(11,799)	(1,734)	—	(24,480)

Operating income	—	3,180	7,731	5,373	(1,238)	15,046

Other income (expense):
Interest expense, net	—	(9,549)	(3,727)	(685)	—	(13,961)
Loss on investment in China joint venture	—	(4,765)	—	(4,773)	(173)	(9,711)
Equity earnings (losses) from subsidiaries	(20,711)	6,663	(3,109)	—	17,157	—
Foreign currency exchange gains (losses)	—	463	(16,377)	2,367	—	(13,547)
Other income (expense), net	—	(362)	72	(346)	—	(636)

Other expense, net	(20,711)	(7,550)	(23,141)	(3,437)	16,984	(37,855)

Income (loss) before income taxes	(20,711)	(4,370)	(15,410)	1,936	15,746	(22,809)

Income tax benefit (expense)	—	1,236	1,952	(1,247)	—	1,941

Net income (loss)	(20,711)	(3,134)	(13,458)	689	15,746	(20,868)
Less: Net loss attributable to non-controlling interests	—	—	(157)	—	—	(157)

Net income (loss) attributable to WireCo WorldGroup (Cayman), Inc.	$(20,711)	$(3,134)	$(13,301)	$689	$15,746	$(20,711)

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

	Three months ended September 30, 2010
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non-Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net sales	$—	$66,932	$42,024	$36,118	$(29,352)	$115,722
Cost of sales	—	(55,098)	(29,166)	(30,556)	29,440	(85,380)

Gross profit	—	11,834	12,858	5,562	88	30,342

Other operating expenses:
Selling expenses	—	(2,537)	(1,078)	(267)	—	(3,882)
Administrative expenses	—	(6,161)	(3,564)	(1,397)	—	(11,122)
Amortization expense	—	(1,390)	(1,212)	(509)	—	(3,111)

Total other operating expenses	—	(10,088)	(5,854)	(2,173)	—	(18,115)

Operating income	—	1,746	7,004	3,389	88	12,227

Other income (expense):
Interest income (expense), net	—	(9,148)	(753)	87	—	(9,814)
Loss on investment in China joint venture	—	—	—	(2,658)	—	(2,658)
Equity earnings from subsidiaries	9,914	2,756	1,349	—	(14,019)	—
Foreign currency exchange gains (losses)	—	3,732	6,582	(143)	—	10,171
Other income (expense), net	—	82	238	(130)	—	190

Other income (expense), net	9,914	(2,578)	7,416	(2,844)	(14,019)	(2,111)

Income (loss) before income taxes	9,914	(832)	14,420	545	(13,931)	10,116

Income tax benefit (expense)	—	2,898	(1,804)	(1,209)	—	(115)

Net income (loss)	9,914	2,066	12,616	(664)	(13,931)	10,001
Less: Net income attributable to non-controlling interests	—	—	87	—	—	87

Net income (loss) attributable to WireCo WorldGroup (Cayman), Inc.	$9,914	$2,066	$12,529	$(664)	$(13,931)	$9,914

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

	Nine months ended September 30, 2011
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non-Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net sales	$—	$233,355	$192,056	$132,154	$(109,626)	$447,939
Cost of sales	—	(185,156)	(139,333)	(113,221)	104,589	(333,121)

Gross profit	—	48,199	52,723	18,933	(5,037)	114,818

Other operating expenses:
Selling expenses	—	(8,545)	(9,562)	(1,082)	—	(19,189)
Administrative expenses	(8)	(21,494)	(19,241)	(3,987)	—	(44,730)
Amortization expense	—	(4,296)	(4,089)	(1,521)	—	(9,906)

Total other operating expenses	(8)	(34,335)	(32,892)	(6,590)	—	(73,825)

Operating income (loss)	(8)	13,864	19,831	12,343	(5,037)	40,993

Other income (expense):
Interest expense, net	—	(27,258)	(7,697)	(1,394)	—	(36,349)
Loss on investment in China joint venture	—	(4,764)	—	(11,582)	(173)	(16,519)
Equity earnings (losses) from subsidiaries	(27,287)	11,773	(12,457)	—	27,971	—
Foreign currency exchange gains (losses)	—	(883)	(6,575)	2,059	—	(5,399)
Loss on extinguishment of long-term debt	—	(5,540)	—	—	—	(5,540)
Other income (expense), net	—	(873)	58	90	—	(725)

Other expense, net	(27,287)	(27,545)	(26,671)	(10,827)	27,798	(64,532)

Income (loss) before income taxes	(27,295)	(13,681)	(6,840)	1,516	22,761	(23,539)

Income tax benefit (expense)	—	1,427	(2,104)	(3,563)	—	(4,240)

Net loss	(27,295)	(12,254)	(8,944)	(2,047)	22,761	(27,779)
Less: Net loss attributable to non-controlling interests	—	—	(484)	—	—	(484)

Net loss attributable to WireCo WorldGroup (Cayman), Inc.	$(27,295)	$(12,254)	$(8,460)	$(2,047)	$22,761	$(27,295)

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

	Nine months ended September 30, 2010
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non-Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net sales	$—	$190,348	$115,097	$103,239	$(79,901)	$328,783
Cost of sales	—	(152,553)	(79,897)	(88,316)	79,236	(241,530)

Gross profit	—	37,795	35,200	14,923	(665)	87,253

Other operating expenses:
Selling expenses	—	(7,263)	(4,127)	(1,087)	—	(12,477)
Administrative expenses	—	(16,233)	(9,004)	(4,460)	—	(29,697)
Amortization expense	—	(4,153)	(3,663)	(1,415)	—	(9,231)

Total other operating expenses	—	(27,649)	(16,794)	(6,962)	—	(51,405)

Operating income	—	10,146	18,406	7,961	(665)	35,848

Other income (expense):
Interest income (expense), net	—	(20,899)	(2,395)	393	—	(22,901)
Loss on investment in China joint venture	—	—	—	(4,604)	(80)	(4,684)
Equity earnings (losses) from subsidiaries	5,710	9,927	(1,758)	—	(13,879)	—
Foreign currency exchange gains (losses)	—	3,185	(2,945)	(459)	—	(219)
Loss on extinguishment of long-term debt	—	(6,520)	—	—	—	(6,520)
Other income (expense), net	—	(467)	8	(41)	—	(500)

Other income (expense), net	5,710	(14,774)	(7,090)	(4,711)	(13,959)	(34,824)

Income (loss) before income taxes	5,710	(4,628)	11,316	3,250	(14,624)	1,024

Income tax benefit (expense)	—	6,265	(1,436)	(191)	—	4,638

Net income	5,710	1,637	9,880	3,059	(14,624)	5,662
Less: Net loss attributable to non-controlling interests	—	—	(48)	—	—	(48)

Net income attributable to WireCo WorldGroup (Cayman), Inc.	$5,710	$1,637	$9,928	$3,059	$(14,624)	$5,710

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

Condensed Consolidating Statements of Cash Flows

	Nine months ended September 30, 2011
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non-Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net cash provided by (used in) operating activities	$—	$(14,009)	$11,071	$10,022	$—	$7,084

Cash flows from investing activities:
Investment in and advances to China joint venture	—	(1,836)	—	(15,000)	—	(16,836)
Capital expenditures	—	(5,986)	(2,052)	(6,205)	—	(14,243)
Acquisition of business, net of cash acquired	—	—	(51,813)	—	—	(51,813)

Net cash used in investing activities	—	(7,822)	(53,865)	(21,205)	—	(82,892)

Cash flows from financing activities:
Principal payments on long-term debt	—	(1,107)	(124)	—	—	(1,231)
Proceeds from issuance of senior notes, including discount/premium	—	157,125	—	—	—	157,125
Debt issuance costs paid	—	(8,680)	—	—	—	(8,680)
Retirement of long-term debt	—	(132,814)	—	—	—	(132,814)
Amendment fees paid to third-parties	—	(1,381)	—	—	—	(1,381)
Net borrowings under revolving credit agreements	—	31,698	—	—	—	31,698
Increases (decreases) in intercompany notes	—	(56,088)	45,088	11,000	—	—

Net cash provided by (used in) financing activities	—	(11,247)	44,964	11,000	—	44,717

Effect of exchange rates on cash and cash equivalents	—	—	(743)	(139)	—	(882)

Increase (decrease) in cash and cash equivalents	—	(33,078)	1,427	(322)	—	(31,973)
Cash and cash equivalents, beginning of period	—	35,481	16,838	1,561	—	53,880

Cash and cash equivalents, end of period	$—	$2,403	$18,265	$1,239	$—	$21,907

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

	Nine months ended September 30, 2010
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non-Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net cash provided by (used in) operating activities	$—	$(6,161)	$(1,302)	$102	$—	$(7,361)

Cash flows from investing activities:
Investment in and advances to China joint venture	—	(418)	—	—	—	(418)
Capitalization of interest paid on investment in China joint venture	—	(16)	—	(1,416)	—	(1,432)
Capital expenditures	—	(4,124)	(1,301)	(2,252)	—	(7,677)
Return of capital	—	(2,990)	2,990	—	—	—

Net cash provided by (used in) investing activities	—	(7,548)	1,689	(3,668)	—	(9,527)

Cash flows from financing activities:
Principal payments on long-term debt	—	(1,313)	—	—	—	(1,313)
Proceeds from issuance of senior notes, including discount	—	268,205	—	—	—	268,205
Debt issuance costs paid	—	(12,215)	—	—	—	(12,215)
Retirement of long-term debt	—	(163,200)	—	—	—	(163,200)
Amendment fees paid to third-parties	—	(751)	—	—	—	(751)
Net payments under revolving credit agreement	—	(10,556)	—	—	—	(10,556)

Net cash provided by financing activities	—	80,170	—	—	—	80,170

Effect of exchange rates on cash and cash equivalents	—	4,231	(195)	80	—	4,116

Increase (decrease) in cash and cash equivalents	—	70,692	192	(3,486)	—	67,398
Cash and cash equivalents, beginning of period	—	5,213	6,563	4,552	—	16,328

Cash and cash equivalents, end of period	$—	$75,905	$6,755	$1,066	$—	$83,726

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, except per share data)

(unaudited)

(15)	Subsequent Event

In preparing these unaudited interim consolidated financial statements, the Company evaluated subsequent events through November 10, 2011, the date the consolidated financial statements were issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements other than the event discussed below.

Effective November 9, 2011, WireCo WorldGroup Limited (Cyprus) (“WireCo Cyprus”) was redomiciled to the Cayman Islands and merged with WireCo WorldGroup (Cayman) Inc. (“WireCo”). The stock options held in WireCo Cyprus were exchanged for options to purchase common stock of WireCo. Also as part of this process, all management members exchanged their US Holdings shares for non-voting US Holdings common stock.

Report of Independent Registered Public Accounting Firm

The Board of Directors

WireCo WorldGroup (Cayman) Inc.:

We have audited the accompanying consolidated balance sheets of WireCo WorldGroup (Cayman) Inc., and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WireCo WorldGroup (Cayman) Inc., and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Kansas City, Missouri

March 31, 2011, except as to

Notes 1 and 19, which are as of November 9, 2011

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2010 and 2009

(dollars in thousands, except per share data)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$53,880	16,328
Accounts receivable, less allowance for doubtful accounts of $2,446 and $2,270, respectively	86,960	63,884
Other receivables	3,921	3,398
Inventories, net	141,551	98,115
Prepaid expenses and other current assets	9,942	2,265
Deferred income taxes	6,729	7,875

Total current assets	302,983	191,865
Property, plant, and equipment, net	200,588	160,524
Intangible assets, net	113,167	112,926
Goodwill	170,150	156,078
Investment in and advances to the China joint venture	14,113	27,235
Deferred financing fees, net	19,366	9,203
Other noncurrent assets	2,039	443

Total assets	$822,406	658,274

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving credit agreement	$—	10,556
Current maturities of long-term debt	2,520	1,750
Interest payable	3,859	5,868
Accounts payable	43,533	30,560
Deferred income taxes	1,107	—
Other accrued liabilities	25,496	29,844

Total current liabilities	76,515	78,578
Long-term debt, excluding current maturities	500,248	328,588
Deferred income taxes	29,104	38,747
Other accrued liabilities	21,470	17,054

Total liabilities	627,337	462,967

Stockholders’ equity:
Common shares, $0.01 par value. Authorized 3,000,000 shares; 2,011,411 shares issued at December 31, 2010 and 2009	20	20
Additional paid-in capital	213,083	209,922
Accumulated other comprehensive loss	(15,976)	(19,039)
Retained earnings (accumulated deficit)	(3,321)	2,934

Total stockholders’ equity attributable to WireCo WorldGroup (Cayman) Inc.	193,806	193,837
Non-controlling interests	1,263	1,470

Total stockholders’ equity	195,069	195,307

Total liabilities and stockholders’ equity	$822,406	658,274

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	2010	2009	2008
Net sales	$447,678	383,253	536,671
Cost of sales	(329,147)	(294,360)	(403,078)

Gross profit	118,531	88,893	133,593

Operating expenses:
Selling expenses	(17,520)	(10,263)	(18,174)
Administrative expenses	(47,221)	(40,570)	(39,199)
Amortization expense	(12,436)	(12,007)	(15,019)

Total operating expenses	(77,177)	(62,840)	(72,392)

Operating income	41,354	26,053	61,201

Other income (expense):
Interest expense, net	(33,720)	(24,718)	(33,358)
Loss on investment in China joint venture	(16,726)	(3,703)	(1,539)
Foreign currency exchange gains (losses)	(3,050)	3,268	(11,305)
Loss on extinguishment of long-term debt	(6,520)	—	—
Other expense, net	(1,073)	(1,249)	(1,418)

Other expense, net	(61,089)	(26,402)	(47,620)

Income (loss) before income taxes	(19,735)	(349)	13,581
Income tax benefit (expense)	13,170	4,435	(1,899)

Net income (loss)	(6,565)	4,086	11,682
Less: Net loss attributable to non-controlling interests	(310)	(1,360)	(1,034)

Net income (loss) attributable to WireCo WorldGroup (Cayman) Inc.	$(6,255)	5,446	12,716

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	Common Stock		Accumulated other comprehensive income (loss)	Retained earnings (Accumulated deficit)	WireCo WorldGroup (Cayman) Inc. stockholders’ equity	Non- controlling interests	Total stockholders’ equity
	Par value	Additional paid- in capital
Balance, December 31, 2007	$20	203,984	4,823	(15,228)	193,599	5,007	198,606
Amortization of share-based compensation	—	2,904	—	—	2,904	—	2,904
Foreign currency translation adjustment	—	—	(26,615)	—	(26,615)	(1,644)	(28,259)
Net income (loss)	—	—	—	12,716	12,716	(1,034)	11,682

Balance, December 31, 2008	20	206,888	(21,792)	(2,512)	182,604	2,329	184,933
Amortization of share-based compensation	—	3,034	—	—	3,034	—	3,034
Foreign currency translation adjustment	—	—	2,753	—	2,753	501	3,254
Net income (loss)	—	—	—	5,446	5,446	(1,360)	4,086

Balance, December 31, 2009	20	209,922	(19,039)	2,934	193,837	1,470	195,307
Amortization of share-based compensation	—	3,161	—	—	3,161	—	3,161
Foreign currency translation adjustment	—	—	3,063	—	3,063	103	3,166
Net income (loss)	—	—	—	(6,255)	(6,255)	(310)	(6,565)

Balance, December 31, 2010	$20	213,083	(15,976)	(3,321)	193,806	1,263	195,069

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	2010	2009	2008
Net income (loss) including non-controlling interests	$(6,565)	4,086	11,682
Other comprehensive income (loss):
Foreign currency translation adjustment	3,166	3,254	(28,259)

Comprehensive income (loss) including non-controlling interests	(3,399)	7,340	(16,577)
Less: Comprehensive income (loss) attributable to non-controlling interests	103	501	(1,644)

Comprehensive income (loss) attributable to WireCo WorldGroup (Cayman) Inc.	$(3,502)	6,839	(14,933)

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$(6,565)	4,086	11,682
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	34,247	31,543	33,404
Amortization of debt issuance costs	3,430	2,145	2,077
Loss on extinguishment of long-term debt	6,520	—	—
Loss on equity method investment in China joint venture	16,726	3,703	1,539
Shared-based compensation	3,161	3,034	2,904
Other	5,598	(2,530)	3,561
Changes in deferred income taxes	(21,453)	(13,270)	(9,711)
Realized foreign currency transaction gain	(3,229)	—	—
Changes in assets and liabilities, net of purchase accounting impact:
Accounts receivable	(12,113)	28,167	(25,361)
Inventories	(21,512)	35,172	(31,671)
Prepaids and other assets	(7,935)	(3,905)	(3,218)
Interest payable	(2,008)	(96)	(1,312)
Accounts payable	13,336	(18,777)	14,413
Other accrued liabilities	(12,554)	397	26,212

Net cash provided by (used in) operating activities	(4,351)	69,669	24,519

Cash flows from investing activities:
Investment in and advances to China joint venture	(2,121)	(547)	(7,975)
Capitalization of interest paid on investment in China joint venture	(1,416)	(2,230)	(2,033)
Acquisition of businesses, net of cash acquired	(80,888)	(15,251)	—
Capital expenditures	(17,901)	(15,272)	(28,691)

Net cash used in investing activities	(102,326)	(33,300)	(38,699)

Cash flows from financing activities:
Proceeds from long-term debt borrowing	65,000	—	—
Principal payments on long-term debt	(1,897)	(5,671)	(6,879)
Proceeds from issuance of senior notes, net of original issue discount	268,205	—	—
Deferred financing fees paid	(14,988)	—	—
Repayment of senior notes	(163,200)	—	—
Amendment fees paid for long-term debt and revolving line of credit	(1,580)	—	—
Net borrowings (payments) under revolving credit agreement	(10,556)	(19,751)	21,631
Other financing activities	—	—	125

Net cash provided by (used in) financing activities	140,984	(25,422)	14,877

Effect of exchange rates on cash and cash equivalents	3,245	(430)	586

Increase in cash and cash equivalents	37,552	10,517	1,283
Cash and cash equivalents, beginning of year	16,328	5,811	4,528

Cash and cash equivalents, end of year	$53,880	16,328	5,811

Cash paid during the period for:
Interest, net of interest capitalized	$34,772	24,908	31,091
Income taxes, net of refunds	15,632	2,004	5,444

See accompanying notes to consolidated financial statements.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

(1)	Organization and Description of the Business

WireCo WorldGroup (Cayman) Inc. (“WireCo” or the “Company”), an exempted company incorporated under the laws of the Cayman Islands, was formed on December 29, 2008. On that date, the shareholders of WireCo WorldGroup Limited (“WireCo Cyprus”), a Cyprus corporation, contributed all previously issued and outstanding shares in exchange for shares of common stock of the Company. WireCo Cyprus (previously named Cyprus Holdings Limited) was formed in 2007 in connection with the acquisition of Wire Rope Corporation of America, Inc. (“WRCA” or the “predecessor company”) in a purchase business combination that was consummated on February 7, 2007.

On February 7, 2007, certain members of management exchanged a portion of their shares in the predecessor company for an ownership interest in WRCA U.S. Holdings, Inc. (“US Holdings”), an indirect subsidiary of the Company. Upon this conversion, these members of management owned 6.4% of the outstanding shares of US Holdings. These shares in the predecessor company were exchanged at a fair value equivalent to the underlying fair value ascribed to the common stock issued by WireCo Cyprus on February 7, 2007. On November 9, 2011, WireCo Cyprus, through a series of steps, was ultimately merged into the Company. As part of this process, the current and former management members owning 4.8% of the outstanding shares of US Holdings exchanged their US Holdings shares for non-voting US Holdings common stock. Furthermore, the stock options the management members held in WireCo Cyprus were exchanged for options to purchase common stock of the Company.

As part of the series of steps discussed above, the shareholder agreement governing these shares, among other things, now prohibits the members of management from selling or otherwise transferring their shares except upon a change of control or initial public offering, does not allow the members of management to participate in dividends declared by US Holdings, allows for the members of management to exchange these shares to WireCo at any time for a comparable number of shares of WireCo, and allows for WireCo to call the shares at any time for a comparable number of shares of WireCo.

WireCo and its subsidiaries (collectively referred to as the Company) manufacture and sell wire ropes, synthetic ropes, wire rope assemblies, high carbon wire, and electromechanical cable to various industries including oil and gas, crane, wire, general industrial, mining, marine, structures, and fishing. The Company participates in a joint venture (“China JV”) with Wuhan Iron and Steel Company for the manufacturing, marketing, and sale of high carbon wire and wire ropes. The Company has manufacturing locations in the U.S., Latin America, and Europe, and the China JV has a manufacturing facility in China.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of WireCo and its subsidiaries. As discussed below, the China JV is accounted for under the equity method and is not consolidated. All significant intercompany investments, accounts, and transactions have been eliminated in consolidation.

(b)	Basis of Presentation

The consolidated financial statements have been prepared in United States (“U.S.”) dollars and in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-controlling interests are presented as a component of stockholders’ equity, net income and comprehensive income (loss) for the periods presented. Certain reclassifications, not affecting net income, have been made to prior year amounts to conform to the current year presentation.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

(c)	Management Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include: the valuation allowances for receivables and inventories, recoverability and useful lives of assets, the determination of fair value related to intangible assets and investment in the China JV, obligations related to employee benefits, realization of deferred tax assets, and reserves for uncertain tax positions. Estimates are revised when facts and circumstances change. As such, actual results could materially differ from those estimates.

(d)	Cash and Cash Equivalents

Cash and all highly liquid investments with an original maturity of three months or less are classified as cash and cash equivalents.

Checks issued, but not presented to banks in excess of cash balances (“book overdrafts”), are classified within accounts payable in the accompanying consolidated balance sheets. The change in book overdrafts is reported as a component of cash flows from operating activities as they do not represent bank overdrafts or a financing activity.

(e)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. In establishing the required allowance, management considers historical losses, current aging of receivables, and existing industry and national economic data. Account balances are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

The Company extends credit to its customers in various industries including oil and gas, crane, wire, general industrial, mining, marine, structures, and fishing. Consequently, the Company’s ability to collect the amounts due from customers may be affected by the economic conditions in these respective industries. The Company has a variety of customers dispersed across a wide geographic area, mitigating any concentration of credit risk.

Allowance for doubtful accounts
Year ended December 31, 2008
Balance at beginning of year	$694
Charged to earnings	169
Write-offs	(80)
Effect of exchange rate changes	(41)

Balance at end of year	742

Year ended December 31, 2009
Balance at beginning of year	$742
Charged to earnings	1,552
Write-offs	(100)
Effect of exchange rate changes	76

Balance at end of year	2,270

Year ended December 31, 2010
Balance at beginning of year	$2,270
Charged to earnings	753
Write-offs	(477)
Effect of exchange rate changes	(100)

Balance at end of year	2,446

(f)	Inventories

Inventories are stated at the lower of cost or market determined using the first in, first out (“FIFO”) method, net of reserves for obsolete and slow-moving inventory. Inventory costs include raw materials, labor, and allocated manufacturing overhead.

(g)	Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the respective classes of assets as follows:

Asset category	Useful life
Buildings and improvements	10 – 40 years
Machinery and equipment	5 – 20 years
Transportation and other equipment	5 – 10 years
Capitalized software	3 – 7 years
Furniture, fixtures, and office equipment	3 – 5 years

Equipment under capital leases (recorded at the present value of minimum lease payments) and leasehold improvements are depreciated on a straight-line basis over the estimated useful life of the

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

asset or the life of the lease, whichever is shorter. No provision for depreciation is made on projects in process until such time as the relevant asset is complete and ready for its intended use.

For long-term construction projects, the Company’s policy is generally to capitalize all direct labor, material costs, and interest costs incurred on debt. Expenditures that significantly increase productive capacity or extend useful lives are capitalized. Repair and maintenance costs are expensed.

Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. For purposes of this test, long-lived assets are grouped at the lowest level of identifiable cash flows, which the Company has determined to be its four reporting units. For purposes of impairment testing, the Company’s reporting units are defined as its operating segments. Recoverability of an asset considered to be held-and-used is determined by comparing the carrying amount of the asset to the estimated undiscounted future net cash flows expected to be generated by the use of the asset. If the carrying amount exceeds its estimated undiscounted net cash flows, the asset’s carrying amount is reduced to its estimated fair value. There were no impairment charges recorded during the periods presented.

(h)	Intangible Assets

Intangible assets with finite lives are amortized on a straight-line basis over their respective estimated useful lives. Intangible assets that are subject to amortization are evaluated for impairment in accordance with the Company’s policy for long-lived assets as discussed above for property, plant, and equipment. Intangible assets with indefinite lives are not amortized, but are reviewed at least annually, or more frequently as indicators warrant, for impairment. Impairment of intangible assets with indefinite lives occurs when the carrying amount of the group exceeds its fair value. The Company estimates a fair value for each of its four reporting units. For purposes of impairment testing, the Company’s reporting units are defined as its operating segments. If impaired, the asset’s carrying amount is reduced to its fair value. There were no impairment charges recorded during the periods presented.

(i)	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is not amortized, but instead tested for impairment at least annually, or when a triggering event occurs between annual impairment tests. The two-step impairment assessment is performed at a reporting unit level. A reporting unit is a component of an operating segment that constitutes a business, for which discrete financial information is available, and for which the operating results are regularly reviewed by segment management. For purposes of impairment testing, the Company’s reporting units are defined as its operating segments. The first step of the test compares the carrying value of a reporting unit, including goodwill, with its fair value. The Company develops an estimate of the fair value of each of the four reporting units using both a market approach and an income approach (level 3 inputs). Significant assumptions include projected cash flows for each reporting unit, discount rates, and the residual growth rates beyond the projected period. If the carrying value of a reporting unit exceeds its fair value, the second step of the test to determine the amount of goodwill impairment loss to be recognized is completed. The fair value of the reporting unit is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill. The impairment loss is equal to the excess of the carrying value of the goodwill over the implied fair value of the goodwill. No impairment of goodwill was recorded for any of the periods presented.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

(j)	Investment in the China Joint Venture

The Company accounts for its 51% ownership in the China joint venture using the equity method of accounting as the minority rights granted by the joint venture agreement represent substantive participation rights that preclude the Company’s ability to effectively control the joint venture’s business. Such substantive participation rights include selecting, terminating and setting the compensation of management, determining and amending financial budgets, and entering into, revising, or terminating any loan or guarantee. The Company capitalized interest expense on the investment in the China JV through September 1, 2010, the date in which a significant portion of the underlying assets of the China JV became substantially complete and ready for their intended use.

The Company reviews the investment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investment may not be fully recoverable. If the fair value of the investment is determined to be less than the carrying value, and the decline in value is considered to be other than temporary, an appropriate write-down is recorded based on the excess of the carrying value over the fair value of the investment.

At December 31, 2010, due to continued operating losses and significant debt payments that are due within the next twelve months at the China JV, the Company performed a fair value assessment, and determined that its investment in and advances to the China JV was impaired by $7,500. This other than temporary impairment was recorded in the Loss on investment in China joint venture in the consolidated statement of operations for the year ended December 31, 2010. See further discussion of this valuation in Note 7.

(k)	Debt Issuance Costs

All fees associated with the incurrence of indebtedness are capitalized and amortized using the effective interest method over the term of the debt as additional interest expense. For non-substantial debt modifications, only fees paid directly to the lender are capitalized and amortized using the effective interest method over the term of the debt as additional interest expense. Third-party fees associated with non-substantial debt modifications (i.e. attorney fees) are expensed to loan fees. Additionally, original debt issuance discounts are recorded as a direct deduction from the face amount of the debt and amortized using the effective-interest method over the term of the debt as additional interest expense.

(l)	Derivative Instruments

The Company holds certain derivative financial instruments to manage exposure to changes in interest rates and natural gas prices. The fair values of these derivative instruments are recognized as assets or liabilities at the balance sheet date. Gains and losses on derivative instruments not qualifying as cash flow hedges are recognized in the consolidated statements of operations depending on the underlying exposure.

(m)	Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

The Company determines the fair values of its financial instruments based on the fair value hierarchy. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 inputs are quoted prices for identical assets or liabilities in active markets.

•

Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or inputs that are observable for the assets or liabilities, either directly or indirectly (such as interest rates, yield curves, and prepayment speeds).

•

Level 3 inputs are unobservable inputs that are supported by little or no market activity. These may be internally developed using the Company’s best information and assumptions that a market participant would consider.

Where possible, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

(n)	Revenue Recognition

Revenues from the sale of inventories are recognized when the inventories are shipped and the customer takes ownership and assumes the risk of loss, collection of the revenue is probable, persuasive evidence of an arrangement exists, and the sales price is fixed and determinable. An allowance for sales returns, based upon estimates using historical information about returns, is recorded as a reduction to revenue.

Shipping and handling amounts charged to customers to deliver product are included in net sales, and the associated shipping and handling costs are included in cost of sales.

Sales tax collected from customers and remitted to government authorities is recorded on a net basis (excluded from net sales) in the consolidated statements of operations.

(o)	Share based Compensation

Share-based compensation cost is measured at the grant date fair value and recognized on a straight-line basis over the vesting periods in which the awards are earned. Performance-based compensation expense is recognized when the performance conditions are considered probable.

(p)	Pension and Post-employment Plans

The Company provides pension and other post-employment benefits to certain active and former employees. These benefits are expensed as such obligations are incurred. The recognition of expense is impacted by estimates made by management. The Company uses actuaries to assist management in measuring the benefit obligation and cost based on the current plan provisions, employee demographics, and assumptions about other factors affecting the probability, timing and amount of expected future benefit payments. Significant assumptions in this analysis include: discount rates, mortality, assumed rates of return, compensation increases, turnover rates, and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends as appropriate.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

(q)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred taxes are determined separately for each tax-paying component within each tax jurisdiction based on provisions of enacted tax law. A valuation allowance is established or maintained when, based on currently available information and other factors, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The Company considers the following in making this assessment: 1) future reversals of existing taxable temporary differences, 2) future taxable income exclusive of reversing temporary differences except in jurisdictions where there is a three year historical cumulative book loss, 3) taxable income in prior carryback years, and 4) tax planning strategies that would, if necessary, be implemented.

The Company evaluates the sustainability of each uncertain tax position based on its technical merits and recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Income tax positions recognized are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties as a component of income tax expense.

(r)	Foreign Currency

The financial statements of foreign subsidiaries for which the functional currency is not the U.S. dollar are translated to U.S. dollars using (i) exchange rates in effect at period end for assets and liabilities and (ii) average exchange rates during the period for revenues and expenses. Adjustments resulting from translation of such financial statements are reflected in accumulated other comprehensive income (loss) as a separate component of consolidated stockholders’ equity.

Gains and losses on foreign currency transactions are included in the consolidated statements of operations. The Company has intercompany loans that require remeasurement in the aggregate amounts of $120,295 and $58,316 at December 31, 2010 and 2009, respectively. Maturities of these loans are planned and expected in the foreseeable future and are remeasured through the consolidated statement of operations. Unrealized remeasurement gains (losses) of $(5,598), $1,853, and $(3,561) were recognized during the years ended December 31, 2010, 2009 and 2008, respectively. A realized gain of $695 was recognized in 2009 in connection with the payment of $9,020 of principal.

(s)	Recently Adopted Accounting Standards

In December 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-17 “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). ASU 2009-17 amended the consolidation guidance for variable interest entities (“VIEs”), requires ongoing reassessment to determine whether a VIE must be consolidated, and requires additional disclosures regarding involvement with VIEs and any significant changes in risk exposure due to that involvement. The Company adopted ASU 2009-17 as of January 1, 2010.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

In January 2010, the FASB issued ASU No. 2010-06 “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires the following additional disclosures with regards to Fair Value Measurements: (1) the different classes of assets and liabilities measured at fair value, (2) the significant inputs and techniques used to measure Level 2 and Level 3 assets and liabilities for both recurring and nonrecurring fair value measurements, (3) the gross presentation of purchases, sales, issuances and settlements for the rollforward of Level 3 activity, and (4) the transfers in and out of Levels 1 and 2. The Company adopted all aspects of this standard in the first quarter of 2010. The required disclosures are presented in Note 10.

(3)	Acquisitions

Under the acquisition method of accounting, the assets acquired and liabilities assumed in the Company’s acquisitions are recorded at their respective estimated fair values at the date of acquisition primarily based upon independent appraisals. Some estimates used to arrive at fair market value on the date of acquisition include: cash flows that an asset is expected to generate per management’s projections, royalty rates, growth rates, obsolescence curve rates, tax shield benefit factors, the weighted average cost of capital, and discount rates.

Oliveira

On November 16, 2010, the Company acquired all of the issued shares of Luís Oliveira Sá—SGPS, S.A. (“Oliveira”), a steel and synthetic rope manufacturer with facilities in Portugal and the Netherlands for cash consideration of $80,888, net of cash acquired. Oliveira is a leading manufacturer of high performance synthetic ropes targeted at offshore oil and gas industry applications and wire ropes for the fishing and after-market crane markets. The acquisition of Oliveira diversifies the Company’s product offerings, geographic sales reach, and end markets served.

The acquisition was accounted for as a non-taxable purchase transaction and accordingly, the identifiable intangible assets, including goodwill, are non-deductible for tax purposes. The allocation of the purchase price is as follows:

Net working capital, excluding cash	$27,191
Property, plant, and equipment	44,321
Intangible and other non-current assets	14,161
Goodwill	15,860
Liabilities assumed	(6,112)
Deferred income taxes	(14,533)

Total purchase price	$80,888

Goodwill arising from the acquisition is primarily attributed to synergies resulting from cross-selling opportunities in new markets with different products and the ability to strategically source raw materials. The intangible assets consist of the Oliveira trade name with an indefinite life, customer relationships with an estimated life of 15 years, and purchased technology with an estimated life of 10 years.

Operating results of Oliveira are included in the consolidated statements of operations since the date of acquisition. Direct acquisition costs of $4,970, primarily comprised of consultant fees, are expensed as Administrative expenses.

The unaudited pro forma financial information in the table below summarizes the combined results of operations of the Company and Oliveira as though Oliveira had been combined as of the beginning of the periods presented. The unaudited pro forma financial information is presented for informational purposes

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

only, and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the periods, or that may result in the future.

	2010	2009
	(Unaudited)	(Unaudited)
Net sales	$502,821	442,233
Net income	3,254	8,998

The pro forma amounts above reflect adjustments for interest on debt issued in connection with the acquisition, depreciation on property, plant and equipment, and amortization of intangible assets, net of related income tax effects.

Phillystran

On December 31, 2009, the Company acquired 100% of the outstanding common stock of Phillystran Inc. (“Phillystran”) based in Montgomeryville, Pennsylvania for cash consideration of $15,251. Phillystran is a leading manufacturer of high tenacity fiber ropes, strands, braids, and strength members for specialized applications including mooring lines, life lines, winch lines, boat rigging, structural and support lines, power cables, and broadcast tower guy cables. Direct acquisition costs of $949 were expensed as Administrative expenses.

The allocation of the purchase price of the acquisition was as follows:

Net working capital	$1,191
Property, plant, and equipment	4,140
Intangible assets	6,503
Goodwill	7,011
Deferred income taxes	(3,594)

Total purchase price	$15,251

Goodwill arising from the acquisition of Phillystran is primarily attributed to synergies resulting from the combination of Phillystran’s synthetic rope manufacturing technical abilities with the Company’s global sales force. This extension of the Company’s product mix provides additional opportunities for the Company to sell to both existing and new customers. The intangible assets consist of the Phillystran trade name with an indefinite life and customer relationships with an estimated life of 20 years.

Pro forma results of operations are not presented, as Phillystran was not considered material to the Company.

(4)	Inventories, net

At December 31, the major classes of inventories were as follows:

	2010	2009
Raw materials	$53,635	37,893
Work in process	10,214	5,448
Finished goods, net	77,702	54,774

Inventories, net	$141,551	98,115

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

(5)	Property, Plant, and Equipment, net

Property, plant, and equipment are carried at cost less accumulated depreciation. At December 31, the components of property, plant, and equipment were as follows:

	2010	2009
Land	$31,799	24,195
Buildings and improvements	57,187	30,993
Machinery and equipment	149,976	128,034
Transportation and other equipment	3,234	995
Capitalized software	13,231	11,235
Furniture, fixtures, and office equipment	4,644	1,575
Construction in process	7,284	12,761

Property, plant, and equipment	267,355	209,788
Less: accumulated depreciation	(66,767)	(49,264)

Property, plant, and equipment, net	$200,588	160,524

The Company capitalized interest of $90, $577, and $878, for the years ended December 31, 2010, 2009, and 2008, respectively. Depreciation expense was $21,811, $19,536, and $18,385 for the years ended December 31, 2010, 2009, and 2008, respectively. Depending on the nature and use of the asset, depreciation expense is recorded in various line items in the consolidated statements of operations—Cost of sales, Selling expenses, and Administrative expenses.

(6)	Intangible Assets and Goodwill

At December 31, the components of intangible assets were as follows:

	Gross carrying amount	Weighted- average amortization period	Accumulated amortization	Net carrying amount
2010:
Customer and distributor relationships	$103,286	10 years	$(42,817)	60,469
Trade names—non-amortizing	41,368	Indefinite	—	41,368
Trade name—amortizing	682	15 years	(174)	508
Technology and patents	16,100	13 years	(5,589)	10,511
Other	6,114	7 years	(5,803)	311

Total intangible assets	$167,550		$(54,383)	113,167

2009:
Customer and distributor relationships	$100,462	9 years	$(31,480)	68,982
Trade names—non-amortizing	33,831	Indefinite	—	33,831
Trade name—amortizing	682	15 years	(129)	553
Technology and patents	14,016	14 years	(4,863)	9,153
Other	6,405	7 years	(5,998)	407

Total intangible assets	$155,396		$(42,470)	112,926

Amortization of intangible assets was $12,436, $12,007, and $15,019 for the years ended December 31, 2010, 2009, and 2008, respectively.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Using the exchange rates in effect at year end, estimated amortization of intangible assets as of December 31, 2010 is as follows:

2011	$12,673
2012	12,673
2013	12,376
2014	7,367
2015	6,472
Thereafter	20,238

Total	$71,799

The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 were as follows:

Balance as of December 31, 2008	$149,746
Goodwill resulting from acquisition	7,011
Foreign currency translation	(679)

Balance as of December 31, 2009	$156,078
Goodwill resulting from acquisition	15,860
Foreign currency translation and other	(1,788)

Balance as of December 31, 2010	$170,150

The Company performed its annual assessment of the recoverability of goodwill as of October 1, 2010, and concluded that goodwill was not impaired. Subsequent to its annual assessment, the Company completed the acquisition of Oliveira which resulted in additional goodwill. The Company allocates goodwill to reporting units based on the operating segment expected to benefit from the acquisition. As the acquisition of Oliveira resulted in a new operating segment on November 16, 2010, no recent events or changes in circumstances indicate that impairment of Oliveira exists as of December 31, 2010.

(7)	Investment in the China Joint Venture

On June 12, 2006, the Company entered into a 50-year equity joint venture agreement with Jiangbei Steel Processing and Logistics Co., Ltd., a steel producer based in Hubei, China, and wholly owned subsidiary of Wuhan Iron and Steel Company, establishing WISCO WireCo Wire Rope Co., Ltd. (“China JV”) in Wuhan, China primarily for the purpose of manufacturing, marketing, and sale of high carbon wire and wire ropes.

The Company has contributed cash in the amount of $25,500 or 51% of the $50,000 registered capital of the China JV. Since its inception, the China JV has been engaged in the construction of the plant and installation of equipment. The Company capitalized interest expense on the investment in the China JV of $1,416, $2,230, and $2,033 for the years ended December 31, 2010, 2009, and 2008, respectively. Amortization of the total capitalized interest amount of $6,645 began on September 1, 2010, when a significant portion of the facility and equipment were ready for its intended use. The amortization period is 20 years, which is based on the average estimated life of the facility and equipment. Amortization expense was $112 for the year ended December 31, 2010.

The Company’s pro rata share in the losses of the investment and impairment charges for an other than temporary decline in the fair value of the investment of $16,726, $3,703, and $1,539 for the years ended December 31, 2010, 2009, and 2008, respectively. The loss on the investment in the China JV increased significantly in 2010 due to continued start-up issues, reduced interest capitalization, commencement of depreciation expense, and impairment of the Company’s investment in and advances to of $7,500.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Advances to the China JV relate primarily to travel expenses of Company employees assisting with training, engineering, and other matters, and other consulting expenses the Company paid on behalf of the China JV. As of December 31, 2010, the Company has prepaid $4,593 for inventory to be delivered within the next twelve months which is classified in Prepaid expenses and other current assets in the consolidated balance sheet.

Total liabilities of the China JV include non-recourse debt of $148,109 from a syndicate of banks in China. The Company does not guarantee the debts of the China JV in whole or in part.

At December 31, 2010, the China JV was in breach of one of its financial debt covenants, which requires the China JV to maintain liabilities of less than 80% of total assets. This covenant impacts $85,814 of the total $148,109 of debt outstanding at the China JV. The bank has the right (i) to require the China JV to increase its capital base; (ii) to require the China JV to provide additional guarantees from others; or (iii) to declare all of the China JV’s debts immediately payable. Additionally, the China JV currently has $65,970 of debt maturing during 2011, for which it does not currently have available funds. As of December 31, 2010 and through the date of this report, that bank has not exercised any of the foregoing rights. The China JV is currently in negotiations with the bank to restructure the debt so that principal and interest payments will not be due in 2011. We cannot provide any assurance that the bank will agree to a restructuring of the debt. As a result of the non-compliance, and the prolonged start-up phase of the China JV, management has determined that these events could have a significant adverse effect on the fair value of the Company’s investment and as such has determined the need to assess the investment for impairment. The Company performed a fair value assessment using a combination of the market approach (based upon pending negotiations with the China JV partner regarding additional equity investments), an income approach and a cost approach. Based on this valuation, management determined that the fair value of the investment and related advances to the joint venture was below the carrying value of $21,613, resulting in an other than temporary impairment charge of $7,500 included in Losses on investment in China joint venture for the year ended December 31, 2010. The Company’s exposure to loss as a result of its involvement with the China JV is limited to its remaining investment of $14,113 and the prepaid inventory of $4,593. The Company has not provided or guaranteed any debt support or any liquidity arrangements, performance guarantees or other commitments to third parties associated with the China JV.

(8)	Borrowings

At December 31, long-term debt consists of the following:

	2010	2009
Term Loan due 2014	$233,419	170,338
9.5% Senior Notes due 2017	275,000	—
11% Senior Notes due 2015	—	160,000
Other indebtedness	799	—
Borrowings under revolving credit facilities	—	10,556

Total debt at face value	509,218	340,894
Less unamortized discount (9.5% Senior Notes)	(6,450)	—
Less current maturities of long-term debt	(2,520)	(1,750)
Less borrowings under revolving credit facilities which are classified as current	—	(10,556)

Total long-term debt	$500,248	328,588

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

(a)	Term Loan and Senior Notes

(1)	Term Loan

In 2007, the Company borrowed $175,000 under a Term Loan Agreement (“Term Loan”) with Canadian Imperial Bank of Commerce (CIBC) and Jefferies Finance LLC. The Term Loan matures on February 8, 2014. On May 3, 2010, the Company amended this agreement in order to issue the 9.5% Senior Notes and redeem the 11% Senior Notes. The Term Loan amendment increased the interest rate on outstanding borrowings from LIBOR plus 2.25% to LIBOR plus 3.50%, with a LIBOR floor of 1.75%. In conjunction with this amendment, the Company capitalized $829 in fees paid to the lenders.

On November 24, 2010, the Company entered into an Incremental Loan Amendment to the Term Loan with Deutsche Bank AG New York Branch to borrow an additional $65,000 (“Incremental Loan”). The terms of the Incremental Loan are the same as the existing Term Loan. In conjunction with this amendment, the Company capitalized $3,575 in fees paid to the lender, and expensed as Administrative expenses $342 in fees paid to third-parties. The loan proceeds were used to repay the outstanding amount under the Revolving Credit Agreement, for working capital needs, and general corporate purposes.

The borrowing rate at December 31, 2010, 2009, and 2008 was 5.25%, 2.53%, and 6.01%, respectively. The Term Loan requires annual principal payments of $2,423, and the remainder of the amount is due on February 8, 2014. Subject to certain notification procedures, the Company may prepay the Term Loan at any time without premium or penalty.

With regards to the May 2010 amendment, the Company’s senior secured leverage ratio remained at 3.25 to 1.00 under the amendment, but certain negative covenants were revised to allow, among other things, the Company to incur the additional indebtedness mentioned below. Other negative covenants include, but are not limited to, limitations on the Company’s ability to incur liens, engage in mergers, consolidations, or amalgamations; liquidate, wind up or dissolve; dispose of all or substantially all of the Company’s property or business; and engage in any asset sales. As of December 31, 2010, the Company was in compliance with all of its covenants.

The Term Loan is secured by a second priority security interest behind the Revolving Credit Agreement and CASAR Revolving Credit Agreement, described below, in inventory and accounts receivable, and a first priority security interest in substantially all other assets, including property, plant, and equipment.

(2)	9.5% Senior Notes

On May 19, 2010, the Company issued $275,000 of unsecured 9.5% Senior Notes due May 15, 2017 (“9.5% Senior Notes”). Interest on the 9.5% Senior Notes is due semi-annually on May 15th and November 15th of each year. The 9.5% Senior Notes were issued at 97.529% of their principal amount. The Company received net proceeds from the offering of $268,205, net of a $6,795 original issue discount (“OID”). The effective interest rate is 12%. A portion of the proceeds of the offering were used to redeem all outstanding 11% Senior Notes due 2015, and the remainder of the proceeds were used to fund the acquisition of Oliveira as discussed in Note 3 and for other general corporate purposes. In conjunction with this issuance, the Company incurred $11,413 in deferred financing fees related to underwriting, legal, accounting and other third-party expenses. The discount and fees for the issuance of the 9.5% Senior Notes are amortized to interest expense over the term of the 9.5% Senior Notes using the effective interest rate method.

In connection with the issuance, the Company entered into registration rights agreements with the note holders, in which the Company agrees to file a registration statement with the SEC for a registered

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

exchange offer by May 19, 2011. If the registration statement is not declared effective within this period of time, the Company will incur additional interest in an amount equal to 0.25% of the principal amount per each 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest of 1.00% of the principal amount. The maximum potential interest the Company could incur should the registration statement never become effective throughout the term of the 9.5% Senior Notes approximates $16,000 on an undiscounted basis. As a result of certain legal entity restructuring and other initiatives, the Company has recorded an estimated liability of $493 at December 31, 2010 for probable delays in the effective date of the registration for these securities. The Company’s ability to meet these requirements is not entirely within its control and there can be no assurance that the registration statement will be declared effective.

The 9.5% Senior Notes are redeemable at the Company’s option, in whole or in part, at any time on or after May 15, 2013, at the following redemption prices (expressed as percentages of principal amount) plus any accrued and unpaid interest: 2013—104.750%, 2014—102.375%, 2015 and thereafter – 100.000%. At any time on or prior to May 15, 2013, the 9.5% Senior Notes may also be redeemed, in whole, or any portion thereof, at a redemption price equal to 100% of the principal amount of the 9.5% Senior Notes redeemed, plus any accrued and unpaid interest and an applicable premium representing the greater of 1.0% of the principal amount or the excess of the present value at such redemption date over the principal amount. Additionally, the holders of the 9.5% Senior Notes have the right to put the 9.5% Senior Notes to the Company at 101% of their principal amount to the extent the Company has a change of control.

The Indenture governing the 9.5% Senior Notes contains various covenants including, but not limited to, limitations on: indebtedness, dividends and other capital distributions, sale of assets, transactions with affiliates, liens, and issuances of preferred stock. As of December 31, 2010 the Company was in compliance with all of its covenants.

The 9.5% Senior Notes are senior unsecured obligations that rank equally in right of payment with all of our existing and future senior debt and the 9.5% Senior Notes are senior to our existing and future subordinated debt. Certain subsidiaries held by the Company guarantee this debt.

(3)	11% Senior Notes

In 2007, the Company issued $160,000 of 11% Senior Notes maturing on February 8, 2015 (“11% Senior Notes”). Interest on the 11% Senior Notes was payable on March 1st and September 1st of each year. The 11% Senior Notes included certain make-whole provisions providing early redemption rights. The Senior Notes were general unsecured obligations of the Company.

On May 19, 2010, the Company redeemed all outstanding $160,000 with a portion of the proceeds from the 9.5% Senior Notes offering. Associated with this redemption, the Company incurred a $3,200 call premium and wrote-off $2,569 of unamortized debt issuance costs associated with the 11% Senior Notes. These costs combined with the $751 in amendment fees paid to third parties for the Revolving Credit Agreement and Term Loan resulted in a loss on extinguishment of $6,520 in 2010.

(b)	Revolving Credit Facilities and Commercial Paper Program

The Company has two revolving credit facilities and a commercial paper program: a Revolving Credit Agreement with HSBC Business Credit, Inc. and JP Morgan Chase Bank, NA (“Revolving Credit Agreement”), a Revolving Credit Agreement with BGL BNP Paribas S.A. (f/k/a Fortis Banque Luxembourg S.A.) (“CASAR Revolving Credit Agreement”), two commercial paper notes with Banco Português de Investimento S.A. (“BPI”), a commercial paper note with Banco Santander Totta S.A. (“BST”), a

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

commercial paper note with Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), and a commercial paper note with Caixa Geral de Depósitos (“CGD”) (collectively, these commercial paper notes are referred to as the “Oliveira Commercial Paper Program”).

(1)	Revolving Credit Agreement

The Revolving Credit Agreement matures on August 8, 2013. The borrowing capacity is an aggregate principal amount of $66,000, subject to an adjusted borrowing base calculation based on specified advance rates against the value of eligible inventory and accounts receivable. Also, outstanding letters of credit which the Company utilizes in connection with various normal business activities reduce the amount available to be drawn. At December 31, 2010, there were three outstanding letters of credit in the amount of $647. The Company had borrowed $0 and $10,556 as of December 31, 2010 and 2009, respectively, and had approximately $55,392 of availability under this Revolving Credit Agreement as of December 31, 2010. Amounts outstanding are classified as a current liability since the Revolving Credit Agreement includes an acceleration clause.

On May 3, 2010, the Company amended this agreement in order to issue the 9.5% Senior Notes and redeem the 11% Senior Notes. Upon execution of the amendment, advances under the Revolving Credit Agreement bear interest at the prime rate, as defined, plus an additional prime rate margin of 1.00% or at the LIBOR plus 2.25%, depending on average excess availability for the prior quarter. Prior to the amendment, advances under the Revolving Credit Agreement bore interest at the prime rate, as defined, minus an additional prime rate margin of 0.65% or at the LIBOR plus 2.00%. The borrowing rate at December 31, 2010, 2009, and 2008 was 4.25%, 2.75%, and 2.60%, respectively. The Revolving Credit Agreement also imposes an unused line fee of 0.75% and a letter of credit margin of 2.25%, depending on average excess availability for the prior quarter.

The Revolving Credit Agreement contains various negative covenants that limit or restrict the incurrence of indebtedness and guarantees, the creation of liens, transactions with affiliates, amendments of organizational documents, changes of name or fiscal year, the incurrence of capital leases and operating leases, changes in locations and storage, use of certain collateral, investments (including limitations on investments in and loans to subsidiaries with proceeds of borrowings thereunder), amendments and changes to the terms of the notes, advances and acquisitions, mergers, consolidations, asset sales, dividends and distributions, and certain other transactions and business activities. The Revolving Credit Agreement also contains customary events of default, including upon a change of control and the occurrence of a material adverse change in business. The Revolving Credit Agreement contains a minimum fixed charge coverage ratio requirement, a maximum senior leverage ratio requirement, and a maximum capital expenditures allowance. As of December 31, 2010, the Company was in compliance with all of its covenants.

Borrowings under the Revolving Credit Agreement are secured by a first priority security interest in inventory and accounts receivable of the U.S. subsidiary, and a second priority security interest behind the Term Loan in substantially all other assets, including property, plant, and equipment.

(2)	CASAR Revolving Credit Agreement

The CASAR Revolving Credit Agreement matures on August 22, 2012. The borrowing capacity is an aggregate principal amount of $10,000, subject to an adjusted borrowing base calculation based on specified advance rates against the realizable value of eligible inventory and accounts receivable. Advances under the CASAR Revolving Credit Agreement bear interest at the three-month quarterly daily LIBOR average plus 2.00%, and CASAR is charged an unused line of credit fee of 0.50%. The

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

borrowing rate at December 31, 2010, 2009, and 2008 was 2.37%, 4.48%, and 5.92%, respectively. The Company had borrowed $0 and $0, as of December 31, 2010 and 2009, respectively, with remaining availability under the agreement of $9,208 as of December 31, 2010.

The CASAR Revolving Credit Agreement contains various negative covenants that limit or restrict the incurrence of indebtedness and guarantees, the creation of liens, transactions with affiliates, among other business activities. The CASAR Revolving Credit Agreement contains a minimum debt coverage ratio requirement and a maximum senior leverage ratio requirement. As of December 31, 2010, the Company was in compliance with all of its covenants.

Borrowings under the CASAR Revolving Credit Agreement are secured by a first priority security interest in the inventory and accounts receivable of the Company’s German subsidiary.

(3)	Oliveira Commercial Paper Program

At December 31, 2010, the aggregate borrowing capacity under the Oliveira Commercial Paper Program was $14,699. The commercial paper notes have various maturity dates: the BST commercial paper note with a borrowing capacity of $1,336 expired on January 15, 2011, two commercial paper notes expire in July 2012 ($5,345), the commercial paper note with CGD expires in December 2013 ($4,009), and the remaining commercial paper note with BPI expires in December 2014 ($4,009). The borrowing capacity with BPI which expires in December 2014 is reduced over its term – the capacity at December 2014 is $1,002. Advances under the Oliveira Commercial Paper Program bear interest at a certain auction interest rate (not to exceed Euribor plus a spread depending on the note – the spreads range from 0.12% to 0.65%). The Company had borrowed $0 as of December 31, 2010.

The Oliveira Commercial Paper Program includes various covenants such as Net Debt over EBITDA coverage and pledged asset restrictions. As of December 31, 2010, the Company was in compliance with these covenants. In January 2011, the BPI credit facility of $2,672 which expires in 2012 was canceled by the lender due to the change in control.

Future Principal Payments on Long Term Debt

The aggregate minimum principal payments required on the Term Loan, the 9.5% Senior Notes, and other indebtedness as of December 31, 2010, are as follows:

2011	$2,520
2012	2,520
2013	2,520
2014	226,247
2015	97
2016 and thereafter	275,314

Total	$509,218

Debt Issuance Costs

In connection with the issuance or modification of the Term Loan, 9.5% Senior Notes, the 11% Senior Notes, and the Company’s revolving credit facilities, the Company incurred total deferred financing fees of $31,191. Amortization of $3,085, $2,145, and $2,077 was recorded as additional interest expense during the

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

years ended December 31, 2010, 2009, and 2008, respectively. Unamortized deferred financing fees were $19,366 and $9,203 at December 31, 2010 and 2009, respectively. Upon early extinguishment of the 11% Senior Notes in May 2010, the Company wrote-off $2,569 of unamortized debt issuance costs.

The OID of $6,795 associated with the issuance of the 9.5% Senior Notes is amortized to interest expense over the term of the debt. Amortization of $345 was recorded as additional interest expense during the year ended December 31, 2010.

Interest Expense, net

Net interest expense consists of:

	2010	2009	2008
Interest on long-term debt	$30,419	23,052	27,763
Interest on revolving credit facilities	256	745	1,293
Amortization of OID and deferred financing fees	3,430	2,145	2,060
Interest rate swap settlements and mark-to-market adjustments	561	1,223	4,799
Capitalized interest	(1,506)	(2,807)	(2,911)
Other	560	360	354

Interest expense, net	$33,720	24,718	33,358

(9)	Derivative Instruments

(a)	Interest Rate Swap Agreements

In 2007, the Company entered into two interest rate swap agreements to mitigate the effects of fluctuations in interest rates on a portion of the outstanding Term Loan. The four-year interest rate swap agreement has an original notional value that steps down by $20,000 each year on March 31 until the end of the agreement on December 31, 2011. The three-year interest rate swap agreement with a notional amount of $30,000 expired on September 30, 2010. The Company received variable payments based on LIBOR and made fixed payments at the rate of 4.69%. At December 31, 2010, the Company has an interest rate swap agreement outstanding on a notional amount of $40,000, of which $20,000 expires March 31, 2011 and $20,000 expires December 31, 2011. Under the agreements, the Company receives variable payments based on LIBOR and makes fixed payments at the rate of 4.97% on the notional amount of $40,000 ($60,000 in 2009 and $80,000 in 2008). The Company has not designated these agreements as cash flow hedges. Net cash outflows under the interest rate swap agreements, included in Interest expense, were $3,101, $3,821, and $1,514 for the years ended December 31, 2010, 2009, and 2008, respectively.

(b)	Natural Gas Contract

In 2009, the Company entered into a derivative contract for the purchase of natural gas at the Company’s production facilities in Mexico. The Company contracted for approximately 95% of its consumption during 2009, and approximately 50% of its consumption during 2010. The contract exchanges a floating gas price for a fixed cost of $6.89 per mmbtu (Million British Thermal Units) delivered to the plant locations for the full contract period. The agreement expired December 31, 2010. The Company did not designate this agreement as a cash flow hedge. Net cash outflows on the natural gas hedge agreement, included in Cost of sales, were $276 and $785 for the years ended December 31, 2010 and 2009.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

(10)	Fair Value Measurements

The Company’s short-term financial instruments include cash equivalents, accounts receivable, other receivables, accounts payable, and other accrued liabilities. The carrying amounts reported on the balance sheet for these items approximate fair market value due to their relative short-term nature.

The fair value of the Company’s Term Loan is based on rates currently available for obligations with similar terms and maturities (level 2 inputs) and the fair value of the 9.5% Senior Notes is based on current market rates in inactive markets (level 2 inputs). The carrying amounts and estimated fair values of the Company’s long-term debt at December 31, 2010 were as follows:

	Carrying Amount	Estimated Fair Value
Term Loan	$233,419	$229,773
9.5% Senior Notes at Principal Amount	275,000	290,125

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis at December 31:

	2010 TOTAL	Estimated Fair Value Measurements
		Level 1	Level 2	Level 3
Liabilities:
Interest rate swaps	$1,151	—	1,151	—

	2009 TOTAL	Estimated Fair Value Measurements
		Level 1	Level 2	Level 3
Assets:
Money market funds	$2,990	2,990	—	—
Liabilities:
Interest rate swaps	$3,691	—	3,691	—
Natural gas hedge	173	—	173	—

There were no transfers between Level 1 and Level 2 assets or liabilities during fiscal 2010 and 2009.

The Company holds money market fund investments that are classified as cash equivalents and are measured at fair value based on quoted prices in active markets.

The Company estimates fair value of its interest rate swaps using present value measurements based on the LIBOR swap rate, credit spreads, and other relevant market conditions. The natural gas hedge was valued using natural gas quotations for similar usage throughout the term of the agreement.

The fair value of the liability arrangements aggregating $1,151 and $3,864 as of December 31, 2010 and 2009, respectively, are included in Other noncurrent accrued liabilities, in the accompanying consolidated balance sheets.

Regarding the changes in fair value of the interest rate swaps, $2,540, $2,598, and $3,391 was recorded as an offset to Interest expense for the years ended December 31, 2010, 2009, and 2008, respectively.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

(11)	Share based Compensation

(a)	Time based Stock Options

The Company maintains a stock compensation plan pursuant to which the Company may grant non-qualified stock options to officers and key employees. To date, the Company has only granted stock options settleable in shares. All awards have 10 year contractual terms. All 2007 options vest ratably over five years of service on each December 31, beginning with December 31, 2007. The subsequent awards vest ratably over 5 years of service from date of grant.

The grant date fair value of each option award is estimated on the date of grant using the Black Scholes option valuation model. The table below lists the assumptions used to value the options granted by the Company:

	2010	2009	2008
Expected volatility	50%	50%	50%
Risk-free interest rate	1.65%	2.20%	2.76%
Expected option life (years)	4.38 years	4.56 years	4.98 years
Fair value per option	$89.58	$82.89	$61.10

Stock option activity during the periods indicated is as follows:

Options	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Grant- date fair value of options
Balance at December 31, 2008	291,603	$101.32	8.24	$14,815
Granted	3,000	190.00		249

Balance at December 31, 2009	294,603	$102.22	7.27	$15,064

Exercisable at December 31, 2009	170,162	$100.45	7.24
Balance at December 31, 2009	294,603	$102.22	7.27	$15,064
Granted	20,000	212.90		1,792
Forfeited	(787)	100.00		(39)

Balance at December 31, 2010	313,816	$109.28	6.49	$16,817

Exercisable at December 31, 2010	228,296	$100.91	6.27

The Company recorded share-based compensation expense of $3,161, $3,034, and $2,904 for the years ended December 31, 2010, 2009, and 2008, respectively, in Administrative expenses in the accompanying consolidated statements of operations. At December 31, 2010, $4,914 of total unrecognized compensation cost remains to be expensed.

(b)	Performance based Stock Options

The Company issued non-qualified performance based options to certain members of management to acquire 31,237 and 42,039 shares of common stock in 2008 and 2007, respectively. The performance options have exercise prices ranging from $100 to $132 per share and vest if (i) Paine & Partners Capital Fund III, L.P. receives cash equal to or in excess of 300% of the total investment in the Company, and (ii) at that time, the employee is employed with the Company. Compensation expense of

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

$2,751 will be recognized based on the grant date fair value when the achievement of the performance condition is considered probable. The table below lists the assumptions used to value the performance-based options granted by the Company:

Expected volatility	50.00%
Risk-free interest rate	2.76%
Expected options life (years)	4.0 years
Fair value per option	$33.90 – 42.45

(12)	Employee Benefits

Collective Bargaining Agreements

At December 31, 2010, approximately 61% of the Company’s employees were covered by collective bargaining agreements. The current agreements have expiration dates as follows: St. Joseph, Missouri (United Steelworkers of America Local 5783 and International Brotherhood of Electric Workers Local 545), June 30, 2013 and December 31, 2014, respectively; Chillicothe, Missouri (United Steelworkers of America Local 990-1), February 28, 2014; Vallejo, Mexico (Sindicato Progresista de Trabajadores), November 7, 2011; Cuautitlan, Mexico (Sindicato Progresista de Trabajadores), January 31, 2012; and Kirkel, Germany (Industriegewerkschaft Metall), March 31, 2012. Regarding employees at the facilities in Portugal, the collective bargaining agreements expired in 2008 (F.E.S.E.T.E. and the Portuguese Rope Association), but are still in effect under Portuguese labor law.

(a)	U.S. Operations

(1)	401(k) Plan

The Company provides an “employer match” benefit to those U.S. employees who participate in its defined contribution 401(k) plan. The Company’s matching contributions were $1,094, $505, and $779 for the years ended December 31, 2010, 2009, and 2008, respectively.

(2)	Multi-employer Pension Plan

The Company participates in a multi-employer pension plan for union employees at certain Missouri locations. The Company is required to make contributions to this plan in amounts established under the respective collective bargaining agreement. The Company recognizes as net pension cost the contractually required contribution for the period, and additionally recognizes a liability for any contributions due and unpaid. The Company does not directly manage this multi-employer plan. The trusts covering these plans are generally managed by trustees, half of whom the union appoints and half of whom various contributing employers appoint. Contributions for the years ended December 31, 2010, 2009, and 2008 were $137, $162, and $177, respectively. If the Company exits the plan, it may be required to pay a withdrawal liability if the plan is underfunded at the time of withdrawal.

(b)	Foreign Operations

Pension and Other Postemployment Benefits

The Company has defined benefit pension plans that cover certain employees at its manufacturing facilities in Mexico and Germany, and its distribution facility in the Netherlands. In addition, certain defined postemployment benefits are set out under Mexico labor law and apply to certain employees.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

The following table sets forth the plans’ benefit obligations, the fair value of plan assets, and the plans’ funded status at December 31, 2010 and 2009:

	Pension Benefits		Postemployment Benefits
	2010	2009	2010	2009
Benefit obligation	$4,869	3,580	450	371
Fair value of plan assets	1,162	49	—	—

Funded status	(3,707)	(3,531)	(450)	(371)

Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	(245)	(231)	(47)	(41)
Noncurrent liabilities	(3,462)	(3,300)	(403)	(330)

Net amount recognized	(3,707)	(3,531)	(450)	(371)

The plans’ net periodic benefit cost recognized was $689, $596, and $850 for the years ended December 31, 2010, 2009, and 2008, respectively. The funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of the pension and postemployment plans have been recognized in the consolidated balance sheets.

Weighted average assumptions used to determine benefit obligations and net benefit cost for the years ended December 31, 2010, 2009, and 2008 were as follows:

	Pension benefits			Postemployment benefits
	2010	2009	2008	2010	2009	2008
Discount rate	5.71%	6.40%	6.97%	8.00%	8.75%	8.75%
Expected long-term rate of return on plan assets	1.27	—	3.44	—	—	—
Rate of compensation increase	1.94	2.19	2.17	5.51	5.52	5.52

The Company’s expected long-term rate of return on plan assets is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based exclusively on historical returns, without adjustments.

The following table summarizes benefit costs, employer contributions, and benefits paid during 2010, 2009, and 2008:

	Pension benefits			Postemployment benefits
	2010	2009	2008	2010	2009	2008
Benefit cost	$564	438	520	125	158	330
Employer contribution	158	—	17	—	—	—
Benefits paid	217	218	258	6	—	180

The benefits expected to be paid from the pension plans in each year from 2011 – 2015 are $284, $287, $300, $318, and $334, respectively. The aggregate benefits expected to be paid in the five years from 2016 – 2020 are $2,032. The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31 and include estimated future employee service.

The benefits expected to be paid from the postemployment benefit plans in each year from 2011 – 2015 are $47, $50, $52, $55, and $58, respectively. The aggregate benefits expected to be paid in the five

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

years from 2016 – 2020 are $325. The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31 and include estimated future employee service.

(13)	Restructuring

In 2009, the global recession lowered sales and gross profit. In order to better align the operating costs with the lower customer demand, the Company implemented a workforce reduction plan in addition to other cost containment measures. During 2009, the Company terminated 326 employees and recorded charges of $3,013 associated with these terminations in Administrative expenses. As of December 31, 2010 and 2009, $0 and $403, respectively, was accrued for severance and related costs in Other current accrued liabilities.

A rollforward of the restructuring activities is set forth below:

Balance at December 31, 2008	$—
Restructuring charges	3,013
Payments	(2,610)

Balance at December 31, 2009	$403
Restructuring charges	—
Payments	(403)

Balance at December 31, 2010	$—

(14)	Income Taxes

The provision for income taxes is based on income (loss) before income taxes as follows:

	2010	2009	2008
U. S. operations	$(30,314)	(36,352)	(10,183)
Foreign operations	10,579	36,003	23,764

Income (loss) before taxes	$(19,735)	(349)	13,581

For the years ended December 31, 2010, 2009, and 2008, the components of income tax benefit (expense) consisted of the following:

	2010	2009	2008
Current:
U.S. federal	$(1,720)	34	(2,591)
State and local	(389)	(330)	(625)
Foreign jurisdictions	(6,174)	(8,539)	(8,394)

Total current expense	(8,283)	(8,835)	(11,610)

Deferred:
U.S. federal	10,307	10,957	3,448
State and local	719	1,317	144
Foreign jurisdictions	10,427	996	6,119

Total deferred benefit	21,453	13,270	9,711

Income tax benefit (expense)	$13,170	4,435	(1,899)

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Income taxes attributable to income (loss) before income taxes differed from the amounts computed by applying the U. S. federal income tax rate of 34% to pretax income (loss) as a result of the following:

	2010	2009	2008
Computed “expected” tax benefit (expense)	$6,710	119	(4,617)
State income taxes, net	463	1,267	(104)
Foreign tax rate differential	5,511	7,338	8,439
Federal tax on foreign earnings	—	—	(91)
Permanent differences	(1,530)	557	533
Net increases in reserves for uncertain tax positions	(2,623)	(2,301)	(2,800)
Change in deferred tax asset valuation allowance	4,293	(1,854)	(3,262)
Other, net	346	(691)	3

Income tax benefit (expense)	$13,170	4,435	(1,899)

The foreign tax rate differential reflects the difference in the tax rates in the jurisdictions that the Company operates compared to the U.S. federal income tax rate. The permanent differences are primarily composed of a variety of differences to compute taxable income for the Company’s Mexican subsidiaries under the two Mexican taxing regimes.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2010 and 2009 are presented below:

	2010	2009
Deferred tax assets:
Unrealized loss on interest rate swaps	$491	1,410
Disallowed interest carryforward	18,170	13,205
Domestic net operating loss carryforwards	11,222	9,378
Foreign net operating loss carryforwards	9,262	8,243
Foreign tax credits and alternative minimum tax carryforwards	1,023	1,379
Foreign tax on net assets to be recovered	3,286	3,110
Unrealized currency losses	10	1,096
Other deductible temporary differences	6,760	5,356

Total gross deferred tax assets	50,224	43,177
Less valuation allowance	(8,945)	(13,238)

Net deferred tax assets	41,279	29,939

Deferred tax liabilities:
Property, plant, and equipment	(27,610)	(20,325)
Intangible assets	(34,748)	(35,559)
Inventories	(1,394)	(2,903)
Other taxable temporary differences	(1,009)	(2,024)

Total gross deferred liabilities	(64,761)	(60,811)

Net deferred tax liability	$(23,482)	(30,872)

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

These amounts have been presented in the accompanying consolidated balance sheets as follows:

	2010	2009
Net current deferred tax assets	$5,622	7,875
Net noncurrent deferred tax liabilities	(29,104)	(38,747)

Net deferred tax liabilities	$(23,482)	(30,872)

The Company is required to assess the ultimate realization of deferred tax assets using a “more likely than not” assessment of realization. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the expected reversal of deferred tax liabilities (including the impact of available carryback and carryforward opportunities), projected future taxable income from the reversal of temporary differences, and tax planning strategies in making this assessment.

The Company recorded a valuation allowance of $8,945 and $13,238 at December 31, 2010 and 2009, respectively, against certain deferred tax assets primarily related to tax credits generated from Mexico subsidiaries, foreign tax credits in the US, and net operating losses in Hong Kong and Portugal. Management believes that the recoverability of a portion of certain acquired and generated deferred tax assets is not more likely than not because the ultimate realization of the tax asset is mainly dependent on the availability of future taxable income in Mexico and other countries of $8,286 and the ability of the U.S. entities to utilize foreign tax credits of $659. The ultimate amount of deferred tax assets realized could be materially different from that recorded, as impacted by changes in federal or foreign income tax laws and upon the generation of future taxable income to enable the Company to realize the related tax assets.

As discussed above, the U.S. companies generated excess foreign tax credits of $659, which may only be utilized to offset U.S. taxes imposed on foreign source income. At December 31, 2010 and 2009, the Company has domestic net operating loss carryforwards, without the impact of adopting guidance on accounting for uncertainty in income taxes in accordance with ASC 740-10-25, of $38,588 and $31,998, respectively. These losses may be carried forward for 20 years. At December 31, 2010 and 2009, the Company has net operating loss carryforwards for Mexico income tax purposes of approximately $16,137 and $28,704, respectively, which are available to offset future Mexico taxable income, if any.

At December 31, 2010, the Company has not provided tax on cumulative undistributed earnings of foreign subsidiaries, with the exception of Peru and Canada, because it is the Company’s intention to reinvest these earnings indefinitely. These earnings relate to ongoing operations and, at December 31, 2010, were approximately $133 million. The taxes provided on the cumulative undistributed earnings of Peru and Canada are not significant. If earnings were distributed, the Company would be subject to income taxes and withholding taxes payable to various governments. It is impractical to determine the taxes due at that time. At December 31, 2010 and 2009, the Company’s income tax receivable of $3,921 and $2,598, respectively, is included in Other receivables on the consolidated balance sheets. The Company’s income tax payable at December 31, 2010 and 2009, of $2,735 and $8,719, respectively, is included in Other accrued liabilities in the consolidated balance sheets.

In accordance with ASC 740, the Company is required to inventory, evaluate, and measure all uncertain tax positions taken or to be taken on tax returns, and to record liabilities for the amount of such positions that may not be sustained, or may only partially be sustained, upon examination by the relevant taxing authorities.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

The following table summarizes the Company’s reconciliation of unrecognized tax benefits, excluding penalties and interest, for the years ended December 31, 2010 and December 31, 2009:

	2010	2009
Balance at the beginning of the period	$10,089	8,112
Increases based on current year tax positions	2,803	2,331
Increases for prior years’ tax positions	2,569	—
Decreases for prior years’ tax positions	(1,000)	(354)

Balance at the end of the period	$14,461	10,089

The net amount of unrecognized tax benefits at December 31, 2010 and December, 2009 that, if recognized, would favorably impact our effective tax rate was $14,296 and $8,451, respectively. The increase for prior years’ tax positions includes $2,569 related to the acquisition of Portugal. This increase is not reflected in tax expense in 2010. Tax expense for 2010, 2009, and 2008 reflects accrued interest and penalties related to uncertain tax positions of $404, $550, and $454, respectively. The total accrued interest and penalties included on the consolidated balance sheet at December 31, 2010 and 2009 was $3,155 and $1,683, respectively.

The Company’s U.S. federal tax return for 2007 and 2008 and Mexico returns for 2006 are currently being audited. It is reasonably possible that the Company will settle these audits within the next 12 month period. We estimate that it is reasonably possible that the amount of gross unrecognized tax benefits will increase by $1,700 to $2,100 over the next twelve months due to various federal, state, and foreign audit settlements, uncertainty regarding similar positions, and the expiration of statutes of limitations.

(15)	Related party Transactions

Paine & Partners, LLC (“Paine & Partners”), which manages the funds that control the Company, has entered into agreements with the Company to provide administrative and other support services. The Company paid Paine & Partners management fees of $2,100, $2,900, and $1,900, for the years ended December 31, 2010, 2009, and 2008, respectively. In addition to these fees, in 2010 Paine & Partners charged the Company $2,000 for services provided related to the Oliveira acquisition and $2,750 related to the issuance of the 9.5% Senior Notes, and in 2009, $650 related to the Phillystran acquisition. The fees associated with the 9.5% Senior Notes issuance were capitalized as deferred financing fees, and all other fees were recorded in Administrative expenses on the consolidated statements of operations.

(16)	Commitments and Contingencies

Commitments

The Company leases certain buildings, machinery and equipment, and vehicles under non-cancelable operating and capital leases throughout the world with varying expiration dates. Operating leases generally have 3 to 12 year terms, with one or more renewal options. Rent expense under operating leases was $5,223, $4,204, and $3,242 for the years ended December 31, 2010, 2009, and 2008, respectively.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Using the exchange rates in effect at year end, future minimum lease payments at December 31, 2010, are as follows:

	2011	2012	2013	2014	2015	Thereafter	Total
Operating Leases	$3,433	3,012	1,842	1,366	987	2,503	13,143
Capital Leases	895	617	331	215	124	644	2,826

Total	$4,328	3,629	2,173	1,581	1,111	3,147	15,969

Interest expense related to the capital lease obligations was approximately $254. The amounts payable in relation to the capital leases are recorded in the consolidated balance sheets in Other Accrued Liabilities (current and non-current captions).

Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business which are incidental to its operations. The Company currently maintains insurance coverage for certain risks, such as product liability and workers’ compensation claims. In accordance with ASC Topic 450, Contingencies, the Company establishes accruals for litigation matters when the Company believes it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company has not accrued an amount because the litigation does not meet the criteria for accrual as set forth above, the Company discloses the matter if a material loss is reasonably possible. For matters which have progressed sufficiently through discovery and development of important factual information and legal issues, the Company is able to estimate a range of possible loss. At December 31, 2010, none of the Company’s legal proceedings met the above criteria.

(17)	Segment Reporting

The Company reports the manufacturing, marketing, selling and distribution of wire and synthetic ropes, electromechanical cable, wire and related products as one global enterprise. The Company has four operating segments that reflect geographic regions including the United States, Germany, Mexico, and Portugal. The production processes across each of these operating segments exhibit a high degree of similarity involving stranding wire or synthetic fiber and closing the resulting strand into wire or synthetic rope. The Company has established a global sales force organized by geography and supported by end market directors, as well as a centrally managed planning team headquartered at the corporate office that determine the most cost effective plant to manufacture our products across these geographic operating segments. Therefore, in order to align the employees with the global objectives, the Company offers an employee incentive plan that is based upon consolidated results of the Company as a whole. Financial information reported at the consolidated level is used by corporate management in evaluating overall financial and operational performance, market strategies, and decisions to allocate capital resources, and thus the Company has one reportable segment.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Enterprise-wide Disclosures and Concentration of Business

Net sales

Net sales, classified by the geographic areas in which the Company operates, were as follows for the years ended December 31:

	Net sales
	Year ended December 31,
	2010	2009	2008
United States	$265,847	198,915	308,097
Germany	95,148	106,532	123,882
Mexico	80,791	77,806	104,692
Portugal	5,892	—	—

Total	$447,678	383,253	536,671

The Company did not have any customer that generated greater than 10% of its net sales in 2010, 2009, and 2008.

Long-lived assets, net

The Company’s net long-lived assets, classified by the geographic areas in which the Company operates, were as follows at December 31:

	Long-lived assets, net(1)
	As of December 31,
	2010	2009	2008
United States	$270,297	269,920	276,222
Germany	61,406	70,666	71,720
Mexico	80,081	88,942	73,339
Portugal	72,121	—	—

Total	$483,905	429,528	421,281

(1)	Long-lived assets are defined as property, plant, and equipment, intangible assets, and goodwill.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

(18)	Selected Quarterly Financial Data (Unaudited)

The following tables show selected quarterly financial data for each quarter and full year of 2010 and 2009:

	Quarter Ended
2010	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Net sales	$118,895	$115,722	$108,433	$104,628
Gross profit	31,278	30,342	29,919	26,992
Operating income	5,506	12,227	13,233	10,388
Net income (loss)	(12,227)	10,001	(2,736)	(1,603)

	Quarter Ended
2009	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Net sales	$94,005	$92,889	$94,923	$101,436
Gross profit	23,379	21,780	19,094	24,640
Operating income	5,474	7,452	4,244	8,883
Net income (loss)	1,442	4,257	2,930	(4,543)

(19)	Condensed Consolidating Financial Statements

Guarantees of the 9.5% Senior Notes

As discussed in Note 8, the Company has 9.5% Senior Notes, which are obligations of WireCo WorldGroup, Inc. (the “Issuer”). The Issuer is an indirect, consolidated subsidiary of the Company. The 9.5% Senior Notes are jointly and severally and fully and unconditionally guaranteed by WireCo WorldGroup (Cayman) Inc. (Parent Company) and certain wholly-owned entities held by the Company (collectively referred to as the “Guarantors”). WRCA Hong Kong Holding Company Limited (WRCA Hong Kong), which holds the investment in the China JV, and the Mexico subsidiaries of WireCo WorldGroup, Inc. are collectively referred to as the “Non Guarantor Subsidiaries”. Moreover, there are currently no significant restrictions on the ability of WireCo WorldGroup Inc. or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following condensed consolidating financial information is prepared with each entity’s investment in subsidiaries accounted for under the equity method, as applicable. The elimination entries eliminate investments in subsidiaries, related stockholders’ equity and other intercompany balances and transactions. During 2010, there was a change in legal structure for Phillystran. In 2009, Phillystran was a separate legal entity and a direct subsidiary of WireCo WorldGroup, Inc., and therefore was reflected in the “Guarantors” column. In 2010, Phillystran was legally liquidated into WireCo WorldGroup, Inc. and as such, is included in the “Issuer” column for 2010.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Condensed Consolidating Balance Sheets

	December 31, 2010
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non- Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	35,481	16,838	1,561	—	53,880
Accounts receivable, less allowance for doubtful accounts	—	38,241	28,742	19,977	—	86,960
Intercompany accounts receivable	—	31,007	47,304	22,909	(101,220)	—
Other receivables	—	2,155	1,766	—	—	3,921
Inventories, net	—	74,682	52,116	20,975	(6,222)	141,551
Prepaid expenses and other current assets	—	3,477	3,133	3,332	—	9,942
Deferred income taxes	—	—	4,655	2,074	—	6,729

Total current assets	—	185,043	154,554	70,828	(107,442)	302,983
Intercompany notes receivable	—	96,918	—	2,663	(99,581)	—
Property, plant, and equipment, net	—	73,793	68,235	58,560	—	200,588
Intangible assets, net	—	54,273	45,725	13,169	—	113,167
Goodwill	—	117,855	43,943	8,352	—	170,150
Investment in subsidiaries	197,821	125,399	87,220	—	(410,440)	—
Investment in and advances to the China joint venture	—	4,413	—	9,700	—	14,113
Deferred financing fees, net	—	19,366	—	—	—	19,366
Other noncurrent assets	—	1,023	945	71	—	2,039

Total assets	$197,821	678,083	400,622	163,343	(617,463)	822,406

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$—	2,423	97	—	—	2,520
Interest payable	—	3,859	—	—	—	3,859
Accounts payable	—	13,419	9,296	20,818	—	43,533
Intercompany accounts payable	33	52,907	38,893	9,407	(101,240)	—
Deferred income taxes	—	1,107	—	—	—	1,107
Other accrued liabilities	—	8,593	10,404	6,479	20	25,496

Total current liabilities	33	82,308	58,690	36,704	(101,220)	76,515
Long-term debt, excluding current maturities	—	499,546	702	—	—	500,248
Intercompany notes payable	—	—	81,679	17,901	(99,580)	—
Deferred income taxes	—	6,649	18,416	4,039	—	29,104
Other accrued liabilities	—	9,708	6,866	4,896	—	21,470

Total liabilities	33	598,211	166,353	63,540	(200,800)	627,337

Stockholders’ equity:
Total stockholders’ equity attributable to WireCo WorldGroup (Cayman) Inc.	197,788	79,872	233,006	99,803	(416,663)	193,806
Non-controlling interests	—	—	1,263	—	—	1,263

Total stockholders’ equity	197,788	79,872	234,269	99,803	(416,663)	195,069

Total liabilities and stockholders’ equity	$197,821	678,083	400,622	163,343	(617,463)	822,406

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

	December 31, 2009
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non- Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	5,213	6,563	4,552	—	16,328
Accounts receivable, less allowance for doubtful accounts	—	26,622	20,532	16,730	—	63,884
Intercompany accounts receivable	—	14,893	19,711	4,916	(39,520)	—
Other receivables	—	3,370	—	28	—	3,398
Inventories, net	—	62,381	26,806	13,884	(4,956)	98,115
Prepaid expenses and other current assets	—	1,946	65	254	—	2,265
Deferred income taxes	—	5,748	2,147	(20)	—	7,875

Total current assets	—	120,173	75,824	40,344	(44,476)	191,865
Intercompany notes receivable	—	47,746	—	2,663	(50,409)	—
Property, plant, and equipment, net	—	67,731	34,600	58,193	—	160,524
Intangible assets, net	—	53,507	45,054	14,365	—	112,926
Goodwill	—	110,693	36,279	9,106	—	156,078
Investment in subsidiaries	204,075	130,181	127,465	—	(461,721)	—
Investment in and advances to the China joint venture	—	2,292	—	24,943	—	27,235
Deferred financing fees, net	—	9,203	—	—	—	9,203
Other noncurrent assets	—	412	55	(24)	—	443

Total assets	$204,075	541,938	319,277	149,590	(556,606)	658,274

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving credit agreement	$—	10,556	—	—	—	10,556
Current maturities of long-term debt	—	1,750	—	—	—	1,750
Interest payable	—	5,868	—	—	—	5,868
Accounts payable	—	11,332	2,547	16,681	—	30,560
Intercompany accounts payable	25	22,061	13,829	3,605	(39,520)	—
Other accrued liabilities	—	8,421	17,281	4,142	—	29,844

Total current liabilities	25	59,988	33,657	24,428	(39,520)	78,578

Long-term debt, excluding current maturities	—	328,588	—	—	—	328,588
Intercompany notes payable	—	—	32,508	17,901	(50,409)	—
Deferred income taxes	—	20,659	10,530	7,558	—	38,747
Other accrued liabilities	—	8,361	2,696	5,997	—	17,054

Total liabilities	25	417,596	79,391	55,884	(89,929)	462,967

Stockholders’ equity:
Total stockholders’ equity attributable to WireCo WorldGroup (Cayman) Inc.	204,050	124,342	238,416	93,706	(466,677)	193,837
Non-controlling interests	—	—	1,470	—	—	1,470

Total stockholders’ equity	204,050	124,342	239,886	93,706	(466,677)	195,307

Total liabilities and stockholders’ equity	$204,075	541,938	319,277	149,590	(556,606)	658,274

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Condensed Consolidating Statements of Operations

	Year ended December 31, 2010
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non- Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net sales	$—	273,327	142,720	142,394	(110,763)	447,678
Cost of sales	—	(218,817)	(100,140)	(119,755)	109,565	(329,147)

Gross profit	—	54,510	42,580	22,639	(1,198)	118,531

Operating expenses:
Selling expenses	—	(10,558)	(5,728)	(1,234)	—	(17,520)
Administrative expenses	(8)	(24,745)	(17,391)	(5,077)	—	(47,221)
Amortization expense	—	(5,737)	(4,761)	(1,938)	—	(12,436)

Total operating expenses	(8)	(41,040)	(27,880)	(8,249)	—	(77,177)

Operating income (loss)	(8)	13,470	14,700	14,390	(1,198)	41,354

Other income (expense):
Interest expense, net	—	(29,444)	(4,287)	11	—	(33,720)
Loss on investment in China joint venture	—	—	—	(16,658)	(68)	(16,726)
Equity earnings (losses) from subsidiaries	(6,255)	18,696	3,335	—	(15,776)	—
Foreign currency gains (losses)	—	2,781	(5,194)	(637)	—	(3,050)
Loss on extinguishment of long-term debt	—	(6,520)	—	—	—	(6,520)
Other income (expense), net	—	(566)	103	(610)	—	(1,073)

Other income (expense), net	(6,255)	(15,053)	(6,043)	(17,894)	(15,844)	(61,089)

Income (loss) before income taxes	(6,263)	(1,583)	8,657	(3,504)	(17,042)	(19,735)
Income tax benefit	—	8,938	703	3,529	—	13,170

Net income (loss)	(6,263)	7,355	9,360	25	(17,042)	(6,565)
Less: Net loss attributable to non-controlling interests	—	—	(310)	—	—	(310)

Net income (loss) attributable to WireCo WorldGroup (Cayman) Inc.	$(6,263)	7,355	9,670	25	(17,042)	(6,255)

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

	Year ended December 31, 2009
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non- Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net sales	$—	209,559	134,786	118,137	(79,229)	383,253
Cost of sales	—	(179,805)	(90,295)	(105,848)	81,588	(294,360)

Gross profit	—	29,754	44,491	12,289	2,359	88,893

Operating expenses:
Selling expenses	—	(7,576)	(1,166)	(1,521)	—	(10,263)
Administrative expenses	(25)	(20,947)	(13,301)	(6,297)	—	(40,570)
Amortization expense	—	(5,528)	(4,672)	(1,807)	—	(12,007)

Total operating expenses	(25)	(34,051)	(19,139)	(9,625)	—	(62,840)

Operating income (loss)	(25)	(4,297)	25,352	2,664	2,359	26,053

Other income (expense):
Interest expense, net	—	(19,894)	(4,124)	(700)	—	(24,718)
Loss on investment in China joint venture	—	—	—	(3,703)	—	(3,703)
Equity earnings (losses) from subsidiaries	5,446	2,944	(17,743)	—	9,353	—
Foreign currency gains (losses)	—	(1,533)	3,213	1,588	—	3,268
Other income (expense), net	—	(997)	248	(500)	—	(1,249)

Other income (expense), net	5,446	(19,480)	(18,406)	(3,315)	9,353	(26,402)

Income (loss) before income taxes	5,421	(23,777)	6,946	(651)	11,712	(349)
Income tax benefit (expense)	—	11,259	(5,869)	(955)	—	4,435

Net income (loss)	5,421	(12,518)	1,077	(1,606)	11,712	4,086
Less: Net loss attributable to non-controlling interests	—	—	(1,360)	—	—	(1,360)

Net income (loss) attributable to WireCo WorldGroup (Cayman) Inc.	$5,421	(12,518)	2,437	(1,606)	11,712	5,446

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

	Year ended December 31, 2008
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non- Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net sales	$—	309,237	174,649	125,609	(72,824)	536,671
Cost of sales	—	(246,771)	(122,427)	(104,935)	71,055	(403,078)

Gross profit	—	62,466	52,222	20,674	(1,769)	133,593

Operating expenses:
Selling expenses	—	(10,403)	(6,036)	(1,735)	—	(18,174)
Administrative expenses	—	(24,613)	(10,051)	(4,535)	—	(39,199)
Amortization expense	—	(5,526)	(7,066)	(2,427)	—	(15,019)

Total operating expenses	—	(40,542)	(23,153)	(8,697)	—	(72,392)

Operating income	—	21,924	29,069	11,977	(1,769)	61,201

Other income (expense):
Interest expense, net	—	(30,549)	(5,329)	2,520	—	(33,358)
Loss on investment in China joint venture	—	—	—	(1,539)	—	(1,539)
Equity earnings (losses) from subsidiaries	12,716	(2,172)	(3,127)	—	(7,417)	—
Foreign currency gains (losses)	—	7,472	(3,292)	(15,485)	—	(11,305)
Other income (expense), net	—	(1,184)	61	(295)	—	(1,418)

Other income (expense), net	12,716	(26,433)	(11,687)	(14,799)	(7,417)	(47,620)

Income (loss) before income taxes	12,716	(4,509)	17,382	(2,822)	(9,186)	13,581
Income tax benefit (expense)	—	583	(1,612)	(870)	—	(1,899)

Net income (loss)	12,716	(3,926)	15,770	(3,692)	(9,186)	11,682
Less: Net loss attributable to non-controlling interests	—	—	(1,034)	—	—	(1,034)

Net income (loss) attributable to WireCo WorldGroup (Cayman) Inc.	$12,716	(3,926)	16,804	(3,692)	(9,186)	12,716

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2010
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non- Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net cash provided by (used in) operating activities	$—	(2,086)	(3,904)	1,639	—	(4,351)

Cash flows from investing activities:
Investment in and advances to China joint venture	—	(2,121)	—	—	—	(2,121)
Capitalization of interest paid on investment in China joint venture	—	—	—	(1,416)	—	(1,416)
Acquisition of businesses, net of cash acquired	—	—	(80,888)	—	—	(80,888)
Capital contributions, net	—	(44,639)	44,639	—	—	—
Capital expenditures	—	(12,766)	(1,812)	(3,323)	—	(17,901)

Net cash used in investing activities	—	(59,526)	(38,061)	(4,739)	—	(102,326)

Cash flows from financing activities:
Proceeds from long-term debt borrowing	—	65,000	—	—	—	65,000
Principal payments on long-term debt	—	(1,897)	—	—	—	(1,897)
Proceeds from issuance of senior notes, net of OID	—	268,205	—	—	—	268,205
Deferred financing fees paid	—	(14,988)	—	—	—	(14,988)
Repayment of senior notes	—	(163,200)	—	—	—	(163,200)
Amendment fees paid for long-term debt and revolving line of credit	—	(1,580)	—	—	—	(1,580)
Net borrowings (payments) under revolving credit agreement	—	(10,556)	—	—	—	(10,556)
Changes in intercompany note balances, net	—	(52,334)	52,334	—	—	—

Net cash provided by financing activities	—	88,650	52,334	—	—	140,984

Effect of exchange rates on cash and cash equivalents	—	3,230	(94)	109	—	3,245

Increase (decrease) in cash and cash equivalents	—	30,268	10,275	(2,991)	—	37,552
Cash and cash equivalents, beginning of year	—	5,213	6,563	4,552	—	16,328

Cash and cash equivalents, end of year	—	35,481	16,838	1,561	—	53,880

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

	Year ended December 31, 2009
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non- Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net cash provided by operating activities	$—	41,893	19,533	8,243	—	69,669

Cash flows from investing activities:
Investment in and advances to China joint venture	—	(547)	—	—	—	(547)
Capitalization of interest paid on investment in China joint venture	—	—	—	(2,230)	—	(2,230)
Acquisition of businesses	—	—	(15,251)	—	—	(15,251)
Capital contributions, net	—	(15,251)	15,251	—	—	—
Capital expenditures	—	(9,362)	(2,214)	(3,696)	—	(15,272)

Net cash used in investing activities	—	(25,160)	(2,214)	(5,926)	—	(33,300)

Cash flows from financing activities:
Principal payments on long-term debt	—	(2,175)	(3,496)	—	—	(5,671)
Net borrowings (payments) under revolving credit agreement	—	(19,751)	—	—	—	(19,751)
Changes in intercompany note balances, net	—	9,020	(9,020)	—	—	—

Net cash used in financing activities	—	(12,906)	(12,516)	—	—	(25,422)

Effect of exchange rates on cash and cash equivalents	—	—	(554)	124	—	(430)

Increase in cash and cash equivalents	—	3,827	4,249	2,441	—	10,517
Cash and cash equivalents, beginning of year	—	1,386	2,314	2,111	—	5,811

Cash and cash equivalents, end of year	—	5,213	6,563	4,552	—	16,328

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

	Year ended December 31, 2008
	WireCo WorldGroup (Cayman) Inc.	Issuer	Guarantors	Non- Guarantor Subsidiaries	Elimination Adjustments	Total Company Consolidated
Net cash provided by operating activities	$—	(9,514)	26,556	7,477	—	24,519

Cash flows from investing activities:
Investment in and advances to China joint venture	—	525	—	(8,500)	—	(7,975)
Capitalization of interest paid on investment in China joint venture	—	—	—	(2,033)	—	(2,033)
Capital expenditures	—	(17,498)	(5,565)	(5,628)	—	(28,691)

Net cash used in investing activities	—	(16,973)	(5,565)	(16,161)	—	(38,699)

Cash flows from financing activities:
Principal payments on long-term debt	—	(1,750)	(5,129)	—	—	(6,879)
Net borrowings (payments) under revolving credit agreement	—	21,631	—	—	—	21,631
Changes in intercompany note balances, net	—	7,232	(14,655)	7,423	—	—
Other financing activities	—	125	—	—	—	125

Net cash provided by (used in) financing activities	—	27,238	(19,784)	7,423	—	14,877

Effect of exchange rates on cash and cash equivalents	—	—	57	529	—	586

Increase (decrease) in cash and cash equivalents	—	751	1,264	(732)	—	1,283
Cash and cash equivalents, beginning of year	—	635	1,050	2,843	—	4,528

Cash and cash equivalents, end of year	—	1,386	2,314	2,111	—	5,811

Independent Auditors’ Report

The Board of Directors

Luís Oliveira Sá, SGPS S.A. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Luís Oliveira Sá, SGPS S.A. and subsidiaries as of September 30, 2010 and December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for the nine month period ended September 30, 2010 and for the year ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Luís Oliveira Sá, SGPS S.A. and subsidiaries as of September 30, 2010 and December 31, 2009, and the results of their operations and their cash flows for the nine month period ended September 30, 2010 and for the year ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG & Associados, SROC, S.A.

Porto, Portugal

March 23, 2011

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Consolidated Balance Sheets as of

September 30, 2010 and December 31, 2009

(amounts in thousands of Euro, except per share amounts)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	7,100	3,802
Accounts receivable less allowance for doubtful accounts of €305 and €264	9,154	8,957
Other receivables	491	424
Inventories	15,095	17,121
Prepaid expenses and other current assets	248	375
Deferred income taxes	—	757

Total current assets	32,088	31,436
Property, plant and equipment, net	11,713	12,516
Intangible assets, net	909	939
Other non current assets	232	247

Total assets	44,942	45,138

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving credit agreements	1,000	5,500
Current maturities of long-term debt	73	73
Trade accounts payable	3,112	3,674
Income taxes payable	1,483	1,949
Deferred income taxes	24	—
Other payables	401	672
Other accrued liabilities	1,404	1,423

Total current liabilities	7,497	13,291
Long-term debt, excluding current maturities	526	563
Shareholders’ loan	329	329
Other payables	871	974
Deferred income taxes	1,445	1,377
Tax contingencies	2,601	2,192
Other liabilities	620	675

Total liabilities	13,889	19,401

Commitments and contingencies (Note 12)	—	—
Stockholders’ equity:
Common stock, one euro par value, 62,500 issued and outstanding shares in 2010 and 2009	63	63
Additional paid in capital	19,459	19,459
Legal reserves	687	390
Accumulated other comprehensive loss	(129)	(95)
Retained earnings	10,973	5,920

Total stockholders’ equity	31,053	25,737

Total liabilities and stockholders’ equity	44,942	45,138

See accompanying notes to the consolidated financial statements.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Consolidated Statements of Operations

Nine month period ended September 30, 2010 and year ended December 31, 2009

(amounts in thousands of Euro)

	Nine month period ended September 30, 2010	Year ended December 31, 2009
Net sales	36,793	42,340
Cost of sales	(24,594)	(30,262)

Gross profit	12,199	12,078

Operating expenses:
Selling expenses	(3,027)	(3,802)
Administrative expense	(1,560)	(2,011)
Other income, net	139	273

Total operating expenses	(4,448)	(5,540)

Operating profit	7,751	6,538

Other expenses:
Interest expense	(179)	(556)
Foreign currency gains (losses) realized and unrealized	21	(32)
Other expenses, net	(37)	2

Total other expenses	(195)	(586)

Profit before income taxes	7,556	5,952
Income tax expense	(2,206)	(1,165)

Net profit	5,350	4,787

See accompanying notes to the consolidated financial statements.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Nine month period ended September 30, 2010 and year ended December 31, 2009

(amounts in thousands of Euro, except per share amounts)

	Common Stock
	Shares (62,500 shares of one euro each	Additional paid in capital	Legal reserves	Accumulated other comprehensive loss	Retained earnings	Total Stockholders’ equity
Balance, January 1, 2009	63	19,459	248	—	1,275	21,045
Other comprehensive loss	—	—	—	(95)	—	(95)
Transfers	—	—	142	—	(142)	—
Net profit	—	—	—	—	4,787	4,787

Balance, December 31, 2009	63	19,459	390	(95)	5,920	25,737
Other comprehensive loss	—	—	—	(34)	—	(34)
Transfers	—	—	297	—	(297)	—
Net profit	—	—	—	—	5,350	5,350

Balance, September 30, 2010	63	19,459	687	(129)	10,973	31,053

See accompanying notes to the consolidated financial statements.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Nine month period ended September 30, 2010 and year ended December 31, 2009

(amounts in thousands of Euro)

	Nine month period ended September 30, 2010	Year ended December 31, 2009
Net profit	5,350	4,787
Other comprehensive income (loss)
Pension commitments	(34)	(95)

Comprehensive income	5,316	4,692

See accompanying notes to the consolidated financial statements.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Nine month period ended September 30, 2010 and year ended December 31, 2009

(amounts in thousands of Euro)

	Nine month period ended September 30, 2010	Year ended December 31, 2009
Cash flows from operating activities:
Net profit	5,350	4,787
Adjustments to reconcile net profit to net cash provided by operating activities:
Depreciation and amortization	1,049	1,705
Changes in deferred income taxes	849	(512)
Changes in assets and liabilities:
Other non-current assets	15	21
Accounts receivables	(196)	3,590
Other receivables	(68)	56
Inventories	2,025	2,038
Prepaid and other current assets	126	(235)
Trade accounts payable	(562)	(2,398)
Income taxes payable	(466)	836
Other payables	(376)	(881)
Other accrued liabilities	301	(551)

Net cash provided by operating activities	8,047	8,456

Cash flows from investing activities:
Capital expenditures	(221)	(1,190)
Proceeds from sale of assets	8	324

Net cash used in investing activities:	(213)	(866)

Cash flows from financing activities:
Principal payments on long-term debt	(36)	(91)
Net payments under revolving credit agreements	(4,500)	(5,901)
Repayment of Shareholders’ loan	—	(236)

Net cash used in financing activities	(4,536)	(6,228)

Increase in cash and cash equivalents	3,298	1,362
Cash and cash equivalents, beginning of year	3,802	2,440

Cash and cash equivalents, end of year	7,100	3,802

Cash paid during the period for:
Interest	203	433
Income taxes paid, net of refunds	1,808	2,053

See accompanying notes to the consolidated financial statements.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands of Euro)

(1)	Organization, Basis of Presentation, and Principles of Consolidation

LUÍS OLIVEIRA SÁ, SGPS S.A. (currently denominated WIRECO WORLDGROUP PORTUGAL HOLDINGS, SGPS S.A. by resolution dated November 16, 2010—hereinafter “WireCo Portugal” or “Company”) was incorporated on November 22, 2007, has its head office located at Rua do Outeiro, 906, Gemunde (Maia) in Portugal, and has a fully issued and paid-up share capital of 62,500 Euro composed of 62,500 shares of 1 Euro each.

The Company was initially incorporated with control by a single shareholder, who at that time had a 50% economic interest in the operating business of Manuel Rodrigues de Oliveira Sá & Filhos, S.A. (also known as Cordoaria Oliveira Sá). The Company was incorporated with the objective of concentrating both the 50% economic interest in Cordoaria Oliveira Sá previously held by its single shareholder and to acquire the remaining 50% interest of this company. On December 17, 2007, following a share capital increase, another shareholder obtained 20% of the ownership interest in the Company. See further discussion of ownership structure in Note 13.

On December 19, 2007, the Company acquired approximately 90% of the issued shares of Manuel Rodrigues de Oliveira Sá, & Filhos, S.A. representing approximately 100% of its voting rights (Cordoaria Oliveira Sá had, at that moment, 10% of its own outstanding shares).

The Company manufactures and sells wire ropes, synthetic ropes, offshore ropes and related products to various industries including industrial, fishing, marine, oil and gas and mining. The Company has been a family owned and managed business since 1825, with manufacturing locations in Maia and Paredes (both in Portugal), as well as a distribution center in Rotterdam (the Netherlands).

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

The accompanying consolidated financial statements as of and for the nine month period ended September 30, 2010 and for the year ended December 31, 2009 include the following entities:

		Location	% Held		% of voting rights
Luís Oliveira Sá, SGPS, S.A.	“WireCo Portugal”	Portugal	Holding		Holding
Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	“Cordoaria Oliveira Sá”	Portugal	90	%(a)	100%
Albino, Maia & Santos, Unipessoal Limitada	“Albino, Maia & Santos”	Portugal	90	%(b)	100%
Cabos e Lingas—Sociedade Portuguesa de Comércio, Limitada	“Cabose Lingas”	Portugal	90	%(b)	100%
Oliveira Holland BV	“Oliveira Holland”	The Netherlands	90	%(b)	100%

(a)	WireCo Portugal directly holds 90% of the issued shares of Codoaria Oliveira Sá, and Cordoaria Oliveira Sá holds 10% of its own shares. Hence, WireCo Portugal holds 100% of the voting rights of Cordoaria Oliveira Sá.
(b)	Cordoaria Oliveira Sá holds 100% of the shares / quotas of this subsidiary.

All significant intercompany balances and transactions have been eliminated in the consolidation.

The Company’s consolidated financial statements are presented in thousands of Euro (and rounded off to the thousands). Euro is the currency used in most of the operations and considered also as the functional currency of the Company and all of its subsidiaries.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

(2)	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents.

(b)	Revenue Recognition and Trade Accounts Receivable

Revenues from the sale of inventories are recognized when the inventories are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed and determinable. Sales are reduced by allowances and discounts. Amounts charged to customers to deliver product are included in net sales, and the associated shipping and handling costs are included in cost of sales.

Accounts receivable are recorded at the invoiced amount. The standard terms and conditions provide the option to charge interest on past-due invoices from the due date until payment is received. The Company maintains an allowance for doubtful accounts for estimated uncollectible accounts. In establishing the required allowance, management considers historical losses, current aging of receivables, and existing industry and national economic data. The Company reviews its allowance for doubtful accounts periodically. Account balances are charged off against the allowance for doubtful accounts after all reasonable means of collection have been exhausted and the potential for recovery is considered remote.

The Company extends credit to its customers in various industries including industrial, fishing, marine, oil and gas and mining. Consequently, the Company’s ability to collect the amounts due from customers may be affected by the economic conditions in these respective industries. The Company has a wide variety of customers dispersed across a wide geographic area, mitigating any significant concentration of credit risk (despite the fact that approximately 20% of its revenue is generated in Portugal).

(c)	Inventories

Inventories are stated at the lower of cost or market value, market being the current replacement cost limited by net realizable value (ceiling) and net realizable value less a normal profit margin (floor). The Company follows the FIFO (first-in, first-out) method for inventory valuation as it provides an appropriate measure of the current value of its inventory. Inventory costs include raw materials, labor, and allocated manufacturing overhead based on a normal production capacity.

(d)	Property, Plant, and Equipment

Property, plant, and equipment are carried at historical cost. Property, plant, and equipment acquired in connection with purchase business combinations are recorded at their estimated fair values at the date of acquisition. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is credited or charged to operations. No depreciation is recorded for projects in progress until such time as the relevant assets are ready to be used. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated on a straight-line basis over the estimated remaining useful life of the corresponding property or over the term of the lease, whichever is shorter. Plant and equipment under capital leases are stated at the present value of minimum lease payments or at its fair value, if lower. Plant and equipment held under capital leases are

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. The Company generally capitalizes interest cost incurred on debt during the construction of major projects if cumulative project spending is material.

Estimated useful lives of property, plant, and equipment are as follows:

Asset Category	Useful Life
Buildings	10 to 60 years
Machinery and equipment	4 to 14 years
Software, transportation and other equipment	4 to 14 years

Under current legislation and contractual arrangements, the Company has no asset retirement or decommissioning obligations.

(e)	Intangible Assets and Goodwill

Intangible assets acquired in connection with purchase business combinations are recorded at their estimated fair values at the date of acquisition primarily based upon independent appraisals. The estimate of fair value is highly subjective and requires significant judgment. If the Company determines that the estimated fair value of any intangible asset is less than its carrying value, then it will recognize an impairment charge.

When applicable, Goodwill represents the excess of cost over fair value of the net assets of businesses acquired.

Until the adoption of FAS 141(R) (codified in ASC 805), which is effective for annual periods beginning on or after December 15, 2008, if the fair value of the acquiree’s net assets exceeded the acquisition cost, we reassessed whether all acquired assets and assumed liabilities had been appropriately identified and measured. After the reassessment, any excess of fair value over the acquisition cost of the acquiree was allocated pro rata to reduce the amounts assigned to all noncurrent assets (other than non-equity-method investment financial assets, assets to be sold, prepaid pension assets, or deferred taxes). Any negative goodwill remaining after certain acquired assets were reduced to zero were then recognized as an extraordinary gain. After the adoption of FAS 141(R) (codified in ASC 805), any excess of cost over fair value of the net assets of businesses acquired is recognized as a gain in the period the acquisition occurs. There is no pro rata reduction of certain noncurrent assets.

Goodwill and intangible assets determined to have indefinite useful lives are not amortized, but instead tested for impairment at least annually. Currently, the Company has no Goodwill recorded in its financial statements.

Intangible assets with finite useful lives are amortized over their respective estimated useful lives, and reviewed for impairment as necessary. This assessment is performed at a reporting unit level. A reporting unit is a component of a segment that constitutes a business, for which discrete financial information is available, and for which the operating results are regularly reviewed by management. The Company develops an estimate of the fair value of each reporting unit using both a market approach and an income approach. If potential for impairment exists, the fair value of the reporting unit is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill. The estimate of fair value is highly subjective and requires significant judgment related to the estimate of the magnitude and timing of future reporting unit cash flows.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

(f)	Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairment charges recorded during the periods presented herein.

(g)	Fair Value of Financial Instruments

The Company holds certain derivative financial instruments that are accounted for at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Where possible, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Changes in fair value of derivative financial instruments are included in current period Consolidated Statement of Operations.

(h)	Income Taxes

In accordance with the ASC Topic 740, Income Taxes, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statement of Operations in the period that includes the enactment date.

The Company applies ASC Topic 740-10, Accounting for Income Taxes, formerly Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained, in accordance with the requirements of ASC 740-10-55. Income tax positions recognized are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

(i)	Balances and transactions expressed in foreign currencies

Transactions in currencies other than Euro are recorded using the average exchange rates for each period presented. Monetary assets and liabilities denominated in currencies other than Euro are translated into Euro at exchange rates prevailing at the balance sheet date. Adjustments resulting from these transactions are charged or credited to the Statements of Operations.

(j)	Pension and Postemployment Plans

Following the provisions of labor contracts with Oliveira Holland’s workers, the Company is currently responsible for pension commitments under a defined benefit plan. To help satisfy its responsibilities,

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

the Company invests in an external fund, not directly managed by the Company. The liabilities related with the pension scheme, estimated based on a actuarial analysis performed by independent actuaries, are presented in the balance sheet, net of the fair value of the plan assets of the fund.

(k)	Use of Estimates

The preparation of consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the amount of revenues and expenses during the reporting period. Management may also be required to make important judgments regarding such estimates and assumptions and regarding the application of accounting principles and methods.

Significant items subject to such estimates and assumptions include the valuation and useful lives of property, plant, equipment, and intangibles; allowance for doubtful accounts and inventory obsolescence; recognition of uncertain income tax positions; and pension plan assets and obligations related to employee benefits. Actual results could differ from those estimates.

(l)	Recently Issued Accounting Standards

In January 2010 the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving disclosures about Fair Value Measurements, a consensus of the FASB Emerging Issues Task Force (“EITF”). ASU 2010-06 amends FASB ASC Topic 820 to require new disclosures and to clarify certain existing disclosures relating to fair value measurements. The new disclosures about purchases, sales, issuances, and settlements in the roll forward activity for Level 3 fair-value measurements are effective for fiscal years beginning after December 15, 2010. The Company does not expect the adoption of ASU 2010-06 to have a material impact on the financial statements.

In October 2009, the FASB issued ASU No. 2009-13 Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which amends the revenue recognition guidance for arrangements with multiple deliverables. The amendments to FASB ASC 605-25 allow vendors to account for products and services separately rather than as a combined unit. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of ASU 2009-13 to have a material impact on the financial statements.

(3)	Inventories

As of September 30, 2010 and December 31, 2009 inventories, net of obsolescence reserve, consist of the following components:

	September 30, 2010	December 31, 2009
Raw materials	6,083	5,805
Work in process	1,596	1,513
Finished and intermediate goods	6,258	8,093
Merchandise	1,158	1,710

Total inventory	15,095	17,121

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

(4)	Property, Plant, and Equipment

As of September 30, 2010 and December 31, 2009 property, plant, and equipment, net, consists of:

	September 30, 2010	December 31, 2009
Land	2,104	2,088
Buildings	6,701	6,683
Machinery and equipment	6,214	6,112
Transportation and other equipment	1,758	1,693

Subtotal	16,777	16,576
Accumulated depreciation	(5,064)	(4,060)

Total property, plant and equipment, net	11,713	12,516

Depreciation expense was € 1,019 and € 1,665 for the nine month period ended September 30, 2010 and for the year ended December 31, 2009, respectively. Depreciation of assets held under capital leases is included within depreciation expense.

(5)	Intangible Assets

As of September 30, 2010 and December 31, 2009 intangible assets consists of:

	Gross carrying amount	Amortization period	Accumulated amortization	Net carrying amount
September 30, 2010
Trade name	475	Indefinite	—	475
Technology	335	13 years	(71)	264
Customer relationship	209	15 years	(39)	170

Total intangible assets	1,019		(110)	909

December 31, 2009
Trade name	475	Indefinite	—	475
Technology	335	13 years	(52)	283
Customer relationship	209	15 years	(28)	181

Total intangible assets	1,019		(80)	939

Aggregate amortization expense related to amortized intangible assets was € 30 and € 40 for the nine month period ended September 30, 2010 and for the year ended December 31, 2009, respectively.

Estimated amortization expense for the next five years and thereafter is as follows:

2010 (last quarter)	10
2011	40
2012	40
2013	40
2014	40
2015	40
Thereafter	224

Total	434

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

(6)	Long-Term Debt and Borrowings under Revolving Credit Facilities

Long-term debt at September 30, 2010 and December 31, 2009 consists of the following:

	September 30, 2010	December 31, 2009
Mortgage loan	599	636

Total long term debt	599	636
Less current maturities of long-term debt	(73)	(73)

Long-term debt, excluding current maturities	526	563

The Mortgage Loan relates to a 20 year loan obtained by the Company’s Dutch subsidiary (Oliveira Holland) to finance the construction of a warehouse and administrative facilities, carrying a fixed interest rate of 4.82%. Repayment is done in 80 equal installments, paid each calendar quarter, in arrears. This mortgage loan includes no covenants.

The following is a schedule of aggregate principal payments required as of September 30, 2010 on the Mortgage Loan Credit Agreement:

2010 (last quarter)	18
2011	73
2012	73
2013	73
2014	73
2015	73
Thereafter	216

Total	599

In addition to the abovementioned, as of September 30, 2010 and December 31, 2009 the Company was using a Commercial Paper programs (revolving credit facilities) as follows:

•

September 30, 2010—as of this date the Company was using an outstanding amount of € 1,000 under a revolving credit facility subscribed in 2007 up to a maximum amount of € 2,000 and valid until the year 2012. This amount was settled in November 2010 and the applicable interest rate for the facility was EURIBOR + 0.2%.

•

December 31, 2009—as of this date the Company was using an outstanding amount of € 5,500, under several revolving credit facilities (commercial paper programs). The applicable interest rate for these facilities ranged from EURIBOR + 0.12% to EURIBOR + 0.65%.

As of September 30, 2010, the Company had unused credit facilities under commercial paper programs amounting to € 12,000. Some of these facilities may be canceled by the lender in case of change in ownership of the Company. One of these loan facilities, with an amount of up to € 3,000, included a covenant of Net Debt over EBITDA coverage.

(7)	Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain financial assets and liabilities and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

assumptions when estimating fair value. For accounting disclosure purposes, a three-level valuation hierarchy of fair value measurements has been established. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1—inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets. The Company has no Level 1 fair value measurements as of September 30, 2010 and December 31, 2009.

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and inputs that are observable for the assets or liabilities, either directly or indirectly (such as interest rates, yield curves, and prepayment speeds). The Company’s Level 2 assets include interest rate swaps and foreign exchange rate forward agreements.

Level 3—inputs to the valuation methodology are unobservable and significant to the fair value. These may be internally developed, using the Company’s best information and assumptions that a market participant would consider. The Company’s Level 3 assets include the valuation of the fair value of the plan assets related with the pension commitments in Holland.

(a)	Interest Rate Swap Agreements

The Company has entered into interest rate swap agreements to partially mitigate the effects of fluctuations of interest rates on loans. The main characteristics of these agreements, still outstanding as of September 30, 2010, are as follows:

•	Notional amount of € 2,000, expiring August 31, 2012. The Company receives variable payments based on EURIBOR and makes fixed payments at the rate of 4.47% on the notional amount;

•	Notional amount of € 2,000, expiring August 5, 2013. The Company receives variable payments based on EURIBOR and makes fixed payments at the rate of 4.38% on the notional amount.

The Company had not designated these agreements as formal accounting hedges.

The Company values its interest rate swaps using present value measurements based on the LIBOR swap rate, credit spreads, and other observable inputs. Therefore these measurements are classified as level 2 in the hierarchy noted above. The fair value of these two interest rate swaps amounted to a negative € 292 as of September 30, 2010 (negative € 290 as of December 31, 2009). As of September 30, 2010 and December 31, 2009 these amounts were recorded in Other Payables—Noncurrent in the Consolidated Balance Sheet.

The amounts recognized in the Consolidated Statements of Operations for the nine month period ended September 30, 2010 and for the year ended December 31, 2009 in relation to the unrealized amount of these fair values represented a loss of € 2 and € 103, respectively, included in Interest expense. No amounts were recognized through Other Comprehensive Income in relation to these interest rate swaps during the nine month period ended September 30, 2010 and during the year ended December 31, 2009. The cash outflows under the interest rate swap agreements for the nine month period ended September 30, 2010 and for the year ended December 31, 2009 amounted to € 126 and € 62, respectively, included in Interest expense.

(b)	Foreign exchange rate forward agreements

The Company enters into foreign exchange rate forward agreements in order to mitigate the effects of fluctuations of foreign exchange rates on the outstanding trade accounts payable and receivables

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

denominated in foreign currency. The Company has not designated these agreements as formal accounting hedges. The Company values these forward agreements using exchange rates and other observable inputs, therefore these measurements are classified as level 2 in the hierarchy noted above.

These arrangements were settled as of September 30, 2010 (and its aggregate fair value as of December 31, 2009 amounted to € 45, recognized in Other Payables - Noncurrent). The amounts recognized in the Foreign Currency gains (losses) realized and unrealized within the Consolidated Statements of Operations during the nine month period ended September 30, 2010 and the year ended December 31, 2009 in relation to these arrangements corresponded to gains of € 45 and € 69, respectively.

(c)	Plan assets

The fair value of plan assets in relation to pension commitments as at September 30, 2010 and December 31, 2009 was determined as the actuarial provision of the accrued pension rights using an interest rate equal to the discount rate of the pension liabilities as of those dates. No direct asset allocation is held in relation to the insurance contract of the Company with the insurance company. Therefore, the fair value of the plan assets cannot be determined based on a certain asset allocation. Due to this fact, the Company considers it is more suitable to estimate the fair value of the plan assets based on the accrued pension rights and the discount rate (refer to Note 11 on the discount rate used).

(8)	Leases

(a)	Operating Leases

The Company has non-cancelable operating leases for vehicles and for a land leasehold.

In 1998 the Company’s Dutch subsidiary (Oliveira Holland) entered into a leasehold contract with the Rotterdam Municipality whereby it has acquired the right to use a land parcel (where it has subsequently built a warehouse) for a period of 99 years. The leasehold for the first 50 years was paid at inception of the agreement. The remaining 49 years will be paid in monthly installments starting in year 51, and does not bear any interest. This leasehold was recorded as an operating lease given that this operation does not meet any of the criteria described in paragraph 37 of ASC Topic 840-10-25, Leases: (i) transfer-of-ownership by the end of the lease term or (ii) a bargain-purchase-option.

Rental expenses under these operating leases for the nine month period ended September 30, 2010 and for the year ended December 31, 2009 amounted to € 43 and € 57, respectively.

The future minimum lease payments due under non-cancelable operating leases as of September 30, 2010 are as follows:

2010 (last quarter)	9
2011	22
2012	10
2013	—
2014	—
2015	—
Thereafter	1,560

Total	1,601

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

The portion payable after 2015 includes € 1,560 payable in relation to the land leasehold (monthly installments of approximately € 32, payable from the year 2049 to the year 2097; these are constant amounts, not bearing interest).

(b)	Capital Leases

The Company has the following capital leases obligations: (i) building in Maia, Portugal; and (ii) equipment that expire at various dates during the next years. The future minimum capital lease payments as of September 30, 2010 are as follows:

2010 (last quarter)	26
2011	106
2012	102
2013	110
2014	92
2015	93
Thereafter	482

Total	1,011

The outstanding amount in relation to the building capital lease as of September 30, 2010, was € 962.

The amounts payable in relation to the capital leases are recorded in the Consolidated Balance Sheet in Other payables (current and non-current) captions.

(9)	Income Taxes

For the nine months period ended September 30, 2010 and for the year ended December 31, 2009 the components of income tax expense consisted of the following:

	September 30, 2010	December 31, 2009
Current tax expense	1,357	1,677
Deferred tax expense (benefit)	849	(512)

Total income tax expense	2,206	1,165

For the nine months period ended September 30, 2010 and for the year ended December 31, 2009, the profit from continuing operations before taxes consists of the following:

	September 30, 2010	December 31, 2009
Portuguese operations	7,636	5,963
Foreign operations	(80)	(11)

	7,556	5,952

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

Income taxes attributable to profit before income taxes differed from the amounts computed by applying the Portuguese income tax rate of 25% to pretax profit as a result of the following:

	September 30, 2010	December 31, 2009
Computed “expected” tax expense	(1,889)	(1,488)
Municipal income tax (1.5%)	(113)	(89)
State income tax (2.5% over € 2,000 profit before tax)	(95)	—
Tax incentives	302	—
Net variation in the reserves for uncertain tax positions	(373)	447
Other, net	(38)	(35)

Total income tax expense	(2,206)	(1,165)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of September 30, 2010 and December 31, 2009 are presented below:

	September 30, 2010	December 31, 2009
Deferred tax assets:
Revenue recognition criteria differences	—	621
Unrealized losses on foreign exchange rate derivatives	—	10
Unrealized losses on interest rate swaps	85	77
Reserve for inventory obsolescence	26	24
Differences in inventory valuation	—	85
Pensions	33	42
Other temporary differences	130	125

Deferred tax assets	274	984

Deferred tax liabilities:
Property, plant and equipment	(1,400)	(1262)
Intangible assets	(264)	(249)
Other temporary differences	(79)	(93)

Deferred tax liabilities	(1,743)	(1,604)

Net deferred taxes	(1,469)	(620)

At September 30, 2010, the Company has not provided deferred tax liabilities on cumulative undistributed earnings of Oliveira Holland since this distribution is tax free in accordance with European Union Directives. Oliveira Holland’s reserves amount to approximately € 300 as of September 30, 2010.

The Company has not recorded either any deferred tax liability related to the cumulative undistributed earnings of the Portuguese subsidiaries as these are exempt from taxation in its distribution of dividends so that the investment in those subsidiaries can be recovered in a tax-free manner.

The Company is required to assess the ultimate realization of deferred tax assets using a “more likely than not” assessment of realization. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the expected reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment.

The ultimate amount of deferred tax assets realized could be materially different from that recorded, as impacted by changes in Portuguese or foreign income tax laws and upon the generation of future taxable income to enable the Company to realize the related tax assets.

The Company applies the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, codified in ASC Topic 740-10, Accounting for Income Taxes. As a result the Company recognized in the Consolidated Balance Sheet caption Tax contingencies a liability of € 2,544 and € 2,171 for unrecognized tax benefits as of September 30, 2010 and as of December 31, 2009, respectively, including interest and penalties amounting to € 605 and € 453 as of those dates. The amounts charged to the Consolidated Statements of Operations during the nine month period ended September 30, 2010 and the year ended December 31, 2009 amounted to € 373 and € 447 (recognized as a benefit in Income tax expense), respectively. Had these unrecognized tax benefits at September 30, 2010 and December 31, 2009 been recognized, this would affect the effective tax rate on income from continuing operations.

The reconciliation of unrecognized tax benefits, excluding penalties and interest, for the nine month period ended September 30, 2010 and for the year ended December 31, 2009 is as follows:

	September 30, 2010	December 31, 2009
Balance as at beginning of the year	1,718	2,178
Increase based on the year’s tax positions	221	—
Decrease from prior year’s tax positions	—	(460)

Balance as at end of the year	1,939	1,718

In the next twelve months following September 30, 2010, the Company expects the liability for unrecognized tax benefits to decrease by approximately € 500.

In addition to the FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes provision referred to above, the Consolidated Balance Sheet caption Tax contingencies as of September 30, 2010 and December 31, 2009 also includes a provision of € 57 and € 21, respectively, in connection with other tax related contingencies.

In accordance with current applicable laws, tax returns are subject to review and correction by the tax authorities during a four-year period (five years for Social Security), except when there have been tax losses, there have been granted tax benefits, or tax inspections or claims are in progress, in which cases the periods may be extended or suspended. As of September 30, 2010, the tax returns of the Company and those of its subsidiaries for the years 2006 to 2010 are still subject to review.

(10)	Related-Party Transactions

During the nine month period ended September 30, 2010 and the year ended December 31, 2009 the Company had no related party transactions outside the consolidation perimeter, other than the regular wages paid to its management members that also qualified as related parties.

During the year ended December 31, 2009 the Company reimbursed its Shareholders an amount of € 236 corresponding to capital contributions previously converted in to a shareholders loan. As of September 30, 2010 and December 31, 2009 the Shareholders’ loan pending to be paid to the Company’s Shareholders amounted to € 329. Refer to Note 13 for additional disclosures.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

(11)	Employee Benefits

Considering the labor contracts entered with its workers, Oliveira Holland is currently responsible for pension commitments under defined benefit plans towards 11 current and former employees.

The Company adopted FAS 158 (codified in ASC 715) as of January 1, 2009, as it was not feasible to recognize the impact of the late adoption since the inception of the pension plan in 1993. The Company believes the potential prior period impact of such adoption would be immaterial to the financial statements, and therefore has not recognized any impact in Accumulated Other Comprehensive Income as of January 1, 2009.

The pension plan is a final-pay pension plan that grants old-age pension at a yearly accrual rate of 1.75%. Survivor’s pension is accrued at a rate equal to 70% of the prospected old-age pension. The pensionable age is equal to 65 years.

The summary of plan participant data is as follows:

	September 30, 2010	December 31, 2009
Number of active participants	11.0	11.0
Average expected remaining service period (in years)	11.2	11.4
Average age active participants (in years)	45.2	44.2
Average salary active participants (in Euro)	41,806	40,738
Number of deferred	8	9
Number of retirement pensions	3	2
Number of surviving relatives’ pensions	1	1

A summary of the Company’s net balance sheet liability as of September 30, 2010 and December 31, 2009 can be presented as follows:

	September 30, 2010	December 31, 2009
Net balance sheet liability as at beginning of the year	(138)	(68)
Net periodic benefit cost income for the current fiscal year	(46)	(36)
Contributions by the employer including administration cost	124	61
Recognition in other comprehensive income	(34)	(95)

Net balance sheet liability as at end of the year	(94)	(138)

Accumulated other comprehensive income as at beginning of the year	(95)	—
Accumulated other comprehensive income as at end of the year	(129)	(95)
Net periodic benefit cost
Net periodic cost for fiscal year ending December 31, 2011	(47)

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

The Company’s net balance sheet liability is presented in the face of the balance sheet in Other Noncurrent Liabilities, and amounted to € 94 as of September 30, 2010 (€ 138 as of December 31, 2009).

The responsibilities for past services are provided for in an external fund managed by AEGON Levensverzekering N.V. (hereafter: AEGON). The Company does not directly manage this plan.

The Company’s projected benefit obligation as of September 30, 2010 and December 31, 2009 and the roll-forward in the periods then ended is as follows:

	September 30, 2010	December 31, 2009
Projected benefit obligation as at beginning of the year	814	676
Service cost including employee contributions	33	29
Interest cost	42	40
Actuarial losses	47	76
Benefits paid	(12)	(7)

Projected benefit obligation as at end of the year	924	814

In case the overall salary increase would be 100 basis point higher than the assumptions used, the projected benefit obligation as of September 30, 2010 would increase by € 82.

The fair value of the plan assets as of September 30, 2010 and December 31, 2009 and the roll-forward in the periods then ended is as follows:

	September 30, 2010	December 31, 2009
Fair value of plan assets as at beginning of the year	676	608
Expected return on plan assets	36	36
Actuarial gains / (losses)	12	(19)
Contributions by the employer excluding administration cost	118	58
Benefits paid	(12)	(7)

Fair value of plan assets as at end of the year	830	676

The fair value of plan assets as at September 30, 2010 was determined as the actuarial provision of the accrued pension rights using an actuarial interest rate equal to the discount rate of the pension liability as at that date.

The benefits expected to be paid in each of the next five fiscal years, and in aggregate for the five fiscal years thereafter are as follows:

2011	18
2012	27
2013	30
2014	33
2015	40
2016-2020	195

343

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

The Company has estimated the contributions (excluding employee contributions and administration costs) payable in the fiscal year ending as at December 31, 2011 to amount to € 67.

The amount of net periodic benefit cost recognized in the Consolidated Statements of Operations during the nine months period ended September 30, 2010 and the year ended December 31, 2009 is as follows:

	September 30, 2010	December 31, 2009
Service cost including employee contributions	33	29
Interest cost	42	40
Expected return on plan assets	(36)	(36)
Actuarial losses	1	—
Administration cost	6	3

Net periodic benefit cost for the year	46	36

The expected net periodic benefit cost to be recognized in the Consolidated Statement of Operations for the year ended December 31, 2011 is as follows:

December 31, 2011
Service cost including employee contributions	35
Interest cost	48
Expected return on plan assets	(43)
Actuarial losses	3
Administration cost	4

Expected periodic benefit cost for the year	47

The net periodic benefit cost for the fiscal year ending as at December 31, 2011 is estimated to amount to €47. This amount should be recorded in the Consolidated Statements of Operations as the Company’s net periodic benefit cost for the fiscal year ending December 31, 2011. This amount can change (1) due to a difference between the expected and the actual employee contributions and administration cost or (2) in the event of a plan change or reorganization.

The actuarial liability was determined by external actuaries, in accordance with the projected unit credit actuarial cost method with benefit attribution starting at the eligible age within the pension plan or commencement of employment, whichever was later, and ending at departure from active service. The projected unit credit method is an actuarial method in which the service costs (per year) are considered and valued as separate elements of the final projected benefit obligation. The actuarial liability corresponds to the projected benefit obligation defined in general terms in the Accounting Standards Codification Topic 715 (ASC 715), using the benefit attribution method described above. The projected benefit obligation is equal to the actuarial present value of benefits allocated to all periods until the current year.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

The main actuarial assumptions used were as follows:

	September 30, 2010	December 31, 2009
Discount rate	5.00%	5.00%
Wage inflation	1.00%	1.00%
Price inflation	2.00%	2.00%
Specific assumptions
Expected return on assets	5.00%	5.00%
Increase accrued pension rights
—active (career average pay scheme)	0.00%	0.00%
—inactive	0.00%	0.00%
Individual salary increase rate (male and female)
18-24 yrs	2.50%	2.50%
25-29 yrs	2.50%	2.50%
30-34 yrs	2.50%	2.50%
35-39 yrs	2.00%	2.00%
40-44 yrs	2.00%	2.00%
45-49 yrs	1.50%	1.50%
50-54 yrs	1.50%	1.50%
55-59 yrs	0.50%	0.50%
60-64 yrs	0.50%	0.50%
Other (actuarial) assumptions
Mortality table	Proj. M/V 2010-2060	Proj. M/V 2005-2050
Age corrections
—men	-1 before /-1 after	-1 before /-1 after
—women	-1 before /-1 after	-1 before /-1 after
Age difference M/F	+3	+3

(12)	Commitments and Contingencies

The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity. The Company currently maintains insurance coverage for product liability claims.

As of September 30, 2010, the Company is responsible for a number of bank guarantees, provided in the ordinary course of business, namely in relation to (i) guarantees provided for the benefit of customers / potential customers in relation to bid bonds and performance bonds, suppliers and customs. The total amount of these bank guarantees is approximately € 100.

Additionally, as a security for the loan obtained, with an outstanding amount of € 599 as of September 30, 2010, Oliveira Holland mortgaged a warehouse and administrative facilities of its property. Under this same loan, Cordoaria Oliveira Sá also provided a cash flow guarantee to the lender.

LUÍS OLIVEIRA SÁ, SGPS S.A. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(amounts in thousands of Euro)

Following the applicable rules in Portugal, the Portuguese work force of the Company is usually subject to a collective bargaining agreement with FESETE—Federação dos Sindicatos dos Trabalhadores Texteis, Lanifícios, Vesturário, Calçado e Peles de Portugal (the Portuguese federation which oversees various textile unions). As of September 30, 2010 and December 31, 2009 there was no agreement in force due to the fact that the previous agreement expired in 2008.

(13)	Stockholders’ Equity

Common stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution of the Company, are entitled to receive all assets available for distribution to stockholders.

As September 30, 2010 and December 31, 2009, the Company had two shareholders: one holding 80% of the Company’s shares and voting rights, and the other holding 20% of the Company’s shares and voting rights.

Additional Paid In Capital

This balance represents capital contributions of € 20,209 made by two shareholders in December 2007, less € 750 which was converted into a Shareholders’ loan during 2008. The loan amount of € 185 was repaid during 2008 and € 236 was repaid in 2009. The remaining loan balance of € 329 is still due to the Company’s Shareholders as of September 30, 2010 and December 31, 2009. These contributions were sold to WRCA PORTUGAL SOCIEDADE UNIPESSOAL, LDA. in November 2010 (see Note 14 for additional disclosures).

Legal Reserve

Companies in Portugal are obliged to transfer 5% of each year’s statutory Net Profit to a legal reserve until this reserve reaches an amount equal to 20% of share capital. This reserve is not distributable to the shareholders and may only be used to offset losses after all other reserves have been used or to increase the share capital.

(14)	Subsequent events

On November 10, 2010, Família Oliveira Sá, SGPS, S.A. purchased a 20% interest in the Company from another shareholder, thus becoming the sole shareholder of the Company.

Following the Share Purchase Agreement dated October 13, 2010 between WRCA PORTUGAL SOCIEDADE UNIPESSOAL, LDA. (“Acquirer”) and Família Oliveira Sá, SGPS, S.A., ownership of the Company was transferred to the Acquirer on November 16, 2010. The Company then became part of WIRECO WORLDGROUP INC, based in Kansas City, United States of America.

The interest rate swaps open as of September 30, 2010 were cancelled on November 15, 2010 as part of the closing conditions of the Company’s ownership transfer to WIRECO WORLDGROUP, INC.. The Company paid an amount of € 290 to close its position in these swaps.

The Company has evaluated subsequent events through March 23, 2011.

Independent Auditors’ Report

The Board of Directors

WISCO WireCo Wire Rope Co., Ltd.:

We have audited the accompanying balance sheets of WISCO WireCo Wire Rope Co., Ltd. (the Company) as of December 31, 2009 and 2010, and the related statements of operations, equity owners’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WISCO WireCo Wire Rope Co., Ltd. as of December 31, 2009 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG

Hong Kong, China

June 3, 2011

WISCO WIRECO WIRE ROPE CO., LTD.

Balance Sheets

(Amounts in thousands)

	December 31,
	2010	2009
	RMB	RMB
ASSETS

Current assets:
Cash	5,078	17,475
Pledged bank deposits	942	12,620
Accounts receivable	7,738	4,099
Notes receivable	4,443	1,180
Inventories	49,011	61,848
Other current assets	6,896	5,688
Amounts due from related parties	18,059	645
Value added tax recoverable	23,045	8,264

Total current assets	115,212	111,819

Property, plant and equipment, net	1,101,478	1,085,791
Land use rights	21,803	22,279
Value added tax recoverable	90,018	97,100

Total assets	1,328,511	1,316,989

LIABILITIES AND EQUITY OWNERS’ EQUITY

Current liabilities:
Accounts payable	16,719	6,863
Other payables	71,778	80,038
Amounts due to related parties	93,434	34,529
Accrued payroll and staff related expenses	1,990	1,966
Short-term bank borrowings	346,900	226,000
Long-term bank borrowings, current portion	602,400	80,000

Total current liabilities	1,133,221	429,396

Long-term bank borrowings	30,000	602,400

Total liabilities	1,163,221	1,031,796

Equity owners’ equity:
Registered capital	375,110	375,110
Accumulated deficit	(209,820)	(89,917)

Total equity owners’ equity	165,290	285,193

Total liabilities and equity owners’ equity	1,328,511	1,316,989

See accompanying notes to financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.

Statements of Operations

(Amounts in thousands)

	Year ended December 31,
	2010	2009	2008
	RMB	RMB	RMB
			(unaudited)
Net sales
External customers	44,889	19,392	—
Related party	28,994	—	—

Total net sales	73,883	19,392	—
Cost of products sold	(143,940)	(51,530)	—

Gross loss	(70,057)	(32,138)	—

Operating expenses:
Selling and marketing expenses	(5,120)	(4,201)	—
General and administrative expenses	(24,623)	(19,214)	(20,983)

Total operating expenses	(29,743)	(23,415)	(20,983)

Operating loss	(99,800)	(55,553)	(20,983)

Other income / (expenses):
Interest income	69	155	635
Interest expense	(17,884)	—	(1,204)
Foreign currency exchange (loss) / gain, net	(2,097)	4,329	870
Other income	13	3	—
Other expenses	(204)	(586)	—

Total other (expense) / income	(20,103)	3,901	301

Loss before income taxes	(119,903)	(51,652)	(20,682)
Income taxes	—	—	—

Net loss	(119,903)	(51,652)	(20,682)

See accompanying notes to financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.

Statements of Equity Owners’ Equity

(Amounts in thousands)

	Registered capital	Accumulated deficit	Equity
	RMB	RMB	RMB
Balance, December 31, 2007 (unaudited)	258,433	(17,583)	240,850
Capital contributions from equity owners (unaudited)	116,677	—	116,677
Net loss (unaudited)	—	(20,682)	(20,682)

Balance, December 31, 2008 (unaudited)	375,110	(38,265)	336,845
Net loss	—	(51,652)	(51,652)

Balance, December 31, 2009	375,110	(89,917)	285,193
Net loss	—	(119,903)	(119,903)

Balance, December 31, 2010	375,110	(209,820)	165,290

See accompanying notes to financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.

Statements of Cash Flows

(Amounts in thousands)

	Year ended December 31,
	2010	2009	2008
	RMB	RMB	RMB
			(unaudited)
Cash flows from operating activities:
Net loss	(119,903)	(51,652)	(20,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19,577	3,099	265
Amortization	476	479	477
Inventory write-down	11,233	25,007	—
Provision for doubtful accounts	1,583	1,143	—
Loss on disposal of property, plant and equipment	—	222	—
Changes in operating assets and liabilities
Accounts receivable	(5,222)	(5,242)	—
Notes receivable	(3,263)	(1,180)	—
Inventories	1,604	(71,362)	(15,493)
Other current assets	(4,668)	(385)	5,553
Amounts due from related parties	(17,414)	5,310	(5,955)
Value added tax recoverable	(7,699)	(101,812)	(3,552)
Accounts payable	9,856	6,617	245
Other payables	2,170	11,503	4,725
Amounts due to related parties	59,545	4,084	(3,713)
Accrued payroll and staff related expenses	24	791	848

Net cash used in operating activities	(52,101)	(173,378)	(37,282)

Cash flows from investing activities:
Purchases of property, plant and equipment	(28,157)	(130,375)	(428,353)
Disposal of property, plant and equipment	—	20	—
Pledged bank deposits related to purchase of property, plant and equipment	(3,039)	(46,861)	(157,848)

Net cash used in investing activities	(31,196)	(177,216)	(586,201)

Cash flows from financing activities:
Capital contributions from owners	—	—	116,677
Proceeds from short-term bank borrowings	346,900	226,000	65,000
Repayment of short-term bank borrowings	(226,000)	(65,000)	—
Proceeds from long-term bank borrowings	30,000	177,400	355,000
Repayment of long-term bank borrowings	(80,000)	—	—
Proceeds of borrowings from related party	281,000	—	—
Repayment of borrowings from related party	(281,000)	—	—

Net cash provided by financing activities	70,900	338,400	536,677

Net decrease in cash	(12,397)	(12,194)	(86,806)

Cash at beginning of year	17,475	29,669	116,475

Cash at end of year	5,078	17,475	29,669

See accompanying notes to financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.

Statements of Cash Flows—(Continued)

(Amounts in thousands)

	Year ended December 31,
	2010	2009	2008
	RMB	RMB	RMB
			(unaudited)
Supplemental disclosures of cash flow information:
Interest paid	52,892	41,327	19,626
Income taxes paid	—	—	—
Noncash investing activities:
Payables for acquisition of property, plant and equipment	56,050	66,480	82,476
Amounts due to related parties for acquisition of property, plant and equipment	16,852	17,492	17,391
Utilization of pledged bank deposits for acquisition of property, plant and equipment	14,717	51,867	173,180

See accompanying notes to financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements

(Amounts in thousands)

(1)	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Nature of Business and Company Information

The accompanying financial statements consist of the balance sheet of WISCO WireCo Wire Rope Co., Ltd. (“the Company”), and the related statements of operations, changes in equity owners’ equity, and cash flows.

The Company was established in accordance with the laws of the People’s Republic of China (“PRC”) on June 30, 2006 with an operating tenure of 50 years pursuant to a joint venture agreement dated June 12, 2006 entered into between Wuhan Jiangbei Iron and Steel Co., Ltd (“Wisco Jiangbei”), a wholly owned subsidiary of Wuhan Iron and Steel Company Group (“WISCO Group”), and WRCA Hong Kong Holding Company, Ltd., (“WRCA HK”), a wholly owned subsidiary of WireCo WorldGroup (Cayman) Inc. (“WireCo WorldGroup”), a global company that manufactures and sells wire ropes, high technology synthetic ropes, electromechanical cable wire and related products. The registered capital of the Company is RMB 375,110 (USD 50,000).

Since its inception through December 31, 2008, the Company was primarily engaged in the construction of its production facility (“the facility”) and installation of equipment within the facility. In 2009, a substantial portion of the remaining equipment was installed and the facility began producing a nominal amount of test products. In September 2010, the facility and the majority of related equipment were substantially complete and ready for their intended use.

The Company’s principal activities are the manufacturing and distribution of wire ropes to its customers in the PRC and international markets.

(b)	Basis of Presentation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The accompanying financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and the Company’s ability to pursue financing arrangements to support its working capital requirements.

The Company has experienced recurring losses since its inception and has an accumulated deficit of RMB 209,820 as of December 31, 2010. As of December 31, 2010, total current liabilities exceeded total current assets by RMB 1,018,009. Management’s plans in regard to funding its working capital are described below. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Historically, the Company relied principally on cash provided by financing activities, primarily proceeds from short-term and long-term borrowings from banks and its equity investors, to finance its investing activities and working capital requirements. As of December 31, 2010, the Company has short-term bank borrowings of RMB 346,900 and long-term bank borrowings of RMB 632,400, of which RMB 512,400 was from its primary bank that was classified as current liability due to the Company’s breach of the debt covenant. The remaining RMB 120,000 long-term bank borrowing was from other banks, of which RMB 90,000 is due in 2011 and RMB 30,000 in 2012.

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

As discussed above and in Note 10, as of December 31, 2010, the Company was in breach of the financial debt covenant of the long-term bank borrowings from its primary bank. The covenant requires the Company to maintain liabilities of less than 80% of total assets. As a result of the breach, the bank has the right (i) to require the Company to increase its capital base; (ii) to require the Company to provide additional guarantees from others; or (iii) to serve notice to the Company to declare all of the bank borrowings due by the Company to be immediately due and payable. On April 20, 2011, the Company entered into a second supplemental agreement (“the Supplemental Agreement”) with its primary bank, which defers the principal payments of the borrowings and the compliance with the aforementioned financial debt covenant until 2013. However, the Supplemental Agreement shall take effect contingent upon the Company receiving an additional capital contribution of USD 15,000 within 90 days of signing the agreement (if the equity contribution does not take place within the 90 days solely due to reasons of government approval, the Supplemental Agreement provides for an extension of 30 working days following the date that such approval is received).

On May 4, 2011, Wisco Jiangbei and WRCA HK entered into a Capital Increase Agreement, under which, WRCA HK agreed to invest an additional USD 15,000 in the Company, subject to government approvals, in exchange for an increase in WRCA HK’s ownership percentage in the Company from 51% to 65%. Certain government approvals are required before the equity contribution can be completed. The Company and its equity investors expect to obtain government approvals within the 90 days as required by the Supplemental Agreement. However, there can be no assurance that such approvals will be obtained.

During February 2011, the Company obtained an additional RMB 40,000 in long-term bank borrowings and used the proceeds to repay a portion of the short-term bank borrowings.

As discussed in Note 14, Wisco Jiangbei has traditionally been providing interest-free funding to the Company to assist in the renewal of the Company’s short-term bank borrowings. The Company expects that Wisco Jiangbei will continue to provide similar support in 2011 and allow it to renew its short-term bank borrowings in 2011 when they fall due. In addition, Wisco Jiangbei and WRCA HK have provided a letter of financial support to the Company.

Based on forecasted operating cash flows, expected additional capital contribution of USD 15,000 from WRCA HK, expected renewal of short-term bank borrowings, and the financial support from the equity investors, management believes the Company will be able to meet its commitments and liabilities as they fall due for a period extending at least one year beyond the date of the financial statements.

(c)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include useful lives of property, plant and equipment, the recoverability of property, plant and equipment, allowance for doubtful accounts and sales returns, the realizability of inventory, and valuation allowance for deferred tax assets. Actual results could differ from these estimates.

(d)	Cash

Cash consists of cash on hand and cash at bank. As of December 31, 2010 and 2009, RMB 5,054 and RMB 17,464, respectively, in cash were held in major financial institutions located in the PRC. Management believes these major financial institutions have acceptable credit rating.

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

(e)	Pledged Bank Deposits

Pledged bank deposits represent amounts held by financial institutions, which are not available for the Company’s use, as security for issuance of bills and letters of credit for purchases of equipment. Upon maturity of the bills, which generally occur within 3 to 6 months after the issuance of the bills, the deposits are released by the financial institution and become available for use by the Company. Pledged bank deposits are reported within cash flows from investing activities in the statement of cash flows.

(f)	Accounts Receivable

Accounts receivable primarily represent amounts due from customers, that are recorded at the invoiced amount and do not bear interest. Management reviews its accounts receivable on a periodic basis and records allowances when there is a doubt as to the collectibility of the balance. In evaluating the collectibility of an accounts receivable balance, management considers various factors, including the age of the balance, customer specific facts and economic conditions. Accounts receivable balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(g)	Notes Receivable

Notes receivable represent short-term notes receivable issued by a financial institution that entitles the Company to receive the full face amount from the financial institution at maturity, which is generally 6 months from the date of issuance. Historically, the Company has experienced no losses on notes receivable.

(h)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the weighted average method. Work-in-progress and finished goods comprise direct materials, direct labor and an allocation of manufacturing overhead costs based on normal operating capacity.

(i)	Property, Plant and Equipment

Construction in progress is recognized based on actual cost incurred and includes direct costs of construction and capitalized interest on related borrowed funds during the period of construction. Construction in progress is transferred to fixed assets and depreciated when it is completed and ready for its intended use.

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Estimated useful life
Building and improvements	7 – 40	years
Machinery and equipment	5 – 20	years
Electronic equipment and furniture	3 – 5	years
Transportation equipment	5	years

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and improvements that extend the useful life of the property, plant and equipment are capitalized as additions to the related assets. Retirement, sales and disposals of property, plant and equipment are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the statements of operations.

(j)	Land Use Rights

Land use rights represent the exclusive right to occupy and use the land in the PRC for a specified contractual term. Land use rights are recorded at cost and charged to expense on a straight-line basis over the term of the land use rights of 49 years.

(k)	Capitalization of Interest

Capitalization of interest directly attributable to the construction or production of qualifying assets, i.e., assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalized as part of the cost of those assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. Interest earned on the investment of borrowed funds are not offset against interest costs incurred during the period.

When major construction projects are completed, the associated capitalized interest is depreciated or amortized over the estimated useful life of the corresponding qualifying assets.

(l)	Impairment of Long-Lived Assets

The Company evaluates its long-lived assets or asset group for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be recoverable.

When these events occur, the Company evaluates the impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets. There were no impairment charges recorded for any of the periods presented.

(m)	Revenue Recognition

The Company recognizes revenues, when the product has been delivered, which is the point the customer takes ownership and assumes risk of loss, collection of relevant receivable is reasonably assured, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Written sales agreements or customer purchase orders, which specify price, products, and quantity, are used as evidence of an arrangement.

For domestic sales, the majority of the Company’s contracts provide that products are considered delivered when they reach the customer’s destination and acceptance is signed by the customer. For export sales, products are considered delivered when the goods have been loaded on the ship at the port of shipment, after which the customer bears all costs and risks of loss or damage to the goods.

Revenue is recognized net of all value-added taxes imposed by governmental authorities. Sales are recognized based on invoiced amounts.

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

(n)	Cost of Products Sold

Cost of products sold represent the costs and expense necessary to manufacture the finished rope product, including the costs of raw materials and supplies, direct manufacturing and contract labor, and overhead expenses.

(o)	Income Taxes

The Company recognizes in its financial statements the benefit of a tax position if a tax return position or future tax position is “more likely than not” to prevail, which is defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position. Tax positions that meet the “more likely than not” threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Company has elected to classify interest and penalties related to unrecognized tax benefit, if and when required, as part of income tax expense in the Statements of Operations.

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

(p)	Fair Value of Financial Instruments

The Company’s principal financial instruments comprise short and long-term bank borrowings, cash and pledged bank deposits. The main purpose of these financial instruments is to finance the Company’s capital expenditures and operations. The Company has other financial assets and liabilities such as accounts receivable, notes receivable, other current assets, accounts payable, other payables, accrued payroll and staff related expenses, amounts due from/to related parties.

The carrying amounts of cash, pledged bank deposits, accounts receivable, notes receivable, other current assets, accounts payable, other payables, accrued payroll and staff related expenses, amounts due from/to related parties and short-term bank borrowings as of December 31, 2010 and 2009 approximate fair value because of the short maturity of these instruments. The carrying values of the long-term borrowings approximate their fair values as the borrowings bear variable interest rates that approximate the interest rates currently offered for similar debt instruments of comparable maturities.

(q)	Recently Issued Accounting Standards

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue, a consensus of the FASB Emerging Issues Task Force. This update provides amendments to FASB ASC Subtopic 605-25, Revenue Recognition - Multiple-Element Arrangements, to eliminate the requirement that all undelivered elements have vendor specific objective evidence of selling price (“VSOE”) or third party evidence of selling price (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE and TPE for one or more delivered or undelivered elements in a multiple element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU No. 2009-13. Additionally, the new guidance will require entities to disclose more information about their multiple element revenue arrangements. This guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. Management believes the adoption of ASU No. 2009-13 will not have a significant impact on the Company’s financial condition, results of operations or cash flows.

(2)	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2010 and 2009 consist of the following:

	2010	2009
	RMB	RMB
Accounts receivable	10,464	5,242
Allowance for doubtful debts	(2,726)	(1,143)

	7,738	4,099

The movement in the allowance for doubtful accounts against accounts receivable was as follows:

	2010	2009
	RMB	RMB
As of January 1	(1,143)	—
Amounts charged to administrative expense	(1,583)	(1,143)

As of December 31	(2,726)	(1,143)

(3)	INVENTORIES

Inventories at December 31, 2010 and 2009 consist of the following:

	2010	2009
	RMB	RMB
Raw materials	12,871	27,395
Work in progress	10,695	15,577
Finished goods	25,445	18,876

	49,011	61,848

During 2009, certain wire ropes sold were returned by its customers because those ropes did not fully meet its customers’ specifications. A write-down of RMB 16,444 was recorded in connection with these returned inventories to adjust their carrying value to their net realizable value. An additional write-down of RMB 8,563 was recorded in 2009 to adjust similar inventories already produced but not yet delivered to customers to their net realizable value.

During 2010, a write-down of RMB 11,233 was recorded in connection with unsold inventories to adjust their carrying value to their net realizable value.

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

(4)	OTHER CURRENT ASSETS

Other current assets at December 31, 2010 and 2009 consist of the following:

	2010	2009
	RMB	RMB
Prepaid expenses	6,421	5,429
Other receivables	475	259

	6,896	5,688

(5)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at December 31, 2010 and 2009:

	2010	2009
	RMB	RMB
Building and improvements	263,718	—
Machinery and equipment	825,032	33,359
Electronic equipment and furniture	8,356	1,938
Transportation equipment	858	858

	1,097,964	36,155
Accumulated depreciation	(22,912)	(3,335)

	1,075,052	32,820
Construction in progress	26,426	1,052,971

Property, plant and equipment, net	1,101,478	1,085,791

The depreciation expense for the years ended December 31, 2010, 2009, and 2008 was RMB 19,577, RMB 3,099, and RMB 265, respectively. The increase in the depreciation expense in 2010 results from a significant portion of the assets being placed in service as of September 1, 2010. As of December 31, 2010 and 2009, the Company pledged its equipment and production facility with a carrying amount of RMB 779,058 and RMB 71,721, respectively, as security for short-term and long-term bank borrowings (see note 10 to the financial statements).

As of May 10, 2011, the Company additionally pledged its production facility with a carrying amount of RMB 253,780 as security for short-term and long-term bank borrowings (see note 10 to the financial statements).

For the years ended December 31, 2010, 2009 and 2008, the total gross interest expense was RMB 53,127, RMB 41,378, and RMB 20,752, respectively. Interest capitalized was RMB 35,243, RMB 41,378, and RMB 19,548 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company has evaluated the carrying value of the property, plant and equipment and determined that there has been no impairment of its property, plant and equipment as of December 31, 2010 and 2009.

(6)	LAND USE RIGHTS

As of December 31, 2010 and 2009, the Company pledged its land use rights with a carrying amount RMB 21,803 and RMB 22,279, respectively, as security for short-term and long-term bank borrowings (see note 10 to the financial statements).

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

(7)	VALUE-ADDED TAX RECOVERABLE

Value-added tax (“VAT”) recoverable as at December 31, 2010 and 2009 relates to input VAT arising from purchases of property, plant and equipment of RMB 95,448 and RMB 91,417 and inventories of RMB 17,615 and RMB 13,947, respectively. The value-added tax paid will be recovered through VAT collection on subsequent sales of products and assets by the Company. There is no expiration period for value-added tax recoverable.

(8)	EMPLOYEE BENEFITS

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, unemployment insurance and pension benefits. The Company is required to make contributions to the state-sponsored plans based on certain percentages of the employees’ salaries, subject to certain ceilings, in accordance with the relevant PRC regulations. The total amounts for such employee benefits were RMB 3,461, RMB 2,233, and RMB 210 for the years ended December 31, 2010, 2009, and 2008, respectively.

(9)	OTHER PAYABLES

Other payables at December 31, 2010 and 2009 consist of the following:

	2010	2009
	RMB	RMB
Payables for acquisition of property, plant and equipment	56,050	66,480
Notes payable	—	8,709
Freight	2,384	1,330
Advances from customers	2,945	392
Interest	1,625	1,390
Taxes, other than income taxes	984	40
Others	7,790	1,697

Total other payables	71,778	80,038

(10)	BANK BORROWINGS

(a)	Short-term bank borrowings

The Company has short-term bank borrowings outstanding as of December 31, 2010 and 2009 amounting to RMB 346,900 and RMB 226,000, respectively. As of December 31, 2010 and 2009, the Company’s short-term bank borrowings carried a weighted average annual interest rate of 5.406% and 5.310%, respectively, with interest payable monthly. The short-term bank borrowings mature at various dates within one year and do not contain any renewal terms or any requirement for the maintenance of financial covenants.

As of December 31, 2010 and 2009, short-term bank borrowings amounting to RMB 55,000 are collateralized by the Company’s land use rights, and property, plant and equipment (see notes 5 and 6 to the financial statements).

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

(b)	Long-term bank borrowings

The components of long-term bank borrowings at December 31, 2010 and 2009 were as follows:

	2010	2009
	RMB	RMB
Collateralized bank loans from primary bank	512,400	512,400
Uncollateralized bank loans from other banks	120,000	170,000

Total long-term bank borrowings	632,400	682,400
Less: current portion	(602,400)	(80,000)

Long-term bank borrowings, excluding current portion	30,000	602,400

The Company has long-term bank borrowings of RMB 512,400 from its primary bank as of December 31, 2010 and 2009. The long-term bank borrowings carry a variable interest rate at the prevailing base lending rate set by the People’s Bank of China and are repayable in 2011 to 2013. The weighted average effective interest rate of the long-term bank borrowings was 5.571% as of December 31, 2010 and 5.336% as of December 31, 2009 with interest payable quarterly. The long-term bank borrowings are collateralized by the Company’s land use rights, property, plant and equipment (see notes 5 and 6 to the financial statements). The borrowing agreement contains a financial covenant which requires the Company to maintain liabilities of less than 80% of total assets.

As of December 31, 2010, the Company was not able to comply with the financial covenant as total liabilities exceeded 80% of total assets. As a result of the breach of the covenant, the bank has the right (i) to require the Company to increase its capital base; (ii) to require the Company to provide additional guarantees; or (iii) to serve notice to the Company to declare all the bank borrowings due by the Company to be immediately due and repayable. Accordingly, the long-term bank borrowings of RMB 512,400 have been classified as current liabilities in the balance sheet as of December 31, 2010.

On April 20, 2011, the Company entered into a second supplemental agreement with its primary bank, pursuant to which no principal payments will be due before 2013 and the compliance with the financial covenant that the Company had breached as of December 31, 2010 will be deferred until 2013. However, the Supplemental Agreement shall take effect contingent upon the Company receiving an additional capital contribution of USD 15,000 within 90 days of signing the agreement (if the equity contribution does not take place within the 90 days solely due to reasons of government approval, the Supplemental Agreement provides for an extension of 30 working days following the date that such approval is received).

The Company has long-term bank borrowings of RMB 120,000 and RMB 170,000 from other banks as of December 31, 2010 and 2009, respectively. The weighted average effective interest rate of the long-term bank borrowings was 5.513% as of December 31, 2010 and 5.416% as of December 31, 2009 with interest payable quarterly. The long-term bank borrowings do not contain any requirement for the maintenance of financial covenants. As of December 31, 2010, the principal amount due in 2011 and in 2012 amounted to RMB 90,000 and RMB 30,000, respectively.

(11)	INCOME TAXES

The Company is subject to PRC income tax. The Company, being a manufacturing foreign investment enterprise, was granted a two-year exemption followed by three-year 50% reduction in the income tax rate starting from its first profit-making year from a PRC tax perspective (“the 2+3 tax holiday”) under the relevant PRC tax regulations effective prior to January 1, 2008.

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

The new PRC Corporate Income Tax Law (“the new tax law”) was passed at the fifth Plenary Session of the tenth National People’s Congress of the PRC on March 16, 2007. The statutory income tax rate under the new tax law is 25% and is effective from January 1, 2008 onwards.

The new tax law and its relevant regulations grandfather the 2+3 tax holiday until it expires and requires the tax holiday to start on January 1, 2008 to the extent it has not started earlier. The Company has been loss-making since its establishment in 2006, and it was required to commence its 2+3 tax holiday on January 1, 2008. Accordingly, the Company was exempt from income tax for 2008 and 2009, and is subject to income tax at 12.5% from 2010 to 2012 and at 25% from 2013 onwards.

The components of deferred tax assets are as follows:

	2010	2009
	RMB	RMB
Deferred tax asset
Current:
Accounts receivable	359	1,618
Inventories	4,463	774
Accruals	93	47
Less:Valuation allowance	(4,915)	(2,439)

	—	—

Non-current:
Property, plant and equipment	23,494	9,026
Tax losses	19,024	8,488
Less:Valuation allowance	(42,518)	(17,514)

	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portions, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Based on the historical performance and cumulative losses in recent years, management believes it is more likely than not that the Company’s deferred tax assets will not be realized. Accordingly, full valuation allowances were provided on the Company’s deferred tax assets as of December 31, 2010 and 2009.

Reconciliation of the tax expense to the loss before income tax for the years ended December 31, 2010, 2009 and 2008 is as follows:

	For the year ended December 31
	2010	2009	2008
	RMB	RMB	RMB
			(unaudited)
Loss before tax	(119,903)	(51,652)	(20,682)
Tax at statutory tax rate of 25%	(29,976)	(12,913)	(5,170)
Non-deductible expenses	22	73	12
Change in tax rate	2,475	2,439	—
Change in valuation allowance	27,479	10,401	5,158

Tax expense	—	—	—

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

As of January 1, 2008 and for each of the years ended December 31, 2008, 2009 and 2010, the Company did not have unrecognized tax benefits, and therefore no interest or penalties related to unrecognized tax benefits were accrued. The Company does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months.

The Company files income tax returns in the PRC. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances where the underpayment of taxes is more than RMB 100,000. In the case of transfer pricing issues, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The PRC tax returns for the Company are open to examination by the PRC tax authorities for the tax years beginning in 2009.

(12)	REGISTERED CAPITAL

Registered capital at December 31, 2010 and 2009 consist of the following:

	2010	2009
	RMB	RMB
WISCO Jiangbei	183,804	183,804
WRCA HK	191,306	191,306

	375,110	375,110

As of December 31, 2010 and 2009, the Company’s registered capital is RMB 375,110 (USD 50,000).

On May 4, 2011, Wisco Jiangbei and WRCA HK entered into an amendment to the equity joint venture contract that provided for a USD 15,000 increase in the Company’s registered capital to be contributed by WRCA HK. Certain government approvals are required before the equity contribution can be completed.

(13)	SIGNIFICANT CONCENTRATIONS AND RISKS

(a)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk are primarily accounts receivable and notes receivable. Accounts receivable and notes receivable are typically unsecured and derived from revenue earned from customers. The risk is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances. The Company maintains an allowance for estimated credit losses and credit losses have generally been within its expectations.

(b)	Currency Convertibility Risk

A significant portion of the Company’s business is transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

(c)	Concentration of Interest Rate Risk

Interest rate risk is the risk that the fair value and future cash flows resulting from a financial instrument will fluctuate because of changes in market interest rates. The Company’s risk exposure to movements in market interest rates is mainly related to the Company’s bank borrowings bearing interest at floating rates. The Company’s policy is to minimize its interest cost using a mix of fixed and variable rate bank borrowings. As of December 31, 2010 and 2009, the Company’s fixed rate bank borrowings amounted to RMB 125,000 and RMB 130,000 and its floating rate bank borrowings amounted to RMB 854,300 and RMB 778,400, respectively.

(14)	RELATED PARTY TRANSACTIONS AND BALANCES

Name of Related Party	Relationship
WRCA HK	Investor
Wisco Jiangbei	Investor
WireCo WorldGroup	Ultimate holding company of WRCA HK
WISCO Group	Ultimate holding company of Wisco Jiangbei

(a)	Related Party Transactions

The Company has the following significant transactions with related parties.

	Notes		2010	2009	2008
			RMB	RMB	RMB
					(unaudited)
Sales of products to WireCo WorldGroup and its subsidiaries	(i	)	28,994	—	—
Technology licensing fees to WireCo WorldGroup	(ii	)	—	—	—
Purchases of materials from WISCO Group and its subsidiaries	(iii	)	21,340	39,260	11,245
Purchases of materials from WISCO Jiangbei	(iii	)	5,486	—	—
Purchases of equipment from WireCo WorldGroup and its subsidiaries	(iii	)	2,129	—	—
Purchases of power from WISCO Jiangbei	(iii	)	9,247	9,258	2,000
Purchases of power from WISCO Group and its subsidiaries	(iii	)	2,988	3,558	—
Subcontracting fees paid to WISCO Group and its subsidiaries	(iii	)	—	550	8,113
Other services provided by WISCO Group and its subsidiaries	(iii	)	103	104	—
Staff travelling and consulting expenses paid on behalf by WireCo WorldGroup and its subsidiaries			8,597	6,236	8,713
Borrowings from WISCO Jiangbei	(iv	)	281,000	—	—
Repayment of borrowings to WISCO Jiangbei	(iv	)	281,000	—	—
Consulting expenses due to WISCO Jiangbei			—	—	1,880

(i)	Sales of products to its related parties were determined by mutual negotiations between the Company and its related parties.
(ii)

The Company entered into a technology license and support contract that provides for the payment of licensing fees to WireCo WorldGroup for the use of various proprietary information licenses and licensed

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

technology. This agreement provides for payment of 3% of total sales revenue per annum through 2012, 2% of total sales revenue per annum for the years 2013 through 2016, and no fees thereafter. No payments were made in 2010, 2009 and 2008 between the Company and WireCo WorldGroup.
(iii)	Purchases of materials and power from and subcontracting fees paid to related parties were determined by mutual negotiations between the Company and its related parties.
(iv)	The borrowings were provided by Wisco Jiangbei to assist the Company to renew revolving short-term bank borrowings. The funds are used to repay the borrowings from the bank, following which the bank renews the bank borrowings. These borrowings are interest free and are normally repaid several days after the renewal of the short-term bank borrowings.

(b)	Amounts Due From/To Related Parties

The Company had the following amounts due from/to its related parties as of December 31:

	2010	2009
	RMB	RMB
Amounts due from related parties:

WISCO Group and its subsidiaries	265	645
WISCO Jiangbei	15,292	—
WireCo WorldGroup and subsidiaries	2,502	—

	18,059	645

Amounts due to related parties:
WISCO Group and its subsidiaries	31,657	17,938
WISCO Jiangbei	8,987	1,125
WireCo WorldGroup and subsidiaries	52,790	15,466

	93,434	34,529

(15)	CAPITAL COMMITMENTS AND CONTINGENCIES

The Company is involved in various claims and legal actions arising in the ordinary course of business which are incidental to its operations. The Company currently maintains insurance coverage for certain risks, such as employer liability risks and workers’ compensation claims. In the opinion of management of the Company, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(16)	SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date, through June 3, 2011, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.

UNAUDITED-November 18, 2011

The effectiveness of the Supplemental Agreement with the Company’s primary bank was contingent upon the completion and funding of the USD 15,000 capital contribution from WRCA HK within 30 working

WISCO WIRECO WIRE ROPE CO., LTD.

Notes to Financial Statements—(Continued)

(Amounts in thousands)

days following the receipt of the final government approval. The capital contribution was funded in its entirety on September 30, 2011, two days following the 30 working day requirement. Management has not received communication from the lender notifying them of an event of default, and believes that the Company has constructively complied with the Supplemental Agreement.

Due to continued losses and reduced liquidity, management is currently negotiating with the lender to restructure its debt under a revised agreement to further defer principal payments and modify the debt covenants. The revised agreement will likely require compliance with restrictive operational and financial covenants. There can be no assurance that the Company will be able to comply with these operational and financial covenants. Furthermore, there can be no assurance that the Company will be able to restructure its debt or obtain additional financing from its joint venture partners or other third parties.

WireCo WorldGroup Inc.

Exchange Offer for $425,000,000 9.500% Senior Notes due 2017

PROSPECTUS

                    , 2011

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following summarizes certain arrangements by which the controlling persons, directors and officers of the Company and the Guarantors (the “Registrants”) are indemnified against liability which may incur in their capacities as such.

The Company entered into an Indemnification Letter Agreement in February of 2007 with Paine & Partners, LLC (formerly Fox Paine Management III, LLC) which provides that we will indemnify Paine & Partners, LLC or any of its members, employees, agents, affiliate or controlling persons (the “Indemnified Persons”) against all liabilities, losses, damages or expenses incurred by such Indemnified Person in connection with the management agreement entered into between the Company and Paine & Partners, LLC. Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to the Indemnification Letter Agreement shall be reimbursed by the Company when incurred unless such liability, loss, damage or expense is ruled by a court of competent jurisdiction, which has become final and no longer subject to appeal or review, to have resulted primarily from such Indemnified Person’s bad faith or gross negligence.

Below is a summary of certain indemnification rights provided in the applicable statutes and constituent documents of the Registrants. These summaries are qualified in their entirety by reference to the complete text of the statutes and the constituent documents referred to below.

WireCo WorldGroup, Inc.

WRCA US Holdings Inc.

Section 145 of the General Corporation Law of the State of Delaware (the “DCGL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 145 of the DGCL also permits a corporation to purchase and maintain, on behalf of any director, officer, employee or agent of a corporation insurance against liabilities incurred in such capacities. In addition, Section 145 of the DGCL permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of an action, suit, or proceeding, upon receipt of an undertaking by the director or officer to repay such amount if it is determined that such person is not entitled to indemnification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for improper payment of dividends or redemptions of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The certificate of incorporation of WireCo WorldGroup, Inc. and WRCA US Holdings Inc. (the “Delaware Corporations”) provides that, to the fullest extent permitted by the DGCL, such Delaware Corporations’ directors will not be personally liable to such Delaware Corporation or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Moreover, the certificate of incorporation of the Delaware Corporations also provides for the indemnification of each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was a director or officer of such Delaware Corporation or, while a director or officer of such Delaware Corporation, is or was serving at the request of such Delaware Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, employee benefit plan, trust or enterprise, against all expense. liability and loss (including attorneys’ fees, judgments, fines, amounts paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the claimant seeking indemnification has met the standards of conduct which make it permissible under the DGCL for the Delaware Corporation to indemnify the claimant.

The Delaware Corporations may also maintain insurance, at its expense, to protect themselves and any director, officer, employee or agent of the Delaware Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Delaware Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

WRCA, LLC

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. However, to the extent that the limited liability company agreement seeks to restrict or limit the liabilities of such person, Section 18-1101 of the DLLCA prohibits it from eliminating liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The limited liability company agreement of WRCA, LLC does not include any provisions regarding director or officer indemnification.

WireCo WorldGroup (Cayman) Inc.

WRCA Distributor (Cayman) Ltd.

WireCo WorldGroup Sales (Cayman) Ltd.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud, willful default, willful neglect, dishonesty or the consequences of committing a crime. The memorandum and articles of association for our Cayman Registrants provide for indemnification of our officers and directors; out of the assets and funds of the relevant Cayman Registrant, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained, other than by reason of the Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgement) or in the execution or discharge of his duties, powers, authorities or discretion, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

WRCA Finance (Luxembourg) S.À R.L.

WRCA (Luxembourg) Holdings S.À R.L.

WRCA (Luxembourg) S.À R.L.

WRCA Canadian Holdings (Luxembourg) S.À R.L.

Luxembourg’s Law on Commercial Corporations is silent on indemnification of officers, directors and managers. It does not establish any restrictions or guidance on indemnification of directors, corporate executives or managers. Furthermore, the constitution for each of our Luxembourg Registrants similarly does not include any provisions regarding director or officer indemnification.

1295728 Alberta ULC

Wireline Works Partnership

Under the Canada Business Corporations Act (“CBCA”), a corporation may indemnify certain persons associated with the corporation or, at the request of the corporation, another entity, against all costs, charges, and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative, or other proceeding in which he or she is involved because of that association with the corporation or other entity. Indemnifiable persons are current and former directors or officers, other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity of another entity.

The law permits indemnification only if the indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful and he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done. With the approval of the court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation to which the indemnifiable person is made a party because of his or her association with the corporation.

Section 5.1 of 1295728 Alberta ULC articles of incorporation provide that the Company shall indemnify any directors or officers of the Corporation, former directors or officers, and each individual who acts or acted at our request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which he is made a party by reason or being or having been a director or officer of that Corporation or body corporate, if:

•	he acted honestly and in good faith with a view to the best interests of the Corporation; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his or her conduct was lawful.

The partnership agreement of Wireline Works Partnership does not include any provisions regarding director or officer indemnification.

Casar Drahtseilwerk Saar GmbH

NL Drahtseile GmbH

Due to the absence of contractual indemnities for the managing directors of Casar Drahtseilwerk Saar GmbH and NL Drahtseile GmbH the (“German Guarantors”), they may be indemnified on the basis of German law only.

Under German law a managing director of the German Guarantors might under certain circumstances be entitled to claim indemnification from a shareholder of the German Guarantors in the event that the managing director is liable, e.g. for a business-destroying intervention (existenzvernichtender Eingriff), jointly with the shareholder provided that the shareholder has instructed the managing director to the respective action or omission by the managing director.

Following the German legal principles regarding the “mandate and contract for the management of the affairs of another” and in particular Section 670 of the German Civil Code (BGB), the German Guarantors will, under certain circumstances, be obliged to indemnify a managing director against all costs and expenses (Aufwendungen) incurred by the managing director in connection with his/her mandate that the managing director lawfully considered to be necessary in the circumstances.

The managing directors may also be entitled to ask for indemnification from the German Guarantors pursuant to Section 426 (1) of the BGB in case of joint direct liability with the German Guarantors vis-à-vis third parties, provided that the managing director has not violated any of his/her obligations towards the German Guarantors. The same principles apply in case of a joint and several liability of two or more managing directors among themselves. In case of a joint liability of a managing director and the respective German Guarantor vis-à-vis the German tax authorities for any tax payments, the managing director is entitled to ask for indemnification by the German Guarantors in respect to the primary tax obligation but excluding any fine for late payment. The right to ask for such indemnification does not exist, however, if and to the extent the managing director and the German Guarantors would be liable based on tort pursuant to Sections 823 to 853 and 31 of the BGB.

WireCo WorldGroup B.V.

Oliveira Holland B.V.

Netherlands law does not contain any specific provisions with respect to the indemnification of officers and directors. Furthermore, the organization documents of the entities formed in the Netherlands do not include any provisions regarding director or officer indemnification.

WRCA Portugal Sociedade Unipessoal LDA

WireCo WorldGroup Portugal Holdings, SGPS, S.A

Cabos & Lingas—Sociedade Portuguesa de Comércio, Limitada

Albino, Maia & Santos, Unipessoal Limitada

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.

Portuguese law does not provide any indemnification rights to directors and officers of a Portuguese company. The Portuguese Companies Code (“Código das Sociedades Comerciais”) also states that any clause, regardless of whether or not such clause is in the articles of association, that excludes or limits the directors’ liability towards the company, its creditors and shareholders or any third parties shall be null and void. As a consequence of such prohibition under Portuguese law, neither the articles of association nor any other constituent documents of the Portuguese guarantors contain any provision on the liability of, or indemnification available to, the company’s directors and officers.

Under Portuguese law, a director of a Portuguese company (when entirely owned by another company or subordinated by contract to another company, the “Directing Company”) shall not be liable for any acts practiced or omitted in compliance with the lawful instructions of the Directing Company.

WireCo WorldGroup Poland Holdings Sp. z o.o.

Drumet Liny i Druty Sp. z o.o.

Polish Law on Commercial Companies does not provide any indemnification for members of the Management Board or Supervisory Board. The corporate documents of WireCo WorldGroup Poland Holdings Sp. z o.o. and Drumet Liny i Druty Sp. z o.o. such as Articles of Association and By-Laws of the corporate bodies, do not include any provisions regarding Management Board and Supervisory Board members indemnification.

Drumet, s.r.o.

The memorandum of association of DRUMET, s.r.o. is silent on the issue of indemnities in favor of directors.

Under the Slovak Commercial Code, directors of Slovak limited liability companies have the statutory duty to manage the affairs of their companies with professional care and are liable for damages caused by a breach of such statutory duty. However, no liability will arise in a case in which the directors of a company act to implement a resolution of a general meeting of such company, unless the resolutions of the general meeting are in violation of applicable law or the Memorandum of Association of the Company.

Based on the regulation of general liability in Slovak law, a director of a company may in principle claim indemnification from such company or its shareholders for damages suffered as a result of any actions of the company or its shareholders. However, the chances of a successful indemnification claim involving an action of the director in managing the company would be low given the obligation of each director to act with professional care and no obligation to follow any instructions of general meeting that contravene the law.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

Financial statement schedules are omitted because of the absence of the conditions under which they are required or because information called for is shown in the consolidated financial statements and notes thereto.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WIRECO WORLDGROUP INC.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	President and Chief Executive Officer, and Director	November 18, 2011

* J. Keith McKinnish	Senior Vice President and Chief Financial Officer	November 18, 2011

* Beth Armstrong	Vice President and Chief Accounting Officer	November 18, 2011

* Tom Anderman	Director	November 18, 2011

* John J. Anton	Director	November 18, 2011

* Franklin Myers	Director	November 18, 2011

* Stephan Kessel	Director	November 18, 2011

* Troy W. Thacker	Director	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of WireCo WorldGroup Inc. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WIRECO WORLDGROUP (CAYMAN) INC.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Chief Executive Officer and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Director and Chief Executive Officer	November 18, 2011

* James R. Tibbetts	Director	November 18, 2011

* W. Dexter Paine III	Director	November 18, 2011

* Franklin Myers	Director	November 18, 2011

* J. Keith McKinnish	Chief Financial Officer	November 18, 2011

* Beth Armstrong	Chief Accounting Officer	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of WireCo WorldGroup (Cayman) Inc. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WRCA DISTRIBUTOR (CAYMAN) LTD.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Director and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Director and acting as the Principal Executive Officer	November 18, 2011

* James R. Tibbetts	Director	November 18, 2011

* W. Dexter Paine III	Director	November 18, 2011

* J. Keith McKinnish	Director and acting as the Principal Financial and Accounting Officer	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of WRCA Distributor (Cayman) Ltd. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WIRECO WORLDGROUP SALES (CAYMAN) LTD.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Director and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Director and acting as the Principal Executive Officer	November 18, 2011

* James R. Tibbetts	Director	November 18, 2011

* W. Dexter Paine III	Director	November 18, 2011

* J. Keith McKinnish	Director and acting as the Principal Financial and Accounting Officer	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of WireCo WorldGroup Sales (Cayman) Ltd. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WRCA FINANCE (LUXEMBOURG) S.À R.L.

By:	/S/ J. KEITH MCKINNISH
Name:	J. Keith McKinnish
Title:	Class A Manager and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Stephan Kessel	Class A Manager	November 18, 2011

/S/ J. KEITH MCKINNISH J. Keith McKinnish	Class A Manager and acting as the Principal Executive, Financial and Accounting Officer	November 18, 2011

* Luca Galinelli	Class B Manager	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named managers of WRCA Finance (Luxembourg) S.à r.l. and previously filed with the Securities and Exchange Commission.

By:	/S/ J. KEITH MCKINNISH
J. Keith McKinnish
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WRCA (LUXEMBOURG) HOLDINGS S.À R.L.

By:	/S/ J. KEITH MCKINNISH
Name:	J. Keith McKinnish
Title:	Class A Manager and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Stephan Kessel	Class A Manager	November 18, 2011

/S/ J. KEITH MCKINNISH J. Keith McKinnish	Class A Manager and acting as the Principal Executive, Financial and Accounting Officer	November 18, 2011

* Luca Galinelli	Class B Manager	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named managers of WRCA (Luxembourg) Holdings S.à r.l. and previously filed with the Securities and Exchange Commission.

By:	/S/ J. KEITH MCKINNISH
J. Keith McKinnish
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WRCA (LUXEMBOURG) S.À R.L.

By:	/S/ J. KEITH MCKINNISH
Name:	J. Keith McKinnish
Title:	Class A Manager and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Stephan Kessel	Class A Manager	November 18, 2011

/S/ J. KEITH MCKINNISH J. Keith McKinnish	Class A Manager and acting as the Principal Executive, Financial and Accounting Officer	November 18, 2011

* Luca Galinelli	Class B Manager	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named managers of WRCA (Luxembourg) S.à r.l. and previously filed with the Securities and Exchange Commission.

By:	/S/ J. KEITH MCKINNISH
J. Keith McKinnish
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WRCA US HOLDINGS INC.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	President and Chief Executive Officer, and Director (Principal Executive Officer)	November 18, 2011

* John J. Anton	Chairman of the Board	November 18, 2011

* W. Dexter Paine III	Director	November 18, 2011

* Troy W. Thacker	Director	November 18, 2011

* Stephan Kessel	Director	November 18, 2011

* Franklin Myers	Director	November 18, 2011

* J. Keith McKinnish	Chief Financial Officer, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of WRCA US Holdings Inc. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WRCA, LLC
By: WIRECO WORLDGROUP INC. (f/k/a Wire Rope Corporation of America, Inc.)

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	President, Chief Executive Officer and Director of WireCo WorldGroup Inc., its Managing Member (Principal Executive Officer)	November 18, 2011

* J. Keith McKinnish	Senior Vice President and Chief Financial Officer of WireCo WorldGroup Inc., its Managing Member (Principal Financial Officer)	November 18, 2011

* Beth Armstrong	Vice President of WireCo WorldGroup Inc., its Managing Member (Principal Accounting Officer)	November 18, 2011

* Tom Anderman	Director of WireCo WorldGroup Inc., its Managing Member	November 18, 2011

* John J. Anton	Director of WireCo WorldGroup Inc., its Managing Member	November 18, 2011

* Franklin Myers	Director of WireCo WorldGroup Inc., its Managing Member	November 18, 2011

* Stephan Kessel	Director of WireCo WorldGroup Inc., its Managing Member	November 18, 2011

* Troy W. Thacker	Director of WireCo WorldGroup Inc., its Managing Member	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of WireCo WorldGroup Inc. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

1295728 ALBERTA ULC

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Director and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Director and acting as the Principal Executive, Financial and Accounting Officer	November 18, 2011

* Troy W. Thacker	Director	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named director of 1295728 Alberta ULC and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WIRELINE WORKS PARTNERSHIP, by its duly authorized partner 1295728 Alberta ULC

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Director and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Director of 1295728 Alberta ULC and acting as the Principal Executive, Financial and Accounting Officer	November 18, 2011

* Troy W. Thacker	Director of 1295728 Alberta ULC	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named director of 1295728 Alberta ULC and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WRCA CANADIAN HOLDINGS (LUXEMBOURG) S.À R.L.

By:	/S/ J. KEITH MCKINNISH
Name:	J. Keith McKinnish
Title:	Class A Manager and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Stephan Kessel	Class A Manager	November 18, 2011

/S/ J. KEITH MCKINNISH J. Keith McKinnish	Class A Manager and acting as the Principal Executive, Financial and Accounting Officer	November 18, 2011

* Luca Galinelli	Class B Manager	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named managers of WRCA Canadian Holdings (Luxembourg) S.à r.l. and previously filed with the Securities and Exchange Commission.

By:	/S/ J. KEITH MCKINNISH
J. Keith McKinnish
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

CASAR DRAHTSEILWERK SAAR GMBH

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Managing Director and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Managing Director and acting as the Principal Executive, Financial and Accounting Officer	November 18, 2011

* Wolfgang Oswald	Managing Director	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named managing director of Casar Drahtseilwerk Saar GmbH and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18. 2011.

WIRECO WORLDGROUP B.V.,
by WireCo WorldGroup Inc., its sole director

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	President and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	President, Chief Executive Officer and Director of WireCo WorldGroup Inc., its sole director (Principal Executive Officer)	November 18, 2011

* J. Keith McKinnish	Senior Vice President and Chief Financial Officer of WireCo WorldGroup Inc., its sole director (Principal Financial Officer)	November 18, 2011

* Beth Armstrong	Vice President and Chief Accounting Officer of WireCo WorldGroup Inc., its sole director (Principal Accounting Officer)	November 18, 2011

* Tom Anderman	Director of WireCo WorldGroup Inc., its sole director	November 18, 2011

* John J. Anton	Director of WireCo WorldGroup Inc., its sole director	November 18, 2011

* Franklin Myers	Director of WireCo WorldGroup Inc., its sole director	November 18, 2011

* Stephan Kessel	Director of WireCo WorldGroup Inc., its sole director	November 18, 2011

* Troy W. Thacker	Director of WireCo WorldGroup Inc., its sole director	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of WireCo WorldGroup Inc. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

Oliveira Holland B.V.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Class A Director and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Class A Director and acting as the Principal Executive Officer	November 18, 2011

* Eric V. Bruder	Class A Director	November 18, 2011

* J. Keith McKinnish	Class A Director and acting as the Principal Financial and Accounting Officer	November 18, 2011

* Jan-Kees Noordhoek	Class B Director	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of Oliveira Holland B.V. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WRCA Portugal Sociedade Unipessoal LDA

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Manager and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Manager and acting as the Principal Executive Officer	November 18, 2011

* J. Keith McKinnish	Manager and acting as the Principal Financial and Accounting Officer	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and manager of WRCA Portugal Sociedade Unipessoal LDA and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WireCo WorldGroup Portugal Holdings SGPS, S.A.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Chairman and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Chairman and acting as the Principal Executive Officer	November 18, 2011

* J. Keith McKinnish	Manager and acting as the Principal Financial and Accounting Officer	November 18, 2011

* Eric V. Bruder	Manager	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and managers of WireCo WorldGroup Portugal Holdings SGPS, S.A. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Chairman and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Chairman and acting as the Principal Executive Officer	November 18, 2011

* J. Keith McKinnish	Director and acting as the Principal Financial and Accounting Officer	November 18, 2011

* Eric V. Bruder	Director	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and directors of Manuel Rodrigues de Oliveira Sá & Filhos, S.A. and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

Albino, Maia & Santos, Unipessoal Limitada

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Chairman and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Chairman and acting as the Principal Executive Officer	November 18, 2011

* J. Keith McKinnish	Manager and acting as the Principal Financial and Accounting Officer	November 18, 2011

* Eric V. Bruder	Manager	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and managers of Albino, Maia & Santos, Unipessoal Limitada and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

Cabos & Lingas—Sociedade Portuguesa de Comércio, Limitada

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Chairman and authorized representative in the U.S.

Pursuant to the requirements of the Securities Act of 1933, thisAmendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Chairman and acting as the Principal Executive Officer	November 18, 2011

* J. Keith McKinnish	Manager and acting as the Principal Financial and Accounting Officer.	November 18, 2011

* Eric V. Bruder	Manager	November 18, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named officers and managers of Cabos & Lingas—Sociedade Portuguesa de Comércio, Limitada and previously filed with the Securities and Exchange Commission.

By:	/S/ IRA L. GLAZER
Ira L. Glazer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

DRUMET S.R.O.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Authorized representative in the U.S.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ira L. Glazer and J. Keith McKinnish and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation for him or her and in his or her name, place and stead, in any and all capabilities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ BRANISLAV GAšPARÍK Branislav Gašparík	Executive Director	November 18, 2011

/S/ WOJCIECH MULTAN Wojciech Multan	Supervisory Board Member	November 18, 2011

/S/ ADAM DZIEDZIC Adam Dziedzic	Supervisory Board Member	November 18, 2011

/S/ KATARZYNA SKARZYNSKA Katarzyna Skarzynska	Supervisory Board Member	November 18, 2011

/S/ IRA L. GLAZER Ira L. Glazer	Chief Executive Officer and Authorized U.S. Representative	November 18, 2011

/S/ J. KEITH MCKINNISH J. Keith McKinnish	Chief Financial Officer and Chief Accounting Officer	November 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

NL Drahtseile GmbH

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Authorized representative in the U.S.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ira L. Glazer and J. Keith McKinnish and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation for him or her and in his or her name, place and stead, in any and all capabilities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Principal Executive Officer	November 18, 2011

/S/ J. KEITH MCKINNISH J. Keith McKinnish	Principal Financial and Accounting Officer	November 18, 2011

/S/ BRIAN BLOCK Brian Block	Managing Director	November 18, 2011

/S/ WOLFGANG OSWALD Wolfgang Oswald	Managing Director	November 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

WIRECO WORLDGROUP POLAND HOLDINGS SP. Z. O.O.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Supervisory Board Member and authorized representative in the U.S.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ira L. Glazer and J. Keith McKinnish and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation for him or her and in his or her name, place and stead, in any and all capabilities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Supervisory Board Member and Principal Executive Officer	November 18, 2011

/S/ J. KEITH MCKINNISH J. Keith McKinnish	Supervisory Board Member and Principal Financial Officer	November 18, 2011

/S/ ERIC V. BRUDER Eric V. Bruder	Supervisory Board Member	November 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 18, 2011.

DRUMET LINY I DRUTY SP. Z O.O.

By:	/S/ IRA L. GLAZER
Name:	Ira L. Glazer
Title:	Supervisory Board Member and authorized representative in the U.S.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ira L. Glazer and J. Keith McKinnish and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation for him or her and in his or her name, place and stead, in any and all capabilities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ IRA L. GLAZER Ira L. Glazer	Supervisory Board Member and Principal Executive Officer	November 18, 2011

/S/ J. KEITH MCKINNISH J. Keith McKinnish	Supervisory Board Member, Principal Financial Officer, and Principal Accounting Officer	November 18, 2011

/S/ ERIC V. BRUDER Eric V. Bruder	Supervisory Board Member	November 18, 2011

/S/ ELIZBIETA BUJNIEWICZ-BELKA Elizbieta Bujniewicz-Belka	Management Board Memberr	November 18, 2011

/S/ JERRY TOTKO Jerry Totko	Management Board Member	November 18, 2011

/S/ WOJCIECH MULTAN Wojciech Multan	Management Board Member	November 18, 2011

Index to Exhibits

Exhibit	Description

3.1(a)*	WireCo WorldGroup (Cayman) Inc. Amended and Restated Memorandum of Association

3.1(b)*	WireCo WorldGroup (Cayman) Inc. Amended and Restated Articles of Association

3.2(a)*	WireCo WorldGroup Inc. Amended and Restated Certificate of Incorporation

3.2(b)*	WireCo WorldGroup Inc. Amended and Restated Bylaws (as amended)

3.3(a)*	WRCA US Holdings Inc. Certificate of Incorporation (as amended)

3.3(b)*	WRCA US Holdings Inc. Bylaws (as amended)

3.4(a)*	WRCA, LLC Certificate of Formation

3.4(b)(1)*	WRCA, LLC Limited Liability Company Agreement

3.4(b)(2)*	WRCA LLC Limited Liability Company Agreement Amendment

3.5(a)*	WRCA Distributor (Cayman) Ltd. Amended and Restated Memorandum of Association

3.5(b)*	WRCA Distributor (Cayman) Ltd. Amended and Restated Articles of Association

3.6(a)*	WireCo WorldGroup Sales (Cayman) Ltd. Amended and Restated Memorandum of Association

3.6(b)*	WireCo WorldGroup Sales (Cayman) Ltd. Amended and Restated Articles of Association

3.7*	WRCA Finance (Luxembourg) S.à r.l. Constitution De Societe

3.8*	WRCA (Luxembourg) Holdings S.à r.l. Constitution De Societe

3.9*	WRCA (Luxembourg) S.à r.l. Constitution De Societe

3.10*	WRCA Canadian Holdings (Luxembourg) S.à r.l. Constitution De Societe

3.11(a)*	1295728 Alberta ULC Articles of Incorporation (as amended)

3.11(b)*	1295728 Alberta ULC By-Law No. 1 and No. 2.

3.12(a)*	Wireline Works Declaration of Partnership (as amended)

3.12(b)*	Wireline Works Partnership Agreement dated February 16, 2007

3.13*	WireCo WorldGroup B.V. (f/k/a Phillystran Europe B.V.) Articles of Association

3.14*	Casar Drahtseilwerk Saar GmbH Articles of Association

3.15*	WRCA Portugal Sociedade Unipessoal LDA Articles of Association

3.16*	WireCo WorldGroup Portugal Holdings SGPS, S.A. Articles of Association

3.17*	Cabos & Lingas—Sociedade Portuguesa de Comércio, Limitada Articles of Association

3.18*	Albino, Maia & Santos, Unipessoal Limitada Articles of Association

3.19*	Manuel Rodrigues de Oliveira Sá & Filhos, S.A. Articles of Association

3.20*	Oliveira Holland B.V. Articles of Association

3.21†	Drumet Liny i Druty Sp. z o.o. Management Board Bylaws

3.22†	Drumet Liny i Druty Sp. z o.o. Supervisory Board Bylaws

3.23†	Drumet Liny i Druty Sp. z o.o. Articles of Association

3.24†	WireCo WorldGroup Poland Holdings Sp. z o.o. Articles of Association

Exhibit	Description

3.25†	Drumet, s.r.o. Deed of Association

3.26†	NL Drahtseile GmbH Articles of Association

4.1(a)*	Indenture dated May 19, 2010 between WireCo WorldGroup Inc., the Guarantors and U.S. Bank National Association, as trustee

4.1(b)*	Form of Supplemental Indenture between WireCo WorldGroup Inc., the Guarantors and U.S. Bank National Association, as trustee

4.1(c)*	Guarantee dated May 19, 2010 between WireCo WorldGroup Inc. and the Guarantors

4.1(d)*	Form of outstanding 9.5% Senior Note due 2017 (outstanding notes)

4.1(e)**	Form of registered 9.5% Senior Note due 2017 (exchange notes)

5.1†	Form of Opinion of Husch Blackwell LLP

5.2**	Form of Opinion of Heyman and Partner Rechtsanwaelte
5.3**	Form of Opinion of Fasken Matineau Dumoulin LLP

5.4†	Form of Opinion of Walkers

5.5**	Form of Opinion of PLMJ - Sociedade de Advogados, RL

5.6**	Form of Opinion of Simmons and Simmons LLP

5.7**	Form of Opinion of Arendt and Medernach LLC

5.8†	Form of Opinion of Wardyński i Wspólnicy Sp.k

5.9†	Form of Opinion of PRK Partners s.r.o.

10.1**	Ira L. Glazer Employment Term Sheet and CEO Bonus Plan dated February, 2007

10.2*	Eric V. Bruder Employment Term Sheet dated February, 2007

10.3*	J. Keith McKinnish Employment Term Sheet dated February, 2007

10.4*	James Tibbetts Employment Term Sheet dated June, 2008

10.5*	Shareholders Agreement among WireCo WorldGroup (Cayman) Inc. and certain investors dated December 29, 2008

10.6*	Shareholders Agreement among WireCo WorldGroup Limited, WireCo WorldGroup (Cayman) Inc., and certain investors dated December 29, 2008

10.7*	Stockholders Agreement among WRCA U.S. Holdings Inc. and certain investors dated February 8, 2007

10.8†	Management EBITDA Bonus Plan

10.9(a)*	WireCo WorldGroup Limited 2007 Long Term Incentive Plan (as amended)

10.9(b)*	Form of Non Qualified Stock Option Agreement - Time Vesting

10.9(c)*	Form of Non Qualified Stock Option Agreement - Performance Vesting

10.10(a)**	Amended and Restated Term Loan Credit Agreement dated June 10, 2011 between WireCo WorldGroup Inc., WRCA (Luxembourg) Holdings S.à r.l., WireCo WorldGroup Limited, WireCo WorldGroup (Cayman) Inc., Deutsche Bank Trust Company Americas, Canadian Imperial Bank of Commerce, Deutsche Bank AG, London Branch and Goldman Sachs Bank USA.

10.10(b)*	Term Loan Guarantee Agreement as amended and restated between WRCA (Cyprus) Holdings Limited, WRCA Distributor (Cayman) Ltd., WRCA Finance (Luxembourg) S.á r.l., WRCA (Luxembourg) Holdings S.á r.l., WRCA (Luxembourg) S.á r.l., WRCA US Holdings Inc., WRCA, LLC, Camesa, Inc., Awarco, Inc. American Wire and Rope Company, Inc., Prestressed Concrete Strand of America, Inc. and Canadian Imperial Bank of Commerce dated February 8, 2007

Exhibit	Description

10.10(c)(1)*	Term Loan US Pledge Agreement (including form of supplement) between Closer Merger Sub Inc., WireRope Corporation of America, Inc., WRCA Finance (Luxembourg) S.á r.l., WRCA US Holdings Inc., WRCA, LLC, Camesa, Inc., Awarco, Inc. American Wire and Rope Company, Inc., Prestressed Concrete Strand of America, Inc. and Canadian Imperial Bank of Commerce dated February 8, 2007

10.10(c)(2)*	First Amendment to Term Loan US Pledge Agreement dated June 10, 2011 between WRCA US Holdings Inc., WireCo WorldGroup Inc., WRCA Finance (Luxembourg) S.à r.l., WRCA, LLC and Deutsche Bank Trust Company Americas.

10.10(d)(1)*	Term Loan US Security Agreement between Closer Merger Sub Inc., WireRope Corporation of America, Inc., WRCA US Holdings Inc., WRCA, LLC, Camesa, Inc., Awarco, Inc. American Wire and Rope Company, Inc., Prestressed Concrete Strand of America, Inc., WRCA Distributor (Cayman) Ltd. and Canadian Imperial Bank of Commerce dated February 8, 2007

10.10(d)(2)*	First Amendment to Term Loan US Security Agreement dated June 10, 2011 between WireCo WorldGroup Inc., WRCA, LLC, WRCA US Holdings Inc., WRCA Distributor (Cayman) Ltd., WireCo WorldGroup Sales (Cayman) Ltd. and Deutsche Bank Trust Company Americas.

10.10(e)(1)†	Deed of Charge over Shares in WRCA Distributor (Cayman) Ltd. between WireCo WorldGroup (Cayman) Inc. and Deutsche Bank Trust Company Americas dated November 9, 2011.

10.10(e)(2)†	Deed of Charge over Shares in WireCo WorldGroup Sales (Cayman) Ltd. between WireCo WorldGroup (Cayman) Inc. and Deutsche Bank Trust Company Americas dated November 9, 2011.

10.11(a)†	Amended and Restated ABL Loan and Security Agreement as amended and supplemented between Closer Merger Sub Inc., WRCA US Holdings Inc., WRCA (Cyprus) Holdings Limited, WRCA Distributor (Cayman) Ltd., WireRope Corporation of America, Inc., Prestressed Concrete Strand of America, Inc., Awarco, Inc. American Wire and Rope Company, Inc., Camesa, Inc., WRCA, LLC, HSBC Business Credit (USA) Inc., The CIT Group/Business Credit, Inc. and JPMorgan Chase Bank, N.A. dated February 8, 2007

10.11(b)*	ABL US Pledge Agreement (including form of supplement) between WRCA Finance (Luxembourg) S.á r.l., WRCA US Holdings, Inc., WireRope Corporation of America, Inc., WRCA, LLC, Camesa, Inc., Awarco, Inc. American Wire and Rope Company, Inc., Prestressed Concrete Strand of America, Inc. and HSBC Business Credit (USA) Inc., dated February 8, 2007

10.11(c)*	ABL Guarantee Agreement (including form of supplement) between WRCA (Cyprus) Holdings Limited, WRCA Distributor (Cayman) Ltd., WRCA Finance (Luxembourg) S.á r.l., WRCA (Luxembourg) Holdings S.á r.l., WRCA (Luxembourg) S.á r.l., WRCA US Holdings Inc., WRCA, LLC, Camesa, Inc., Awarco, Inc. American Wire and Rope Company, Inc., Prestressed Concrete Strand of America, Inc. and HSBC Business Credit (USA) Inc. dated February 8, 2007

10.11(d)*	Amended and Restated Intercreditor Agreement dated June 10, 2011 between WireCo WorldGroup Inc., WRCA US Holdings Inc., WRCA, LLC, WRCA Distributor (Cayman) Ltd., WireCo WorldGroup Sales (Cayman) Ltd., 1295728 Alberta ULC, Wireline Works Partnership, Deutsche Bank Trust Company Americas and HSBC Bank USA, National Association.

Exhibit	Description
10.11(e)*	Agency Assignment Agreement dated June 10, 2011 between Canadian Imperial Bank of Commerce, Deutsche Bank Trust Company Americas, WireCo WorldGroup Inc., WRCA (Luxembourg) Holdings S.à r.l., WireCo WorldGroup Limited, WireCo WorldGroup (Cayman) Inc., WRCA Canadian Holdings (Luxembourg) S.à r.l., WRCA Finance (Luxembourg) S.à r.l., WRCA (Luxembourg) S.à r.l., Wireline Works Partnership, 1295728 Alberta ULC, WRCA US Holdings Inc., WRCA, LLC, CASAR Drahtseil Werk Saar GmbH, WireCo WorldGroup Sales (Cayman) Ltd., WRCA Distributor (Cayman) Ltd., WireCo WorldGroup B.V. (f/k/a Phillystran Europe B.V.), Oliveira Holland B.V., WRCA Portugal Sociedad Unipessoal LDA, WireCo WorldGroup Portugal Holdings, SGPS, S.A., Manuel Rodrigues de Oliveira Sá & Filhos, S.A., Albino, Maia & Santos, Unipessoal Limitada and Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada.

10.11(f)(1)†	Deed of Charge over Shares in WRCA Distributor (Cayman) Ltd. between WireCo WorldGroup (Cayman) Inc. and HSBC Bank USA, National Association dated November 9, 2011.

10.11(f)(2)†	Deed of Charge over Shares in WireCo WorldGroup Sales (Cayman) Ltd. between WireCo WorldGroup (Cayman) Inc. and HSBC Bank USA, National Association dated November 9, 2011.

10.12*	Share Purchase Agreement dated November 16, 2010 between WRCA Portugal Sociedade Unipessoal LDA and Luís Oliveira S.a´ SGPS, S.A.

10.13(a)*	Purchase Agreement for 9.5% Senior Notes dated May 14, 2010 between WireCo WorldGroup Inc., the Guarantors, Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

10.13(b)*	Exchange and Registration Rights Agreement dated May 19, 2010 between WireCo WorldGroup Inc., the Guarantors, Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

10.13(c)*	Purchase Agreement for 9.5% Senior Notes dated June 7, 2011 between WireCo World Group Inc., the Guarantors, Goldman, Sachs & Co. and Deutsche Bank Securities Inc.

10.13(d)*	Exchange and Registration Rights Agreement dated June 10, 2011 between WireCo World Group Inc., the Guarantors, Goldman, Sachs & Co. and Deutsche Bank Securities Inc.

10.14*	Preliminary Share Purchase Agreement dated June 6, 2011 between WRCA (Luxembourg) Holdings S.à r.l. and Sidonio Holdings Limited (Drumet).

10.15(a)*	Equity Joint Venture Contract dated June 12, 2006 between WRCA Hong Kong Holding Company Limited and WISCO Wuhan Jiangbei Iron and Steel Ltd.

10.15(b)*	Amendment to the Equity Joint Venture Contract dated May 4, 2011 between WRCA Hong Kong Holding Company Limited and WISCO Wuhan Jiangbei Iron and Steel Ltd.

10.15(c)*	Capital Increase Agreement dated May 4, 2011 between WRCA Hong Kong Holding Company Limited and WISCO Wuhan Jiangbei Iron and Steel Ltd.

10.16**	Paine & Partners, LLC Management Agreement and form of Indemnification Letter Agreement

12†	Statement of Computation of Ratio of Earnings to Fixed Charges

14*	WRCA U.S. Holdings Inc. Code of Business Conduct and Ethics

21*	List of Subsidiaries

23.1†	Consent of KPMG LLP

23.2†	Consent of KPMG & Associados, SROC, S.A.

23.3†	Consent of KPMG

23.4†	Consent of Husch Blackwell (included in Exhibit 5.1)

Exhibit	Description

23.5**	Consent of Heyman and Partner Rechtsanwaelte (included in Exhibit 5.2)

23.6**	Consent of Fasken Matineau Dumoulin LLP (included in Exhibit 5.3)

23.7†	Consent of Walkers (included in Exhibit 5.4)

23.8**	Consent of PLMJ - Sociedade de Advogados, RL (included in Exhibit 5.5)

23.9**	Consent of Simmons and Simmons LLP (included in Exhibit 5.6)

23.10**	Consent of Arendt and Medernach LLC (included in Exhibit 5.7)

23.11†	Consent of Opinion of Wardyński i Wspólnicy Sp.k (included in Exhibit 5.8)

23.12†	Consent of Opinion of PRK Partners s.r.o. (included in Exhibit 5.9)

25*	Form T-1

99.1†	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

*	Previously filed with the Securities and Exchange Commission as an exhibit to the WireCo World Group Inc. Form S-4 filed on June 15, 2011
**	Previously filed with the Securities and Exchange Commission as an exhibit to Amendment No. 1 of the WireCo World Group Inc. Form S-4/A filed on August 19, 2011
†	Filed herewith